As filed with the Securities and Exchange Commission on August 7, 2023

Commission File No. 333-267180

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

(Exact Name of registrant as specified in its charter)

Iowa	6311	52-6033321
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

801 Grand Avenue, Suite 2600, Des Moines IA 50309

(515) 330-3340

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Blunt

Jodi Ahlman, Esq.

c/o Fidelity & Guaranty Life Insurance Company

801 Grand Avenue, Suite 2600, Des Moines IA 50309

(515) 330-3340

(Name and Address of Agent for Service)

Copy to:

Stephen E. Roth, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, NW, Suite 700

Washington, DC 20001

(202) 383-0100

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

F&G CONFIDENCE BUILDER

Individual Single Premium Deferred Index-Linked Annuity Contract

Issued By:

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

Prospectus Dated: August 11, 2023

This prospectus provides information you should know before you purchase the F&G Confidence Builder Contract (the “Contract”). The prospectus describes the Contract between the Owner (“you”) and Fidelity & Guaranty Life Insurance Company (“F&G,” the “Company,” “us,” “we” or “our”). The Contract is a single premium deferred index-linked annuity contract with a minimum Premium Payment of $25,000 that is designed to help you invest on a tax-deferred basis and meet long-term financial goals. The Company does not allow additional Premium Payments after the initial Premium Payment. Certain words and phrases used and capitalized throughout the prospectus are defined in the section titled “Defined Terms.”

Please read this prospectus before investing and keep it for future reference.

Under the Contract, you may allocate your Premium to the Fixed Interest Strategy, which guarantees principal and a rate of interest for a 1-year crediting period, and one or more of the Index-Linked Interest Strategies that are available under the Contract. The Contract is an insurance product and is not an investment in a mutual fund or exchange-traded fund (“ETF”) that tracks an index. Each Index-Linked Interest Strategy has an applicable Crediting Method and is tied to a market index that is a price return index and the performance of the Index does not reflect any dividends or distributions paid by the component companies included in the Index. At the end of a defined time period (a “Crediting Period”), we will credit to your Contract an amount of interest (which may be positive, negative, or equal to zero) based on the Index performance and Crediting Method of the Indexed-Linked Strategy in which you invested. Each Crediting Method includes a “Buffer,” which provides limited protection against a negative Index Change for a Crediting Period, and either has a “Cap Rate,” which is the maximum percentage change that can be credited under an Index-Linked Interest Strategy for a Crediting Period, or a “Performance Trigger Rate,” which is the percentage that will be credited if the Index Change is positive or equal to zero for a Crediting Period. The Cap or the Performance Trigger Rate may limit the amount that will be credited to your Contract, and you may earn less than the Index return during the Crediting Period. When you invest in an Indexed-Linked Interest Strategy, if there is negative Index performance for the Crediting Period, you risk any losses that exceed the amount of the Buffer. In the case of Index-Linked Interest Strategies with a Buffer of 10%, on the Crediting Date you could lose up to 90% of your investment, and up 80% of your investment in the case of Index-Linked Interest Strategies with a Buffer of 20%. If you select an Index-Linked Interest Strategy with an Annual Lock Crediting Method, on the Crediting Date, you could lose significantly more than 90% of your investment in the case of an Index-Linked Interest Strategy with a Buffer of 10% or more than 80% of your investment in the case of an Index-Linked Interest Strategy with a Buffer of 20%. We may change Cap Rates and Performance Trigger Rates for each Crediting Period, subject to the Guaranteed Minimum Cap Rate and Guaranteed Minimum Performance Trigger Rate, respectively. We currently offer Index-Linked Interest Strategies with Buffers of 10% and 20%, but in the future may only offer Index-Linked Interest Strategies with Buffers as low as 10%. The Crediting Methods are described in more detail in the section titled “Crediting Methods.”

We reserve the right to stop offering all but one Index-Linked Interest Strategy (the S&P 500® Index with a 1-Year Crediting Period, (Buffer of 10% and a Cap Rate). At that time, you may choose to surrender your Contract, but you may be subject to surrender charges, asset adjustment charges, taxes, and tax penalties, and if you purchase another retirement vehicle, it may have different features, fees, and risks than this Contract.

Any interest credited to your Contract, as well as our obligations under the Contract, either as a result of investing in an Index-Linked Interest Strategy or the Fixed Interest Strategy, are subject to our creditworthiness and claims-paying ability.

You should not buy this Contract if you are not willing to assume its investment risks. See “Risk Factors” beginning on Page 13. The Contracts are not deposits or obligations of, or guaranteed or endorsed by, any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, Federal Reserve Board, or any other government agency. You may lose money, including your entire principal investment and previously credited interest. Charges and adjustments under the Contract could cause your losses to be greater than the downside protection of the Index-Linked Interest Strategies. Your losses may be significant.

Withdrawals (including systematic withdrawals) and surrenders may be subject to a surrender charge during the first six years that you own your contract of up to 7% of the amount of the withdrawals. Before the end of a Crediting Period for an Index-Linked Interest Strategy, if you take a surrender or any withdrawal, or if you annuitize, or if the death benefit is paid, the transaction will be based on the Strategy Interim Value of your investment in that Index-Linked Interest Strategy, which is calculated by using a formula that takes into account the value of a specific set of hypothetical derivatives and changes in interest rates that impact the value of the fixed income assets supporting your Contract. Also, if you take a withdrawal or surrender from your Contract at the end of a Crediting Period during the first six Contract Years, your withdrawal or surrender will be subject to an adjustment for changes in interest rates that impact the value of the fixed income assets supporting your Contract (an “Asset Adjustment”). A withdrawal during a Crediting Period, or, during the first six Contract Years, on the Crediting Date will reduce your Account Value on a proportionate, rather than a dollar-for-dollar, basis.

Strategy Interim Values and Asset Adjustments fluctuate daily, positively or negatively, and can reflect significantly less gain or more loss than would be applied at the end of a Crediting Period. You could lose up to your entire principal investment in the Index-Linked Interest Strategies and previously credited interest. For as long as you have multiple ongoing Crediting Periods for Index-Linked Interest Strategies, there may be no time that any such transaction listed above can be performed without the application of at least one Strategy Interim Value and/or Asset Adjustment.

This Contract is not appropriate for investors who plan to take withdrawals beyond the Free Withdrawal Amount or surrender the Contract during the first six Contract Years due to the imposition of surrender charges, Strategy Interim Values and Asset Adjustments. In addition, both the application of the Strategy Interim Value to partial withdrawals during the Crediting Period and the Asset Adjustment to partial withdrawals at the end of a Crediting Period and the proportional reduction in your Strategy Base Value, together with any surrender charges, could reduce the value of the Contract to less than the protection provided by the Buffers applicable to your Index-Linked Interest Strategies, perhaps significantly. In addition, an Index-Linked Strategy with an Annual Lock Crediting Method is not appropriate for investors who intend or need to take withdrawals during the Crediting Period, which is 6 years.

The Contract does not provide tax deferral benefits, beyond those already provided under the Internal Revenue Code, for a Contract purchased as a Qualified Contract, such as an Individual Retirement Annuity (“IRA”). Amounts withdrawn from the Contract prior to age 59 1/2 may also be subject to taxes and a 10% federal penalty. Investors should consult with their tax advisor for more information.

You may cancel the Contract without charge within 30 days after you receive it. If you cancel your Contract during this period, we will issue a refund including all charges that may have been deducted from your Contract and you will not be subject to a surrender charge. Your state’s law will determine the amount you will receive.

Fidelity & Guaranty Securities, LLC (“F&G Securities) is the principal underwriter of the Contracts. This prospectus does not constitute an offering in any jurisdiction in which the Contract may not be lawfully sold.

Index-linked annuity contracts are complex insurance and investment vehicles. Investors should speak with a financial professional about the Contract’s features, benefits, risks, and fees, and whether the Contract is appropriate for the investor based upon his or her financial situation and objectives.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

DEFINED TERMS

We have used simple, clear language as much as possible in this prospectus. However, by the very nature of the Contracts certain technical words or terms are unavoidable. We have identified the following as some of these words or terms.

Account Value	The total amount attributable to your Contract during the Accumulation Phase at any given time. Your Account Value is the sum of your Strategy Account Values and your Fixed Interest Strategy Value at any given time. Your Account Value may not necessarily equal your Cash Surrender Value.

Accumulation Phase	The period beginning on the Effective Date and ending on the Maturity Date.

Adjusted Index Change	The net change percentage in the Index Value of an Index from the start of a Crediting Period to the end of the Crediting Period, after any applicable adjustment for the Crediting Method applicable to an Index-Linked Interest Strategy. The Adjusted Index Change for an Index-Linked Interest Strategy represents the rate at which we credit interest at the end of a Crediting Period. The Adjusted Index Change may be positive, negative, or equal to zero.

Annuitant	The natural person(s) on whose life (or lives) annuity payments under the Contract are based.

Asset Adjustment	An adjustment to your Strategy Base Value used to determine the Strategy Interim Value based on the Bloomberg US Aggregate Yield to Worst Index to account for changes in interest rates that impact the value of the fixed income assets supporting your Contract since the Contract’s Effective Date. On a Crediting Date prior to the sixth Contract Anniversary, your Strategy Account Value also includes the Asset Adjustment.

Beneficiary	The person or entity designated by the Owner to receive any Contract benefits upon the Owner’s death during the Accumulation Phase.

Business Day	Any day that the New York Stock Exchange (“NYSE”) is open for regular trading. A Business Day ends at the same time that regular trading on the NYSE closes (typically, 4:00 PM Eastern Time).

Buffer	A Buffer protects against a negative Index Change until the protection level has been exceeded. The Buffer represents the maximum negative Index Change that will not result in a negative Adjusted Index Change for a given Crediting Period. If the Index Change for the Crediting Period is negative, and the negative Index Change is within the Buffer, then the Index-Linked Interest credited to the Strategy Account Value is zero. If the negative Index Change exceeds the Buffer, then negative Index-Linked Interest is credited to the extent that the Index Change extends beyond the Buffer. The Buffer provides limited protection against negative Index-Linked Interest being credited to your Contract for a Crediting Period. For example, if the Buffer is 20% and the Index Change for the Crediting Period is negative 35%, negative Index-Linked Interest of 15% would be credited to the Index-Linked Interest Strategy.

Cap Rate	An element of certain Crediting Methods. The Cap Rate represents the maximum Adjusted Index Change that can be credited under an Index-Linked Interest Strategy for a Crediting Period. It limits the potential positive Index-Linked Interest that may be credited for a Crediting Period. Each Index-Linked Interest Strategy that is subject to a Cap Rate has its own Cap Rate.

Cash Surrender Value	The amount that you will receive if you surrender your Contract (i.e., take a full withdrawal) during the Accumulation Phase. The Cash Surrender Value equals your Account Value minus any surrender charge.

Code	Internal Revenue Code of 1986, as amended.

Commuted Value	The commuted value of remaining guaranteed annuity payments is determined by discounting the remaining guaranteed annuity payments at an annually compounded interest rate which is one percent more than the rate we use to determine those payments. The commuted value will always be less than the sum of the remaining guaranteed annuity payments. The commuted value is calculated as of the date a lump sum payment will be made.

Contract	The F&G Confidence Builder Contract, which is a single premium deferred index-linked annuity contract between F&G and you, as the Owner.

Contract Anniversary	The annual anniversary of the Effective Date of your Contract.

Contract Year	The 12-month period starting on the Effective Date and each anniversary of your Effective Date while the Contract remains in force.

Crediting Date	The last day of a Crediting Period.

Crediting Method	The Cap Rate or Performance Trigger Rate, the Buffer and the calculating methodology (Point to Point or Annual Lock) that determines the applicable Index-Linked Interest credited for a Strategy at the end of a Crediting Period.

Crediting Period	The investment period over which performance of an Index is measured to determine the amount of Index-Linked Interest credited for an Index-Linked Interest Strategy, or, for the Fixed Interest Strategy, the one-year period over which interest is credited at a specified declared rate. A Crediting Period is designated for each Index-Linked Interest Strategy and may be one, three, or six years. You may only reallocate your Strategy Account Value or Fixed Interest Strategy Value among the Fixed Interest Strategy and/or one or more Index-Linked Interest Strategies at the end of a Crediting Period. You may not reallocate your Strategy Account Value or Fixed Interest Strategy Value until the end of a Crediting Period.

Effective Date	The date when the Contract is issued and the Premium is allocated to the Fixed Interest Strategy and/or one or more of the Index-Linked Interest Strategies for the initial Crediting Period.

Equity Adjustment	An adjustment to your Strategy Base Value used to determine the Strategy Interim Value based on the value of a specific set of hypothetical derivatives.

F&G (or the “Company,” “we,” “us,” or “our”)	Fidelity & Guaranty Life Insurance Company.

Fixed Interest Strategy	The investment option under the Contract that provides for guaranteed interest, and is subject to a guaranteed minimum interest rate. The Fixed Interest Strategy is part of the Separate Account.

Fixed Interest Strategy Value	The amount of your Account Value allocated to the Fixed Interest Strategy at any given time.

General Account	The account that holds all of F&G’s assets, including all assets held in the Separate Account.

Guaranteed Minimum Cap Rate	The Guaranteed Minimum Cap Rate is 2% for a point to point Index-Linked Interest Strategy with a one-year Crediting Period; 6% for a point to point Index-Linked Interest Strategy with a three-year Crediting Period; 3% for a point to point Index-Linked Interest Strategy with a six-year Crediting Period where the Index is Hindsight 20/20; 12% for a point to point Index-Linked Interest Strategy with a six-year Crediting Period with any other Index; and 2% for each year of an Annual Lock Index-Linked Interest Strategy with a six-year Crediting Period.

Guaranteed Minimum Performance Trigger Rate	The Guaranteed Minimum Performance Trigger Rate is 0.50% for a point to point Index-Linked Interest Strategy with a one-year Crediting Period.

Income Phase	The period beginning on the Maturity Date during which we make annuity payments to the Payee(s).

Income Phase Death Benefit Recipient	The person entitled during the Income Phase to any payments to be made under an annuity option after the death of the Annuitant(s). The Income Phase Death Benefit Recipient is the first person(s) living on the date of such death in the following order: (i) Owner(s) or a surviving joint Owner; (ii) the Beneficiary(ies); or (iii) the estate of the last owner to die.

Index	The market index used to determine the Index Change for a Strategy. Each Index is comprised of or defined by certain securities or by a combination of certain securities and other instruments.

Index Change	The net change percentage in the Index Value of an Index from the start of a Crediting Period to the end of the Crediting Period, before any applicable adjustment for the Crediting Method applicable to an Index-Linked Interest Strategy. If the start or end of a Crediting Period is not on a Business Day, we will use the Index Value on the next Business Day to calculate the Index Change.

Index Value	The closing value of an Index on any Business Day. If an Index Value is not published for a Business Day, we will use the closing Index Value from the next Business Day.

Index-Linked Interest Strategy	An investment option under the Contract that provides for credited interest (either positive, negative, or equal to zero) based on the performance of a particular Index and the applicable Crediting Method.

Index-Linked Interest	The dollar amount of interest credited under an Index-Linked Interest Strategy at the end of a Crediting Period. Index-Linked Interest can be positive, negative or equal to zero.

IRS	The Internal Revenue Service.

Maturity Date	The date the Income Phase begins. The Maturity Date is the Contract Anniversary on or first following the Annuitant’s (or oldest Annuitant’s if a Joint Annuitant is named) 100th birthday. You may change the Maturity Date to an earlier date following the first Contract Anniversary.

Owner	The person(s) or legal entity entitled to exercise all rights and privileges under the Contract. Any reference to Owner in this prospectus includes any joint Owner. References to “you” in this prospectus refer to the Owner or a prospective Owner. In the case of a Qualified Contract, the Owner must be a natural person and joint Owners are not allowed.

Payee	The person(s) or entity (or entities) designated by you to receive annuity payments during the Income Phase. You are the Payee unless you designate another person or entity as the Payee.

Performance Trigger Rate	The Performance Trigger Rate is the percentage that will be credited if the Index Change is positive or equal to zero for a Crediting Period. For an Index-Linked Interest Strategy with a Performance Trigger Rate, if the Index Change is equal to zero or greater for a Crediting Period, the Adjusted Index Change will be equal to the Performance Trigger Rate for that Crediting Period. The Performance Trigger Rate limits the potential positive Index-Linked Interest that will be credited for a Crediting Period if the Index Change exceeds the Performance Trigger Rate. Each Index-Linked Interest Strategy that is subject to a Performance Trigger Rate has its own Performance Trigger Rate.

Premium	The single premium paid to us under the Contract, less any applicable taxes due at the time the payment is made.

Qualified/Non-Qualified Contract	A Qualified Contract is purchased as part of an individual retirement plan or an employer-sponsored plan. Currently, we offer two types of Qualified Contracts: (1) a traditional IRA, and (2) a Roth IRA. The Contract is not available for purchase by qualified retirement plans, as a “section 403(b) contract,” or in the form of a Simplified Employee Pension or SIMPLE Retirement Account. A Non-Qualified Contract is a Contract that is not a Qualified Contract.

Rollover Contribution	A transfer of “eligible” funds between a qualified retirement plan and a traditional or Roth IRA that takes one of these forms: (1) direct transfer— funds are paid directly from one qualified retirement plan or IRA to another; (2) trustee-to-trustee transfer—funds held in a traditional IRA are transferred directly to another traditional IRA or funds held in a Roth IRA are transferred directly to another Roth IRA; or (3) a 60-Day Rollover—funds held in a qualified retirement plan or IRA are distributed directly to you and within 60 days you deposit all or a portion of them in an IRA or qualified retirement plan. You should consult with your tax advisor about the applicable requirements for making a rollover contribution and about what funds are “eligible” for such a transfer.

Separate Account	F&G’s Separate Account ILA-1. We hold certain investments supporting the assets allocated to the Index-Linked Interest Strategies and the Fixed Interest Strategy in F&G Separate Account ILA-1, which we established under the laws of Iowa. Separate Account ILA-1 is a non-insulated separate account. Assets in Separate Account ILA-1 are part of F&G’s General Account and are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business. Separate Account ILA-1 is not registered under the Investment Company Act of 1940, as amended.

Strategy Account Value	During a Crediting Period, you have a Strategy Account Value for each Index-Linked Interest Strategy in which you invest. On the Effective Date, your Strategy Account Value equals the Premium you allocate the Index-Linked Interest Strategy. On each Business Day other than the Effective Date or a Crediting Date during the first six Contract Years, your Strategy Account Value equals your Strategy Interim Value. On a Crediting Date during the first six Contract Years, your Strategy Account Value includes the Asset Adjustment. Your Strategy Account Value is the amount available for withdrawals, surrenders, annuitization and death benefits.

Strategy Base Value	For each Index-Linked Interest Strategy in which you invest, your Strategy Base Value is an amount used to calculate (i) your Strategy Account Value on the first Business Day of the Crediting Period; (ii) your Strategy Interim Value on each other Business Day; and (iii) your Index-Linked Interest credited on the last Business Day of the Crediting Period. Your Strategy Base Value is not a cash value under the Contract. Your Strategy Base Value will be adjusted for any withdrawals you make during the Crediting Period.

Strategy Interim Value	For each Index-Linked Interest Strategy in which you invest, your Strategy Account Value equals your Strategy Interim Value on any Business Day except for the Effective Date and a Crediting Date. The Strategy Interim Value is calculated by using a formula that takes into account the Equity Adjustment and the Asset Adjustment to your Strategy Base Value.

Surrender Charge Period	The first six Contract Years.

SUMMARY

This summary provides a brief overview of the F&G Confidence Builder Contract. You should carefully read the entire prospectus before you decide whether to purchase the Contract. The Contract may not be currently available in all states, may vary in your state, or may not be available from all selling firms or from all financial professionals.

Who is F&G? The Contract would be an agreement between you, the Owner, and Fidelity & Guaranty Life Insurance Company. F&G is an Iowa stock life insurance company and a wholly-owned subsidiary of Fidelity and Guaranty Life Holdings, Inc., a Delaware corporation that is an indirect, wholly owned subsidiary of F&G Annuities & Life, Inc., a Delaware corporation (“FGAL”), which is listed on the New York Stock Exchange. FGAL is a direct, majority owned subsidiary of Fidelity National Financial, Inc. (“FNF”), a New York Stock Exchange listed company with its headquarters in Jacksonville, Florida. We offer annuities, life insurance products, pension risk transfer solutions and funding agreements and are licensed to do business in the District of Columbia, Puerto Rico and all states except New York. The Contract is not available in Puerto Rico or any state in which we are licensed that has not approved the Contract for issuance.

What is the purpose of the Contract? The Contract is designed to help you invest on a tax-deferred basis and meet your long-term financial goals, such as funding your retirement. During the Accumulation Phase, you can access your funds by taking withdrawals of your Account Value (which may be subject to a surrender charge of up to 7% and other adjustments based on Strategy Interim Values and Asset Adjustments). During the Income Phase, we pay guaranteed income in the form of annuity payments. The Contract also will pay a death benefit to your Beneficiaries in the event of death of the Owner or the Annuitant during the Accumulation Phase. All payments under the Contract are subject to the terms and conditions described in this prospectus. You should not buy the Contract as a short-term investment, if you plan on taking withdrawals before the end of the Surrender Charge Period (which is the first six Contract Years), or if you anticipate taking significant withdrawals from your Strategy Account Values. You should understand that while the Contract provides some protection against loss, you can lose money under the Contract. It is possible to lose your entire principal investment and previously credited Index-Linked Interest You should not buy the Contract if you are not willing to assume the risks associated with the Contract. See the section titled “Risk Factors.”

Are the Contracts Non-Qualified Contracts or Qualified Contracts? The Contract is available in both forms. A Non-Qualified Contract will provide you with certain tax deferral features under the Code. If you purchase a Qualified Contract, the Contract will not provide you tax deferral benefits in addition to those already provided by your IRA or Roth IRA, and you should only buy the Contract for its other features.

How do I purchase the Contract? You may purchase the Contract by completing an application and submitting Premium of at least $25,000. We reserve the right to reject any Premium payment that exceeds $1.5 million. You may only make one Premium payment under the Contract.

What are the investment options during the Accumulation Phase? The Contract currently offers 27 Index-Linked Interest Strategies and the Fixed Interest Strategy. The Contract is an insurance product and is not an investment in a mutual fund or ETF that tracks an index. For each Crediting Period, which is one, three or six years for the Index-Linked Interest Strategies, you may allocate Account Value to one or more Index-Linked Interest Strategies and/or you may allocate Account Value for one year Crediting Periods to the Fixed Interest Strategy. Each Index-Linked Interest Strategy credits Index-Linked Interest (either positive, negative, or equal to zero) at the end of a Crediting Period based on the performance of a particular Index and the applicable Crediting Method. The Fixed Interest Strategy credits interest during each Crediting Period based on a guaranteed rate set by us. The guaranteed minimum interest rate (for the Fixed Interest Strategy) will never be less than 0.15%.

What are the Indexes for the Index-Linked Interest Strategies? Currently, the Contract offers Index-Linked Interest Strategies that credit interest based on the performance of the following Indexes:

•	S&P 500® Index;

•	Russell 2000® Index;

•	NASDAQ-100® Index;

•	MSCI EAFE Index; or

•	Hindsight 20/20, which is based on the best performance during a Crediting Period of the BofA MP Growth Index, the BofA MP Balanced Index or the BofA Defensive Index.

Each Index is a price return index and the performance of the Index does not reflect any dividends or distributions paid by the component companies included in the Index. Each Index is described in more detail under the section titled “Indexes.”

We reserve the right to add, remove or replace any Index in the future, subject to necessary regulatory approvals. We may remove or replace an Index if it is discontinued, if there is a substantial change in the calculation of the Index, if the fees to use an Index substantially increase, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. If we replace an Index during a Crediting Period, we will calculate the Index Change using the old Index as of the replacement date. After the replacement date, we will calculate the Index Change using the new index, but with a modified starting Crediting Period value for the new index. The modified starting Crediting Period value for the new index will reflect the Index Change for the old Index from the start of the Crediting Period to the replacement date. For an example of how the Index Change is calculated under these circumstances, see the section titled “Indexes.” If we replace an Index during a Crediting Period, this does not cause a change in the Cap Rate, Performance Trigger Rate or Buffer.

If we add or remove an Index (as opposed to replacing an index as described in the previous paragraph), the changes will not be effective for your Contract until the start of the next Crediting Period. Adding, removing or replacing an Index does not cause a change in the Buffer. The Buffer will not change while we continue to offer that Index-Linked Interest Strategy. Any Index-Linked Interest Strategies based on the performance of a newly added Index will have a new Cap Rate or Performance Trigger Rate, provided that a Cap Rate will never be lower than the Guaranteed Minimum Cap Rate, a Performance Trigger Rate will never be lower than the Guaranteed Minimum Performance Trigger Rate and the Buffer will never be lower than 10%. Changes to the Cap Rates or Performance Trigger Rates, if any, occur at the start of the next Crediting Period. See the sections titled “Index Risk,” “Risk that We May Eliminate or Substitute an Index,” “Risk that We May Eliminate an Index-Linked Interest Strategy”, and “Additional Information about the Index-Linked Interest Strategies” for more information.

What Index-Linked Interest Strategies are offered in the Contract? Currently, the Contract offers Index-Linked Interest Strategies with the following Crediting Methods:

1 Year Crediting Period
Crediting Method	Buffer	S&P 500® Index	Russell 2000® Index	Nasdaq- 100® Index	MSCI EAFE Index	Hindsight 20/20
Point to Point Cap	10% Buffer	✓	✓	✓	✓	N/A
	20% Buffer	✓	✓	N/A	✓	N/A
Point to Point Performance Trigger	10% Buffer	✓	✓	✓	✓	N/A

3 Year Crediting Period

Point to Point Cap	10% Buffer	✓	✓	N/A	✓	N/A
	20% Buffer	✓	✓	N/A	✓	N/A

6 Year Crediting Period

Point to Point Cap	10% Buffer	✓	✓	N/A	✓	✓
	20% Buffer	✓	✓	N/A	✓	N/A

Annual Lock Cap	10% Buffer	✓	✓	N/A	✓	N/A

Not all Crediting Methods and/or Crediting Periods are available with all Indexes. We expect to add and remove Index-Linked Interest Strategies from time to time. We reserve the right to stop offering all but one of 27 Index-Linked Interest Strategies offered under this Contract. If we stop offering these strategies, you will be limited to investing in one Index-Linked Interest Strategy (the S&P 500® Index with a 1-Year Crediting Period, (Buffer Rate of 10% and a Cap). At that time, you may choose to surrender your Contract, but you may be subject to surrender charges, asset adjustment charges, taxes, and tax penalties, and if you purchase another retirement vehicle, it may have different features, fees, and risks than this Contract. For additional information, see “Indexed-Linked Interest Strategies.”

How do the Crediting Methods for the Index-Linked Interest Strategies work? The Crediting Methods are used to calculate Index-Linked Interest for the Index-Linked Interest Strategies at the end of each Crediting Period. The Index-Linked Interest may be positive, negative, or equal to zero. Each Index-Linked Interest Strategy uses either a “Point to Point” or “Annual Lock” Crediting Method.

Point to Point Crediting Method

A Point to Point Crediting Method compares the Index Value at the beginning of the first day of the Crediting Period with the Index Value on the Crediting Date to calculate the Index Change and then takes into account the following elements to calculate the Adjusted Index Change:

•	Either the Cap Rate or the Performance Trigger Rate; and

•	The Buffer.

To calculate the Adjusted Index Change for an Index-Linked Interest Strategy with a Point to Point Crediting Method, we use a three step process at the end of the Crediting Period:

•

First, we calculate the Index Change. The Index Change for an Index-Linked Interest Strategy is the net change percentage in the Index Value from the beginning of the first day of a Crediting Period to the Crediting Date.

•	Second, if the Index Change is positive or zero, we determine whether it must be adjusted for the Cap Rate or the Performance Trigger Rate.

If the Crediting Method for the Index-Linked Interest Strategy includes a Cap Rate, the Cap Rate is the maximum positive Adjusted Index Change for a given Crediting Period. The Cap Rate may vary for different Index-Linked Interest Strategies, and we set the Cap Rates prior to the beginning of a Crediting Period. A Cap Rate for a particular Crediting Period may be higher or lower than the Cap Rates for previous or future Crediting Periods. In no event will we set a Cap Rate for any Index-Linked Interest Strategy at less than the Guaranteed Minimum Cap Rate.

If the Crediting Method for the Index-Linked Interest Strategy includes a Performance Trigger Rate, if the Index Change is at least zero, the Adjusted Index Change is the Performance Trigger Rate is for a given Crediting Period. The Performance Trigger Rate may vary for different Index-Linked Interest Strategies, and we set the Performance Trigger Rates prior to the beginning of a Crediting Period. A Performance Trigger Rate for a particular Crediting Period may be higher or lower than the Performance Trigger Rates for previous or future Crediting Periods. In no event will we set a Performance Trigger Rate for any Index-Linked Interest Strategy at less than the Guaranteed Minimum Performance Trigger Rate.

The Cap or the Performance Trigger Rate may limit the amount that will be credited to your Contract, and you may earn less than the Index return during the Crediting Period.

•	Third, if the Index Change is negative, we determine whether the Index Change must be adjusted for the Buffer that applies to the Crediting Method being used.

The Buffer is the maximum negative Index Change that will not result in a negative Adjusted Index Change for a given Crediting Period. The Buffer for an Index-Linked Interest Strategy may provide protection from a negative Index Change of up to 10% or up to 20%. The Buffer for any Index-Linked Interest Strategy will not change while we continue to offer that Index-Linked Interest Strategy.

Once the Adjusted Index Change is determined, the Adjusted Index Change is applied to the Strategy Base Value to calculate the Index-Linked Interest credited for the Crediting Period. See the section titled “Crediting Methods” for additional information.

Annual Lock Crediting Method

The Annual Lock Crediting Method is a multi-year Index-Linked Interest Strategy that applies the Buffer and Cap separately for each Contract Year during the Crediting Period. If the Crediting Method for an Index-Linked Interest Strategy has an Annual Lock, the Adjusted Index Change will be calculated in the same manner as for a Point to Point Index-Linked Interest Strategy, except it will be calculated on each Contract Anniversary. However, no Index-Linked Interest will be credited to the Index-Linked Interest Strategy until the Crediting Date at the end of the Crediting Period. If you take a withdrawal from an Index-Linked Interest Strategy with an Annual Lock Crediting Method prior to the end of the Crediting Period, your withdrawal will be based on the Strategy Interim Value on the date of the withdrawal, and not the gains or losses locked in for the completed Contract Years during the Crediting Period. An Index-Linked Interest Strategy with an Annual Lock Crediting Method is not appropriate for investors who intend or need to take withdrawals during the Crediting Period.

The Adjusted Index Change for the full Crediting Period will equal the cumulative result of each successive Adjusted Index Change for each Contract Year during the Crediting Period. On the first Contract Anniversary during the Crediting Period, the performance equals the Adjusted Index Change for that Contract Year multiplied by Strategy Base Value for the Index-Linked Interest Strategy. This performance amount is added to or deducted from the Strategy Base Value to form the Annual Lock Amount. The Annual Lock Amount is used to calculate the performance for the next Contract Year during the Crediting Period. On each Contract Anniversary during the

Crediting Period thereafter, the return for the year is equal to the Adjusted Index Change for that Contract Year multiplied by Annual Lock Amount. This amount is credited to or deducted from the Annual Lock Amount, which becomes the new Annual Lock Amount for the next Contract Year. On the Crediting Date, Interest-Linked Interest is credited to the Strategy Base Value in the amount of the difference between the Annual Lock Amount for the Contract Anniversary that is the Crediting Date and the Strategy Base Value. Because of the cumulative impact of the Annual Lock, if you incur a loss in one Contract Year during the Crediting Period, it will reduce the amount on which performance will be calculated for the next Contract year during the Crediting Period. In a continuing down market, you could lose in excess of the percentage remaining after the Buffer. For example, if the Buffer is 10%, in a continuing down market, you could lose more than 90% of your investment. On the other hand, if you incur a gain in one Contract Year during the Crediting Period, it will increase the Annual Lock Amount for the next Contract Year, upon which future gains (if any) will be calculated. See the section titled “Crediting Methods” for additional information.

When does F&G set the Cap Rate, Performance Trigger Rate and Buffer and can they be adjusted? We set the Cap Rate or Performance Trigger Rate, as applicable, for each Index-Linked Interest Strategy prior to the beginning of each Crediting Period and those rates will not change during the Crediting Period. The Cap Rates and Performance Trigger Rates for the initial Crediting Period will be disclosed to you at the time you apply for a Contract and will be no lower for 30 days thereafter. The Cap Rates and Performance Trigger Rates for the initial Crediting Period will be shown in your Contract. If your Contract is issued after that 30 day period, the Cap Rate or Performance Trigger Rate for any Index-Linked Interest Strategy to which you have allocated Premium will be based on our then-current rates, which you will not know until the Effective Date of your Contract. If those rates are lower on the Effective Date of your Contract than at the time of your application and you are dissatisfied with those rates, you may cancel your Contract within 30 days and have the amount of your Premium, or your Account Value (based on your Strategy Interim Values), if greater, returned to you without any surrender charges. There may be tax consequences when you cancel your Contract. Please consult with your tax advisor.

We can change the Cap Rates and Performance Trigger Rates for each Crediting Period, subject to the Guaranteed Minimum Cap Rate and the Guaranteed Minimum Performance Trigger rate, respectively. At least 30 days prior to the end of a Crediting Period, we will send written notice with instructions for how you can obtain the Cap Rates and Performance Trigger Rates that we have established by that time for the next Crediting Period. You do not have the right to reject the Cap Rates and Performance Trigger Rates for the next Crediting Period, but you can select a new allocation from among the Index-Linked Interest Strategies and the Fixed Interest Strategy for the next Crediting Period. See the section titled “Risk that We May Eliminate or Substitute an Index” “Risk that We May Eliminate an Index-Linked Interest Strategy” for more information.

The Buffer for each of the Index-Linked Interest Strategies is shown in your Contract and cannot be changed while we offer that Index-Linked Interest Strategy. If we add an Index-Linked Interest Strategy available under your Contract, the Buffer is guaranteed to be at least 10%. We currently offer Index-Linked Interest Strategies with Buffers of 10% and 20%, but in the future may only offer Index-Linked Interest Strategies with Buffers as low as 10%.

How is my Account Value calculated while I own the Contract? Your Account Value is the sum of your Strategy Account Values and your Fixed Interest Strategy Value at any given time.

How are my Strategy Account Values calculated while I own the Contract? You will have a separate Strategy Account Value for each Index-Linked Interest Strategy in which you invest. On the Effective Date, your Strategy Account Value equals the Premium you have allocated to the Index-Linked Interest Strategy, which is your Strategy Base Value at the inception of your Contract. On the last Business Day of the Crediting Period, your Strategy Base Value is recalculated to equal your Strategy Base Value (including any adjustments due to withdrawals) plus the amount of Index-Linked Interest applied for the Crediting Period, which may be positive, negative or equal to zero.

On each Business Day other than the Effective Date or a Crediting Date, your Strategy Account Value equals your Strategy Interim Value. Your Strategy Interim Value on a given Business Day is intended to reflect the value of your investment in an Index-Linked Interest Strategy on that particular day. Changes to your Strategy Interim Value are not directly tied to the performance of the relevant Index (although Index performance impacts your Strategy Interim Value). Instead, your Strategy Interim Value for an Index-Linked Interest Strategy is calculated on any day other than a Crediting Date using a formula that takes into account (i) an Equity Adjustment to your Strategy Base Value based on the value of a specific set of hypothetical derivatives; and (ii) an Asset Adjustment to your Strategy Base Value based on the Bloomberg US Aggregate Yield to Worst Index to account for changes in interest rates that impact the value of the fixed income assets supporting your Contract.

On a Crediting Date prior to the sixth Contract Anniversary, your Strategy Account Value will include the Asset Adjustment. Accordingly, if you surrender your Contract, take a withdrawal, annuitize or if a death benefit is paid on a Crediting Date prior to the sixth Contract Anniversary, those transactions will be based on the Strategy Account Value including the Asset Adjustment, and your Strategy Base Value for the following Crediting Period will be adjusted proportionally.

For example, if you take a $20,000 withdrawal on a Crediting Date prior to the sixth Contract Anniversary and your Strategy Account Value, inclusive of the Asset Adjustment, is $95,000, you will receive $20,000 (less the amount of any applicable surrender charge of up to 7%) and your Strategy Account Value will be reduced to $75,000. If your Strategy Base Value immediately prior to the withdrawal was $100,000, it will be reduced in proportion to the reduction in the Strategy Account Value. This withdrawal will reduce your Strategy Account Value by $20,000 divided by $95,000, or approximately 21.1%, and your new Strategy Base Value would be $78,947.

Please see Appendix B for a detailed description of how we calculate Strategy Interim Values and the Strategy Account Value when it is subject to the Asset Adjustment on a Crediting Date. It is important to understand that even if an Index performs positively, it is possible that your Strategy Interim Value will decrease. On any day, if you wish to obtain your Strategy Interim Value or the Strategy Account Value available to you, you may contact our Home Office. Your Strategy Interim Value is calculated at the end of each Business Day and may be more or less than the value quoted.

Also, if you take a withdrawal during the first six years that you own your contract, you may be assessed a surrender charge of up to 7%. If you take a withdrawal from an Index-Linked Interest Strategy, your Strategy Account Value on the date of the withdrawal will be reduced by the withdrawal amount, including any applicable surrender charges. In addition, any such withdrawal will also reduce your Strategy Base Value proportionally, which in turn will negatively impact your Strategy Account Value. See “How do withdrawals affect my Fixed Interest Strategy Value and Index-Linked Interest Strategy Account Values?” below.

Can I make transfers between Index-Linked Interest Strategies and the Fixed Interest Strategy? During the Accumulation Phase, you can transfer Account Value (without imposition of an Asset Adjustment) among the Index-Linked Interest Strategies, and between the Index-Linked Interest Strategies and the Fixed Interest Strategy, free of charge, at the end of an Index-Linked Interest Strategy’s or Fixed Interest Strategy’s Crediting Period. You may not make transfers at any other time. We must receive your transfer request at our Service Center at least two Business Days prior to the end of a Crediting Period. If we do not receive a transfer request, no transfers will occur and your then existing allocation will remain in place for the next Crediting Period. See the section titled “General Liquidity Risk” for more information. Transfers are discussed in detail in the section titled “Transfers.”

Can I make withdrawals? You may take withdrawals from your Contract at any time during the Accumulation Phase. If you take a partial withdrawal or surrender your Contract (i.e., a full withdrawal), your withdrawal may be subject to a surrender charge, and withdrawals from your Strategy Account Values during a Crediting period will be based on respective Strategy Interim Values. Surrenders and withdrawals on a Crediting Date during the first six Contract Years will be based on Strategy Account Values that includes the Asset Adjustment. Repetitive withdrawals (a form of systematic partial withdrawals) are also available during the Accumulation Phase. If you are under age 59 1⁄2, amounts you withdraw from the Contract may also be subject to a 10% additional federal tax. Please consult with your Tax Advisor for additional information.

See the section titled “Access to your Money During the Accumulation Phase” for additional information.

How do withdrawals affect my Fixed Interest Strategy Value and Strategy Account Values? When you take a withdrawal from your Fixed Interest Strategy, your Fixed Interest Strategy Value is reduced by the dollar amount of the withdrawal, including any applicable surrender charges. When you take a withdrawal from an Index-Linked Interest Strategy, the applicable Strategy Account Value is reduced in the same manner. However, if you take a withdrawal from an Index-Linked Interest Strategy, the withdrawal will also cause a proportional reduction (perhaps significant reduction) to your Strategy Base Value. A reduction in your Strategy Base Value negatively impacts your Strategy Account Value because the Strategy Base Value is what is used to calculate the Index-Linked Interest to be credited at the end of the Crediting Period. Overall, withdrawals may result in a loss of principal and previously-credited interest due to adjustments and charges that may be imposed even if Index Performance has been positive.

You should fully understand how withdrawals affect the value of your Contract, particularly your Strategy Account Values, prior to purchasing the Contract. See “Strategy Base Value Risk” and “Impact of Withdrawals from Index-Linked Interest Strategies” for additional information about how withdrawals affect your Strategy Account Values.

What charges are deducted under the Contract? During the first six years that you own the Contract, if you take a withdrawal (including systematic withdrawals) more than the free withdrawal amount allowed under your Contract, you may be assessed a surrender charge. The amount of the surrender charge, if any, will depend on the Contract Year during which the withdrawal is taken. The schedule below sets forth the surrender charges under the Contract. The surrender charge schedule starts at 7% and declines until the seventh Contract Year when it reaches 0%.

Contract Year	1	2	3	4	5	6	7+
Surrender Charge (as a percentage of the amount withdrawn in excess of the free withdrawal amount)	7%	7%	6%	5%	4%	3%	0%

For the first six Contract Years, you may take withdrawals during each Contract Year, in the aggregate, up to your free withdrawal amount without the imposition of surrender charges. Such withdrawals are subject to calculation using Strategy Interim Values if made during a Crediting Period or adjustment for the Asset Adjustment if made on a Crediting Date during the first six Contract Years. Surrender charges will be imposed only on the amounts withdrawn in excess of your free withdrawal amount. Your free withdrawal amount during the first Contract Year is 10% of Premium. Your free withdrawal amount during each subsequent Contract Years is 10% of your Account Value as of the preceding Contract Anniversary.

Surrender charges are discussed in detail in the section titled “Surrender Charge.”

Additionally, if you take a withdrawal (including a withdrawal of the free withdrawal amount) from an Index-Linked Interest Strategy prior to the end of the Crediting Period, the amount of your withdrawal will be based on the Strategy Interim Value, which may be less than the Strategy Account Value at the end of the Crediting Period. If you take a withdrawal on a Crediting Date during the first six Contract Years, that transaction will be based on your Strategy Account Value that includes the Asset Adjustment. You may lose up to your entire

Strategy Account Value in any or all Index-Linked Interest Strategies by taking withdrawals prior to the end of the Crediting Period or, during the first six Contract Years, on a Crediting Date. It is possible to lose your entire principal investment and any previously credited Index-Linked Interest over the life of your Contract.

What annuity options are available during the Income Phase? You may select from three annuity options under the Contract. The available annuity options are:

•	Income for Fixed Period;

•	Life Income with Guaranteed Period; or

•	Joint and Survivor Income with Guaranteed Period.

All annuity payments will be made on a fixed basis. Your annuity payments will be based on the Surrender Value of your Contract on the Maturity Date. This means that if your Maturity Date is (i) during a Crediting Period, your payments will be based on the Strategy Interim Values of the Index-Linked Interest Strategies in which you are invested; (ii) on a Crediting Date during the first six Contract Years, your payments will be based on Strategy Account Values that include the Asset Adjustment; and (iii) during the Surrender Charge Period, your payments will be based on your Account Value less surrender charges. The annuity options are discussed in more detail in the section titled “Annuity Payments.”

Does the Contract provide a death benefit? If you die during the Accumulation Phase, your Contract provides for a death benefit equal to the greater of:

(a)	Your Account Value (subject to Strategy Interim Values during a Crediting Period or including the Asset Adjustment on a Crediting Date during the first six Contract Years); or

(b)	Your Premium, reduced proportionately by the percentage reduction in the Account Value for each partial withdrawal, including any surrender charge deduction.

The death benefit is not payable during the Income Phase and will terminate without value as of the Maturity Date. The death benefit is discussed in more detail in the section titled “Death Benefit.”

How do I contact Fidelity & Guaranty Life Insurance Company? F&G’s principal place of business is located at 801 Grand Ave., Suite 2600, Des Moines, IA 50309. If you need more information, or you wish to submit a request, you should contact us at the following:

Service Center: For all written communications, general correspondence and other transactional requests, please contact us at:

F&G Service Center

P.O. Box 81497

Lincoln, NE 68501-1497

For Overnight Mail:

F&G Service Center

777 Research Drive

Lincoln, NE 68521

We will not deem correspondence, including transactional requests including applications and Premium payments to be received by us until picked up at our Service Center.

Customer Service by Phone: 1-888-513-8797

Online Service: www.fglife.com

RISK FACTORS

The purchase of the Contract involves certain risks. You should carefully consider the following factors, in addition to the matters set forth elsewhere in this prospectus, prior to purchasing the Contract.

LIQUIDITY RISK

The Contract is intended to be a long-term investment that you may use to help save for retirement. The Contract is not designed to be a short-term investment. If you take withdrawals from your Contract during the Surrender Charge Period, surrender charges may apply. In addition, if you make withdrawals from the Contract before you attain age 59 1⁄2, the amounts you withdraw may also be subject to a 10% additional federal tax. This Contract may not be appropriate for you if you expect to take withdrawals that will be subject to surrender charges or additional federal taxes.

You can transfer Account Value among the Index-Linked Interest Strategies and the Fixed Interest Strategy only at the end of a Crediting Period, which may be as long as six years. This restricts your ability to react to changes in market conditions during Crediting Period. You should consider whether the inability to reallocate Account Value during a Crediting Period meets your financial needs. We must receive your transfer request at least two Business Days prior to the end of a Crediting Period. If we do not receive a transfer request, no transfers will occur and your then existing allocation will remain in place for the next Crediting Period. This will occur even if the Index, Cap Rate or Performance Trigger Rate associated with the Index-Linked Interest Strategy has changed since you last selected the Index-Linked Interest Strategy. Under such circumstances, the Index-Linked Interest Strategy may no longer be appropriate for your investment goals. If you fail to transfer Strategy Account Value at the beginning of a Crediting Period and do not wish to remain invested in a particular Index-Linked Interest Strategy for the remainder of the Crediting Period, your only option will be to surrender the related Strategy Account Value.

Surrendering all or withdrawing a portion of your Account Value may cause you to incur surrender charges, negative adjustments to certain values under your Contract based on the Strategy Interim Value of the Index-Linked Interest Strategy or imposition of the Asset Adjustment, and negative tax consequences. If you withdraw Account Value allocated to an Index-Linked Interest Strategy prior to the end of a Crediting Period (including through a repetitive withdrawal) or, during the first six Contract Years, on a Crediting Date, the withdrawal will cause a reduction to your Strategy Base Value.

When you take such a withdrawal, your Strategy Base Value will be immediately reduced in a proportion equal to the reduction in your Strategy Account Value. A proportional reduction could be larger than the dollar amount of your withdrawal. Reductions to your Strategy Base Value will negatively impact your Strategy Account Value for the remainder of the Crediting Period and may result in a lower amount of Index-Linked Interest being credited, if any, at the end of the Crediting Period.

Once your Strategy Base Value is reduced due to a withdrawal, there is no way under the Contract to increase your Strategy Base Value during the remainder of the Crediting Period. See “Impact of Withdrawals from Index-Linked Interest Strategies” for additional information about how withdrawals affect your Strategy Account Values.

See “Interim Value Risk” below for information on how liquidity risks relate to our Interim Value calculation.

We may defer payments made under this Contract for up to six months if the applicable insurance regulatory authority approves such deferral.

RISK OF LOSS RELATED TO SURRENDER CHARGES

There is a risk of loss of principal and previously-credited Index-Linked Interest if you take a withdrawal from your Contract or surrender it during the first six Contract Years when we will deduct a surrender charge. This risk exists even if you are invested in an Index-Linked Interest Strategy with an Index that is performing positively as of the date of your withdrawal.

INDEX RISK

If you allocate money to an Index-Linked Interest Strategy for a Crediting Period, the value of your investment will depend in part on the performance of the applicable Index or Indexes. The performance of an Index is based on changes in the values of the securities or other instruments that comprise or define the Index. The securities and instruments comprising or defining the Indexes are subject to a variety of investment risks, many of which are complicated and interrelated. These risks may affect capital markets generally, specific market segments, or specific issuers. The performance of the Indexes may fluctuate, sometimes rapidly and unpredictably. Negative Index performance may cause you to lose money on your investment in the Contract. The historical performance of an Index or an Index-Linked Interest Strategy does not guarantee future results. It is impossible to predict whether an Index will perform positively or negatively over the course of a Crediting Period.

While it is not possible to invest directly in an Index, if you choose to allocate amounts to an Index-Linked Interest Strategy, you are indirectly exposed to the investment risks associated with the applicable Index. Because each Index is comprised or defined by a collection of securities, each Index is largely exposed to market risk and issuer risk.

You may earn less than the positive return of an Index due to the Cap Rate or Performance Trigger Rate applicable to an Index-Linked Interest Strategy, because any positive return of the Index is subject to a maximum in the form of the Cap Rate or Performance Trigger Rate. Your returns may be lower than those earned by a shareholder of a mutual fund or exchange-traded fund (“ETF”) designed to track the same Index.

Market risk is the risk that market fluctuations may cause the value of a security to fluctuate, sometimes rapidly and unpredictably. Issuer risk is the risk that the value of an issuer’s securities may decline for reasons directly related to the issuer, as opposed to the market generally.

Provided below is a summary of other important investment risks to which the Indexes are exposed. For more information on the Indexes, see the section titled “Indexes.”

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S&P 500® Index. The S&P 500® Index is comprised of equity securities issued by large-capitalization U.S. companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies.

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Russell 2000® Index. The Russell 2000® Index is comprised of equity securities of small-capitalization U.S. companies. In general, the securities of small-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Small-capitalization companies are more likely to fail than larger companies.

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Nasdaq-100®  Index. The Nasdaq-100® Index is comprised of equity securities of the largest U.S. and non-U.S. companies listed on the Nasdaq Stock Market, including companies across all major industry groups except financial companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies. To the extent that the Nasdaq-100® Index is comprised of securities issued by companies in a particular sector, those securities may not perform as well as the securities of companies in other sectors or the market as a whole. Also, any securities issued by non-U.S. companies (including related depositary receipts) are subject to the risks related to investments in foreign markets (e.g., increased volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty).

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MSCI EAFE Index. The MSCI EAFE Index is an equity index that captures large and mid-cap representation across developed markets around the world. The securities comprising the MSCI EAFE Price Return Index are subject to the risks related to investments in foreign markets (e.g. increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). In general, foreign markets may be less liquid, more volatile, and subject to less government supervision than domestic markets.

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Hindsight 20/20 Index-Linked Interest Strategy. The Index-Linked Interest Strategy is linked to the performance of the BofA MP Growth Index, the BofA MP Balanced Index or the BofA Defensive Index (together, the “BofA MP Indices”). The Company determines the performance of the Hindsight 20/20 Index-Linked Interest Strategy based on whichever of the BofA MP Indices has performed best during the applicable Crediting Period.

Each of the BofA MP Indices follows a rules-based methodology designed to provide exposure to four markets: U.S. large-capitalization companies, U.S. Treasury bonds, U.S. high yield corporate bonds, and gold. To provide such exposure, each BofA MP Index is comprised of four ETFs providing exposure to those four markets, respectively: SPDR S&P 500 ETF Trust (SPY); iShares 7-10 Year Treasury Bond ETF (IEF); iShares iBoxx High Yield Corporate Bond ETF (HYG); and SPDR Gold Shares (GLD). The target weightings for the ETFs differ among the BofA MP Indices based on their respective “growth,” “balanced,” and “defensive” methodologies. Notwithstanding the names of the BofA MP Indices, there is no assurance that any of their methodologies will achieve “growth,” “balance,” or “defensiveness,” enhance performance or reduce risk. Moreover, the Indices may underperform a direct investment in the underlying ETFs.

Risks relating to the BofA MP Indices

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The BofA MP Indices may not be successful or outperform any alternative strategy. Each BofA MP Index follow a rules-based strategy that operates on the basis of pre-determined rules. No assurance can be given that the strategy will be successful or that any BofA MP Index will outperform any alternative strategy that might be employed. Each BofA MP Index strategy may have objectives, features and/or constituents that are similar to those of other indices or for which other underlying components may be better suited to achieve the stated objective. Each BofA MP Index operates independently and does not necessarily enhance, modify or seek to outperform any other BofA MP Index. Each BofA MP Index is not itself an investment or instrument and does not give any person any entitlement to, or ownership interest in, any underlying asset referenced (directly or indirectly) by such index.

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Limited Operating History. The BofA MP Indices were established on February 7, 2023 and therefore each has a limited operating history. Past performance should not be considered indicative of future performance. No assurance, representation or warranty is given with respect to the future performance of any BofA MP Index or that it will achieve its objective.

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Interactions between underlying ETFs. Changes in the values of the underlying ETFs may not result in a comparable change in the value of each BofA MP Index. Because the underlying ETF weights are set at each rebalancing date in accordance with the pre-determined allocation for the applicable strategy, movements in the value of the underlying ETF will not affect each Index equally. Also, although the weights are rebalanced on a quarterly basis, in between rebalancings the value of each underlying ETF may fluctuate significantly and as a result the weights will vary. Performance of the underlying ETFs may become highly correlated from time to time, including periods in which there is a substantial decline in the assets represented by one or more underlying ETFs. High correlation between underlying ETFs during periods of negative returns could have a materially adverse effect on the performance of each BofA MP Index. Price movements between the underlying ETFs may not correlate with each other. At a time when the value of an underlying ETF increases, the value of other underlying ETFs may not increase as much or may decline. Therefore, increases in the values of some of the underlying ETFs may be moderated, or more than offset, by lesser increases or declines in the values of other Underlying ETFs.

When you select a Hindsight 20/20 Index-Linked Interest Strategy for investment, you are exposed to the investment risks of the four ETFs that comprise the BofA MP Indexes, such as the following:

Primary Market Exposures

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Equity Risk. Equity securities (e.g., common stocks) are subject to changes in value. The values of equity securities may be volatile and can be influenced by a number of factors, such as changes in (or perceived changes in) general capital markets, specific market segments, or specific issuers, and factors such as economic and political developments, changes in interest rates, perceived trends in securities prices, war, acts of terrorism, the spread of infectious disease or other public health issues.

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Fixed Income Risk. Fixed income instruments (e.g., bonds) are subject to investment risks such as interest rate risk (i.e., negative fluctuations in market value due to changes in interest rates) and credit risk (i.e., the risk of default by the obligors). The market price of a fixed income instrument can be volatile and influenced by a number of factors, particularly its duration, yield as compared to current market interest rates, and the actual or perceived credit quality of the issuer.

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Commodity Related Risk. The price of gold has fluctuated widely over the past several years. Several factors may affect the price of gold, including global gold supply and demand; global or regional political, economic or financial events and situations; investors’ expectations with respect to the rate of inflation; interest rates; investment and trading activities of hedge funds and commodity funds; and other economic variables. The possibility of large-scale distress sales of gold in times of crisis may have a negative impact on the price of gold. There is a risk that some or all of the gold bars held by the Custodian or any subcustodian on behalf of the GLD ETF could be lost, damaged or stolen and the value of the GLD ETF could diminish materially.

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Government Bond Risk. The prices of government bonds are significantly influenced by the creditworthiness of the governments that issue them. Any decline or perceived decline in a government’s creditworthiness, as a result of a credit rating downgrade or otherwise, may cause the prices of that government’s bonds to fall, perhaps significantly, and may cause increased volatility in local or global credit markets. In recent years, U.S. rating agencies have downgraded the creditworthiness and/or assigned negative outlooks to the U.S. and may do so again in the future.

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High Yield Securities Risk. Securities that are rated below investment-grade (commonly referred to as “junk bonds,” which may include those bonds rated below “BBB-” by S&P Global Ratings and Fitch, or below “Baa3” by Moody’s), or are unrated, may be deemed speculative, may involve greater levels of risk than higher-rated securities of similar maturity and may be more likely to default.

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Large-Capitalization Company Risk. In general, large-capitalization companies may be less able than smaller-capitalization companies to adapt to changing market conditions. Large-capitalization companies may be more mature and subject to more limited growth potential compared with smaller-capitalization companies. During different market cycles, the performance of large-capitalization companies has trailed the overall performance of the broader securities markets.

Additional ETF Investment Risks

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Concentration Risk. An ETF may be susceptible to an increased risk of loss, including losses due to adverse events that affect the ETF’s investments more than the market as a whole, to the extent that the ETF’s investments are concentrated in the securities and/or other assets of a particular issuer or issuers, country, group of countries, region, market, industry, group of industries, sector, market segment or asset class. The ETF may be more adversely affected by the underperformance of those securities and/or other assets, may experience increased price volatility and may be more susceptible to adverse economic, market, political, sustainability-related or regulatory occurrences affecting those securities and/or other assets than a fund that does not concentrate its investments

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Issuer Business and Credit Risks. The performance of the ETF depends on the performance of individual securities to which the ETF has exposure. The ETF may be adversely affected if an issuer of underlying securities held by the ETF is unable or unwilling to repay principal or interest when due. Any issuer of these securities may perform poorly, causing the value of its securities to decline. Poor performance may be caused by poor management decisions, competitive pressures, changes in technology, expiration of patent protection, disruptions in supply, labor problems or shortages, corporate restructurings, fraudulent disclosures, credit deterioration of the issuer or other factors. Changes to the financial condition or credit rating of an issuer of those securities may cause the value of the securities to decline. An issuer may also be subject to risks associated with the countries, states and regions in which the issuer resides, invests, sells products, or otherwise conducts operations

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Market Trading Risks. Each ETF faces numerous market trading risks, including the potential lack of an active market for fund shares, losses from trading in secondary markets, periods of high volatility, and disruptions in the creation/redemption process. Any of these factors, among others, may lead to an ETF’s shares trading at a premium or discount to net asset value.

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Passive Strategy/Index Risk. The ETFs are not actively managed. Rather, they each attempt to track the performance of an unmanaged index of securities, or, in the case of GLD, the value of a commodity. This differs from an actively managed fund, which typically seeks to outperform a benchmark index. As a result, the ETFs will hold constituent securities of the respective indices they track regardless of the current or projected performance of a specific security or a particular industry or market sector, and in the case of GLD, the ETF will invest solely in gold. Maintaining investments in securities regardless of market conditions or the performance of individual securities could cause the ETFs’ returns to be lower than if they employed an active strategy.

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Tracking Risk. While the ETFs are intended to track the performance of their respective indexes as closely as possible (i.e., to achieve a high degree of correlation with the index), their returns may not match or achieve a high degree of correlation with the return of the indices due to expenses and transaction costs incurred in adjusting their portfolios. In addition, it is possible that an ETF may not always fully replicate the performance of the index due to the unavailability of certain securities in the secondary market or due to other extraordinary circumstances (e.g., if trading in a security has been halted). The HYG ETF uses a representative sampling indexing strategy and does not fully replicate its underlying index and may hold securities not included in its underlying index. As a result, the ETF is subject to the risk that the HYG’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

In addition, because the performance of each of the BofA MP Indices is reduced by a negative adjustment to the performance of three of the four underlying ETFs (SPY, IEF, and HYG), the performance of the BofA MP Indices will underperform the performance of the ETFs which comprise the BofA MP Indices. In each case, the underlying ETF’s daily performance is reduced by an annualized percentage. The annualized reduction for SPY, IEF, and HYG is 2.0%, 1.0%, and 5.0%, respectively. This negative adjustment is intended to approximate the dividend yield in respect of each ETF based on average dividends over the history of the indices that the ETFs seek to track so that the BofA MP Indices approximate the price return of the indexes tracked by each underlying ETF. While these negative performance adjustments are not charges under your Contract, they reduce the performance of each BofA MP Index and may therefore negatively impact the performance of your Contract if you choose to invest in the Hindsight 20/20 Index-Linked Interest Strategy.

The S&P 500® Index, The Russell 2000® Index, the Nasdaq-100® Index and the MSCI EAFE Index are price return indexes and do not reflect any dividends or distributions paid by the component companies. As discussed above, the performance of the BofA MP Indices is reduced by a negative adjustment to the performance of three of the four underlying total return ETFs to approximate returns without dividends or distributions paid by the component companies, in other words, the price return. If dividends or distributions were reflected in the value of an Index, the Index’s performance would be higher, particularly over long periods of time. The Indexes that include non-U.S. companies use exchange rate methodologies that may impact an Index’s performance. These considerations may negatively impact the performance of your Index-Linked Interest Strategies.

An investment in the Contract is not an investment in the companies that comprise the Indexes. You should understand that you will have no voting rights, no rights to receive cash dividends or other distributions, and no other rights with respect to the companies that comprise the Indexes. We calculate positive Index Change without taking into account any such distributions or dividends paid.

POINT TO POINT INDEX CHANGE CALCULATION RISK

We calculate the Index Change by comparing the value of the Index between two specific points in time, the beginning of the first day of the Crediting Period and the Crediting Date, which means the performance of the Index may be negative or flat even if the Index performed positively for some or most of the time periods between those two specific points in time. This is true even for Index-Linked Interest Strategies with Crediting Periods that are multiple years in length.

CAP RATE AND PERFORMANCE TRIGGER RATE RISK

If you choose to allocate amounts to an Index-Linked Interest Strategy with a Cap Rate or a Performance Trigger Rate, the highest possible Adjusted Index Change that you may achieve is limited by the Cap Rate or Performance Trigger Rate. The Cap Rate or Performance Trigger Rate therefore limits the positive Index-Linked Interest, if any, that may be credited to your Contract for a given Crediting Period. Cap Rates do not guarantee a certain amount of Index-Linked Interest. The Adjusted Index Change for an Index-Linked Interest Strategy may be less than the positive return of the Index. This is because any positive return of the Index is subject to a maximum in the form of a Cap Rate or Performance Trigger Rate. Cap Rates and Performance Trigger Rates for Index-Linked Interest Strategies with Crediting Periods of longer than one year are for the entire Crediting Period and are not annualized except for Index-Linked Interest Strategies with an Annual Lock Crediting Method.

The Cap Rates and Performance Trigger Rates benefit us because they limit the amount of positive Index Change that we may be obligated to credit for any Crediting Period. We set the Cap Rates and Performance Trigger Rates in our discretion. You bear the risk that we will not set the Cap Rates higher than the Guaranteed Minimum Cap Rate or that we will not set the Performance Trigger Rates higher than the Guaranteed Minimum Performance Trigger Rate.

The Cap Rates and Performance Trigger Rates for the initial Crediting Period will be disclosed to you at the time you apply for a Contract and will be no lower for 30 days thereafter. If your Contract is issued after that 30 day period, the Cap Rate or Performance Trigger Rate for any Index-Linked Interest Strategy to which you have allocated Premium will be based on our then-current rates, which you will not know until the Effective Date of your Contract. If those rates are lower on the Effective Date of your Contract than at the time of your application and you are dissatisfied with those rates, you may cancel your Contract within 30 days and have the amount of your Premium, or your Account Value (based on your Strategy Interim Values), if greater, returned to you without any surrender charges. There may be tax consequences when you cancel your Contract. Please consult with your tax advisor.

Changes to the Cap Rates and Performance Trigger Rates, if any, occur at the beginning of the next Crediting Period. We will send written notice at least 30 days prior to each Crediting Period instructing you how to obtain the Cap Rates and Performance Trigger Rates that we have established by that time for the next Crediting Period. You do not have the right to reject any new Cap Rates or Performance Trigger Rates for the next Crediting Period. If you do not like a new Cap Rate or Performance Trigger Rate for a particular Index-Linked Interest Strategy, at the end of the current Crediting Period, you may transfer your Strategy Account Value to another Index-Linked Interest Strategy or to the Fixed Interest Strategy without charge. If you are invested in an Index-Linked Interest Strategy during a Crediting Period and do not submit a transfer request to us at least two business days prior to the end of the Crediting Period, we will continue your investment in that Index-Linked Interest Strategy for another Crediting

Period. If we are not offering the same Index-Linked Interest Strategy for another Crediting Period and you fail to instruct us how to reallocate that portion of your Account Value at the end of the Crediting Period, we will automatically transfer the entire amount of your Account Value allocated to that Index-Linked Interest Strategy to the Fixed Interest Strategy at the end of the Crediting Period. Once invested for a new Crediting Period, that portion of your Account Value and any interest earned thereon will remain in the Index-Linked Interest Strategy or Fixed Interest Strategy to which you were automatically allocated for the entire new Crediting Period under terms that may be less favorable than under the prior Index-Linked Interest Strategy.

If you do not want to invest in any investment option under the Contract, your only option will be to surrender your Contract. Surrendering your Contract may cause you to incur surrender charges and may have negative tax consequences. If you surrender your Contract during a Crediting period, your payment will be based on the Strategy Interim Values of the Index-Linked Interest Strategies in which you are invested. If you surrender your Contract on a Crediting Date during the first six Contract Years, your payment will be based on Strategy Account Values that include the Asset Adjustment.

BUFFER RISK

When you allocate money to an Index-Linked Interest Strategy, you are not investing in the associated Index, or in any securities or other instruments included in that Index. If you allocate money to an Index-Linked Interest Strategy, Index fluctuations may cause the Index Change to be negative even after the application of the Buffer. This would reduce your Strategy Account Value. Any portion of your Account Value allocated to an Index-Linked Interest Strategy will benefit from the protection afforded under the Buffer only for that Crediting Period. Buffers for Index-Linked Interest Strategies with Crediting Periods of longer than one year are for the entire Crediting Period and are not annualized except for Index-Linked Interest Strategies with an Annual Lock Crediting Method.

You assume the risk that you will incur a loss and that the amount of the loss will be significant. The Buffer protects you against losses only on a Crediting Date, and only up to the percentage stated, and you will bear any loss in excess of the Buffer. For example, if you invest in an Index-Linked Interest Strategy with a 10% Buffer, you may lose up to 90% of your investment and if you invest in an Index-Linked Interest Strategy with a 20% Buffer, you may lose up to 80% of your investment. If you select an Index-Linked Interest Strategy with an Annual Lock Crediting Method, you could lose more than 90% of your investment in the case of an Index-Linked Interest Strategy with a Buffer of 10% or more than 80% of your investment in the case of an Index-Linked Interest Strategy with a Buffer of 20%. You also bear the risk that sustained negative Index Change may result in zero or negative Index-Linked Interest being credited to your Strategy Account Value over multiple Crediting Period. If an Index-Linked Interest Strategy is credited with negative Index-Linked Interest for multiple Crediting Periods, the cumulative loss may exceed the stated limit of the Buffer for any single Crediting Period. The Buffer for an Index-Linked Interest Strategy will not change while we continue to offer that Index-Linked Interest Strategy.

STRATEGY INTERIM VALUE RISK

If you choose to allocate amounts to an Index-Linked Interest Strategy, Index-Linked Interest will not be credited to your Account Value until the end of the Crediting Period. This means that amounts withdrawn prior to the end of a Crediting Period will not be credited with Index-Linked Interest. This includes Account Value applied to pay a death benefit or to an annuity payout option. Your Strategy Interim Value is the amount available for withdrawals, surrenders, annuitization and death benefits on any day other than the end of a Crediting Period. You should consider the risk that it could be less than your original investment (including previously credited interest) even when the applicable Index is performing positively. You could lose up to your entire Strategy Account Value in an Index-Linked Interest Strategy due to application of the Strategy Interim Value.

If you take a withdrawal from an Index-Linked Interest Strategy with an Annual Lock Crediting Method prior to the end of the Crediting Period, your withdrawal will be based on the Strategy Interim Value on the date of the withdrawal, and not the gains or losses locked in for the completed Contract Years during the Crediting Period.

An Index-Linked Interest Strategy with an Annual Lock Crediting Method is not appropriate for investors who intend to take withdrawals during the Crediting Period.

We determine the Strategy Interim Value by applying a formula which is not directly tied to the actual performance of the applicable Index. Instead, on each Business Day, we calculate the Strategy Interim Value by applying adjustments to your Strategy Base Value. The adjustments are comprised of two components: (1) an Equity Adjustment based on the value of a specific set of hypothetical derivatives; and (2) an Asset Adjustment that tracks changes in interest rates based on the Bloomberg US Aggregate Yield to Worst Index. The Asset Adjustment accounts for changes in interest rates that impact the value of the fixed income assets supporting your Contract. This means that even if the Index Change is positive, it is possible that the Strategy Interim Value may not have increased. Additionally, on any Crediting Date prior to the sixth Contract Anniversary, your Strategy Interim Value will be determined by applying an Asset Adjustment to the Strategy Base Value (after we credit Index-Linked Interest, if any, for the Crediting Period that ends on that Crediting Date. The Equity Adjustment and the Asset Adjustment are intended to protect us when you make a withdrawal from your Contract. These values provide us with protection from the trading risk that we will have to incur and/or reflect changes in the Strategy Account Value of each Index-Linked Interest Strategy throughout the Crediting Period, including on the Crediting Date. You bear the investment risk of taking such withdrawals.

On any day, if you wish to obtain your Strategy Interim Value, you may contact our Home Office. Your Strategy Interim Value is calculated at the end of each Business Day and may be more or less than the value quoted.

For more information and to see how we calculate the Strategy Interim Value, see Appendix B.

RISK THAT WE MAY ELIMINATE OR SUBSTITUTE AN INDEX

There is no guarantee that any particular index underlying an Index-Linked Interest Strategy will be available for the entire duration that you own your Contract. We may replace an Index if it is discontinued, if there is a substantial change in the calculation of the Index, if the fees to use an Index substantially increase, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. If we substitute an Index, the performance of the new Index may differ from the original Index. This may negatively affect the Index-Linked Interest that you earn during that Crediting Period, and you may earn less Index-Linked Interest than if we continued to use the original Index for the entire Crediting Period. We may replace an Index at any time during a Crediting Period, however, we will notify you in writing 30 days prior to replacing an Index. If we replace an Index, this does not cause a change in the Cap Rate, Performance Trigger Rate or Buffer. You will have no right to reject the replacement of an Index, and you will not be permitted to transfer Strategy Account Values until the end of a Crediting Period even if we replace the Index during the Crediting Period. The new Index and the replaced Index (which you may have previously chosen) will likely not be identical with respect to their component securities or other instruments, although we will select a new Index that is similar to the old Index based on factors such as asset class, Index composition, strategy or methodology inherent to the Index and Index liquidity. We will not substitute any Index until the new Index has received any necessary regulatory approvals. At the end of the Crediting Period, you may transfer your Strategy Account Value to another Index-Linked Interest Strategy or to the Fixed Interest Strategy without charge. If you do not want to remain invested in the relevant Index-Linked Interest Strategy for the remainder of the Crediting Period, your only option will be to withdraw the related Strategy Account Value, which may cause you to incur surrender charges, the use of Strategy Interim Values to determine certain values under your Contract, and negative tax consequences.

You should evaluate whether our ability to make the changes described above, and your ability to react to such changes, are appropriate based on your investment goals. When such changes occur, you should also evaluate whether those changes are appropriate based on your investment goals and, if not, you should evaluate your options under the Contract, which may be limited and may have negative consequences associated with them, as described in this section.

RISK THAT WE MAY ELIMINATE AN INDEX-LINKED INTEREST STRATEGY

There is no guarantee that any particular Index-Linked Interest Strategy will be available for the entire duration that you own your Contract. We may add or remove an Index or an Index-Linked Interest Strategy during the time that you own the Contract. We will not add any Index or Index-Linked Interest Strategy until the new Index or Index-Linked Interest Strategy has received any necessary regulatory approval. Any addition, substitution, or removal of an Index-Linked Interest Strategy or Index will be communicated to you in writing. If we add or remove an Index (as opposed to replacing an Index), the changes will not be effective for your Contract until the start of the next Crediting Period. Adding, replacing or removing an Index does not cause a change in the Buffer for the applicable Index-Linked Interest Strategy. Any new Index-Linked Interest Strategy will have a new Cap Rate of at least the Guaranteed Minimum Cap Rate or Performance Trigger Rate of at least the Guaranteed Minimum Trigger Rate, and a Buffer of at least 10%.

We reserve the right to stop offering all but one of 27 Index-Linked Interest Strategies offered under this Contract. If we stop offering these strategies, you will be limited to investing in one Index-Linked Interest Strategy (the S&P 500® Index with a 1-Year Crediting Period, (Buffer Rate of 10% and a Cap). At that time, you may choose to surrender your Contract, but you may be subject to surrender charges, asset adjustment charges, taxes, and tax penalties, and if you purchase another retirement vehicle, it may have different features, fees, and risks than this Contract.

You should evaluate whether our ability to make the changes described above, and your ability to react to such changes, are appropriate based on your investment goals. When such changes occur, you should also evaluate whether those changes are appropriate based on your investment goals and, if not, you should evaluate your options under the Contract, which may be limited and may have negative consequences associated with them, as described in this section.

FIXED INTEREST STRATEGY RISK

The effective annual interest rate for any Crediting Period will never be lower than 0.15%. The effective annual interest rate represents the rate of daily compounded interest over a 12-month period. You bear the risk that we will never declare an interest rate for the Fixed Interest Strategy higher than the guaranteed minimum interest rate. See “Fixed Interest Strategy” for additional details.

OUR FINANCIAL STRENGTH AND CLAIMS-PAYING ABILITY

Our General Account assets support the guarantees under the Contract and are subject to the claims of our creditors. As such, the guarantees under the Contract are subject to our financial strength and claims-paying ability. There is a risk that we may default on those guarantees. The assets in the Separate Account are also subject to our creditors. You should consider our financial strength and claims-paying ability in meeting the guarantees under the Contract. You may obtain information on our financial condition by reviewing our financial statements included in this prospectus. Additionally, information concerning our business and operations is set forth under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CYBER SECURITY AND BUSINESS CONTINUITY RISKS

We rely heavily on interconnected computer systems and digital data to conduct our annuity business activities. Because our annuity business is highly dependent upon the effective operation of our computer systems and those of our business partners, our business is potentially vulnerable to disruptions from utility outages and other problems, and susceptible to operational and information security risks resulting from information systems failure (hardware and software malfunctions) and cyber-attacks. These risks include, among other things, the theft, misuse, corruption and destruction of data maintained online or digitally, and unauthorized release of confidential customer information. For instance, cyber-attacks may: interfere with our processing of Contract transactions, including the processing of orders from our website; cause the release and possible destruction of confidential customer or business information; impede order processing; subject us and/or our service providers and intermediaries to regulatory fines and financial losses; and/or cause reputational damage. There may be an increased risk of cyberattacks during periods of geo-political or military conflict (such as Russia’s invasion of Ukraine and the resulting response by the United States and other countries).

Cyber security risks may also affect the Indexes. Breaches in cyber security may cause an Index’s performance to be incorrectly calculated, which could affect the calculation of values under the Contract. We are not responsible for the calculation of any Index. Breaches in cyber security may also negatively affect the value of the securities or other instruments that comprise or define the Indexes.

We are also exposed to natural and man-made disasters and catastrophes, such as (but not limited to) storms, fires, floods, earthquakes, public health crises, geo-political disputes, military actions, malicious acts and terrorist acts, any of which could adversely affect our ability to conduct business. A natural or man-made disaster or catastrophe, including a pandemic (such as COVID-19), could affect the ability or willingness of our employees or the employees of our service providers to perform their job responsibilities and could result in the closure of one or more of our offices, or interruptions in mail delivery, telephone communications, or other electronic communications.

Although we use reasonable procedures, including recording all telephone instructions and requiring certain personal identification information to prevent unauthorized account access, we cannot assure you that telephone or Internet activity will be completely secure or free of delays or malfunctions. If we permit telephone or Internet transfers, you choose to make transfers by telephone or Internet, you are assuming the risk of loss that may occur despite our reasonable efforts to verify identity. We are not responsible for the negligence or wrongful acts of third parties.

See additional company-related risks later in this prospectus under “Risks Related to our Business and Industry.”

THE ANNUITY CONTRACT

This prospectus describes the Contract, which is an agreement between F&G and you, the Owner. The Contract is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as funding your retirement. Under the Contract we promise to pay an income in the form of annuity payments, beginning on the Maturity Date. A death benefit may also become payable upon your death. All payments under the Contract are subject to the terms and conditions in the Contract, which are described in this prospectus.

During the Accumulation Phase, you may access your money under the Contract by taking withdrawals of your Account Value. Withdrawals may be subject to surrender charges and withdrawals from your Strategy Account Values during a Crediting Period will be based on respective Strategy Interim Values. Withdrawals on a Crediting Date during the first six Contract Years will be based on Strategy Account Values that include the Asset Adjustment. During the Income Phase, we will pay guaranteed income in the form of annuity payments. The Contract also has a death benefit that may become payable during the Accumulation Phase. The death benefit is not payable during the Income Phase.

The Contract is available as a Non-Qualified Contract, which will provide you with certain tax deferral features under the Code. The Contract is also available as a Qualified Contract. If you purchase the Contract as a Qualified Contract, the Contract will not provide you tax deferral benefits in addition to those already provided by your IRA or Roth IRA.

STATE VARIATIONS

This prospectus describes the material rights and obligations under the Contract. Certain provisions of the Contract may be different from the general description in this prospectus due to variations required by state law. For example, state law may require different right to examine provisions, and may impose different issue age limitations. The state in which your Contract is issued also governs whether or not certain options, or charges are available or will vary under your Contract. Please see Appendix A for a listing of material state variations. Any state variations will be included in your Contract or in riders or endorsements attached to your Contract.

OWNER

You, as the Owner, may exercise all ownership rights under the Contract. The Contract must be issued prior to the Owner attaining age 81 (the “maximum issue age”).

Joint Owners: A Non-Qualified Contract can be owned by joint Owners. Each joint Owner has equal ownership rights and must exercise those rights jointly, unless both Owners direct us otherwise in writing. Only two Owners are allowed per Contract. If the Contract is owned by joint Owners, the signatures of both Owners are needed to exercise rights under the Contract, unless we are directed otherwise by both joint Owners in writing. An Owner who is a non-natural person (e.g., a corporation or trust) may not name a joint Owner.

ANNUITANT

You initially name the Annuitant and any joint Annuitant on your Contract application. This designation may be changed at any time prior to the Maturity Date by sending us a signed and dated written request. However, if the Contract is owned by a non-natural person (e.g., a corporation or trust), the Annuitant(s) may not be changed. Unless you specify otherwise, a change in Annuitant is effective as of the date you signed the notice of change. However, we are not responsible for any legitimate actions that we take under the Contract (including payments) prior to receiving the notice.

If you designate someone else as Annuitant, that person must not be older than the maximum issue age on the Contract Date.

Only two Annuitants are allowed per Contract. Each Annuitant must be no older than the maximum issue age as of the Contract Date.

BENEFICIARY

The Beneficiary is the person(s) or entity (or entities) that you designate to receive any death benefit paid under the Contract during the Accumulation Phase, as described in the section titled “Death Benefit.” You initially name the Beneficiary (or Beneficiaries) on your Contract application and you may change a Beneficiary at any time by sending us a signed and dated written request. If you have designated a Beneficiary as irrevocable, the Beneficiary must consent in writing to any change. A new Beneficiary designation revokes any prior designation and is effective when signed by you. We are not responsible for the validity of any Beneficiary designation or for any legitimate actions we may take under the Contract (including payments) prior to receiving a request to change a Beneficiary. After your death, the Beneficiary has the right to receive any death benefit payable under the Contract or to change the Payee for remaining annuity payments. Beneficiaries should notify us of your death as promptly as possible.

ASSIGNMENT

To the extent allowed by state law, we reserve the right to refuse our consent to any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. You may request to assign or transfer your rights under the Contract by sending us a signed and dated request. We will not be bound by an assignment until we acknowledge it. If you assign your benefits, the death benefit amount may be adjusted. See the section titled “Death Benefit.”

Unless you specify otherwise, an assignment or transfer is effective as of the date you signed the notice of change. However, we are not responsible for any legitimate actions (including payments) that we take under the Contract prior to receiving the notice. We are not responsible for the validity of any assignment or transfer. To the extent allowed by law, payments under the Contract are not subject to legal process for the claims of creditors.

A Qualified Contract may not be assigned except as permitted by the Code.

PURCHASE

PURCHASING THE CONTRACT

If you are younger than age 81, you may purchase the Contract by completing an application and submitting a minimum Premium payment of $25,000 through an authorized producer. Only one Premium payment is allowed under the Contract. For IRAs and Roth IRAs, because the minimum Premium payment we accept exceeds the annual contribution limits for IRAs and Roth IRAs, your Premium payment must include a Rollover Contribution.

We will not deem correspondence, including transactional inquiries including applications and Premium payments to be received by us until picked up at our Service Center address.

We reserve the right not to accept third-party checks. In some circumstances and at our discretion, we may accept third-party checks that are from a rollover or transfer from other financial institutions.

We reserve the right to refuse any Premium payment that exceeds $1.5 million and any Premium payment that, when aggregated with previous Premium payments made under other contracts issued by us, exceeds $1.5 million. Additionally, we reserve the right to refuse any Premium payment that does not meet our minimum Premium payment requirements, is not in good order, or is otherwise contrary to law for F&G to accept. In addition, we reserve the right to refuse any application. If we refuse your application, we will return your Premium payment to you.

Your application will not be considered to be in good order and your Contract will not be issued until your Premium payments from all sources have been received by us. The Cap Rates and Performance Trigger Rates for the initial Crediting Period will be disclosed to you at the time you apply for a Contract and will be no lower for 30 days thereafter. If your Contract is issued after that 30 day period, if the Cap Rate or Performance Trigger Rate for any Index-Linked Interest Strategy to which you have allocated Premium is lower on the Effective Date of your Contract than it was at the time of your application, you may cancel your contract within 30 days and have the amount of your Premium, or your Account Value (which will be the Strategy Interim Value) if greater, returned to you without any surrender charges. See Right to Examine, below.

ALLOCATING YOUR PREMIUM PAYMENT

You tell us how to apply your Premium payment by specifying in the Contract application your desired allocation (by percentage) among the Fixed Interest Strategy and the available Index-Linked Interest Strategies. Your Premium payment will be allocated according to your instructions on the Contract’s Effective Date.

RIGHT TO EXAMINE

You may cancel the Contract without charge by returning it to us or to your F&G registered representative within 30 days after you receive your Contract. If you cancel your Contract during this period, we will issue a refund including all charges that may have been deducted from your Contract and you will not be subject to a surrender charge. Your state’s law will determine the amount you will receive. This amount will either be:

(a)	Your Account Value on the Business Day we receive your request, which may be more or less than your original Premium payment and will be determined based on Strategy Interim Values;

(b)	The amount of your Premium payment; or

(c)	The greater of (a) or (b).

If you are canceling your Contract because the Cap Rate or Performance Trigger Rate for any Index-Linked Interest Strategy to which you have allocated Premium has changed between the time of your application and the Effective Date of your Contract, the amount you will receive is determined in accordance with (c).

If we are required to return the amount of your Premium payment or the greater of (a) or (b) above, F&G will be subject to the investment risk if you cancel your Contract during the right to examine period.

The amount of your refund may depend on if your Contract is a replacement of another insurance or annuity contract. If your Contract is an IRA or Roth IRA and you cancel within the first 7 days, you will receive the greater of (a) or (b) above. After the first 7 days, your state’s law will determine the amount you will receive as described above.

For a state-by-state description of material variations of this Contract, including the right to examine period, see Appendix A. Unless otherwise stated in Appendix A, the amount you will receive upon exercise of your right to cancel during the right to examine period will be your Account Value on the Business Day we receive your request.

INVESTMENT OPTIONS

The Contract provides that you must allocate your Premium payment among the available investment options on the Effective Date for the initial Crediting Period. You may reallocate your Account Value in any investment option among the available investment options for subsequent Crediting Periods following the end of a Crediting Period by providing new allocation instructions to us, as discussed under the section titled “Transfers.” You may not reallocate your Account Value in the Fixed Interest Strategy or any Index-Linked Interest Strategy until the end of the Crediting Period applicable to the Fixed Interest Strategy or the Index-Linked Interest Strategy.

Currently, the investment options offered under the Contract are the Fixed Interest Strategy and 27 Index-Linked Interest Strategies. The Fixed Interest Strategy credits compound interest at a guaranteed rate. Each Index-Linked Interest Strategy credits interest determined by the performance of a particular Index and the applicable Crediting Method. The Index-Linked Interest credited at the end of a Crediting Period for any Index-Linked Interest Strategy may be positive, negative, or equal to zero.

CREDITING PERIOD

Each Crediting Period for the Fixed Interest Strategy is one year. The Crediting Period for an Indexed-Linked Interest Strategy may be one, three or six years. The initial Crediting Period begins on your Contract’s Effective Date. Each subsequent Crediting Period begins at the end of the prior Crediting Period. If any beginning/ending date of a Crediting Period is not a Business Day, the beginning/ending date will be the next Business Day.

FIXED INTEREST STRATEGY

The Fixed Interest Strategy credits compound interest based on rates that are set and guaranteed by us. Any portion of your Account Value allocated to the Fixed Interest Strategy for a Crediting Period will be credited with the interest rate established for that Crediting Period, which will apply for the entire Crediting Period. Once a Crediting Period is over, we will declare a new interest rate for the next Crediting Period.

The interest rate for the Fixed Interest Strategy for the initial Crediting Period will be set forth in your Contract. Prior to the beginning of each subsequent Crediting Period, we will send written notice at least 30 days prior to the Crediting Period indicating how you may obtain the interest rate for the Fixed Interest Strategy for the next Crediting Period.

The effective annual interest rate for any Crediting Period will never be lower than the guaranteed minimum interest rate of 0.15%. This rate is guaranteed to be a rate not less than the minimum interest rate allowed by state law. The effective annual interest rate represents the rate of daily compounded interest over a 12-month period. You bear the risk that we will never declare an interest rate for the Fixed Interest Strategy higher than the guaranteed minimum interest rate.

Payments from the Fixed Interest Strategy are also subject to minimum amounts required by state law. These minimum amounts only apply upon annuitization from the Fixed Interest Strategy, payment of a death benefit upon death of the Owner, or a full withdrawal from the Fixed Interest Strategy. We guarantee that if one of these events occurs, then the proceeds from the Fixed Interest Strategy (the amount applied to annuity payments or paid for a full withdrawal or death benefit) will be at least equal to the minimums required by state law. If necessary to meet this minimum, charges will be waived.

INDEX-LINKED INTEREST STRATEGIES

Each Index-Linked Interest Strategy credits an amount of Index-Linked Interest at the end of each Crediting Period determined by the performance of a particular Index or Indices and the applicable Crediting Method. Each Crediting Method measures the net performance of the applicable Index between the beginning of the first day of a Crediting Period and Crediting Date (i.e., “Point to Point”) or each Contract Year during the Crediting Period (i.e., “Annual Lock”) subject to either the Cap Rate or Performance Trigger Rate, and the Buffer. Cap Rates, Performance Trigger

Rates and Buffers apply to an entire Crediting Period for Point to Point Index-Linked Interest Strategies and apply to each Contract Year in a Crediting Period for Annual Lock Index-Linked Interest Strategies.

There are currently 27 Index-Linked Interest Strategies available under the Contract. The table below lists the Index, Crediting Method and Crediting Period for each of the 27 Index-Linked Interest Strategies. We expect to add and remove Index-Linked Interest Strategies from time to time. We will always offer the following Index-Linked Interest Strategy: S&P 500® Index, 1-Year Crediting Period, Buffer (Buffer Rate: 10%), Cap (Cap Rate: No lower than 2.00%).

Additional information about the operation of the Index-Linked Interest Strategies is provided under “Additional Information about the Index-Linked Interest Strategies” immediately below.

1 Year Crediting Period
Crediting Method	Buffer	S&P 500® Index	Russell 2000® Index	Nasdaq- 100® Index	MSCI EAFE Index	Hindsight 20/20
Point to Point Cap	10% Buffer	✓	✓	✓	✓	N/A
	20% Buffer	✓	✓	N/A	✓	N/A
Point to Point Performance Trigger	10% Buffer	✓	✓	✓	✓	N/A

3 Year Crediting Period

Point to Point Cap	10% Buffer	✓	✓	N/A	✓	N/A
	20% Buffer	✓	✓	N/A	✓	N/A

6 Year Crediting Period

Point to Point Cap	10% Buffer	✓	✓	N/A	✓	✓
	20% Buffer	✓	✓	N/A	✓	N/A

Annual Lock Cap	10% Buffer	✓	✓	N/A	✓	N/A

ADDITIONAL INFORMATION ABOUT THE INDEX-LINKED INTEREST STRATEGIES

INDEXES

Currently, each Index-Linked Interest Strategy credits interest based on the performance of one of the following Indexes, each covering different asset classes.

S&P 500® Index (SPX). Widely regarded as the best gauge of the U.S. stock market, this world-renowned index tracks the performance of 500 large companies in leading industries of the U.S. economy.

Russell 2000® Index (RTY). The Russell 2000® Index measures the performance of the small-cap segment of the U.S. equity universe. It is a subset of the Russell 3000® Index and includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership.

Nasdaq-100 Index® (NDX). The Nasdaq-100 Index includes 100 of the largest domestic and international non-financial companies listed on the Nasdaq Stock Market based on market capitalization. The Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology.

MSCI EAFE Index (MXEA). MSCI EAFE Index is an equity index that captures large and mid-cap representation across 21 developed markets around the world, including Europe, Australasia and the Far East, excluding the United States and Canada. The Index covers approximately 85% of the free float-adjusted market capitalization in each of the 21 countries.

Hindsight 20/20 Index-Linked Investment Strategy. The Company determines the performance of the Hindsight 20/20 Index-Linked Interest Strategy based on the best performance for the applicable period among three Bank of America MP Indices (the “BofA MP Indices”): the BofA MP Growth Index, the BofA MP Balanced Index and the BofA Defensive Index (together, the “BofA MP Indices”).

The Bank of America MP Indices (the “BofA MP Indices”) are designed to provide exposure to four markets: U.S. large-capitalization companies, U.S. Treasury bonds, U.S. high yield corporate bonds, and the price of gold, as reflected by the underlying exchange traded funds (ETFs) set out below. Target weightings for each of the underlying components in the indexes differ based on the strategy of the respective index: “growth,” “balanced,” and “defensive”. For each Index, the U.S. Large Cap equity component is represented by the SPDR S&P 500 ETF Trust (SPY); the high-yield U.S. corporate bond component is represented by iShares iBoxx High Yield Corporate Bond ETF (HYG); the US government bond component is represented by iShares 7-10 Year Treasury Bond ETF (IEF)); and the gold component is represented by SPDR Gold Shares ETF (GLD), with different target weights based on the applicable methodology (growth, balanced, or defensive), as follows:

BofA MP Indices	Index Bloomberg Ticker	Underlying ETF Target Weights
		SPY	GLD	HYG	IEF
BofA MP Growth Index	BOFAMPGR	75%	5%	15%	5%
BofA MP Balanced Index	BOFAMPBA	60%	10%	20%	10%
BofA MP Defensive Index	BOFAMPDE	40%	20%	20%	20%

Each Index automatically rebalances allocations on a quarterly basis to the target weightings on the last index calculation day in the month of March, June, September and December. Each of the BofA MP Indices is a proprietary index, sponsored and calculated by Merrill Lynch International. Merrill Lynch International is not affiliated with the Company and has no obligations under the Contract.

In order to track the price return of the indexes underlying the underlying ETFs, the performance of each of the BofA MP Indices is reduced by a negative adjustment to the performance of three of the four underlying ETFs that is intended to approximate the dividend yield in respect of each of the applicable underlying ETFs based on historical averages and trends from April 12, 2007 (the base date of the BofA MP Indices) through year end of 2021. In each case, the daily performance of SPY, IEF, and HYG is reduced by an annualized percentage of 2.0%, 1.0%, and 5.0%, respectively.

Because the negative adjustment is fixed while actual dividends paid vary over time, the performance of the BofA MP Indices will differ from the performance of comparable price return indexes. For any underlying ETF where the actual dividend paid is less than the annual adjustment amount, such underlying ETF will underperform and will therefore have a negative impact on the performance of the BofA MP Indices. Conversely, for any underlying ETF where the actual dividend paid exceeds the annual adjustment amount, that underlying ETF will outperform and therefore, should have a positive impact on the performance of the BofA MP Indices.

Underlying ETFs

The following is a brief description of each of the underlying ETFs.

•	SPDR S&P 500 ETF Trust (SPY)

The SPY seeks to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index.

•	iShares 7-10 Year Treasury Bond ETF (IEF)

IEF seeks to track the investment results of the ICE® U.S. Treasury 7-10 Year Bond Index, which measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of greater than or equal to seven years and less than ten years.

•	SPDR Gold Shares (GLD)

The investment objective of GLD is to reflect the performance of the price of gold bullion, less GLD’s expenses.

•	iShares iBoxx High Yield Corporate Bond ETF (HYG)

The HYG seeks to track the investment results of the Markit iBoxx® USD Liquid High Yield Index (the “IBOXHY”), which is a rules-based index consisting of liquid U.S. dollar-denominated, high yield corporate bonds for sale in the United States, which is designed to provide a broad representation of the U.S. dollar-denominated high yield liquid corporate bond market.

Following the occurrence of certain events with respect to an underlying ETF, the affected ETF may be replaced by a substitute component. These events generally include events that could materially interfere with the ability of market participants to transact in, or events that could materially change the underlying economic exposure of, positions with respect to any ETF. The substitution of an ETF may affect the performance of each BofA MP Index, and therefore, the return on your investment in the Hindsight 20/20 Indexed-Linked Interest Strategy.

We reserve the right to add, remove or replace any Index-Linked Interest Strategy or Index in the future, subject to any necessary regulatory approvals. If we replace an Index, this will not cause a change in the Cap Rate, Performance Trigger Rate or Buffer for the current Crediting Period. Adding, replacing or removing an Index does not cause a change in the Buffer because those elements do not change while we continue to offer that Index-Linked Interest Strategy. Any new Index-Linked Interest Strategies based on the performance of a newly added Index will have a new Buffer and Cap Rate or Performance Trigger Rate, provided that a Cap Rate will never be lower than the Guaranteed Minimum Cap Rate, a Performance Trigger Rate will never be lower than the Guaranteed Minimum Performance Trigger Rate, and the Buffer will never be lower than 10%. Changes to the Cap Rates or Performance Trigger Rates, if any, occur at the start of the next Crediting Period. If we add or remove an Index (as opposed to replacing an Index with another Index), the changes will not be effective for your Contract until the start of the next Crediting Period.

We may remove or replace an Index if it is discontinued, the Index is no longer available to us, if the fees to use an Index substantially increase, or if the Index’s calculation changes substantially. Additionally, we may replace an Index if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. We may do so at the end of a Crediting Period or during a Crediting Period. We will notify you in writing at least 30 days before we replace an Index.

If we replace an Index, we will select a new Index that is similar to the old Index. In making this evaluation, we will look at factors such as asset class, Index composition, strategy or methodology inherent to the Index and Index liquidity. If we replace an Index during a Crediting Period, we will calculate the Index Change using the old Index as of the replacement date. After the replacement date, we will calculate the Index Change using the new Index, but with a modified starting Crediting Period value for the new Index. The modified starting Crediting Period value for the new Index on the replacement date will reflect the Index Change for the old Index from the start of the Crediting Period to the replacement date.

Example. This example shows how we would calculate the Index Change during a Crediting Period during which an Index was replaced.

Index Change on replacement date for old Index

Old Index Value at beginning of Crediting period	100
Old Index Value on replacement date	103
Index Change for old Index on replacement date	(103 /100) - 1 = 3%

This 3% Index Change on the replacement date is then used to calculate the modified beginning of Crediting Period Index Value for the new index.

Modified starting Crediting Period Index Value for new index

Index Change for old Index on replacement date	3%
Index Value for new index on replacement date	1000
Modified starting Crediting Period Index Value for new index	1000 /(100% + 3%) = 970.87

The Index Change calculation for that Crediting Period is then based on the change between the modified starting Crediting Period Index Value for the new index, and the end of Crediting Period Index Value for the new index.

Additional Index information, including disclaimers, may be found in Appendix C. The investment risks associated with the Indexes are discussed under the section titled “Index Risk.”

STRATEGY ACCOUNT VALUE

When you allocate Account Value to an Index-Linked Interest Strategy for a Crediting Period, your investment in the Index-Linked Interest Strategy is represented by a Strategy Account Value. Your Strategy Account Value reflects the portion of your Account Value attributable to that Index-Linked Interest Strategy at any given time. If you allocate Account Value to multiple Index-Linked Interest Strategies for a Crediting Period, you will have a separate Strategy Account Value for each Index-Linked Interest Strategy in which you are invested. Your Strategy Account Value is the amount available for withdrawals, surrenders, annuitization and death benefits.

Your Strategy Account Value for an Index-Linked Interest Strategy will be calculated at the close of each Business Day of the Crediting Period as follows:

•	On the Effective Date, your Strategy Account Value will equal your Strategy Base Value for that Index-Linked Interest Strategy.

•

On each Business Day other than a Crediting Date, your Strategy Account Value on a given Business Day will equal your Strategy Interim Value. We calculate your Strategy Interim Value at the close of each such Business Day by applying an Equity Adjustment and an Asset Adjustment to your Strategy Base Value. These values are intended to protect us when you make a withdrawal from your Contract. These values provide us with protection from the trading risk that we will have to incur and/or reflect changes in the Strategy Account Value of each Index-Linked Interest Strategy throughout the Crediting Period, including on the Crediting Date.

•

The Equity Adjustment, which may be positive, negative or zero, reflects changes in the value of a hypothetical portfolio of derivative instruments that are used to hedge market risks allowing us to support the Index-Linked Interest associated with each Index-Linked Interest Strategy. The value of these instruments can be affected by factors such as Index performance, volatility, and interest rates. Each Business Day, we calculate the Equity Adjustment by comparing the fair value on that day of the hypothetical portfolio of derivative instruments with the unamortized initial cost of those derivatives, less the cost of unwinding the derivative positions. On a Crediting Date, the Equity Adjustment is equal to zero.

•

The Asset Adjustment, which may be positive, negative or zero, is to account for changes in market interest rates that impact the value of a hypothetical portfolio of fixed income assets supporting your Contract. The value of these instruments can be affected by market interest rates and the time remaining to the sixth Contract Anniversary. Each Business Day, we calculate the Asset Adjustment by comparing the value of the Bloomberg US Aggregate Yield-to-Worst Index on the Effective Date with the value of the Bloomberg US Aggregate Yield-to-Worst Index at the end of that day. We do not apply an Asset Adjustment on or after the sixth Contract Anniversary.

See Appendix B for additional details of how the Equity Adjustment, the Asset Adjustment and your Strategy Interim Values are calculated.

•

On the Crediting Date of a Crediting Period, your Strategy Base Value will be increased or decreased by the amount of Index-Linked Interest credited to the Index-Linked Interest Strategy, which may be positive, negative, or equal to zero. This may also be expressed through the following formula: Strategy Base Value x (1 + Adjusted Index Change). Prior to the sixth Contract Anniversary, if you surrender your Contract, take a withdrawal, annuitize or if a death benefit is paid on the Crediting Date, the Strategy Account Value for purposes of the transaction will be determined by applying an Asset Adjustment to the Strategy Base Value (after we credit Index-Linked Interest, if any, for the Crediting Period that ends on that Crediting Date). The Asset Adjustment is applied only during the Surrender Charge Period. If you surrender your Contract, take a withdrawal, annuitize or if a death benefit is paid on a Crediting Date on or after the sixth Contract Anniversary, your Strategy Account Value will not be subject to any adjustment.

Example. Assume that you allocate $50,000 to an Index-Linked Interest Strategy on the Effective Date with a 5% Cap Rate. On the first Business Day of the Crediting Period, your Strategy Base Value is $50,000. Your Strategy Account Value will increase and decrease according to changes in your Strategy Interim Value while you continue to have Account Value allocated to the Strategy, but you will only be impacted by the Strategy Interim Value if you take a withdrawal, surrender your contract, annuitize or we if we pay a death benefit during a Crediting Period. For instance, if at the close of the tenth Business Day the applicable Asset Adjustment results a positive adjustment of $1,500 and the applicable Equity Adjustment results in a negative adjustment of $1,000, then your Strategy Interim Value will equal $50,500 (i.e., $50,000 + $1,500 - $1,000), so your Strategy Account Value at that time will be $50,500. Then, if at the close of the eleventh Business Day the applicable Asset Adjustment results a positive adjustment of $1,000 and the applicable Equity Adjustment results in a negative adjustment of $3,000, then your Strategy Interim Value will equal $48,000 (i.e., $50,000 + $1,000 - $3000), so your Strategy Account Value at that time will be $48,000. On the Crediting Date, assuming an Adjusted Index Change of 5%, your Strategy Base Value at the close of the Crediting Date will be credited with $2,500 of Index-Linked Interest (i.e., 5% of $50,000) and your new Strategy Base Value will be $52,500 (i.e., $50,000 +$2,500).

If you take a withdrawal, surrender your contract, annuitize or we if we pay a death benefit on a Crediting Date during the first six Contract Years, your Strategy Account Value for purposes of calculating the transaction will include the Asset Adjustment. In this case, your Strategy Account Value (after application of Index-Linked Interest to the Strategy Base Value) will be $52,500 and if the Asset Adjustment results in a negative adjustment of $3,500, your Strategy Account Value for purposes of calculating the transaction will be $49,000 (i.e., $52,500 – $3,500 = $49,000).

INDEX-LINKED INTEREST

For each Index-Linked Interest Strategy to which you allocate Account Value, on the Crediting Date, we will credit your Strategy Base Value with Index-Linked Interest. Index-Linked Interest may be positive, negative, or equal to zero.

•	If the Index-Linked Interest is positive, your Strategy Base Value will increase by a dollar amount equal to the positive Index-Linked Interest.

•	If the Index-Linked Interest is negative, your Strategy Base Value will decrease by a dollar amount equal to the negative Index-Linked Interest.

•	If the Index-Linked Interest is equal to zero, no interest will be credited and your Strategy Base Value will not change.

If you allocate Account Value to more than one Index-Linked Interest Strategy, the Index-Linked Indexed Strategies in which you invest will credit separate Index-Linked Interest on their respective Crediting Dates. Even if you receive positive Index-Linked Interest for one or more Index-Linked Interest Strategies for a Crediting Period, your overall gain for that Crediting Period will be reduced by any negative Index-Linked Interest you receive for any other Index-Linked Interest Strategies for that Crediting Period, and the negative Index-Linked Interest may cause you to incur an overall loss during that Crediting Period.

CREDITING METHODS

To determine the Index-Linked Interest credited to an Index-Linked Interest Strategy at the end of a Crediting Period, we calculate the Adjusted Index Change for that Index-Linked Interest Strategy. We calculate the Adjusted Index Change by applying the applicable Crediting Method. The Contract provides for three Crediting Methods: (1) Point to Point Cap Rate with Buffer; (2) Point to Point Performance Trigger Rate with Buffer; and (3) Annual Lock Cap Rate with Buffer.

Each Crediting Method includes the following elements:

•	The Crediting Period;

•	The Index Change (either “Point to Point,” from the beginning of the first day of the Crediting Period to the Crediting Date, or “Annual Lock” for each Contract Year in the Crediting Period);

•

Either the Cap Rate or the Performance Trigger Rate (applied from the beginning of the first day of the Crediting Period to the Crediting Date for Point to Point Index-Linked Interest Strategies, or for each Contract Year in the Crediting Period for Annual Lock index-Linked Interest Strategies); and

•

The Buffer (applied from the beginning of the first day of the Crediting Period to the Crediting Date for Point to Point Index-Linked Interest Strategies, or for each Contract Year in the Crediting Period for Annual Lock Index-Linked Interest Strategies).

Each of these elements and each of the Crediting Methods is explained below, along with examples of how the Adjusted Index Change is determined for each Crediting Method in the case of both positive and negative Index Changes.

Crediting Period. The Crediting Period for an Index-Linked Interest Strategy is either one, three or six years. Crediting Periods begin on your Contract’s Anniversary Date.

Index Change. To calculate the Adjusted Index Change, we first calculate the Index Change. The Index Change for a Point to Point Index-Linked Interest Strategy is the net change percentage in the Index Value from the beginning of the first day of a Crediting Period to the Crediting Date, before any applicable adjustment for either the Cap Rate or Performance Trigger Rate and the Buffer. The Index Change for an Annual Lock Index-Linked Interest Strategy is determined from the start of each Contract Year to the end of each Contract Year in a Crediting Period, before any applicable adjustment for the Cap Rate and the Buffer.

Example: Assume that you allocate Account Value to a Point to Point Index-Linked Interest Strategy using the S&P 500® Index and between the beginning of the first day of the Crediting Period and the Crediting Date, the value of the securities comprising the S&P 500® increases by 5%. The Index Change for that Index-Linked Interest Strategy would be 5%. If instead the S&P 500® decreased by 5%, the Index Change for the Index-Linked Interest Strategy would be -5%.

After the Index Change is calculated, we next calculate the Adjusted Index Change. The Adjusted Index Change reflects any applicable adjustments for either the Cap Rate or the Performance Trigger Rate (if the Index Change is positive or equal to zero) and the Buffer. Index-Linked Interest will be credited to the Strategy Base Value at a rate equal to the Adjusted Index Change (if the Index Change is negative).

Cap Rate. If the Crediting Method for an Index-Linked Interest Strategy includes a Cap Rate, the Cap Rate represents the maximum positive Adjusted Index Change for a given Crediting Period for a Point to Point Index-Linked Interest Strategy or for a Contract Year during a Crediting Period for an Annual Lock Index-Linked Interest Strategy. We set the Cap Rate for each Index-Linked Interest Strategy prior to the beginning of a Crediting Period, and the Cap Rate may vary between Index-Linked Interest Strategies. A Cap Rate for a Crediting Period may be higher or lower than the Cap Rates for previous or future Crediting Period. In no event will a Cap Rate be lower than the Guaranteed Minimum Cap Rate. The Cap Rates for your initial Crediting Periods will be set forth in your Contract, will be disclosed to you at the time you apply for a Contract and will be no lower for 30 days thereafter. If your Contract is issued after that 30 day period, the Cap Rate for any Index-Linked Interest Strategy to which you have allocated Premium will be based on our then-current rates, which will be set forth in your Contract, and you will not know them until the Effective Date of your Contract. If those rates are lower on the Effective Date of your Contract than at the time of your application and you are dissatisfied with those rates, you may cancel your Contract within 30 days and have the amount of your Premium, or your Account Value (based on Strategy Interim Values), if greater, returned to you without any surrender charges. Prior to the beginning of each subsequent Crediting Period, we will mail to you a 30-day advance written notice indicating how you may obtain the Cap Rates that we have established by that time for the next Crediting Period.

Example 1: Assume that you allocate Account Value to a Point to Point Index-Linked Interest Strategy for a Crediting Period with a Cap Rate of 6%. Also assume that at the end of the Crediting Period, the Index Change is 5%. In this case, to calculate the Adjusted Index Change, we would compare the Cap Rate of 6% to the Index Change of 5%. Because the Index Change (5%) is less than the Cap Rate (6%), the Adjusted Index Change would be 5%. As a result, we would credit Index-Linked Interest to your Strategy Base Value at the Adjusted Index Change of 5%. In this example, the Cap Rate did not limit your potential gain.

Example 2: Assume that you allocate Account Value to a Point to Point Index-Linked Interest Strategy for a Crediting Period with a Cap Rate of 6%. Also assume that at the end of the Crediting Period, the Index Change is 12%. In this case, to calculate the Adjusted Index Change, we would compare the Cap Rate of 6% to the Index Change of 12%. Because the Index Change (12%) is higher than the Cap Rate (6%), the Adjusted Index Change would be 6%. As a result, we would credit Index-Linked Interest to your Strategy Base Value at the Adjusted Index Change of 6%. In this example, the Cap Rate limited your potential gain.

See “ANNUAL LOCK INDEX-LINKED INTEREST STRATEGIES” for examples for an Annual Lock Index-Linked Interest Strategy. The Cap Rates do not guarantee a certain amount of Index-Linked Interest. The Cap Rates benefit us because they limit the amount of positive Index-Linked Interest that we may be obligated to credit for any Crediting Period. We set the Cap Rates at our discretion. You bear the risk that we will not set the Cap Rates higher than the Guaranteed Minimum Cap Rate.

Performance Trigger Rate. If the Crediting Method for an Index-Linked Interest Strategy includes a Performance Trigger Rate, the Performance Trigger Rate represents the positive Adjusted Index Change for a given Crediting Period if the Index Change for the Crediting Period is zero or greater. We set the Performance Trigger Rate for each Index-Linked Interest Strategy prior to the beginning of a Crediting Period, and the Performance Trigger Rate may vary between Index-Linked Interest Strategies. A Performance Trigger Rate for a Crediting Period may be higher or lower than the Performance Trigger Rates for previous or future Crediting Periods. In no event will a Performance Trigger Rate be lower than the Guaranteed Minimum Performance Trigger Rate. The Performance Trigger Rates for your initial Crediting Periods will be set forth in your Contract, will be disclosed to you at the time you apply for a Contract and will be no lower for 30 days thereafter. If your Contract is issued after that 30 day period, the Performance Trigger Rate for any Index-Linked Interest Strategy to which you have allocated Premium will be based on our then-current rates, which will be set forth in your Contract, and you will not know them until the Effective Date of your Contract. If those rates are lower on the Effective Date of your Contract than at the time of your application and you are dissatisfied with those rates, you may cancel your Contract within 30 days and have the amount of your Premium, or your Account Value (based on Strategy Interim Values), if greater, returned to you without any surrender charges. Prior to the beginning of each subsequent Crediting Period, we will mail to you a 30-day advance written notice indicating how you may obtain the Performance Trigger Rates that we have established by that time for the next Crediting Period.

Example 1: Assume that you allocate Account Value to an Index-Linked Interest Strategy for a Crediting Period with a Performance Trigger Rate of 6%. Also assume that at the end of the Crediting Period, the Index Change is 3%. Because the Index Change is zero or greater (3%), the Adjusted Index Change will equal the Performance Trigger Rate (6%). As a result, we would credit Index-Linked Interest to your Strategy Base Value at the Adjusted Index Change of 6%. In this example, the Performance Trigger Rate was greater than the Index Change.

Example 2: Assume that you allocate Account Value to an Index-Linked Interest Strategy for a Crediting Period with a Performance Trigger Rate of 6%. Also assume that at the end of the Crediting Period, the Index Change is 10%. Because the Index Change is zero or greater (10%), the Adjusted Index Change will equal the Performance Trigger Rate (6%). As a result, we would credit Index-Linked Interest to your Strategy Base Value at the Adjusted Index Change of 6%. In this example, the Performance Trigger Rate limited your potential gain.

The Performance Trigger Rates do not guarantee a certain amount of Index-Linked Interest unless the applicable Index Change is zero or greater. The Performance Trigger Rates benefit us because they limit the amount of positive Index-Linked Interest that we may be obligated to credit for any Crediting Period. We set the Performance Trigger Rates at our discretion. You bear the risk that we will not set the Performance Trigger Rates higher than the Guaranteed Minimum Performance Trigger Rate.

Buffer. The Buffer for an Index-Linked Interest Strategy represents the amount of negative Index Change that may occur before you are credited with a negative Index-Linked Interest for a Point to Point Index-Linked Interest Strategy or a negative Adjusted Index Change applies for a Contract Year in a Crediting Period for an Annual Lock Index-Linked Interest Strategy.

Each Index-Linked Interest Strategy will specify the Buffer for that strategy. Depending on which Index-Linked Interest Strategy you select, the Buffer will provide protection from a negative Index Change of up to 10% or up to 20%.

Example 1: Assume that you allocate Account Value to a Point to Point Index-Linked Interest Strategy with a Crediting Method that includes a Buffer of 10% and, at the end of the Crediting Period, the Index Change is -8%. In this case, to calculate the Adjusted Index Change, we would compare the Buffer of 10% to the Index Change of -8%. Because the negative Index Change (-8%) does not exceed the Buffer of 10%, the Adjusted Index Change would be 0%. As a result, we would not credit any Index-Linked Interest to your Strategy Base Value because the Adjusted Index Change equaled 0%. In this example, the Buffer provided complete downside protection by preventing you from being credited with negative Index-Linked Interest.

Example 2: Assume that you allocate Account Value to an Index-Linked Interest Strategy with a Crediting Method that includes a Buffer of 10% and, at the end of the Crediting Period, the Index Change is -15%. In this case, to calculate the Adjusted Index Change, we would compare the Buffer of 10% to the Index Change of -15%. Because the negative Index Change (-15%) exceeds the Buffer of 10%, the Adjusted Index Change would be -5% (i.e., -15% reduced by the Buffer of 10%). As a result, we would credit Index-Linked Interest to your Strategy Base Value based on an Adjusted Index Change of -5%. In this example, the Buffer provided downside protection because it did limit your loss from -15% to -5%, but it did not provide complete downside protection.

See “ANNUAL LOCK INDEX-LINKED INTEREST STRATEGIES” for examples for an Annual Lock Index-Linked Interest Strategy.

The Buffer for an Index-Linked Interest Strategy will not change while we continue to offer that Index-Linked Interest Strategy.

The Buffer provides only limited protection from downside risk. You should understand that the Buffer does not provide absolute protection against negative Index-Linked Interest. You may lose money.

Every Index-Linked Interest Strategy has its own Strategy Account Value.

See Appendix D for additional examples of each Crediting Method.

ANNUAL LOCK INDEX-LINKED INTEREST STRATEGIES. The Annual Lock Crediting Method is a multi-year Index-Linked Interest Strategy that applies the Buffer and Cap separately for each Contract Year during the Crediting Period. If the Crediting Method for an Index-Linked Interest Strategy has an Annual Lock, the Adjusted Index Change will be calculated in the same manner as for a Point to Point Index-Linked Interest Strategy, except it will be calculated on each Contract Anniversary. However, no Index Interest Credit will be credited to the Index-Linked Interest Strategy until the Crediting Date at the end of the Crediting Period.

If you take a withdrawal from an Index-Linked Interest Strategy with an Annual Lock Crediting Method prior to the end of the Crediting Period, your withdrawal will be based on the Strategy Interim Value on the date of the withdrawal, and not the gains or losses locked in for the completed Contract Years during the Crediting Period. An Index-Linked Interest Strategy with an Annual Lock Crediting Method is not appropriate for investors who intend to take withdrawals during the Crediting Period. Please see the example below, which illustrates the risk of taking withdrawals from an Index-Linked Interest Strategy with an Annual Lock Crediting Method.

The Adjusted Index Change for the full Crediting Period will equal the cumulative result of each successive Adjusted Index Change for each Contract Year during the Crediting Period. On the first Contract Anniversary during the Crediting Period, the performance equals the Adjusted Index Change for that Contract Year multiplied by the Strategy Base Value for the Index-Linked Interest Strategy. This performance amount is added to or deducted from the amount of the Strategy Base Value to form the Annual Lock Amount. The Annual Lock Amount is used to calculate the performance for the next Contract Year during the Crediting Period. On each Contract Anniversary during the Crediting Period thereafter, the return for the year is equal to the Adjusted Index change for that Contract Year multiplied by the Annual Lock Amount. This amount is credited to or deducted from the Annual Lock Amount, which becomes the new Annual Lock Amount for the next Contract Year.

On the Crediting Date, Interest-Linked Interest is credited to the Strategy Base Value in the amount of the difference between the Annual Lock Amount for the Contract Anniversary that is the Crediting Date and the Strategy Base Value. For example, if the Strategy Base Value is $100,000 and the Annual Lock Amount for the Contract Anniversary that is the Crediting Date is $129,112, you will be credited with Index-Linked Interest in the amount of $29,112 on the Crediting Date. A more detailed example is below.

Because of the cumulative impact of the Annual Lock, if you incur a loss in one Contract Year during the Crediting Period, it will reduce the amount invested for the next Contract year during the Crediting Period. In a continuing down market, you could lose in excess of the percentage remaining after the Buffer. For example, if the Buffer is 10%, in a continuing down market, you could lose more than 90% of your investment. On the other hand, if you incur a gain in one Contract Year during the Crediting Period, it will increase the Annual Lock Amount for the next Contract Year, upon which future gains or losses (if any) will be calculated.

The Annual Lock Amount is used only to calculate the performance of an Index-Linked Interest Strategy on each Contract Anniversary during the Crediting Period. This amount is not available for surrender, withdrawal, transfer, annuitization or as a Death Benefit. In addition to adjustments to the Annual Lock Amount, withdrawals during the Crediting Period also reduce the Annual Lock Amount and the Strategy Base Value in the same proportion that withdrawals reduce the Strategy Interim Value.

Example 1: The following example demonstrates the impact of the Cap Rate and Buffer on an Index-Linked Interest Strategy with a 6-Year Annual Lock and assumes no withdrawals have been made.

Strategy Start Date = 10/21/2023

Index-Linked Interest Strategy = 6-Year with Annual Lock Cap Rate with Buffer

Cap Rate = 10%

Buffer = 10%

Index Value at Beginning of Crediting Period = 1,000

Initial Strategy Account Value = $100,000

Strategy Base Value at Beginning of Crediting Period = $100,000

Contract Anniversary	Index Value	Index Change	Adjusted Index Change	Annual Lock Amount on Contract Anniversary
10/21/2024	1,120	+12%	+10%	$110,000
10/21/2025	1,064	-5%	0%	$110,000
10/21/2026	1,149	+8%	+8%	$118,800
10/21/2027	977	-15%	-5%	$112,860
10/21/2028	1,104	+13%	+10%	$124,146
10/21/2029	1,148	+4	+4%	$129,112

In this example, the Index-Linked Interest crediting to the Strategy Base Value on the Crediting Date is $29,112, which is the difference between the Strategy Base Value and the Annual Lock Amount on the Crediting Date. The Strategy Base Value on the Crediting Date is $129,112, which is the sum of the Strategy Base Value (i.e., $100,000) and the Index-Linked Interest (i.e., $29,112).

The Index-Linked Interest is not credited to your Strategy Base Value until the end of the 6-year Crediting Period. Until that time, your Strategy Account Value be subject to the Strategy Interim Value calculations. The Annual Lock Amount on each Contract Anniversary is not available to you and is used only for the purpose of calculating the Index-Linked Interest ultimately credited on the Crediting Date.

Example 2: The following example demonstrates the impact of the Cap Rate and Buffer on an Index-Linked Interest Strategy with a 6-Year Annual Lock and assumes a withdrawal of $20,000 during the third year of the strategy.

Strategy Start Date = 10/21/2023

Index-Linked Interest Strategy = 6-Year with Annual Lock Cap Rate with Buffer

Cap Rate = 10%

Buffer = 10%

Index Value at Beginning of Crediting Period = 1,000

Initial Strategy Account Value = $100,000

Strategy Base Value at Beginning of Crediting Period = $100,000

Strategy Interim Value at date of Withdrawal = $90,000

Contract Anniversary	Index Value	Index Change	Adjusted Index Change	Annual Lock Amount on Contract Anniversary	Strategy Base Value
10/21/2024	1,120	12%	10%	$110,000	$100,000
10/21/2025	1,064	-5%	0%	$110,000	$100,000

Withdrawal of $20,000 out of $90,000 Strategy Interim Value results in proportional reduction in Annual Lock Amount and Strategy Base Value				$85,556	$77,778

10/21/2026	1,149	8%	8%	$92,400	$77,778
10/21/2027	977	-15%	-5%	$87,780	$77,778
10/21/2028	1,104	13%	10%	$96,558	$77,778
10/21/2029	1.148	4%	4%	$100,420	$77,778

In this example, the Index-Linked Interest crediting to the Strategy Base Value on the Crediting Date is $22,642, which is the difference between the Strategy Base Value and the Annual Lock Amount on the Crediting Date. The Strategy Base Value on the Crediting Date is $100,420 which is the sum of the Strategy Base Value (i.e., $77,778) and the Index-Linked Interest (i.e., $22,642).

The Index-Linked Interest is not credited to your Strategy Base Value until the end of the 6-year Crediting Period. Until that time, your Strategy Account Value be subject to the Strategy Interim Value calculations. The Annual Lock Amount on each Contract Anniversary is not available to you and is used only for the purpose of calculating the Index-Linked Interest ultimately credited on the Crediting Date.

Example 3: The following example demonstrates the impact of the Cap Rate and Buffer on an Index-Linked Interest Strategy with a 6-Year Annual Lock during a continuing down market and assumes no withdrawals have been made.

Strategy Start Date = 10/21/2023

Index-Linked Interest Strategy = 6-Year with Annual Lock Cap Rate with Buffer

Cap Rate = 10%

Buffer = 10%

Index Value at Beginning of Crediting Period = 1,000

Initial Strategy Account Value = $100,000

Strategy Base Value at Beginning of Crediting Period = $100,000

Contract Anniversary	Index Value	Index Change	Adjusted Index Change	Annual Lock Amount on Contract Anniversary
10/21/2024	950	-5%	0%	$100,000
10/21/2025	836	-12%	-2%	$98,000
10/21/2026	669	-20%	-10%	$88,200
10/21/2027	568	-15%	-5%	$83,790
10/21/2028	563	-1%	0%	$83,790
10/21/2029	495	-12%	-2%	$82,114

In this example, the negative Index-Linked Interest crediting to the Strategy Base Value on the Crediting Date is -$17,886, which is the difference between the Strategy Base Value and the Annual Lock Amount on the Crediting Date. The Strategy Base Value on the Crediting Date is $82,114, which is the sum of the Strategy Base

Value (i.e., $100,000) and the negative Index-Linked Interest (i.e., -$17,886). If you had invested in a point to point strategy (without the Annual Lock feature, but with the same Cap Rate and Buffer) over this same 6 year period, the negative Index-Linked Interest credited to the Strategy Base Value on the Crediting Date would have been -$40,500 and the Strategy Base Value on the Crediting Date would have been $59,500 (i.e., $100,000-$40,500). This is because in an Annual lock Strategy, the Buffer is applied each year of the Crediting Period, but for a point to point strategy, the Buffer is applied only on the Crediting Date.

Example 4: The following example demonstrates the impact of the Cap Rate and Buffer on an Index-Linked Interest Strategy with a 6-Year Annual Lock during a continuing down market and assumes a withdrawal of $20,000 during the third year of the strategy.

Strategy Start Date = 10/21/2023

Index-Linked Interest Strategy = 6-Year with Annual Lock Cap Rate with Buffer

Cap Rate = 10%

Buffer = 10%

Index Value at Beginning of Crediting Period = 1,000

Initial Strategy Account Value = $100,000

Strategy Base Value at Beginning of Crediting Period = $100,000

Strategy Interim Value at date of Withdrawal = $90,000

Contract Anniversary	Index Value	Index Change	Adjusted Index Change	Annual Lock Amount on Contract Anniversary	Strategy Base Value
10/21/2024	950	-5%	0%	$100,000	$100,000
10/21/2025	836	-12%	-2%	$98,000	$100,000
Withdrawal of $20,000 out of $90,000 Strategy Interim Value results in proportional reduction in Annual Lock Amount and Strategy Base Value				$76,722	$77,778
10/21/2026	669	-20%	-10%	$68,600	$77,778
10/21/2027	568	-15%	-5%	$65,170	$77,778
10/21/2028	563	-1%	0%	$65,170	$77,778
10/21/2029	495	-12%	-2%	$63,867	$77,778

In this example, the negative Index-Linked Interest crediting to the Strategy Base Value on the Crediting Date is -$13,911, which is the difference between the Strategy Base Value and the Annual Lock Amount on the Crediting Date. The Strategy Base Value on the Crediting Date is $63,867, which is the sum of the Strategy Base Value (i.e., $77,778) and the negative Index-Linked Interest (i.e., -$13,911).

IMPACT OF WITHDRAWALS FROM INDEX-LINKED INTEREST STRATEGIES

Under the Contract, you are permitted to take full or partial withdrawals at any time during the Accumulation Phase. Withdrawals may be subject to surrender charges.

If you withdraw Account Value allocated to an Index-Linked Interest Strategy during a Crediting Period or, during the first six Contract Years, on a Crediting Date, the withdrawal will cause a reduction to your Strategy Base Value. Your Strategy Base Value will be immediately reduced in a proportion equal to the reduction in your Strategy Account Value (which will be the Strategy Interim Value during the Crediting Period, or the Strategy Base Value adjusted by the Asset Adjustment on a Crediting Date).

This means that partial withdrawals (including systematic withdrawals and Required Minimum Distributions under the Contract) during a Crediting Period or, during the first six Contract Years, on a Crediting Date could result in a greater reduction in your Strategy Account Value. In addition, any partial withdrawal will proportionately reduce your Strategy Base Value, which could be significantly more than the dollar amount of your withdrawal. This will reduce any gains at the end of the Crediting Period.

You should fully understand how a withdrawal from an Index-Linked Interest Strategy reduces your Strategy Base Value, because reductions in your Strategy Base Value always result in reductions (perhaps significant reductions) to your Strategy Account Value for the remainder of the current and subsequent Crediting Periods. A withdrawal from an Annual Lock Index-Linked Interest Strategy will also result in the Annual Lock Value being immediately reduced in a proportion equal to the reduction in your Strategy Account Value.

Reductions to your Strategy Base Value will negatively impact your Strategy Account Value in three ways.

•

First, a reduction in your Strategy Base Value may cause your Strategy Interim Values for the remainder of the Crediting Period to be lower than if you did not take the withdrawal. Because your Strategy Account Value is set equal to your Strategy Interim Value on any given Business Day, lower Strategy Interim Values will result in lower Strategy Account Values.

•

Second, at the end of the Crediting Period, any positive Index-Linked Interest credited to you will be lower than if you did not take the withdrawal. This is because the Adjusted Index Change is applied to your Strategy Base Value in order to calculate your Index-Linked Interest, and a withdrawal reduces your Strategy Base Value.

•

Third, your Strategy Base Value for successive crediting periods will be lower than if you did not take a withdrawal (unless you transfer additional Account Value to the Index-Linked Interest Strategy).

TRANSFERS

TRANSFER REQUESTS

You may transfer Account Value among the available Index-Linked Interest Strategies, and between the available Index-Linked Interest Strategies and the Fixed Interest Strategy, free of charge at the end of each Crediting Period. You may not make a transfer during a Crediting Period, so you may not transfer funds out of an Index-Linked Interest Strategy with a three-year or six-year Crediting Period for several years. If no transfer request is made prior to the end of a Crediting Period, your investment in an Index-Linked Interest Strategy or the Fixed Income Strategy will automatically be invested in the same Index-Linked Interest Strategy or the Fixed Income Strategy for the next Crediting Period.

The amount of Account Value allocated to an Index-Linked Interest Strategy at the beginning of a Crediting Period must be at least $2,000. If any transfer reduces a Strategy Account Value to less than $2,000, the entire amount remaining in that Index-Linked Interest Strategy will be automatically transferred to the Fixed Interest Strategy. We will reject any transfer request to the extent that it would result in less than $2,000 being allocated under your Contract to the Index-Linked Interest Strategy receiving the reallocated Account Value.

Transfer requests may be submitted in writing to our Service and must be signed by the Owner. We must receive your transfer request at our Service Center at least two Business Days prior to the end of a Crediting Period. At our discretion, we may accept transfer requests by telephone or, if available, by Internet.

If we receive your request on a non-Business Day or after the close of a Business Day, your request will be deemed to be received on the next Business Day. In addition, your transfer request will not be deemed to be received until it is in good order. A transfer request will be in good order if it contains all the information that we need to process the transaction.

AUTOMATIC TRANSFER FROM AN INDEX-LINKED INTEREST STRATEGY TO THE FIXED INTEREST STRATEGY

If you are invested in an Index-Linked Interest Strategy during a Crediting Period and we decide not to offer that Index-Linked Interest Strategy for the next Crediting Period, you must submit a transfer request to us no less than two business days prior to the end of the Crediting Period instructing us how to reallocate that portion of your Account Value at the end of the Crediting Period. If you fail to do so, we will automatically transfer the entire amount of your Account Value allocated to that Index-Linked Interest Strategy to the Fixed Interest Strategy at the end of the Crediting Period and that portion of your Account Value and any interest earned thereon will remain in the Fixed Interest Strategy unless we are otherwise instructed.

ACCESS TO YOUR MONEY DURING THE ACCUMULATION PHASE

TYPES OF WITHDRAWALS

Your Account Value in the Contract may be accessed in the following ways during the Accumulation Phase:

•	by taking partial withdrawals (including repetitive withdrawals, a form of systematic partial withdrawals); and

•	by taking a full withdrawal (i.e., surrendering your Contract).

Your Contract’s Account Value and the Strategy Base Value for any Index-Linked Interest Strategy will decline whenever you take partial withdrawals. If you take a partial withdrawal and, immediately after the withdrawal, your Account Value would be less than $2,000, we will instead pay you the Cash Surrender Value and terminate your Contract. If you take a full withdrawal, we will pay you the Cash Surrender Value and terminate your Contract. You may not take withdrawals greater than your Cash Surrender Value.

Partial withdrawals and full withdrawals may be subject to surrender charges. See the section titled “Surrender Charge” for more information about surrender charges. Eligible withdrawals under the required minimum distributions waiver, impairment waiver, nursing home confinement waiver or the terminal illness waiver are not subject to surrender charges.

Any additional withdrawals are not permissible during the Income Phase.

PARTIAL WITHDRAWALS

During the Accumulation Phase, you can make partial withdrawals from your Account Value at any time by sending a signed request to our Service Center. The withdrawal request must be accompanied with all the information we need to process it. Unless you tell us otherwise, partial withdrawals will be taken proportionately from the Fixed Interest Strategy and Index-Linked Interest Strategies based on how your Account Value is allocated. You may request that your withdrawals be taken only from investment options you select proportionately based on how your Account Value is allocated to those investment options at the time of the withdrawal. Repetitive partial withdrawals must be at least $100 and one-time partial withdrawals must be at least $500. If your Account Value is less than $500, you may only surrender the Contract for the Cash Surrender Value.

As part of your withdrawal request, you may indicate the Business Day on which you would like to take the withdrawal, including if you would like to take the withdrawal at the end of the current Crediting Periods for your investments. If you indicate the Business Day on which your withdrawal should be taken, we must receive your withdrawal request in good order no later than the close of the Business Day on which you wish to take the withdrawal. If you do not indicate the Business Day on which to take the withdrawal, your withdrawal will be taken on the Business Day that we receive your request. If we receive your request in good order on a non-Business Day or after the close of a Business Day, it will be deemed to be received on the next Business Day.

Partial withdrawals taken from an Index-Linked Interest Strategy may negatively impact (perhaps significantly) your Strategy Account Value for the remainder of the Crediting Period. See the section titled “Impact of Withdrawals from Index-Linked Interest Strategies.”

FULL WITHDRAWALS

You can take a full withdrawal (i.e., surrender your Contract for its Cash Surrender Value) at any time during the Accumulation Phase by sending a signed request to our Service Center in good order. A surrender request will be in good order if it contains all the information that we need to process the transaction. All benefits under the Contract will be terminated as of the Business Day that we receive your surrender request. The Cash Surrender Value will be as of the Business Day that we process the transaction. We will pay you the Cash Surrender Value within seven calendar days thereof.

As part of your withdrawal request, you may indicate the Business Day on which you would like to take the withdrawal, including if you would like to take the withdrawal at the end of the current Crediting Period for your investments. If you indicate the Business Day on which your withdrawal should be taken, we must receive your withdrawal request in good order no later than the close of the Business Day on which you wish to take the withdrawal. If you do not indicate the Business Day on which to take the withdrawal, your withdrawal will be taken on the Business Day that we receive your request. If we receive your request in good order on a non-Business Day or after the close of a Business Day, it will be deemed to be received on the next Business Day.

REPETITIVE WITHDRAWALS (A FORM OF SYSTEMATIC PARTIAL WITHDRAWALS)

Repetitive withdrawals allow you to automatically withdraw payments of a pre-determined dollar amount or a fixed percentage of Account Value on a monthly, quarterly, semi-annual or annual basis. You may request repetitive withdrawals by completing the appropriate form and sending it to our Service Center.

Repetitive withdrawals may be used to avoid tax penalties for premature withdrawals or to satisfy minimum distribution requirements of Qualified Contracts. To avoid a premature withdrawal penalty, they must be set up as a series of substantially equal periodic payments made at least annually and based on:

•	your life expectancy; or

•	the joint life expectancy of you and your Beneficiary.

Repetitive withdrawals based on life expectancy are intended to deplete your Account Value over the life expectancy through withdrawals that are substantially equal (as outlined in IRS guidance). To begin repetitive withdrawals based on life expectancy, you must verify your age in order for us to calculate the monthly, quarterly, semi-annual or annual withdrawal amount. We calculate the amount of a repetitive withdrawal based on life expectancy by dividing the Account Value by the life expectancy of the Owner as determined by using the IRS single-life life expectancy table or for IRA required minimum distributions, the appropriate IRS table. If repetitive withdrawals are based on joint-life life expectancy, we divide the Account Value by the joint-life expectancy of the Owner and the Beneficiary by using the IRS joint-life life expectancy table or for IRA required minimum distributions, the appropriate IRS table.

Repetitive withdrawals that are based on life expectancy may allow you to avoid the early withdrawal tax penalty of 10% that you would otherwise pay for taking withdrawals prior to age 59 1⁄2. If you take additional withdrawals or otherwise modify or stop these repetitive withdrawals, there may be tax consequences and penalties. You should talk to your tax professional for more information on taking repetitive withdrawals to avoid the 10% tax penalty. If you make repetitive withdrawals that are not based on life expectancy, the same restrictions, income taxes, and tax penalties that apply to random withdrawals may also apply to repetitive withdrawals.

If you receive a repetitive withdrawal, like any other partial withdrawal, the repetitive withdrawal will cause a reduction (perhaps significant reduction) to your Strategy Base Value. Reductions to your Strategy Base Value will negatively impact your Strategy Account Value and may result in a lower amount of Index-Linked Interest being credited, if any, at the end of the Crediting Period. In addition, repetitive withdrawals may be subject to surrender charges. You should carefully consider how taking repetitive withdrawals can negatively impact your investment in the Contract. See the sections titled “Strategy Base Value Risk,” “Impact of Withdrawals from Index-Linked Interest Strategies,” and “Surrender Charge” for more information.

You should consult your tax and financial advisor(s) prior to beginning, modifying, or stopping repetitive withdrawals. We do not provide tax advice and you will be responsible for any errors in calculations or tax penalties associated therewith.

FEES AND CHARGES

SURRENDER CHARGE

You may take partial withdrawals or surrender your Contract (i.e., take a full withdrawal) at any time during the Accumulation Phase. A surrender charge may be imposed when you take a partial or full withdrawal during the Surrender Charge Period (the first six Contract Years). A surrender charge may be imposed when the Maturity Date is during the Surrender Charge Period. After the sixth Contract Year, there are no surrender charges under the Contract.

If a surrender charge applies to a withdrawal, the charge will be a percentage of the amount withdrawn in excess of your free withdrawal amount. See “Free Withdrawal Amount” below. If you take a partial withdrawal, we will deduct the surrender charge from the amount withdrawn unless you tell us to deduct the surrender charge from your remaining Account Value. If your remaining Account Value is not sufficient to pay the surrender charge, we will deduct the surrender charge from the amount withdrawn. If you take a full withdrawal, the surrender charge is calculated as part of your Cash Surrender Value.

The applicable surrender charge percentage will depend on the Contract Year during which the withdrawal is taken. The schedule below sets forth the surrender charge percentages under the Contract. The surrender charge schedule starts at 7% and declines until the seventh Contract Year when it reaches 0%.

Contract Year	1	2	3	4	5	6	7+
Surrender Charge (as a percentage of the amount withdrawn in excess of the free withdrawal amount)	7%	7%	6%	5%	4%	3%	0%

All withdrawals during the first six Contract Years are subject to surrender charges, except:

•	withdrawals during a Contract Year that, in the aggregate, do not exceed the free withdrawal amount;

•	withdrawals for required minimum distributions;

•	withdrawals while subject to eligible impairment;

•	withdrawals while subject to eligible nursing home confinement; and

•	withdrawals in the case of an eligible terminal illness.

Withdrawals under the waivers for required minimum distributions, eligible impairment, eligible nursing home confinement or eligible terminal illness are in lieu of, and not in addition to, the free withdrawal amount. Your free withdrawal amount is reduced by any withdrawal under any of these waivers. Waivers are subject to availability by state. Please refer to Appendix A for availability in your state.

Death benefits under the Contract are not subject to surrender charges.

Surrender charges are intended to compensate us for expenses incurred in connection with the promotion, sale, and distribution of the Contracts. We intend to use revenue generated from surrender charges for any legitimate corporate purpose.

STRATEGY INTERIM VALUES AND ASSET ADJUSTMENTS

In addition to surrender charges, if, during a Crediting Period prior to the Crediting Date, you take a withdrawal (including systematic withdrawals), surrender your Contract, your Contract enters the Income Phase or we pay a death payment, the transaction will be based on your Strategy Interim Values in the Index-Linked Interest Strategies. The application of the Strategy Interim Values to such transactions could result in a loss and will not be subject to the Buffers for the Index-Linked Interest Strategies. In extreme circumstances, for any and all Index-Linked Interest Strategies, you may lose up to your entire Strategy Account Value in the Index-Linked Interest Strategies, including your principal and previously credited Index-Linked Interest.

If you take a withdrawal, surrender your Contract, your Contract enters the Income Phase or we pay a death payment on a Crediting Date during the first six Contract Years, the transaction will be based on your Strategy Account Value, subject to the Asset Adjustment. The application of the Asset Adjustment to such transactions could result in a loss and will not be subject to the Buffers for the Index-Linked Interest Strategies. In extreme circumstances, for any and all Index-Linked Interest Strategies, you may lose up to your entire Strategy Account Value in the Index-Linked Interest Strategies, including your principal and previously credited Index-Linked Interest.

FREE WITHDRAWAL AMOUNT

During the first six Contract Years, you may take withdrawals during each Crediting Period up to your free withdrawal amount without the imposition of surrender charges. Withdrawals under the waivers for required minimum distributions, eligible impairment, eligible nursing home confinement or eligible terminal illness are in lieu of, and not in addition to, the free withdrawal amount. Your free withdrawal amount for any Contract Year is reduced by any withdrawal under any of these waivers. Any aggregate withdrawals in excess of your free withdrawal amount in any Contract Year may be subject to surrender charges. After the sixth Contract Year, no surrender charge applies under the Contract.

We determine your free withdrawal amount at the beginning of each Contract Year during the first six Contract Years. Your free withdrawal amount during the first Contract Year is 10% of your Premium payment. Your free withdrawal amount for each of the following five Contract Years is 10% of your Account Value on the immediately preceding Contract Anniversary.

Withdrawals, including free withdrawals, are based on your Account Value, and are subject to Strategy Interim Value calculations during Crediting Periods and are subject to the Asset Adjustment on Crediting Dates during the first six Contract Years, regardless of any waiver of surrender charges. See “Strategy Interim Value” for additional information.

Example of the Surrender Charge and the Free Withdrawal Amount

The following example illustrates how the surrender charge and the free withdrawal amount apply to the Contract.

Assume:

•	Your Premium payment was $100,000.

•	You did not make any withdrawals from your Contract during the first Contract Year.

•	On the first Contract Anniversary, your Account Value is $110,000, and your free withdrawal amount therefore is $11,000 (10% of $110,000).

•	During your second Contract Year, you take a partial withdrawal of $20,000 that is subject to a surrender charge of 7%.

•	Your Strategy Base Value immediately prior to the withdrawal is $110,000.

•	Your Account Value (based on Strategy Interim Values) immediately prior to the withdrawal is $95,000.

•	You instruct us to deduct the surrender charge from your remaining Account Value rather than the amount withdrawn. Therefore, your Account Value is reduced by $20,000 plus the surrender charge.

Because your free withdrawal amount is $11,000, the portion of the partial withdrawal subject to a surrender charge is the amount of the withdrawal of $20,000 that is in excess of $11,000, which is $9.000 (i.e., $20,000—$11,000 = $9,000). Additionally, because you elected to have the withdrawal charge deducted from your remaining Account Value, you also pay a surrender charge on the amount of the surrender charge. To calculate your surrender charge of 7%, we use the following formula:

surrender charge =	withdrawal charge percentage x amount of withdrawal in excess of free withdrawal / (100%-withdrawal charge percentage)

This results in a surrender charge of approximately $677 (i.e., 7% x $9.000/(100%-7%). After subtracting the partial withdrawal ($20,000) and the surrender charge ($677), your Account Value (based on your Strategy Interim Values) would be approximately $74,323. Your Strategy Base Value for the Crediting period commencing on that day would be reduced in proportion to your Strategy Interim Value. Your Strategy Interim Value was reduced by approximately 21.8% ($20,677/$95,000), so your Strategy Base Value would be reduced by approximately $23,942 (i.e., $110,000 multiplied by $20,677/$95,000), and would be approximately $86,058.

REQUIRED MINIMUM DISTRIBUTION WAIVER

If approved in your state, we may waive surrender charges on required minimum distributions from Qualified Contracts required under the Code. The amount of your required minimum distribution eligible for the waiver is determined annually based on the fair market value of the Contract on December 31st occurring immediately prior to the beginning of a calendar year, in accordance with Code, and as if the Contract is your only retirement plan or account. For this purpose, if Your Contract was issued after December 31st occurring immediately prior to the calendar year, then the fair market value of Your Contract on that date is zero and the resulting required minimum distribution eligible for waiver of surrender charges for that calendar year is also zero.

To receive a surrender charge waiver for required minimum distributions, you must request the waiver in writing to our Service Center and include your election of either a single lump-sum payment or systematic payments. If the amount of your required minimum distribution exceeds the total free withdrawal amount available under your Contract during a Contract Year, we reserve the right to defer payment of the excess amount until the next Contract Year if the next Contract Year begins before the end of the calendar year. The unused portion of the waiver in any year cannot be carried over to a subsequent calendar year. Withdrawals under the waiver for required minimum distributions are in lieu of, and not in addition to, the free withdrawal amount. Your free withdrawal amount is reduced by any withdrawal under the waiver for required minimum distributions. Withdrawals are based on your Account Value, which may be subject to Strategy Interim Value calculations, regardless of any waiver of surrender charges. See “Strategy Interim Value” for additional information.

IMPAIRMENT WAIVER

If approved in your state, after the first Contract Anniversary, upon your request in writing to our Service Center, we may waive surrender charges on withdrawals that you make while you are impaired. To receive a surrender charge waiver for impairment, your impairment must begin after the Effective Date and must have continued for at least 90 consecutive days. The 60-day requirement may begin during the first Contract Year, but no waiver will apply until after the first Contract Year and no surrender charge during the first Contract Year will be waived. You must provide written proof of impairment from your attending physician providing sufficient detail as to your impairment.

Withdrawals under the waiver for impairment are in lieu of, and not in addition to, the free withdrawal amount. Your free withdrawal amount is reduced by any withdrawal under the waiver for impairment. Withdrawals are based on your Account Value, which may be subject to Strategy Interim Value calculations, regardless of any waiver of surrender charges. See “Strategy Interim Value” for additional information.

Please see your Contract for more information regarding the impairment waiver.

NURSING HOME CONFINEMENT WAIVER

If approved in your state, after the first Contract Anniversary, upon your request in writing to our Service Center, we may waive surrender charges on withdrawals you make while you are confined in a nursing home for a period of at least 60 consecutive days if you were not confined to a nursing home prior to the Effective Date. The 60-day requirement may begin during the first Contract Year, but no waiver will apply until after the first Contract Year and no surrender charge during the first Contract Year will be waived. You must provide written proof of your confinement in an eligible nursing home while confined or within 90 days of when you were last confined.

Withdrawals under the waiver for nursing home confinement are in lieu of, and not in addition to, the free withdrawal amount. Your free withdrawal amount is reduced by any withdrawal under the waiver for nursing home confinement. Withdrawals are based on your Account Value, which may be subject to Strategy Interim Value calculations, regardless of any waiver of surrender charges. See “Strategy Interim Value” for additional information.

Please see your Contract for more information regarding the nursing home confinement waiver.

TERMINAL ILLNESS WAIVER

If approved in your state, after the first Contract Anniversary, upon your request in writing to our Service Center, we may waive surrender charges on withdrawals that you make while you are terminally ill and not expected to live more than 12 months. To be eligible for a surrender charge waiver for a terminal illness, you must be diagnosed with a terminal illness after the Effective Date. You must provide written proof of the terminal illness, such as certification by an eligible physician who provides medical care to you regarding your terminal illness.

Withdrawals under the waiver for terminal illness are in lieu of, and not in addition to, the free withdrawal amount. Your free withdrawal amount is reduced by any withdrawal under the waiver for terminal illness. Withdrawals are based on your Account Value, which may be subject to Strategy Interim Value calculations, regardless of any waiver of surrender charges. See “Strategy Interim Value” for additional information.

Please see your Contract for more information regarding the terminal illness waiver.

ANNUITY PAYMENTS

INCOME PHASE

If your Contract enters the Income Phase, we will make annuity payments to the Payee(s) based on the annuity option that you select. Each annuity option is based on the life of at least one Annuitant. The value of the annuity payments that we make will depends in part on your Cash Surrender Value on the Maturity Date. This means that if the Maturity Date is (i) during a Crediting period, your Account Value will be based on respective Strategy Interim Values; (ii) the Maturity Date falls on a Crediting Date during the first six Contract Years, your Account Value will be based on Strategy Account Values that include the Asset Adjustment; and (iii) during the Surrender Charge Period, your payments will be based on your Account Value less surrender charges.

As of the Maturity Date, the only payments that we will make under the Contract are annuity payments (or a lump sum payment). It will not be possible to take withdrawals and the death benefit will not be payable upon death. Once your Contract enters the Income Phase, you cannot switch back to the Accumulation Phase.

The Maturity Date is fixed on the Effective Date as the Contract Anniversary on the Annuitant’s (or oldest Annuitant’s if a Joint Annuitant is named) 100th birthday. You may elect an earlier, but not a later, Maturity Date following the first Contract Anniversary by providing written notice to our Service Center. On the Maturity Date, your Contract will enter the Income Phase and annuity payments must begin unless you surrender your Contract prior to the Maturity Date. If you do not surrender your contract prior to the Maturity Date, the Income Phase will begin automatically. We will send notice to you prior to the scheduled Maturity Date and request that you verify all the information that we currently have on file.

The annuity option that you select will determine, among other things, the amount of your annuity payments and their frequency. Annuity payments will start at the end of the first payment period that begins on the Maturity Date.

You name the Annuitant(s) in your Contract application and may name the Payee(s) at any time prior to the Maturity Date. You may change a Payee or an Annuitant at any time prior to the Maturity Date by submitting a written request to our Service Center. You may elect and change the annuity option at any time prior to the Maturity Date by submitting an election form to our Service Center. The election form may be obtained through a written request, by phone, or by downloading the form from our website. After the Maturity Date, no such changes will be permitted. Changes in an Annuitant may affect the benefits available under this Contract and any riders or endorsements. We reserve the right to refuse Your request to change the Annuitant(s) if we receive the request more than 30 days after you signed it.

If you transfer the right to receive annuity payments to someone else, there may be gift and income tax consequences. If premium taxes are required by state law, these taxes will be deducted from your Account Value before the annuity payments are calculated.

ANNUITY OPTIONS

You may choose one of the annuity options listed below or any other option you want and that we agree to provide. You may choose for payments to be made on a monthly, quarterly, semi-annual or annual basis. With the exception of the Income for a Fixed Period option, each other annuity option listed below is a life annuity option. This means that the number of annuity payments a Payee receives depends, at least in part, on how long an Annuitant lives.

The available annuity options are as follows:

Income for a Fixed Period. The Payee receives annuity payments for the number of years and months chosen. If the Annuitant or Joint Annuitant dies before the end of the fixed period, the remaining annuity payments, as scheduled, will be paid to the Income Phase Death Benefit Recipient. Alternatively, the Income Phase Death Benefit Recipient may elect to receive a lump sum equal to the Commuted Value of the remaining scheduled payments.

Life Income with Guaranteed Period. The Payee receives annuity payments for the longer of the Annuitant’s life or a guaranteed period selected by you and agreed to by us. The amount of the annuity payments may be affected by the length of the guaranteed period you select. A shorter guaranteed period will result in higher annuity payments during the Annuitant’s life and fewer or no remaining guaranteed payments to the Payee. A longer guaranteed period will result in lower annuity payments. If the Annuitant dies before the guaranteed payments have been made, the remaining payments will be made to the Income Phase Death Benefit Recipient. Alternatively, the Income Phase Death Benefit Recipient may elect to receive a lump sum equal to the Commuted Value of the remaining scheduled payments.

Joint and Survivor Life Income with Guaranteed Period. The Payee receives annuity payments for the longer of the Annuitant’s life, the joint Annuitant’s life or a guaranteed period selected by you and agreed to by us. The full benefit amount will continue to be paid to the Payee until the later of the first death of either the Annuitant or joint Annuitant and the end of the guaranteed period. If only one Annuitant is alive when the guaranteed period ends, a percentage of the payment amount will continue to be paid to the Payee. You name the joint Annuitant, Payee and payment percentages at the time you elect this option. The joint Annuitant and payment percentages cannot be changed once the Income Phase begins. Choosing lower percentages to be paid after the death of either Annuitant results in higher payments while both Annuitants are living. If both Annuitants die before the guaranteed payments have been made, the remaining payments will be made to the Income Phase Death Benefit Recipient. Alternatively, the Income Phase Death Benefit Recipient may elect to receive a lump sum equal to the Commuted Value of the remaining scheduled payments.

If you do not choose an annuity option prior to the Maturity Date, if there is one Annuitant, we will make monthly annuity payments under the Life Income with Guaranteed Period annuity option, and if there is a joint Annuitant, we will make monthly annuity payments under the Joint and Survivor Life Income with Guaranteed Period annuity option. In either case the guaranteed period will be the default guaranteed period set forth in your Contract.

Not all forms of an annuity option will satisfy required minimum distribution rules for Qualified Contracts. See the section titled “Taxes” and consult your tax advisor for more information.

We may choose to distribute your Account Value in a lump sum if it is equal to or less than $2,000 or if monthly annuity payments would be less than $20. You may elect to have payments delivered by mail or electronically transferred to a bank account.

Proof of Age or Sex. We may require proof of age or sex before beginning annuity payments under any annuity option based on life or life expectancy. If the age or sex of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. We will deduct overpayments in equal amounts over any remaining guaranteed payment period or 10 years, whichever is less. We will credit interest on underpayments and will charge interest on overpayments. We may require evidence satisfactory to us that an Annuitant is living before we make any payment.

DEATH BENEFIT

If you die during the Accumulation Phase, the Contract provides for a death benefit equal to the greater of:

(a)	Your Account Value; or

(b)

Your Premium payment reduced proportionately by the percentage reduction in the Strategy Account Values and the Fixed Interest Strategy Value for each partial withdrawal, including the impact of any surrender charge deduction.

If the Death Benefit is paid during a Crediting period, your Account Value will be based on respective Strategy Interim Values. If the Death Benefit is paid on a Crediting Date during the first six Contract Years, your Account Value will be based on Strategy Account Values that include the Asset Adjustment.

If we permit you to transfer ownership of the Contract or assign the Contract, the death benefit will equal your Account Value, unless the new owner or assignee is required under applicable law to hold the Contract and the proceeds of any benefits under the Contract for the benefit of the original Owner or you have assigned the Contract solely for the purpose of effectuating a replacement of the Contract that qualifies as an exchange under Section 1035 of the Code.

The death benefit will terminate on the Maturity Date and will not be payable once the Income Phase begins under any circumstances. This means the death benefit will terminate without value when the Contract is annuitized.

Death of Annuitant. If the Annuitant is not an Owner and the Annuitant dies before the Maturity Date, no Death Benefit will be paid if an Annuitant or Joint Annuitant dies before the Maturity Date unless the Owner is a Non-Natural Person, in which case the death of an Annuitant will be treated as the death of an Owner.

If the Annuitant is not an Owner and the Annuitant dies before the Maturity Date, you must notify us within 90 days and designate a new Annuitant. If no designation is made within 90 days after the Annuitant’s death, the Owner (or oldest joint Owner) named in the application will become the Annuitant.

DUE PROOF OF DEATH

The amount of the death benefit is subject to fluctuation until we receive due proof of death. Most importantly, if the Contract is invested in at least one Index-Linked Interest Strategy at the time that a death benefit becomes payable, the amount of the death benefit may decrease in value until we receive due proof of death. Thus, eligible recipients of the death benefit should notify us of an Owner’s death and provide us due proof of death as promptly as possible to limit the risk of a decline in the death benefit.

We will determine the amount of the death benefit on the Business Day that we receive at our Home Office due proof of death, which includes the following information:

•	Proof of death acceptable to us, such as a certified copy of a death certificate;

•	Written payment directions from at least one eligible recipient of the death benefit; and

•	Any other documents, forms or information we may require.

The amount of the death benefit will include any interest required by state law. When we process the claim, all funds that are not paid out immediately will be transferred to the Fixed Interest Strategy, including, in the case of multiple Beneficiaries, the proportionate interest of each Beneficiary from whom we do not have payment instructions.

RECIPIENT OF DEATH BENEFIT

Upon the death of a natural Owner during the Accumulation Phase, the death benefit is payable to the following:

•	Surviving Owner; or if none, then

•	Surviving primary Beneficiaries; or if none, then

•	Surviving contingent Beneficiaries; or if none, then

•	Estate of the last Owner to die.

For a Contract owned by a non-natural Owner, upon the death of the Annuitant during the Accumulation Phase, the death benefit is payable to the following:

•	Surviving primary Beneficiaries; or if none, then

•	Surviving contingent Beneficiaries; or if none, then

•	The non-natural Owner.

If a person entitled to receive the death benefit dies before the death benefit is distributed, we will pay the death benefit to that person’s named beneficiary or, if none, to that person’s estate.

PAYMENT OPTIONS

The recipient of the death benefit may elect to have the death benefit paid as:

(a)	A lump sum payment or series of withdrawals that are completed within five years from the date of death; or

(b)	Payments made over the Beneficiary’s life or life expectancy; or

(c)

Annuity Payments made over a person’s life or life expectancy. The life expectancy election must be made within 60 days from our receipt of proof of death. Annuity Payments must begin within one year from the date of death. Once Annuity Payments begin, they cannot be changed.

Life and life expectancy payouts of death benefits may not satisfy required minimum distribution rules under Qualified Contracts. See the section titled “Taxes” and consult your tax advisor for more information. If the death benefit is payable to the Owner’s estate, we will make a lump sum payment. Different death benefit elections may be available to certain Beneficiaries.

SPOUSAL CONTINUATION

In limited circumstances, when the Owner dies, if the spouse of the deceased Owner is entitled to receive a death benefit, the spouse may have the option to continue the Contract instead. Under federal tax law, the spouse’s option to continue the Contract is contingent upon whether the deceased Owner and the spouse were legally married under applicable state law. See the section titled “Taxes” for more information.

The spouse may either elect to receive the amount of the death benefit or continue the Contract. If the spouse chooses to continue the Contract, the Account Value will not be adjusted even if the Death Benefit as calculated above would exceed the Account Value.

Upon the death of a spouse who becomes the owner of the Contract as a result of spousal continuation, the death benefit will be equal to the greater of:

(a)	the Account Value; or

(b)

Your Premium payment reduced proportionately by the percentage reduction in the Strategy Account Values and the Fixed Interest Strategy Value for each partial withdrawal, including the impact of any surrender charge deduction.

Only one spousal continuation is permitted per Contract.

DEATH DURING THE INCOME PHASE

If an Owner dies during the Income Phase, then any amounts paid after the Owner’s death will depend on which annuity option was selected. If an Owner dies while annuity payments are being paid, we will pay the remaining annuity payments, if any, in accordance with that option. If the Annuitant is not an Owner and dies after the Annuity Date, then we will continue paying any remaining annuity payments due under the annuity option in effect to the Income Phase Death Benefit Recipient designated by the Owner. The remaining annuity payments will be distributed at least as rapidly as under the annuity option then in effect. See the section titled “Annuity Payments” for more information.

TAXES

This section discusses how the federal income tax applies to annuities in general. This information is not complete and is not intended as tax advice. Tax laws and their interpretations are complex and subject to change. We cannot predict the probability that any changes in the interpretation of the laws, or the laws themselves, will occur. No attempt is made to discuss state or other tax laws. F&G does not guarantee the tax treatment of any Contract or any transaction involving a Contract. You bear the complete risk that the Contract may not be treated as an “annuity contract” under federal income tax laws. It should be further understood that the following discussion is not exhaustive and that special rules not described in this prospectus may be applicable in certain situations. You should consult a competent tax advisor about the possibilities of tax law changes and your individual circumstances.

ANNUITY CONTRACTS IN GENERAL

Different tax rules apply to Premium payments made to annuity contracts and distributions from annuity contracts depending on how you take money out and whether the annuity contract is a Non-Qualified Contract or a Qualified Contract.

NON-QUALIFIED CONTRACTS

Individuals may purchase Non-Qualified Contracts without any Premium payment limits imposed under the Code. The Premium payments are normally not deductible but taxes on the increases in the value of the Contract are generally deferred until an actual or deemed distribution occurs, such as a distribution in the form of a lump sum payment, a partial withdrawal, or as annuity payments under the option elected.

Your cost basis in the Contract equals the total amount of the after-tax Premium payment remaining in the Contract. Under the Code, you generally are taxable on the “income on the contract” at the time it is received. The “income on the Contract” generally means the excess of the Account Value over the “investment in the Contract.” The investment in the Contract, in turn, equals the aggregate amount of premiums paid less the non-taxable portion of amounts previously distributed from the Contract. Amounts distributed from a Contract are treated first as a taxable distribution of the income on the Contract, to the extent thereof, and second as a non-taxable distribution of the investment in the Contract. In the case of a full surrender of the Contract, the distribution is taxable income to the extent the amount received exceeds the investment in the Contract.

Distributions of income on the contract are includable in gross income and taxed at ordinary income rates. See also the discussion under Medicare Tax below. In certain situations, an ordinary loss deduction may be available upon the full surrender of a contract if the proceeds of the surrender are less than the investment in the Contract. However, the deduction will be a nondeductible miscellaneous itemized deduction. You should consult your tax advisor about any loss resulting from the surrender of a non-qualified annuity contract.

Contracts not owned for the benefit of natural persons, e.g., contracts owned by a corporation or certain other entities, are generally not treated as annuities for federal income tax purposes and any earnings are taxed as ordinary income in the current year. Exceptions may apply. For example, contracts held by a trust which holds the annuity contract as an agent for a natural person are treated as annuity contracts. Purchasers who are not natural persons should consult their own tax counsel or other tax advisor before purchasing the Contract.

In addition to ordinary income tax, Section 72(q) of the Code imposes a ten percent (10%) penalty on the income portion of any premature withdrawals from a non-qualified annuity contract. The penalty is not imposed on amounts received: (a) after the taxpayer reaches age 59 1⁄2; (b) after the death of the Owner; (c) if the taxpayer is totally disabled (for this purpose disability is as defined in Section 72(m)(7) of the Code); (d) as a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and his or her beneficiary; or

(e) which are allocable to Premium payments made prior to August 14, 1982. With respect to (d) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1⁄2 or five years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed but for the exception, plus interest for the tax years in which the exception was used. There may be other exceptions to the 10% tax penalty and additional conditions to the 10% penalty exceptions described above. Before you make a withdrawal from a Non-Qualified Contract, you should consult your tax advisor to determine the tax treatment of the withdrawal and whether the 10% penalty tax will apply.

DISTRIBUTIONS AT DEATH

In order to be treated as an annuity contract for tax purposes, a Non-Qualified Contract must comply with Code Section 72(s), which provides that:

1.

If an owner dies before annuity payments begin, the entire interest in the contract must be distributed within five years after the date of the owner’s death. If payable to a designated beneficiary, the distributions may be paid over the life or life expectancy of that designated beneficiary, so long as the payouts begin within one year of the Owner’s death. If the sole designated beneficiary is the spouse of the owner, the contract may be continued in the name of the spouse as owner; or

2.

If the owner dies on or after annuity payments begin, the remainder of any interest in the contract must be distributed at least as rapidly as provided for in the method in effect on the date of death.

If the owner is not a natural person, then for purposes of these distribution rules, the annuitant is considered the owner. In addition, when the owner is not a natural person, a change in the annuitant is treated as the death of the Owner.

QUALIFIED CONTRACTS

The Contract may be purchased as a Qualified Contract. At this time, the only types of Qualified Contracts available for purchase are a traditional IRA and a Roth IRA. You do not have to purchase an annuity contract to qualify for the tax deferral offered by these Qualified Contracts. There may be other investment vehicles that can be purchased for your retirement plan. However, an annuity contract has features and benefits other than tax deferral that may make it an appropriate investment for your retirement plan. Numerous special tax rules apply to the participants in qualified plans and to annuity contracts used in connection with qualified plans. Therefore, we make no attempt in this prospectus to provide more than general information about use of the Contract with qualified plans. Other than those qualified contract types listed above, we do not offer contracts purchased as part of your employer’s retirement plan. You should consult your tax advisor regarding these features and benefits before you buy a Qualified Contract.

Qualified contracts are subject to special rules and limits on Premium payments and distributions that vary according to the type of IRA. You may be able to make a Rollover Contribution from other qualified plans and qualified contracts to this Qualified Contract. Ineligible or excess contributions to Qualified Contracts can result in substantial penalties. Tax penalties of 10% or more may apply to certain distributions; for example if you are under age 59 1⁄2 and an exception to the penalty does not apply.

Traditional IRAs. Contributions to a traditional IRA are subject to an annual contribution limit discussed below, except in the case of a Rollover Contribution. Such contributions may be deductible in whole or in part. A traditional IRA is subject to limitations on eligibility, contributions, transferability and distributions. Under certain conditions, distributions from other IRAs and other retirement plans may be rolled over or transferred on a tax deferred basis into an IRA in the form of Rollover Contribution. Purchasers of IRAs should obtain competent tax advice as to the tax treatment and suitability of such an investment.

Roth IRAs. Under applicable limitations, individuals may also contribute nondeductible contributions to Roth IRAs. These Roth IRAs are also subject to limitations on eligibility, contributions, transferability and distributions. “Qualified distributions” from Roth IRAs are excluded from gross income. “Qualified distributions” are distributions which (a) are made more than five years after the taxable year of the first contribution to a Roth IRA, and (b) meet any of the following conditions: (1) the annuity owner has reached age 59 1⁄2; (2) the distribution is paid to a beneficiary after the owner’s death; (3) the annuity owner is disabled; or (4) the distribution will be used for first time home purchase. (Qualified distributions for first time home purchases may not exceed $10,000.) Non-qualified distributions are includable in taxable gross income only to the extent that they exceed the contributions made to the Roth IRA. The taxable portion of a non-qualified distribution may be subject to the 10% penalty tax.

You may convert a traditional IRA to a Roth IRA. You will be required to include the taxable portion of the conversion in your gross income, but you will not be required to pay the 10% penalty tax. However, a 10% penalty tax may apply to a conversion from an IRA if distributions occur during the five taxable years beginning with the year in which the conversion was made. You should consult a tax advisor before converting an IRA to a Roth IRA.

IRAs in General. If your Contract is issued as an IRA or Roth IRA, then we will issue the Contract with language intended to qualify the Contract for tax purposes as an IRA or Roth IRA. We will also provide the necessary administrative procedures to administer the IRAs and Roth IRAs in accordance with IRS requirements governing the sponsors of IRAs and Roth IRAs subject to the accuracy and completeness of the information you provide us.

The Contract is also available for purchase as an investment by an IRA or Roth IRA custodial or trust account. In that case, we will issue a Non-Qualified Contract to the custodian or trustee for the benefit of the underlying IRA owner, as the tax qualification requirements will appear in the account and the custodian or trustee is responsible for administering the account in accordance with IRS requirements. However, the rights of any person to benefits may be subject to the terms and conditions of the IRA or Roth IRA account, regardless of the terms and conditions of the Contract. In addition, we will not be bound by the terms and conditions of the account to the extent such terms and conditions contradict the Contract, unless we consent.

Limits on Annual Contributions. Under federal tax law, traditional IRAs and Roth IRAs both limit the amount of annual contributions an individual can contribute to his or her traditional IRA or Roth IRA. The IRA and Roth IRA annual contribution limit for 2023 is the smaller of your taxable compensation or $6,500. This amount is lower than the minimum Premium payment of $25,000 that we accept. Therefore, you may only contribute an initial Premium payment that includes Rollover Contributions from other eligible retirement plans that, together with any annual contribution made at the time of Contract issuance, is at least sufficient to meet our minimum Premium payment. Rollover Contributions generally will not be subject to annual contribution limits.

Traditional or Roth IRA owners age 50 or older may be able to make additional “catch-up” contributions each year. For 2023, the catch up amount is $1,000. A rollover from or conversion of a traditional IRA to a Roth IRA is generally subject to tax.

Required Minimum Distributions. Generally, Qualified Contracts (except for Roth IRAs) must make required minimum distributions. For traditional IRAs, you must begin receiving required minimum distributions by April 1 of the year following the year in which you reach the applicable age. For individuals who reached age 70 ½ before January 1, 2020, the applicable age is 70 ½. For individuals who reach age 72 before January 1, 2023, the applicable age is 72. For individuals who reach age 72 after December 31, 2022 and reach age 73 before 2033, the applicable age is 73. If an individual reaches age 74 after 2032, the applicable age is 75 (the required beginning date). There is a 25% penalty tax on the shortfall if you fail to take required minimum distributions, which may be reduced to 10% if corrected within a two-year correction period.

The required minimum distribution rules require that the entire interest in the Contract generally must be distributed not later than the required beginning date or distributed, beginning not later than the required beginning date, over the life or life expectancy of the owner, or the joint lives or joint life expectancy of the owner and his or her designated beneficiary. These requirements do not apply to a Roth IRA during the owner’s life. Required minimum distributions from all IRAs you own may be taken in the form of withdrawals from (1) the IRA Account Value prior to the Contract’s Annuity Date, or (2) from one or more of the other IRAs that you own, to the extent permitted under federal tax law.

Generally, if the owner of a traditional IRA or Roth IRA dies the entire interest of the owner must be distributed by December 31st of the year that is the tenth anniversary of the owner’s death or in the case of an “eligible designated beneficiary”, over the life or life expectancy of the eligible designated beneficiary if such distributions begin no later than December 31st of the year after the date of the owner’s death. An “eligible designated beneficiary” includes spouses, disabled and chronically ill individuals, individuals who are ten or less years younger than the deceased owner, and children who have not reached the age of majority (but only until they reach the age of majority). If your spouse is your beneficiary and your contract permits, your spouse may delay the start of required minimum distributions until December 31st of the year in which you would have reached your applicable age. The spouse beneficiary of an IRA may elect to roll over the death proceeds into his or her own traditional IRA (or a Roth IRA and pay tax on the taxable portion of the death proceeds) and treat the traditional IRA (or Roth IRA) as his or her own. Non-spouse beneficiaries may also be able to roll over death proceeds to an inherited IRA. If you die after required minimum distributions have begun, payments of your entire remaining interest must be made in a manner and over a period as provided under the Code. Roth IRAs are not subject to the required minimum distributions rule while the owner is alive. Distributions from a Roth IRA may be deferred until the death of the owner.

Tax Treatment of Withdrawals. To the extent Premium payments have a zero cost basis (were made with pre-tax dollars), withdrawals will be taxed as ordinary income. In addition to ordinary income tax, Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of certain distributions from Qualified Contracts. To the extent amounts are not includable in gross income because they have been rolled over to an IRA or to another eligible plan; no tax penalty will be imposed. The following is a list of some of the distributions to which the tax penalty will not apply: (a) distributions made on or after the date on which the owner reaches ages 59 1⁄2; (b) distributions following the death or disability of the owner as defined by the Code; (c) distributions made after separation from service after attainment of age 55; (d) distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner or the joint lives (or joint life expectancies) of such owner and his or her beneficiary; (e) distributions made to the owner to the extent such distributions do not exceed the amount allowable as a deduction under Section 213 of the Code to the owner for amounts paid during the taxable year for medical care; (f) distributions made to pay health insurance premiums for an unemployed owner; (g) distributions made to pay qualified higher education expenses; (h) distributions made to an owner for first time home purchases; (i) distributions due to an IRS levy; (j) “qualified reservist distributions,” as defined by the Code; (k) distributions to qualified public safety employees from a governmental defined benefit plan after attaining age 50 and separating from service; (l) distributions up to $5,000 in connection with the birth or adoption of a child; and (m) distributions to terminally ill individuals. The exception stated in (c) above does not apply to an IRA and Roth IRA. There may be other exceptions to the 10% tax penalty and additional conditions to the 10% penalty exceptions described above. Before you make a withdrawal, you should consult your tax advisor to determine the tax treatment of the withdrawal and whether the 10% penalty tax will apply.

TAXATION OF ANNUITY PAYMENTS

Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment (or “amount received as an annuity”) is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined using an exclusion ratio in a manner that is designed to allow you to recover your after-tax investment in the contract. The exclusion amount for annuity payments based on a fixed annuity is determined by multiplying the payment by the ratio that the cost basis of the contract (adjusted for any period certain) bears to the expected return under the contract. For Qualified Contracts, the after-tax investment may be zero. The exclusion ratio is determined when annuity payments start. It is applied to each annuity payment over the expected stream of annuity payments, so that each annuity payment is taxable in part and tax free in part. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income. If the annuity payments stop as a result of the Annuitant’s death before full recovery of the investment in the Contract, you should consult a competent tax advisor to determine whether the unrecovered investment in the Contract is deductible. Owners, Payees and Beneficiaries under the contracts should seek competent financial advice about the tax consequences of any distributions.

As mentioned above, distributions prior to age 59 1⁄2 are subject to a 10% penalty tax, subject to certain exceptions. One exception is for distributions that are part of a series of substantially equal periodic payments (made not less frequently than annually) for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and his or her designated beneficiary. Another is the exception for annuity payments made pursuant to a partial or complete annuitization of your Non-Qualified Contract. Whether annuity payments made prior to age 59 1⁄2 satisfy either of these exceptions will depend on the manner in which such payments are made under the facts and circumstances of each case.

DEATH BENEFITS

Any death benefits paid under the Contract are generally taxable to the Beneficiary. The rules governing taxation of payments from an annuity contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

EFFECT OF CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

For non-qualified and qualified annuities, there may be certain distribution options or elections available under federal tax law to beneficiaries who are “spouses” as defined under federal tax law. For federal tax law purposes, a “spouse” is a person recognized as a “spouse” in the state where the couple was legally married. The term does not include a party to a registered domestic partnership, civil union, or similar formal relationship recognized under state law that is not denominated a marriage under that state’s law. Accordingly, these same options are not available to surviving beneficiaries who are “civil union partners,” “domestic partners” or other similar relationships as recognized under the laws of certain states. The administration of spousal rights and the related tax reporting for the Contract will be done in a manner consistent with federal tax law requirements. The rights and benefits of civil union, domestic partnerships and other similar relationships under federal law are complex. Therefore, you should contact your legal advisor to discuss the availability of options and elections available to your surviving partner.

EXCHANGES

From time to time we may offer programs under which certain annuity contracts previously issued by us may be exchanged for the Contracts offered by this prospectus. These programs will be made available on terms and conditions determined by us, and any such programs will comply with applicable law. We believe the exchanges will be tax free for federal income tax purposes; however, you should consult your tax advisor. Generally you can exchange one Non-Qualified Contract for another in a tax free exchange under Section 1035 of the Code. In addition, if your Contract is a Qualified Contract, then it will generally qualify as a tax free rollover or transfer. However, if the transaction takes the form of a 60-day rollover, only one such rollover is permitted during any one-year period.

You can make only one rollover from an IRA to another (or the same) IRA in any 12-month period, regardless of the number of IRAs you own. The limit will apply by aggregating all of your IRAs, including Roth IRAs, effectively treating them as one IRA for purposes of the limit. Trustee-to-trustee transfers between IRAs and rollovers from traditional to Roth IRAs are not limited.

If you exchange part of an existing contract for this Contract, and within 180 days of the exchange you receive a payment (e.g., you make a withdrawal) from either contract, the exchange may not be treated as a tax free exchange. Rather, the exchange may be treated as if you had made a taxable withdrawal from the existing contract and then purchased this Contract. Subject to certain exceptions, some or all of the amount exchanged into this Contract could be includable in your income and subject to the 10% tax described in the “Non-Qualified Contracts” section of this prospectus.

If you are considering a partial exchange of an annuity contract, you should consider the conditions described by Revenue Procedure 2011-38. Under Rev. Proc. 2011-38: (1) the period of time after which cash can be withdrawn from either contract is 180 days beginning on the date of the transfer and (2) annuity payments that satisfy the newly enacted partial annuitization rule under Section 72(a)(2) of the Code will not be treated as a distribution from either the old or new contract.

In a private letter ruling, the IRS allowed the beneficiary of a series of several fixed and variable qualified inherited annuities to complete an exchange under Section 1035 of the Code of those contracts into a new variable annuity so long as the technical requirements for the exchange under Section 1035 of the Code were honored, and the beneficiary committed to taking post-death distributions from the new annuity at least as rapidly as were occurring under the old contract. While a private letter ruling gives an insight into the IRS’ view, legally it only applies to the taxpayer who requested the ruling. A beneficiary contemplating an exchange under Section 1035 of the Code of an inherited annuity contract should consult with their tax advisor.

Before making an exchange, you should compare both contracts carefully. You may have to pay a surrender charge on your existing annuity contract; other charges may be higher (or lower) and the benefits may be different. You should not exchange another annuity contract for this one unless you determine that, after knowing all the facts, the exchange is in your best interest. Also, you should consult your tax advisor in connection with an exchange involving the Contract, especially if you anticipate making a withdrawal from either contract.

A transfer or assignment of ownership of a contract, the designation of an annuitant, the selection of certain annuity dates, or the exchange of a contract may result in certain tax consequences to you that are not discussed here. An owner contemplating any such transfer, assignment or exchange should consult with their tax advisor.

MULTIPLE CONTRACTS

All deferred non-qualified annuity contracts that are issued by F&G (or any affiliate) to the same owner during any calendar year will be treated as one annuity contract for purposes of determining the taxable amount. As a result, withdrawals from any such contracts will be taxed based upon the income in all of the contracts aggregated in the same calendar year. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such multiple contracts. For purposes of the aggregation rule, contracts received in a 1035 exchange will be considered issued in the year of the exchange. Also, all traditional IRAs you own will be treated as one IRA for tax purposes. You should consult a tax advisor prior to purchasing more than one annuity contract in any calendar year or owning more than one IRA.

TAX WITHHOLDING

Generally, federal income tax is withheld from the taxable portion of non-periodic payments at a rate of 10%. Withholding on periodic payments as defined by the Code is at the same rate as wages. Typically, you may elect not to have income taxes withheld or to have withholding done at a different rate. Special withholding rules apply to United States citizens residing outside the United States and to nonresident aliens.

FEDERAL ESTATE TAXES

While no attempt is being made to discuss the federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX

Under certain circumstances, the Code may impose a “generation-skipping transfer tax” when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

AMERICAN TAXPAYER RELIEF ACT OF 2012/TAX CUTS AND JOBS ACT

The American Taxpayer Relief Act: (1) permanently provides for a maximum federal estate tax rate, gift tax rate and generation skipping transfer tax rate of 40% with an inflation-adjusted $5 million lifetime unified estate and gift tax exclusion and a $5 million generation skipping transfer exclusion; (2) makes permanent “portability” between spouses which allows the estate of a decedent who is survived by a spouse to permit the surviving spouse to use the decedent’s unused $5 million lifetime exclusion; and (3) extends a number of generation skipping transfer provisions. The Tax Cuts and Jobs Act temporarily doubles the exemption amount, indexed for inflation, for estate, gift and generation-skipping taxes from the $5 million base, set in 2011, to the new $10 million base, effective for tax years 2018 through 2025.

MEDICARE TAX

Distributions from non-qualified annuity contracts will be considered “investment income” for purposes of the 3.8% Medicare tax on investment income. Thus, in certain circumstances, this tax will be applied to some or all of the taxable portion of distributions (e.g. earnings) to individuals whose income exceeds certain threshold amounts. Please consult a tax advisor for more information.

ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. If you are not a U.S. citizen or resident, you will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, you may be subject to state and/or municipal taxes and taxes that may be imposed by your country of citizenship or residence. You should consult with a qualified tax advisor regarding U.S., state, and foreign taxation with respect to purchasing the Contract.

FOREIGN TAX CREDITS

We may benefit from any foreign tax credits attributable to taxes paid by certain Indexes to foreign jurisdictions to the extent permitted under federal tax law.

POSSIBLE TAX LAW CHANGES

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax advisor with respect to legislative developments and their effect on the Contract.

We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

OTHER INFORMATION

GENERAL ACCOUNT

The General Account is made up of all of F&G’s assets, including the Separate Account. It does not include any insulated separate accounts established by the Company. F&G exercises sole discretion over the investment of General Account assets, and bears the associated investment risk. You will not share in the investment experience of General Account assets. The General Account invests its assets in accordance with state insurance law. All of the assets of the General Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business.

UNREGISTERED SEPARATE ACCOUNT

We place certain assets supporting the Index-Linked Index Strategies and the Fixed Interest Strategy in the Separate Account. We have exclusive and absolute ownership and control of the assets of the Separate Account. You do not share in the investment performance of assets allocated to the Separate Account. The Separate Account is not registered under the Investment Company Act of 1940, as amended. It is non-unitized, non-insulated and was established under the laws of Iowa solely for the purpose of supporting our obligations under the Contract. Like our General Account, all of the assets of the Separate Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business.

CHANGES TO THE SEPARATE ACCOUNT

Where permitted by applicable law, we reserve the right to make certain changes to the structure and operation of the Separate Account. We will not make any such changes without receiving any necessary approval of any applicable state insurance department. We will notify you of any changes in writing. These changes include, among others, the right to:

•	Manage the Separate Account under the direction of a committee at any time;

•	Make any changes required by applicable law or regulation; and

•	Modify the provisions of the Contract to reflect changes to the Index-Linked Interest Strategies and the Separate Account and to comply with applicable law.

Some, but not all, of these future changes may be the result of changes in applicable laws or interpretations of law. We reserve the right to make other structural and operational changes affecting the Separate Account.

SUSPENSION OF PAYMENTS OR TRANSFERS

We may suspend or delay the payment of death benefits and withdrawals, the calculation of annuity payments, and transfers when we cannot calculate a Strategy Account Value under any of the following circumstances:

•	the New York Stock Exchange is closed (other than customary weekend and holiday closings);

•	the closing value of an Index is not published;

•	trading on the New York Stock Exchange is restricted;

•	the calculation of the Strategy Interim Value is not reasonably practical due to an emergency; or

•	during any other period when a regulator, by order, so permits.

If a value for an Index cannot be obtained on any day due to any of these circumstances, we will use the value of the Index as of the next Business Day that the value is available. If the beginning day of a Crediting Period falls on a Business Day for which we cannot obtain a value for an Index, the beginning day of the Crediting Period will not change.

DISTRIBUTION

The Contracts are distributed by F&G Securities. F&G Securities is a wholly-owned subsidiary of F&G and is located at 801 Grand Ave., Suite 2600, Des Moines, Iowa 50309. It is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). No amounts are retained by F&G Securities for acting as principal underwriter for the Separate Account, but its expenses are covered by F&G. F&G Securities will use its best efforts to perform its distribution services, but is not required to sell any number or dollar amount of Contracts. We may stop offering the Contracts at any time.

The Contracts are sold by broker-dealers who have a current sales agreement with F&G Securities and F&G, through individuals who, in addition to being licensed to sell annuity contracts under state insurance laws, are also registered representatives of the broker-dealers.

We generally pay the broker-dealers who sell our Contracts on a commission basis. The amount and timing of commissions paid to selling broker-dealers may vary depending on the selling agreements and the Contract sold but will not be more than 7% of the Premium payments. Sometimes, we enter into an agreement with a selling firm to pay commissions as a combination of a certain amount of the commission at the time of sale and a trail commission which, when totaled, could exceed 7%.

Broker-dealers typically share a portion of the commissions they receive with their registered representatives who solicited sales of the Contracts, depending on the agreement between the broker-dealer and the registered representative. If you would like information about what your registered representative and his or her broker-dealer received in connection with your Contract, please ask your registered representative.

We also pay allowances, bonuses and other incentives to some broker-dealers and/or other distributors of the Contracts. A bonus dependent upon persistency is one type of bonus that we may pay. These additional incentives or payments are calculated in different ways and are not offered to all broker-dealer firms. Other payments can be for other services that do not directly involve the sale of the Contracts. These services may include the recruitment and training of personnel, production of promotional literature, and similar services. We also provide non-cash compensation to broker-dealers and their registered representatives, including providing (or covering costs associated with) conferences, seminars and other marketing events and expenses, and items of small value, such as promotional gifts, meals or tickets to sporting or entertainment events. The non-cash compensation programs are subject to, and designed to comply with, applicable laws, including FINRA regulations.

The compensation paid to your broker-dealer and registered representative (including any allowances, bonuses, non-cash compensation and other incentive payments) could create an incentive for your registered representative, and the broker-dealer with which they are associated, to recommend the Contract because they will receive more compensation for the Contract than for other investments they could recommend.

Certain of F&G Securities’ registered persons who act as wholesalers will provide sales support and training for registered representatives who sell the Contracts through broker-dealers with sales agreements. F&G Securities’ wholesalers may receive bonus compensation based on sales of the Contracts made by broker-dealers with whom such wholesalers work. F&G and F&G Securities also contract with firms to act as wholesalers for us and assist us in marketing our Contracts to broker-dealers and their registered representatives. Some wholesalers are also called “independent marketing organizations” and provide training, marketing and other sales-related functions for us. Some wholesalers also provide administrative services to us in connection with the Contracts. Wholesalers are typically paid commissions and overrides on Contract sales.

AMENDMENTS TO THE CONTRACT

We reserve the right to amend the Contract to meet the requirements of applicable federal or state laws or regulations. You will be notified in writing of any changes, modifications or waivers.

ACCOUNT STATEMENTS

At least once each calendar year during the Accumulation Phase, we will send you an annual statement that will show your Account Value, any transactions made to your Contract during the year, any surrender charge deductions, the amount of the death benefit, and any Index-Linked Interest credited to your Index-Linked Interest Strategies. Each statement will show information as of a date not more than four months prior to the mailing date. On request, we will send you a current statement with the information described above.

CERTAIN TRANSACTIONS

Certain transactions may be permitted by telephone and electronically on the Internet and may require that we have properly signed authorization for your Contract on record. In addition, you may authorize someone else to make transactions by telephone, and if available on the Internet, on your behalf. F&G will not be liable for any failure to question or challenge such requests as long as there is a valid signed authorization on record at F&G. Transactions submitted by Internet will require certain identification information, such as a password or personal identification information.

Although we use reasonable procedures, including recording all telephone instructions and requiring certain personal identification information to prevent unauthorized account access, we cannot assure you that telephone or Internet activity will be completely secure or free of delays or malfunctions. If you choose to make transactions by telephone or Internet, you must be willing to assume the risk of loss that may occur despite our reasonable efforts to verify identity. We are not responsible for the negligence or wrongful acts of third parties.

INDEPENDENT AUDITORS

The financial statements as of 2022 and 2021 and for each of the three years in the period ended December 31, 2022, included in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

LEGAL PROCEEDINGS

We are regularly a party to litigation, arbitration proceedings and governmental examinations in the ordinary course of our business. While we cannot predict the outcome of any pending or future litigation or examination, we do not believe that any pending matter, individually or in the aggregate, will have a material adverse effect on our business.

INFORMATION ON FIDELITY & GUARANTY LIFE INSURANCE COMPANY

Fidelity & Guaranty Life Insurance Company (“F&G” or the “Company”) is an Iowa domiciled life insurance company. The Company was initially organized in 1959 in Maryland and transferred its state of domicile to Iowa in 2013. F&G is a direct, wholly owned subsidiary of Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation (“FGLH”), which is an indirect, wholly owned subsidiary of F&G Annuities & Life, Inc., a Delaware corporation (“FGAL”), which is listed on the New York Stock Exchange. FGAL is a direct, majority owned subsidiary of Fidelity National Financial, Inc. (“FNF”). FNF is a New York Stock Exchange listed company with its headquarters in Jacksonville, Florida.

Through a network of approximately 271 independent marketing organizations (“IMOs”) and leading independent broker dealers and banks representing approximately 73,000 independent agents, F&G offers various types of fixed and index-linked annuities (“FIAs”), registered index-linked annuities (“RILAs”) and life insurance products. The annuities serve as a retirement and savings tool for customers, with the potential for predictable income streams. In addition, indexed universal life (“IUL”) insurance products provide customers with a complementary product that allows them to build on their savings and provide a payment to their designated beneficiaries upon the insured’s death. F&G is expanding offerings in the institutional market, including Pension Risk Transfer (“PRT”) and Funding Agreement Backed-Notes (“FABN”).

AVAILABLE INFORMATION

The Company prepares financial information in conformity with statutory accounting standards prescribed or permitted by the Iowa Insurance Division (“IID”) (“Statutory Accounting”). Insurance companies domiciled in the state of Iowa prepare their Statutory-basis financial statements in accordance with guidance promulgated by the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures Manual, subject to any deviations prescribed or permitted by Iowa.

Additional information about F&G is available on our website, which can be accessed at www.fglife.com > Investors. Information on our website is neither part of nor incorporated into this prospectus or other filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings may be obtained on the SEC’s website at www.sec.gov. The SEC maintains on that internet site reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

STATUS PURSUANT TO SECURITIES EXCHANGE ACT OF 1934

F&G relies on the exemption provided by Rule 12h-7 under the Securities Exchange Act of 1934 from the requirement to file reports pursuant to Section 15(d) of that Act.

OUR BUSINESS

Unless the context otherwise requires, references to “we,” “our,” “us,” and “the Company” are to Fidelity & Guaranty Life Insurance Company.

We are a life insurance company with operations that date back to 1959. We are headquartered in Des Moines, Iowa.

For information about our various business divisions, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

F&G DISTRIBUTION

Retail

F&G distributes its annuity and life insurance products through three main channels of distribution: independent agents, banks, and broker dealers.

In the independent agent channel, the sale of F&G’s products typically occurs as part of a four-party, three stage sales process between F&G, an IMO, the agent and the customer. F&G designs, manufactures, issues, and services the product. The IMOs will typically sign contracts with multiple insurance carriers to provide their agents with a broad and competitive product portfolio. The IMO provides training and discusses product options with agents in preparation for meetings with clients. The IMO staff also provide assistance to the agent during the selling and application process. The agent may get customer leads from the IMOs. The agent conducts fact finding, presents suitable product choices to the customers and determines whether the products are in the best interest of a customer. F&G monitors the business issued by each distribution partner for pricing metrics, mortality, persistency, as well as market conduct, suitability and compliance with the best interest standard.

F&G offers its products through a network of approximately 271 IMOs, representing approximately 73,000 agents. F&G believes its relationships with these IMOs is strong. F&G identifies “Power Partners” as those who have demonstrated the ability to generate significant production for its business. F&G currently has 41 Power Partners, comprised of 19 annuity IMOs and 22 life insurance IMOs. The average tenure of the Power Partners is approximately 19 years.

F&G took a similar approach in launching products as a new entrant into the bank and broker dealer channels by partnering with one of the largest broker dealers in the industry. In 2020, F&G launched a set of fixed rate annuity and FIA products to banks and broker dealers, and gained selling agreements with some of the largest banks and broker dealers in the United States. F&G offers its products through a network of approximately 20 banks and broker dealers, representing approximately 9,000 financial advisers. The financial advisers at F&G’s bank and broker dealer partners are able to offer their clients guaranteed rates of return, protected growth, and income for life through F&G’s Secure series of annuity products. F&G employs a hybrid distribution model in this channel, whereby some financial institutions partner directly with F&G and its sales team, and others work with an intermediary. As such, F&G partners with a select number of financial institution intermediaries who have expertise in the channel and maintain the appropriate field wholesaling forces to be successful in this channel. In 2022, the top 5 firms represented 87% of channel sales. Banks and broker dealers represented almost 44% of annuity sales for the year ended December 31, 2022.

The top five states for the distribution of F&G’s products for the year ended December 31, 2022 were Florida, California, Texas, Pennsylvania and New Jersey, which together accounted for 37% of F&G’s retail sales.

Institutional

In 2021, F&G entered two institutional business lines to further diversify our sources of revenue. Our competitive asset management advantage through Blackstone allows us to have very competitive offerings in our spread lending products as well as in the PRT market, while still meeting our internal pricing targets.

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In addition to our funding agreement business with the Federal Home Loan Bank of Atlanta, (“FHLB”), we now offer the proven ability to originate FABN, a $140 billion market. Our FABN Program (the “FABN Program”) offers funding agreements to institutional clients by means of capital markets transactions through investment banks. Together, this business line has generated $2.3 billion in sales for F&G in 2021, its year of inception of FABN, and $1.4 billion in sales for the year ended December 31, 2022.

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F&G also offers PRT solutions to a $40 billion (of $2 trillion total defined benefit plan assets) market. We launched our PRT business by building an experienced team with access to brokers and institutional 48 consultants for distribution. We expect our opportunity to continue to grow as employers shift away from traditional defined benefit pension plans and seek to de-risk frozen pension plans. This line of business generated $1.1 billion in sales for F&G in 2021, its year of inception, and $1.4 billion in sales for the year ended December 31, 2022.

COMPETITION

F&G operates in a highly competitive industry. F&G encounters significant competition in all of its product lines from other insurance companies, many of which have greater financial resources and higher financial strength ratings than F&G and which may have a greater market share, offer a broader range of products, services or features, assume a greater level of risk, have lower operating or financing costs, or have different profitability expectations than F&G. Competition could result in, among other things, lower sales or higher lapses of existing products.

F&G’s annuity products compete with fixed indexed, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers. The ability of banks and broker dealers to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of F&G’s products by substantially increasing the number and financial strength of potential competitors. F&G’s insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and commission structures.

F&G’s ability to compete is dependent upon, among other things, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of adequate financial strength ratings from rating agencies. F&G’s ability to compete is also dependent upon, among other things, its ability to attract and retain distribution channels to market its products, the competition for which is vigorous.

INVESTMENTS

F&G embraces a long-term conservative investment philosophy, investing nearly all the insurance premiums F&G receives in a wide range of fixed income interest-bearing securities.

The Company and certain of its affiliates are party to investment management agreements (“IMAs”) with Blackstone ISG-I Advisors LLC (“BIS”) pursuant to which BIS is appointed as investment manager of the Company’s general account. BIS has delegated certain investment services to certain affiliates pursuant to separate sub-management agreements executed between BIS and each affiliate.

BIS manages the bulk of the investment portfolio. As of December 31, 2022, approximately 88% of F&G’s $39 billion investment portfolio was managed by BIS, with the remaining assets managed by other third parties or internally. See “Transactions with Related Persons, Promoters, and Certain Control Persons” for additional information concerning other parties that have involvement or relation to the Company’s investment portfolio.

FGAL and FNF are party to an omnibus termination side letter under which FGAL and FNF are required to cause FGAL’s and FNF’s insurance subsidiaries, including F&G, to engage BIS as an investment manager and to generally not engage any other person as an investment manager. See also “Risks Related to Our Business and Industry — F&G relies on its investment management or advisory agreements with BIS and other investment managers and submanagers for the management of portions of certain of its investment portfolio”.

F&G’s investment strategy is designed to (i) achieve strong absolute returns, (ii) provide consistent yield and investment income, and (iii) preserve capital. F&G bases all of its decisions on fundamental, bottom-up research, coupled with a top-down view that respects the cyclicality of certain asset classes. The types of assets in which F&G may invest are influenced by various state laws, which prescribe qualified investment assets applicable to insurance companies. Additionally, F&G defines risk tolerance across a wide range of factors, including credit risk, liquidity risk, concentration (issuer and sector) risk, and caps on specific asset classes, which in turn establish conservative risk thresholds.

F&G’s investment portfolio consists of high-quality fixed maturities, including publicly issued and privately issued corporate bonds, municipal and other government bonds, asset-backed securities (“ABS”), residential mortgage-backed securities (“RMBS”), commercial mortgage-backed securities (“CMBS”), commercial mortgage loans (“CMLs”), residential mortgage loans (“RMLs”), limited partnership investments, and other investments. F&G also maintain holdings in floating rate, and less rate-sensitive investments, including senior tranches of CLOs, non-agency RMBS, and various types of ABS. It is F&G’s expectation that its investment portfolio will broaden in scope and diversity to include other asset classes held by life and annuity insurance writers. F&G also has a small amount of equity holdings required as part of its funding arrangements with the FHLB.

The Company’s RILA, FIA and IUL contracts permit the holder to elect to receive a return based on an interest rate or the performance of a market index, such as the S&P 500 Index. The Company purchases derivatives consisting predominantly of options and, to a lesser degree, futures contracts (specifically on FIA and RILA contracts) on the equity indices underlying the applicable policy. These derivatives are used to fund the index credits due to policyholders under the RILA, FIA and IUL contracts based upon policyholders’ contract elections. The majority of all such call options are one-year options purchased to match the funding requirements underlying the RILA/FIA/IUL contracts. On the anniversary dates of the RILA/FIA/IUL contracts, the market index used to compute the annual index credit under the contracts is reset. At such time, the Company purchases new call options to fund the next index credit. The Company manages the cost of these purchases through the terms of its RILA/FIA/IUL contracts, which permit the Company to change caps or participation rates, subject to certain guaranteed minimums on each contracts anniversary date.

HUMAN CAPITAL RESOURCES

The Company does not have any employees. It is provided with approximately 870 personnel, including its executive officers, by FGAL, through FGAL’s indirect wholly owned subsidiary Fidelity & Guaranty Life Business Services, Inc. (“FGLBS”) pursuant to the Amended and Restated Services Agreement, effective January 1, 2007, between the Company and FGLBS (the “Services Agreement”). The Company’s affiliates are committed to providing employees with the opportunities and flexibility they need to succeed, as well as ensuring a culture of belonging and inclusion by:

•	Providing competitive benefits offerings to meet diverse employee needs including more flexible PTO and a wellness reimbursement

•	Supporting employee growth through learning programs, tuition reimbursement, and manager and leadership training

•	Increasing the percentage of women and people of color in leadership roles; the Company’s executive team is comprised of 40% female leadership

•	Driving diversity and inclusion in the workplace and beyond through partnerships including:

•	The International Association of Black Actuaries and The Organization of Latino Actuaries where F&G personnel are members and serve as a network for potential new hires

•	Women Lead Change, an organization dedicated to the development, advancement and promotion of women, their organizations, and impact to the economy and future workforce

•	Capitol City Pride, brings together members of Iowa’s LGBTQ+ community, allies and businesses and honored F&G as the 2021 Corporate Partner of the Year

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Enabling F&G’s employee-led Employee Resource Groups work in creating awareness and support around important topics such as mental health awareness with the guidance from a Diversity, Equity, and Inclusion (“DEI”) Advisory Council

•	Ranking as a Top Workplaces company for 5 consecutive years according to the Des Moines Register Top Workplace Survey

BOARD OF DIRECTORS

Our board of directors (our “Board”) manages the business affairs of the Company. It consists of five directors, all of whom are employees of affiliates of F&G.

Our Board does not have any independent directors. The Board and the Audit Committee of FGAL satisfy Iowa’s independence requirements.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is a list of our directors and executive officers:

Name	Age	Director and/or Executive Officer Positions
Christopher O. Blunt	61	Director, President & Chief Executive Officer & Director
Wendy J.B. Young	59	Director, Executive Vice President, Chief Financial Officer
Anthony J. Park	56	Director
Raymond R. Quirk	76	Director
Michael J. Nolan	64	Director
John D. Currier, Jr.	53	President, Retail Markets
Scott Cochran	51	Executive Vice President, Senior Advisor
David Martin	55	Senior Vice President, Chief Risk Officer
Leena Punjabi	44	Executive Vice President, Chief Investment Officer

Christopher O. Blunt. Mr. Blunt joined F&G in 2019 after 34 years in a variety of insurance, investment management and marketing roles. Prior to joining F&G, from January 2018 to December 2018, he served as Chief Executive Officer of Blackstone Insurance Solutions (BIS), after nearly 13 years at New York Life in a variety of executive leadership roles. During his tenure at New York Life, Mr. Blunt was the President of New York Life’s $500 billion Investment Group and previously Co-President of the Insurance and Agency Group, which included the company’s U.S. Life Operations, Seguros Monterrey, and AARP Direct business. Prior to joining New York Life, Mr. Blunt spent 16 years in a variety of senior marketing and distribution roles in the investment management industry, including Chief Marketing Officer - Americas for Merrill Lynch Investment Managers and as a Managing Director and National Sales Manager for Goldman Sachs Asset Management. Mr. Blunt received a B.A. in history from the University of Michigan and an MBA in finance from The Wharton School at the University of Pennsylvania and currently serves on the Board of Directors of the YMCA of Greater

New York, United Way of Central Iowa, and as a Trustee of the American College of Financial Services. Mr. Blunt’s qualifications to serve on the F&G board of directors include his many years of leadership experience across multiple institutions in the insurance industry.

Wendy J.B. Young. Ms. Young is the Chief Financial Officer of F&G and has served in that role since February 2022. Ms. Young has over 35 years of insurance industry experience and over 20 years with F&G, working in a broad range of actuarial, finance and reinsurance functions. From February 2014 to February 2022, Ms. Young served as F&G’s CRO and CEO of the Company’s Bermuda reinsurance entities. As CFO, Ms. Young oversees all aspects of the corporate finance function including Chief Accounting Office, Corporate Actuarial, FP&A, Capital and Ratings management, Reinsurance Strategy, Tax, Treasury and Transformation.

Anthony J. Park. Mr. Park is the Executive Vice President and Chief Financial Officer of FNF and has served in that role since October 2005. Prior to being appointed CFO of FNF, Mr. Park served as Controller and Assistant Controller of FNF from 1991 to 2000 and served as the Chief Accounting Officer of FNF from 2000 to 2005. Mr. Park’s qualifications to serve on the F&G board of directors include his decades of experience in the insurance industry and many leadership roles.

Raymond R. Quirk. Mr. Quirk has served on our board of directors since August 2020. Mr. Quirk has served as Executive Vice-Chairman of FNF since February 2022 and formerly served as Chief Executive Officer of FNF from December 2013 to February 2022. He has served as a director of FNF since February 2017. Previously, he had served as the President of FNF from April 2008 to December 2013. Mr. Quirk served as Co-President of FNF from May 2007 to April 2008 and as Co-Chief Operating Officer of FNF from October 2006 until May 2007. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally. Mr. Quirk formerly served on the board of directors of J. Alexander’s Holdings, Inc. Mr. Quirk’s qualifications to serve on the F&G board of directors include his more than 37 years of experience with FNF, his deep knowledge of our business and industry and his strong leadership abilities.

Michael J. Nolan. Mr. Nolan has served on our board of directors since August 2020. Mr. Nolan has served as Chief Executive Officer of FNF since February 2022 and previously served as President of FNF from January 2016 to February 2022. He served as the Co-Chief Operating Officer of FNF from September 2015 to January 2016. Additionally, he served as President of Eastern Operations for Fidelity National Title Group from January 2013 until March of 2022. He has held various executive and management positions, including Division Manager and Regional Manager from the time he joined FNF in 1983, with responsibilities for managing direct and agency operations for the Midwest and East Coast, FNF’s operations in Canada, IPX, Fidelity’s 1031 exchange company, and Fidelity Residential Solutions, Fidelity’s relocation company. Mr. Nolan’s qualifications to serve on the F&G board of directors include his decades of experience in the insurance industry and many leadership roles.

John Currier. Mr. Currier has served as the President of Retail Markets since February 2021. He is responsible for business unit profit and loss, and he oversees sales, operations, marketing, new business profitability and in-force management. Mr. Currier joined F&G in May 2015 as Deputy Chief Actuary and was named Chief Actuary in October 2016 and was promoted to Chief Actuary and Chief Product Officer in March 2019. Mr. Currier has over 30 years of industry experience.

Scott Cochran. Mr. Cochran has served as the President of Institutional and New Markets at the Company since August 2020. He also served as a Senior Advisor at Blackstone from November 2018 to July 2020 and as an EVP of Reinsurance Group of America, Incorporated from December 2010 to June 2018. Mr. Cochran has led the creation of and oversees the Company’s Institutional Business which includes Pension Risk Transfer and Funding Agreement Backed Note based businesses. Mr. Cochran joined the Company in August 2020 after an accomplished career as a life insurance executive with a background in building businesses, M&A, strategy, leadership and risk management. During Mr. Cochran’s 25+ years in the industry, he also served as a Senior

Advisor at Blackstone and as Executive Vice President at Reinsurance Group of America. On April 20, 2023, Mr. Cochran provided notification of his intent to leave F&G to pursue other opportunities. He will serve in the capacity of Special Adviser to the Chief Executive Officer of F&G until his departure at the end of the 2023 calendar year.

David Martin. Mr. Martin has served as the Company’s Chief Risk Officer since April 2022, overseeing F&G’s enterprise risk management framework. Since joining the Company in 2011, Mr. Martin has been instrumental in supporting the Company’s investment portfolio strategy while serving in various senior roles at F&G, including Co-Chief Investment Officer.

Leena Punjabi. Ms. Punjabi has served as Chief Investment Officer for F&G since January 2021. She oversees F&G’s investment portfolios in partnership with Blackstone Insurance Solutions (BIS). Prior to joining the Company in 2019 as VP, Asset Management, she was a Principal at Mercer where she worked for 13 years providing investment advice to insurance companies and corporate pension plans.

EXECUTIVE COMPENSATION

The Company does not have any employees. It is provided personnel, including its executive officers, by FGAL, through FGAL’s indirect wholly owned subsidiary FGLBS pursuant to the Services Agreement.

As a result, the Company does not determine or pay any compensation to its executive officers or additional personnel provided to the Company by FGLBS for the Company’s operations. FGAL, acting directly or through a subsidiary other than the Company, determines and pays the salaries, bonuses and other compensation earned by the Company’s executive officers and by additional personnel provided to the Company by FGAL. FGAL also determines whether and to what extent the Company’s executive officers and additional personnel will be provided with benefits pursuant to employee benefit plans. The Company does not have employment agreements with its executive officers and does not provide pension or retirement benefits, perquisites or other personal benefits to its executive officers. The Company does not have arrangements to make payments to its executive officers upon their termination or in the event of a change in control of the Company.

See “Transactions with Related Persons, Promoters and Certain Control Persons” for more information about the Services Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company is a wholly-owned subsidiary of FGLH, which is an indirect, wholly owned subsidiary of FGAL and an indirect, majority owned subsidiary of FNF. None of the Company’s directors or executive officers beneficially owns shares of the Company’s common stock

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

Except as described below, there are no potential conflicts of interest between the duties to F&G of any of the members of the Board of Directors and their respective private interests or other duties.

Some of the directors and executive officers of F&G carry one or more life insurance policies or annuity contracts issued by F&G. In addition, loans are made to directors and executive officers of F&G (and their family members and associates) in accordance with the provisions of insurance policies or annuity contracts that they may own. Such loans are made in the ordinary course of business, in accordance with applicable law, and are administered solely pursuant to the terms of such policies.

BIS appointed MVB Management, LLC (“MVB Management”), an entity owned by affiliates of FGAL’s Executive Chairman, William Foley, as Sub-Adviser of the F&G Accounts pursuant to a sub-advisory agreement

(the “Sub-Advisory Agreement”). Under the Sub-Advisory Agreement, MVB Management provides portfolio review, and consulting services, including such recommendations as the investment manager shall reasonably request. Payment or reimbursement of the sub-advisory fee to MVB Management is solely the obligation of BIS and is not an obligation of F&G. Subject to certain conditions, the Sub-Advisory Agreement cannot be terminated by BIS unless F&G terminates the F&G IMA. This agreement was amended on March 10, 2023. Pursuant to the amendment, the fees paid by BIS to MVB were reduced by 50% with respect to assets under management relating to new business of the Company and its subsidiaries generated after March 31, 2023. BilCar, LLC (“BilCar”), another affiliate entity owned by Mr. Foley, has waived its right to receive any portion of payments made by BIS to MVB Management in respect of such assets under management relating to new business.

Also on March 10, 2023, concurrently with the execution of the amendment discussed above, F&G entered into an agreement with BilCar to pay BilCar the fees that it would have received through MVB Management from BIS over the 10-year period ending March 31, 2033.

The Company is provided personnel, including its executive officers, by FGAL, through FGAL’s indirect wholly owned subsidiary FGLBS pursuant to the Services Agreement. Pursuant to the Services Agreement, the Company periodically reimburses FGLBS for costs incurred on its behalf, including routine operating expenses incurred in the normal conduct of business such as shared home office facilities, information technology, finance, legal, actuarial, human resources services and general overhead costs, including salaries and benefits.

For a description of certain agreements between F&G and certain of its affiliates, see Footnote 4 to the Company’s Audited Financial Statements dated as of December 31, 2022, 2021 and 2020.

REGULATION

The Company is subject to comprehensive regulation and supervision in its state of domicile, Iowa, and in each state in which it does business. We do business throughout the United States and Puerto Rico, except for New York. While our principal insurance regulatory authority is the Iowa Insurance Division, state insurance departments throughout the United States also monitor our insurance operations as a licensed insurer. The purpose of these regulations is primarily to protect insurers’ policyholders and beneficiaries and not their general creditors or shareholders. Many of the laws and regulations to which we are subject are regularly re-examined and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations.

Generally, insurance products underwritten by and rates used by the Company must be approved by the insurance regulators in each state or territory in which they are sold. In addition, insurance products may also be subject to ERISA.

State insurance authorities have broad administrative powers over F&G with respect to all aspects of the insurance business including:

•	licensing to transact business;

•	licensing agents;

•	prescribing which assets and liabilities are to be considered in determining statutory surplus;

•	regulating premium rates for certain insurance products;

•	approving policy forms and certain related materials;

•

requiring insurers and agents to act in the best interests of consumers when making recommendations to purchase annuities, or to determine whether a reasonable basis exists as to the suitability of such investments for consumers;

•	regulating unfair trade and claims practices;

•	establishing reserve requirements and solvency standards;

•	regulating the amount of dividends that may be paid in any year;

•

regulating the availability of reinsurance or other substitute financing solutions, the terms thereof and the ability of an insurer to take credit on its financial statements for insurance ceded to reinsurers or other substitute financing solutions;

•	fixing maximum interest rates on life insurance policy loans and minimum accumulation or surrender values; and

•	regulating the type, amounts, and valuations of investments permitted, transactions with affiliates, and other matters.

Financial Regulation

State insurance laws and regulations require the Company to file reports, including financial statements, with state insurance departments in each state in which we do business, and our operations and accounts are subject to examination by those departments at any time. The Company prepares statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments.

The NAIC has approved a series of statutory accounting principles and various model regulations that have been adopted, in some cases with certain modifications, by all state insurance departments. These statutory principles are subject to ongoing change and modification. Moreover, compliance with any particular regulator’s interpretation of a legal or accounting issue may not result in compliance with another regulator’s interpretation of the same issue, particularly when compliance is judged in hindsight. Any particular regulator’s interpretation of a legal or accounting issue may change over time to the Company’s detriment, or changes to the overall legal or market environment, even absent any change of interpretation by a particular regulator, may cause us to change our views regarding the actions we need to take from a legal risk management perspective, which could necessitate changes to our practices that may, in some cases, limit their ability to grow and improve profitability.

State insurance departments conduct periodic examinations of the books and records, financial reporting, policy and rate filings, market conduct and business practices of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC. State insurance departments also have the authority to conduct examinations of non-domiciliary insurers that are licensed in their states.

Dividend and Other Distribution Payment Limitations

The insurance laws of Iowa regulate the amount of dividends that may be paid in any year by the Company. Pursuant to Iowa insurance law, ordinary dividends are payments, together with all other such payments within the preceding twelve months, that do not exceed the greater of (i) 10% of the Company’s statutory surplus as regards policyholders as of December 31 of the preceding year; or (ii) the net gain from operations of the Company (excluding realized capital gains) for the 12-month period ending December 31 of the preceding year.

Dividends in excess of F&G’s ordinary dividend capacity are referred to as extraordinary and require prior approval of the Iowa Insurance Commissioner. In deciding whether to approve a request to pay an extraordinary dividend, Iowa insurance law requires the Iowa Insurance Commissioner to consider the effect of the dividend payment on F&G’s surplus and financial condition generally and whether the payment of the dividend will cause F&G to fail to meet its required risk based capital (“RBC”) ratio. F&G may only pay dividends out of statutory earned surplus.

In 2022, F&G did not pay any extraordinary dividends to FGL Holdings. F&G does not have any ordinary dividend capacity for 2023.

Any payment of dividends by F&G is subject to the regulatory restrictions described above and the approval of such payment by the board of directors of F&G, which considers various factors, including general economic and business conditions, tax considerations, F&G’s strategic plans, financial results and condition, F&G’s expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends and its effect on RBC and such other factors the board of directors of F&G considers relevant. For example, payments of dividends could reduce F&G’s RBC and financial condition and lead to a reduction in F&G’s financial strength rating. See “Risks Related to Our Business and Industry — A financial strength ratings downgrade, potential downgrade, or any other negative action by a rating agency could increase F&G’s cost of capital, making it challenging to grow the business, and could hinder F&G’s ability to participate in certain market segments, thereby adversely affecting its results of operations and its financial condition.”

Surplus and Capital

The Company is subject to the supervision of the regulators in states where it is licensed to transact business. Regulators have discretionary authority in connection with the continued licensing of these entities to limit or prohibit sales to policyholders if, in their judgment, the regulators determine that such entities have not maintained the minimum surplus or capital or that the further transaction of business would be hazardous to policyholders.

Risk-Based Capital

In order to enhance the regulation of insurers’ solvency, the NAIC adopted a model law to implement RBC requirements for life, health and property and casualty insurance companies. All states have adopted the NAIC’s model law or a substantially similar law. RBC is used to evaluate the adequacy of capital and surplus maintained by an insurance company in relation to risks associated with: (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risk. In general, RBC is calculated by applying factors to various asset, premium and reserve items, taking into account the risk characteristics of the insurer. Within a given risk category, these factors are higher for those items with greater underlying risk and lower for items with lower underlying risk. The NAIC continues to refine its application of RBC factors for certain investments and is considering changes related to the risk assessment of structured securities, as discussed below. The RBC formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. Insurers that have less statutory capital than the RBC calculation requires are considered to have inadequate capital and are subject to varying degrees of regulatory action depending upon the level of capital inadequacy. As of the most recent annual statutory financial statements filed with insurance regulators, the RBC ratios for the Company exceeded the minimum RBC requirements.

It is desirable to maintain an RBC ratio in excess of the minimum requirements in order to maintain or improve financial strength ratings. F&G ended 2022, 2021 and 2020 with an RBC ratio of 440%, 451% and 415%, respectively. See “Risks Related to Our Business and Industry—A financial strength ratings downgrade, potential downgrade, or any other negative action by a rating agency could increase F&G’s cost of capital, making it challenging to grow the business, and could hinder F&G’s ability to participate in certain market segments, thereby adversely affecting its results of operations and its financial condition”.

Insurance Regulatory Information System Tests

The NAIC has developed a set of financial relationships or tests known as the Insurance Regulatory Information System (“IRIS”) to assist state regulators in monitoring the financial condition of U.S. insurance companies and identifying companies that require special attention or action by insurance regulatory authorities. A ratio falling outside the prescribed “usual range” is not considered a failing result. Rather, unusual values are viewed as part of the regulatory early monitoring system. In many cases, it is not unusual for financially sound companies to have one or more ratios that fall outside the usual range. Insurance companies generally submit data annually to the NAIC, which in turn analyzes the data using prescribed financial data ratios, each with defined “usual ranges”. Generally, regulators will begin to investigate or monitor an insurance company if its ratios fall outside the usual ranges for four or more of the ratios. IRIS consists of a statistical phase and an analytical phase whereby financial examiners review insurers’ annual statements and financial ratios. The statistical phase consists of 12 key financial ratios based on year-end data that are generated from the NAIC database annually; each ratio has a “usual range” of results.

As of December 31, 2022, the Company had two ratios outside the usual range, which were the IRIS ratios for total affiliated investments to capital and surplus and change in premium for F&G were outside the usual range. In all instances in prior years, regulators have been satisfied upon follow-up that no regulatory action was required and the Company is not currently subject to regulatory restrictions based on these ratios.

Group Capital Calculation

The NAIC developed a group capital calculation tool (“GCC”) using an RBC methodology for all entities within an insurance holding company system, including non-U.S. entities. In December 2020, the NAIC amended the Model Holding Company Act and Regulation to adopt the GCC Template and Instructions and to implement the annual GCC filing requirement with an insurance group’s lead state regulator. The filing requirement becomes effective when the holding company act amendments are adopted by the state where an insurance group’s lead state regulator is located.

Insurance Reserves

State insurance laws require insurers to analyze the adequacy of reserves. Following the implementation of principle-based reserving for life insurance products, the NAIC is now developing a principle-based reserving framework for fixed annuity products. The appointed actuary for the Company must submit an opinion on an annual basis that the Company’s reserves, when considered in light of the assets the Company holds with respect to those reserves, make adequate provision for the contractual obligations and related expenses of the Company. The Company has filed all of the required opinions with the insurance departments in the states in which we do business.

Credit for Reinsurance Regulation

States regulate the extent to which domestic insurers are permitted to take credit on their financial statements for the financial obligations that the insurers cede to reinsurers. Where an insurer cedes obligations to a reinsurer that is neither licensed nor accredited by the ceding insurer’s domiciliary insurance regulator, the ceding insurer is not permitted to take such financial statement credit unless the unlicensed or unaccredited reinsurer secures the liabilities it will owe under the reinsurance contract.

Under the laws regulating credit for reinsurance issued by such unlicensed or unaccredited reinsurers, the permissible means of securing such liabilities are (i) the establishment of a trust account by the reinsurer to hold certain qualifying assets in a qualified U.S. financial institution, such as a member of the Federal Reserve, with the ceding insurer as the exclusive beneficiary of such trust account with the unconditional right to demand, without notice to the reinsurer, that the trustee pay over to it the assets in the trust account equal to the liabilities owed by the reinsurer; (ii) the posting of an unconditional and irrevocable letter of credit by a qualified U.S. financial institution in favor of the ceding company allowing the ceding company to draw upon the letter of credit up to the amount of the unpaid liabilities of the reinsurer and (iii) a “funds withheld” arrangement by which the ceding company withholds transfer to the reinsurer of the assets, which support the liabilities to be owed by the reinsurer, with the ceding insurer retaining title to and exclusive control over such assets.

In addition, all U.S. states, including Iowa, permit an insurer to take credit for reinsurance ceded to a non-U.S. reinsurer that posts collateral in amounts less than 100% of the reinsurer’s obligations if the reinsurer has been designated as a “certified reinsurer” and is domiciled in a country recognized by the state and the NAIC as a “Qualified Jurisdiction.” The reduced percentage of full collateral applied to a certified reinsurer is based upon an assessment of the reinsurer and its financial ratings. Iowa also recognizes certain qualified non-U.S. insurers as reciprocal jurisdiction reinsurers such that ceding domestic insurers may receive credit for reinsurance ceded to such unauthorized reinsurers without the requirement for the reinsurer to provide collateral.

The Company is subject to the credit for reinsurance rules described above in Iowa, insofar as we enter into any reinsurance contracts with reinsurers that are neither licensed, accredited nor certified in Iowa, or recognized as a reciprocal reinsurer in Iowa.

Insurance Holding Company Regulation

The Company’s parent company is subject to the insurance holding company law in Iowa. That law generally requires each insurance company directly or indirectly owned by the holding company to register with the insurance department in the insurance company’s state of domicile and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all transactions between insurers and affiliates within the holding company system are subject to regulation and must be fair and reasonable, and may require prior notice and approval or non-disapproval by its domiciliary insurance regulator.

Most states, including Iowa, have insurance laws that require regulatory approval of a direct or indirect change of control of an insurer or an insurer’s holding company. Such laws prevent any person from acquiring control, directly or indirectly, of the Company or certain of its affiliates unless that person has filed a statement with specified information with the insurance regulators and has obtained their prior approval. In addition, investors deemed to have a direct or indirect controlling interest are required to make regulatory filings and respond to regulatory inquiries. Under most states’ statutes, including those of Iowa, acquiring 10% or more of the voting stock of an insurance company or its parent company is presumptively considered a change of control, although such presumption may be rebutted. In addition, the insurance law of Iowa permits a determination of control in circumstances where the thresholds for the presumption of control have not been crossed. Any person who is deemed to acquire control over the Company or certain of its affiliates including any person who acquires 10% or more of voting securities of the Company or certain of their affiliates, without the prior approval of the Iowa Insurance Division will be in violation of the state’s law and may be subject to injunctive action requiring the disposition or seizure of those securities by the Iowa Insurance Division or prohibiting the voting of those securities and to other actions determined by the Iowa Insurance Division.

Insurance Guaranty Association Assessments

Each state has insurance guaranty association laws under which insurers doing business in the state may be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Typically, states assess each member insurer in an amount related to the member insurer’s proportionate share of the business written by all member insurers in the state. Although no prediction can be made as to the amount and timing of any future assessments under these laws, the Company has established reserves that it believes are adequate for assessments relating to insurance companies that are currently subject to insolvency proceedings.

Market Conduct Regulation

State insurance laws and regulations include numerous provisions governing the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales and complaint process practices. State regulatory authorities generally enforce these provisions through periodic market conduct examinations. In addition, the Company must file, and in many jurisdictions and for some lines of business obtain regulatory approval for, rates and forms relating to the insurance written in the jurisdictions in which it operates. The Company is currently the subject of two ongoing market conduct examinations in various states. Market conduct examinations can result in monetary fines or remediation and generally require the Company to devote significant resources to the management of such examinations. The Company does not believe that any of the current market conduct examinations it is subject to will result in any fines or remediation orders that will be material to its business.

Regulation of Investments

The Company is subject to state laws and regulations that require diversification of its investment portfolios and limit the amount of investments in certain asset categories, such as below investment grade fixed income securities, equity, real estate, other equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as either non-admitted assets for purposes of measuring surplus or as not qualified as an asset held for reserve purposes and, in some instances, would require divestiture or replacement of such non-qualifying investments. The Company believes that its investment portfolios as of December 31, 2022 complied in all material respects with such regulations.

Privacy, Data Security, and Cybersecurity Regulation

F&G’s operations are subject to certain federal and state laws and regulations that require financial institutions and other businesses to protect the security, confidentiality, integrity and availability of personal information, including health-related and customer information, and to notify customers and other individuals about their policies and practices relating to their collection and disclosure of such personal information and their practices relating to protecting the security, confidentiality, integrity and availability of such information. Moreover, some of these laws require F&G to implement and maintain a formal information security program, including physical, technical, and administrative safeguards appropriate to the size, complexity and nature of the business and sensitivity of the data processed. These laws and regulations require notice to affected individuals, law enforcement agencies, regulators and others if there is a breach of the security of certain personal information. F&G’s operations are also subject to certain federal regulations that require financial institutions and creditors to implement effective programs to detect, prevent, and mitigate identity theft. In addition, F&G’s ability to make telemarketing calls and to send unsolicited e-mail or fax messages to consumers and customers and its uses of certain personal information, including consumer report information, are regulated. Federal and state governments and regulatory bodies may be expected to consider additional or more detailed regulation regarding these subjects and the privacy and security of personal information. The NAIC is also developing a new Consumer Privacy Protections Model Act which is intended to replace two existing NAIC privacy model laws.

The NAIC adopted the Insurance Data Security Model Law (the “Cybersecurity Model Law”), which requires insurers and other entities licensed by a state insurance department to develop, implement and maintain a risk-based information security program. Several states have adopted the Cybersecurity Model Law, including Iowa, and more states may adopt it in the future, requiring further compliance and oversight efforts. The Iowa statute, which became effective on January 1, 2022, establishes investigation procedures, data security program standards, and notification requirements for IID-regulated licensees, such as F&G, to protect the security and confidentiality of non-public information and the security of licensees’ information systems.

The Dodd-Frank Act

The Dodd-Frank Act made sweeping changes to the regulation of financial services entities, products and markets. Certain provisions of the Dodd-Frank Act are applicable to F&G, its competitors or those entities with which F&G does business. These provisions may impact F&G in many ways, including, but not limited to, having an effect on the overall business climate, requiring the allocation of certain resources to government affairs, and increasing its legal and compliance related activities and the costs associated therewith.

Under the Dodd-Frank Act, annuities that meet specific requirements, including requirements relating to certain state suitability rules, are specifically exempted from being treated as securities by the SEC. The Company believes that the types of FIAs that it sells will meet these requirements and, therefore, are exempt from being treated as securities by the SEC and state securities regulators. However, there can be no assurance that federal or state securities laws or state insurance laws and regulations will not be amended or interpreted to impose further requirements on FIAs. If FIAs were to be treated as securities, federal and state securities laws would require additional registration and licensing of these products and the agents selling them, and the Company would be required to seek additional marketing relationships for these products, any of which could impose significant restrictions on its ability to conduct operations as currently operated.

ERISA and Fiduciary Standards

F&G may offer certain insurance and annuity products to employee benefit plans governed by ERISA and/or the Code, including group annuity contracts designated to fund tax-qualified retirement plans. ERISA and the Code provide (among other requirements) standards of conduct for employee benefit plan fiduciaries, including investment managers and investment advisers with respect to the assets of such plans, and hold fiduciaries liable if they fail to satisfy fiduciary standards of conduct.

State and federal regulators have adopted regulations with stronger consumer protections that may materially impact F&G, its business, distribution, and products. The NAIC adopted an amended Suitability in Annuity Transactions Model Regulation in February 2020 that requires producers to act in the best interest of consumers when selling annuities. The best interest standard prevents producers from putting their own financial interests ahead of a consumer’s interests, and the standard is satisfied by complying with four regulatory obligations relating to care, disclosure, conflict of interest, and documentation. The amended model regulation also requires producers to provide certain disclosures to consumers, obligates insurers to supervise producer compliance with the new requirements, and prohibits sales contests or other incentives based on sales of specific annuities within a limited period of time. Several states have adopted the revised NAIC model regulation, including Iowa. Management has instituted business procedures to comply with these revised requirements where required.

In December 2020 the U. S. Department of Labor (“DOL”) issued its final version of an investment advice rule replacing the previous “Fiduciary Rule” that had been challenged by industry participants and vacated in March 2018 by the United States Fifth Circuit Court of Appeals. The new investment advice rule reinstates the five-part test for determining whether a person is considered a fiduciary for purposes of ERISA and the Code and sets forth a new prohibited transaction class exemption (PTE) referred to as PTE 2020-02. The rule’s preamble also contains the DOL’s reinterpretation of elements of the five-part test that appears to encompass more insurance agents selling IRA products and withdraws the agency’s longstanding position that rollover recommendations out of employer plans are not subject to ERISA. The new rule took effect on February 16, 2021.

The DOL investment advice rule leaves in place PTE 84-24 which is a longstanding class exemption providing prohibited transaction relief for insurance agents selling annuity products provided certain disclosures are made to the plan fiduciary, which is the policyholder in the case of an IRA, and certain other conditions are met. Among other things, these disclosures include the agent’s relationship to the insurer and commissions received in connection with the annuity sale. F&G designed and launched a compliance program in January 2022 requiring all agents selling IRA products to submit an acknowledgment with each IRA application indicating the agent has satisfied PTE 84-24 requirements on a precautionary basis in case the agent acted or is found to have acted as a fiduciary. Meanwhile the DOL has publicly announced its intention to consider future rulemaking that would revoke or modify PTE 84-24. Additionally, in its Fall 2022 regulatory agenda, the DOL indicated that it will propose a new fiduciary definition to more appropriately define when persons who render investment advice for a fee to employee benefit plans and IRAs are fiduciaries within the meaning of ERISA and the Code and it will evaluate new PTEs or amendments to existing PTEs.

Management believes these current and emerging developments relating to market conduct standards for the financial services industry may over time materially affect the way in which F&G’s agents do business, the role of IMOs, sale of IRA products including IRA-to-IRA and employer plan rollovers, how F&G supervises its distribution force, compensation practices, and liability exposure and costs. In addition to implementing the compliance procedures described above, management is monitoring further developments closely and will be working with IMOs and distributors to adapt to evolving regulatory requirements and risks.

Accounting Treatment for Negative IMR

The NAIC is evaluating the appropriate accounting treatment of an insurer’s negative IMR balance, since the rapidly rising interest rate environment may cause an insurer’s IMR balance to decrease or become negative because of its bond sales at a capital loss. If this occurs, current statutory accounting guidance requires the non-admittance of negative IMR, which can impact how accurately the insurer’s surplus and financial strength are captured in its financial statements due to lower surplus and RBC ratios. The NAIC has exposed new statutory accounting guidance that would permit an insurer with an RBC greater than 300% to admit negative IMR up to 5% of its general account capital and surplus, subject to certain restrictions and reporting obligations. Comments on the proposal are due in June 2023. The NAIC is focused on identifying a solution for year-end 2023, although it also intends to develop a long-term solution even if interest rates shift.

Structured Securities

On December 7, 2021, the NAIC assigned to its the Macroprudential Working Group the evaluation of a list of “Regulatory Considerations Applicable (But Not Exclusive) to Private Equity (PE) Owned Insurers.” Included within this list is the consideration of material increases in privately structured securities (both by affiliated and nonaffiliated asset managers), which the NAIC believes introduces other sources of risk or increases traditional credit risk, such as complexity risk and illiquidity risk. As part of this initiative, the NAIC is evaluating the risks associated with insurers’ investments in certain categories of structured securities, such as CLOs.

In March 2023, the NAIC adopted an amendment to the Purposes and Procedures Manual to give the NAIC’s Structured Securities Group, housed within the SVO, responsibility for modeling CLO securities and evaluating tranche level losses across all debt and equity tranches under a series of calibrated and weighted collateral stress scenarios in order to assign NAIC designations. Under the amended Purposes and Procedures Manual, which will become effective on January 1, 2024 for year-end 2024 financial reporting, CLO investments will no longer be broadly exempt from filing with the SVO based on ratings from credit rating providers. The NAIC’s goal is to ensure that the aggregate RBC factor for owning all tranches of a CLO more closely aligns with what is required for owning all of the underlying loan collateral, in order to avoid RBC arbitrage. The NAIC is collaborating with interested parties to refine the process for modeling CLO investments.

The SECURE 2.0 Act

New and recently passed legislation may also impact the industry in which F&G competes. For example, the SECURE 2.0 Act of 2022, and certain elements thereof became effective as of January 1, 2023, creates an opportunity for F&G and its competitors to pursue sales to employer retirement plan sponsors as well as its traditional customers. In addition, F&G and its competitors may implement operational changes to adapt to the effect of the new legislation. See “Risks Related to Our Business and Industry—Legal, Regulatory and Tax Risk Factors—The SECURE 2.0 Act may impact F&G’s business operations and the markets in which F&G competes.”

Diversity and Corporate Governance

The NAIC and state insurance regulators are also focused on the issue of diversity within the insurance industry, such as the diversity of an insurer’s board of directors and management. The NAIC is examining practices in the insurance industry in order to determine how barriers are created that disadvantage people of color or historically underrepresented groups.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

F&G’s ability to grow depends in large part upon the continued availability of capital.

F&G’s long-term strategic capital requirements will depend on many factors, including its accumulated statutory earnings and the relationship between its statutory capital and surplus and various elements of required capital. To support long-term capital requirements, F&G may need to increase or maintain statutory capital and surplus through financings, which could include debt, equity, financing arrangements or other surplus relief transactions. Adverse market conditions have affected and continue to affect the availability and cost of capital from external sources. If F&G cannot maintain adequate capital, it may be required to limit growth in sales of new policies, and such action could materially adversely affect its business, operations and financial condition.

A financial strength ratings downgrade, potential downgrade, or any other negative action by a rating agency could increase F&G’s cost of capital, making it challenging to grow the business, and could hinder F&G’s ability to participate in certain market segments, thereby adversely affecting its results of operations and its financial condition.

Various nationally recognized rating agencies review the financial performance and condition of insurers, including F&G, and publish their financial strength ratings as indicators of an insurer’s ability to meet policyholder and contract holder obligations. These ratings are important to maintaining public confidence in F&G’s products, its ability to market its products and its competitive position. Downgrades, unfavorable changes in rating methodology or other negative action by a rating agency could have a material adverse effect on F&G in many ways, including the following:

•	adversely affecting relationships with distributors, IMOs and sales agents, which could result in reduction of sales;

•	increasing the number or amount of policy lapses or surrenders and withdrawals of funds;

•	requiring a reduction in prices for F&G’s insurance products and services in order to remain competitive;

•	excluding F&G from participating in the PRT business or issuing Funding Agreement Backed Notes;

•	adversely affecting F&G’s ability to obtain reinsurance at a reasonable price, on reasonable terms or at all; and

•	requiring F&G to collateralize reserves, balances or obligations under reinsurance and derivatives agreements.

F&G may face losses if its actual experience differs significantly from its reserving assumptions.

F&G’s profitability depends significantly upon the extent to which its actual experience is consistent with the assumptions used in setting rates for its products and establishing liabilities for future life insurance, annuity and PRT policy benefits and claims. However, due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of the liabilities for unpaid policy benefits and claims, F&G cannot precisely determine the amounts it will ultimately pay to settle these liabilities. As a result, F&G may experience volatility in its reserves and therefore its profitability from period to period. To the extent that actual experience is less favorable than F&G’s underlying assumptions, F&G could be required to increase its reserves which may reduce its profitability and impact its financial strength.

F&G’s valuation of investments and the determinations of the amounts of allowances and impairments taken on its investments may include methodologies, estimates and assumptions which are subject to differing interpretations and, if changed, could materially adversely affect its results of operations and financial condition.

Equity securities and certain derivatives represent some of the assets on F&G’s balance sheet, which are reported at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value estimates are made based on available market information and judgments about the financial instrument at a specific point in time. Expectations that F&G’s investments will continue to perform in accordance with their contractual terms are based on evidence gathered through F&G’s normal credit surveillance process and on assumptions a market participant would use in determining the current fair value.

The determination of current expected credit loss varies by investment type and is based upon F&G’s periodic evaluation and assessment of known and inherent risks associated with the respective asset class. F&G’s management considers a wide range of factors about the instrument issuer (e.g., operations of the issuer and future earnings potential) and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the instrument and in assessing the prospects for recovery. In addition, F&G conducts various quantitative credit screens on the investment portfolio to create a credit watchlist. The credit watchlist investments are then further analyzed by its portfolio manager for likelihood of loss of contractual principal and interest. F&G’s portfolio managers also maintain a credit spotlight for investments that do not meet the quantitative screens. These investments have been identified as requiring a higher level of review and monitoring due to idiosyncratic risk. Such evaluations and assessments require significant judgment and are revised as conditions change and new information becomes available. Additional impairments may need to be taken in the future, and the ultimate loss may exceed management’s current estimate of impairment amounts.

The value and performance of certain of F&G’s assets are dependent upon the performance of collateral underlying these investments. It is possible the collateral will not meet performance expectations leading to adverse changes in the cash flows on F&G’s holdings of these types of securities.

See “Note 2: Investments” to the Statutory Basis Financial Statements for additional information about its investment portfolio.

Change in F&G’s evaluation of the recoverability of its deferred tax assets could materially adversely affect its results of operations and financial condition.

Deferred tax assets and liabilities are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates expected to be in effect during the years in which the basis differences reverse. Deferred tax assets in essence represent future savings of taxes that would otherwise be paid in cash. F&G is required to evaluate the recoverability of its deferred tax assets each quarter and establish a valuation allowance, if necessary, to reduce its deferred tax assets to an amount that is more-likely-than-not to be realizable. In determining the need for a valuation allowance, F&G considers many factors, including future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in prior carryback years and implementation of any feasible and prudent tax planning strategies management would employ to realize the tax benefit.

Based on its current assessment of future taxable income, including available tax planning opportunities, F&G anticipates it is more-likely-than-not that F&G will generate sufficient taxable income to realize all of its deferred tax assets as to which it does not have a valuation allowance. If future events differ from F&G’s current assumptions, the valuation allowance may need to be increased, which could have a material adverse effect on its results of operations and financial condition.

If F&G is unable to attract and retain national marketing organizations and independent agents, sales of its products may be reduced.

F&G must attract and retain its network of IMOs and independent agents to sell its products. Insurance companies compete vigorously for productive agents. F&G competes with other life insurance companies for marketers and agents primarily on the basis of its financial position, support services, compensation and product features. Such marketers and agents may promote products offered by other life insurance companies that offer a larger variety of products than F&G does. If F&G is unable to attract and retain a sufficient number of marketers and agents to sell its products, F&G’s ability to compete and its revenues would suffer.

F&G operates in a highly competitive industry, which could limit its ability to gain or maintain its position in the industry and could materially adversely affect F&G’s business, financial condition and results of operations.

F&G operates in a highly competitive industry. F&G encounters significant competition in all of its product lines from other insurance companies, many of which have greater financial resources and higher financial strength ratings than F&G and which may have a greater market share, offer a broader range of products, services or features, assume a greater level of risk, have lower operating or financing costs, or have different profitability expectations than F&G. Competition could result in, among other things, lower sales or higher lapses of existing products.

F&G’s annuity products compete with fixed indexed, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers. The ability of banks and broker dealers to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of F&G’s products by substantially increasing the number and financial strength of potential competitors. F&G’s insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and commission structures.

F&G’s ability to compete is dependent upon, among other things, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of adequate financial strength ratings from rating agencies. F&G’s ability to compete is also dependent upon, among other things, its ability to attract and retain distribution channels to market its products, the competition for which is vigorous.

Concentration in certain states for the distribution of F&G’s products may subject it to losses attributable to economic downturns or catastrophes in those states.

For the year ended December 31, 2022, F&G’s top five states for the distribution of its products were Florida, California, Texas, Pennsylvania and New Jersey, which together accounted for 37% of F&G’s premiums. Any adverse economic developments or catastrophes in these states could have an adverse impact on F&G’s business.

Concentration in one or more of F&G’s products (for example, FIAs) may subject F&G to greater volatility of sales if such products experienced a significant decrease in sales.

F&G may experience greater volatility in its sales performance from period to period to the extent F&G has a high concentration of sales in one or more of its products and those products suffer a material decline (for whatever reason) in a particular period. For example, for the years ended December 31, 2022, 2021 and 2020, FIAs generated approximately 40%, 45% and 77% of F&G’s total sales respectively. F&G may not be able to increase the sales of other products at the same pace, or at all, to the extent there is a decrease in sales of its products that made up the majority of its sales in historical periods. As a result, decreased sales in high concentration products could adversely affect F&G’s financial condition, liquidity and results of operations.

F&G is subject to the credit risk of its counterparties, including companies with whom F&G has reinsurance agreements or has purchased options.

F&G cedes material amounts of insurance and transfers related assets and certain liabilities to other insurance companies through reinsurance. Accordingly, F&G bears credit risk with respect to its reinsurers. The failure, insolvency, inability or unwillingness of any reinsurer to pay under the terms of reinsurance agreements with F&G could materially adversely affect its business, financial condition, liquidity and results of operations. F&G regularly monitors the credit rating and performance of its reinsurance parties. Aspida Life Re Ltd. (“Aspida Re”), Wilton Reassurance Company (“Wilton Re”) and Kubera Insurance (SAC) Ltd. (“Kubera”) represent F&G’s largest reinsurance counterparty exposure. F&G also faces funds withheld reinsurance counterparty risk. Under funds withheld arrangements, F&G retains possession and legal title to asset backing ceded liabilities.

F&G is also exposed to credit loss in the event of non-performance by its counterparties on options. F&G seeks to reduce the risk associated with such agreements by purchasing options from large, well-established financial institutions, and by holding collateral. There can be no assurance F&G will not suffer losses in the event of counterparty non-performance. Several of F&G’s derivative counterparty ISDA’s (International

Swap and Derivative Association agreements) contain additional termination event triggers based on a downgrade of F&G. These triggers would give these counterparties the option to terminate F&G’s options which could lead to losses if occurring at an inopportune time.

F&G’s business could be interrupted or compromised if it experiences difficulties arising from outsourcing relationships.

If F&G does not maintain an effective outsourcing strategy or third-party providers do not perform as contracted, F&G may experience operational difficulties, increased costs and a loss of business that could have a material adverse effect on F&G’s results of operations. If there is a delay in F&G’s third-party providers’ introduction of its new products or if F&G’s third-party providers are unable to service its customers appropriately, F&G may experience a loss of business that could have a material adverse effect on its business, financial condition and results of operations.

In addition, F&G’s reliance on third-party service providers that it does not control does not relieve F&G of its responsibilities and requirements. Any failure or negligence by such third-party service providers in carrying out their contractual duties may result in F&G becoming subjected to liability to parties who are harmed and ensuing litigation. Any litigation relating to such matters could be costly, expensive and time-consuming, and the outcome of any such litigation may be uncertain. Moreover, any adverse publicity arising from such litigation, even if the litigation is not successful, could adversely affect F&G’s reputation and sales of its products.

The loss of key personnel could negatively affect F&G’s financial results and impair its ability to implement its business strategy.

F&G’s success depends in large part on its ability to attract and retain qualified employees. Intense competition exists for key employees with demonstrated ability, and F&G may be unable to hire or retain such employees. F&G’s key employees include senior management, sales and distribution professionals, actuarial and finance professionals and information technology professionals. F&G does not believe the departure of any particular individual would cause a material adverse effect on its operations; however, the unexpected loss of several key employees could have a material adverse effect on F&G’s operations due to the loss of their skills, knowledge of its business, and their years of industry experience as well as the potential difficulty of promptly finding qualified replacement employees.

F&G’s risk management policies and procedures may not capture unidentified or unanticipated risk, which could negatively affect its business or result in losses.

F&G has developed risk management policies and procedures designed to manage material risks within established risk appetites and risk tolerances. Nonetheless, F&G’s policies and procedures may not effectively mitigate the internal and external risks identified or predict future exposures, which could be different or significantly greater than expected and which could cause F&G to incur unexpected monetary losses, damage to F&G’s reputation or additional costs, or which could impair its ability to conduct business effectively. Many of F&G’s methods of managing risk and exposures are based upon observed historical data, current market behavior, and certain assumptions made by management. The information may not always be accurate, complete, up-to-date, or properly evaluated. As a result, additional risks and uncertainties not currently known to F&G, or that F&G currently deems to be immaterial, may adversely affect its business, financial condition and results of operations.

Interruption or other operational failures in telecommunication, information technology and other operational systems, or a failure to maintain the security, integrity, confidentiality or privacy of sensitive data residing on such systems, including as a result of human error, could result in a loss or disclosure of confidential information, damage to F&G’s reputation, monetary losses, additional costs and impairment of its ability to conduct business effectively.

F&G is highly dependent on automated and information technology systems to record and process its internal transactions and transactions involving its customers, as well as to calculate reserves, value invested assets and complete certain other components of its statutory financial statements. The integrity of F&G’s computer systems and the protection of the information, including policy holder information, which resides on such systems are important to its successful operation. If F&G fails to maintain an adequate security infrastructure, adapt to emerging security threats or follow its internal business processes with respect to data protection and data security, the confidentiality, integrity and availability of the information or assets F&G holds could be compromised. Further, even if F&G, or third parties to which it outsources certain information technology services, maintain a reasonable, industry-standard information security program and infrastructure to mitigate these risks, the inherent risk that unauthorized access to information or assets remains. This risk is increased by transmittal of information over the internet and the increased threat and sophistication of cyber criminals. While, to date, F&G believes that it has not experienced a material breach of computer systems, the occurrence or scope of such events is not always apparent.

In addition, some laws and certain of F&G contracts require notification of various parties, including regulators, consumers or customers, in the event that confidential or personal information has or may have been accessed or acquired by unauthorized parties. Such notifications can potentially result, among other things, in adverse publicity, diversion of management and other resources, the attention of regulatory authorities, litigation or regulatory action, the imposition of fines, and disruptions in business operations, the effects of which may be material. Any inability to prevent security or privacy breaches, or the perception that such breaches may occur, could inhibit F&G’s ability to retain or attract new clients and/or result in financial losses, litigation, increased costs, negative publicity, or other adverse consequences to its business.

Further, F&G’s financial institution clients have obligations to safeguard their information technology systems and the confidentiality of customer information. In certain of F&G’s businesses, it is bound contractually and/or by regulation to comply with the same requirements. If F&G fails to comply with these regulations and requirements, it could be exposed to suits for breach of contract, governmental proceedings or the imposition of fines. In addition, future adoption of more restrictive privacy, data protection and cybersecurity laws, rules or industry security requirements by federal or state regulatory bodies or by a specific industry in which F&G does business could have an adverse impact on it through increased costs or restrictions on business processes.

F&G relies on its investment management or advisory agreements with BIS and other investment managers and sub-managers for the management of portions of certain of its investment portfolios.

F&G and its affiliates are parties to investment management agreements (each, an “IMA”) with BIS and other investment managers and sub-managers. These entities depend in large part on their ability to attract and retain key people, including senior executives, finance professionals and information technology professionals. Intense competition exists for key employees with demonstrated ability, and F&G’s investment managers may be unable to hire or retain such employees. The unexpected loss by any of F&G’s investment managers, including BIS, of key employees could have a material adverse effect on their ability to manage F&G’s investment portfolio and have an adverse impact on its financial condition and results of operations.

F&G has a long-term contractual relationship with BIS and has limitations on its ability to terminate that relationship or seek advice from other investment managers.

Under an omnibus termination side letter among FGAL, FNF and BIS, FGAL agreed not to appoint or retain other investment managers for the provision of investment management or advisory services to FGAL’s annuity and life insurance subsidiaries without BIS’s consent. Although BIS has consented to the engagement of other investment managers in the past, BIS has no obligation to do so in the future.

Each of the FGAL subsidiaries party to an IMA with BIS, as well as BIS, may terminate such agreement upon 30 days’ notice. However, FGAL and FNF have agreed in the omnibus termination side letter to cause FGAL’s insurance company subsidiaries to engage BIS as an investment manager. The initial term of this side letter expires on June 1, 2029 and contains an automatic renewal provision which provides for successive two-year terms thereafter. Prior to June 1, 2029, FGAL and FNF may only terminate the side letter for cause. Cause is generally limited to circumstances where BIS is legally unable to manage FGAL’s assets, if BIS fails to offer FGAL “most favored nations” rights with respect to certain products it may issue to third parties, or where BIS has acted with gross negligence, willful misconduct or reckless disregard of its obligations. In addition, at the expiration of the initial term of the side letter in 2029, or at the end of any renewal term, FGAL may, with prior notice, terminate the side letter for unsatisfactory long-term performance by BIS based on underperformance. If FGAL provides any such notice, the termination would not become effective for one year, during which time BIS may seek to cure the events giving arise to FGAL’s termination right. If one of FGAL’s subsidiaries were to terminate an IMA or take other actions that FGAL has agreed will not be taken under the omnibus termination side letter, FGAL and FNF may be in breach of FGAL’s respective obligations to BIS under such side letter.

The historical performance of BIS, or any other asset manager F&G engages, should not be considered as indicative of the future results of F&G’s investment portfolio, its future results or any returns expected on its common shares.

F&G’s investment portfolio’s returns have benefited historically from investment opportunities and general market conditions that may not currently exist and may not be repeated, and there can be no assurance that BIS will be able to avail itself of profitable investment opportunities in the future. In addition, BIS is expected to be compensated based solely on F&G’s assets which it manages, rather than by investment return targets, and as a result, BIS is not directly incentivized to maximize investment return targets. Accordingly, there can be no guarantee that BIS will be able to achieve any particular returns for F&G’s investment portfolio in the future.

Increased regulation or scrutiny of alternative investment advisers, arrangements with such investment advisers and investment activities may affect BIS’s or, if engaged, any other asset manager’s ability to manage F&G’s investment portfolio or affect its business reputation.

The regulatory environment for investment managers is evolving, and changes in the regulation of investment managers may adversely affect the ability of BIS to effect transactions that utilize leverage or pursue their strategies in managing F&G’s investment portfolio. In addition, the securities and futures markets are subject to comprehensive statutes, regulations and margin requirements. The SEC, other regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies. Due to F&G’s reliance on these relationships in particular to manage a significant portion of its investment portfolio, any regulatory action or enforcement against BIS could have an adverse effect on F&G’s financial condition.

In addition, the NAIC continues to consider the nature of the relationships between insurance companies and their investment advisors and investment managers and more broadly the impact of private equity within the insurance industry. F&G continues to monitor the development of any proposals that could have a material impact on the contractual relationships between F&G and BIS.

Risk Factors Relating to Economic Conditions and Market Conditions

Conditions in the economy generally could adversely affect F&G’s business, results of operations and financial condition.

F&G’s results of operations are materially affected by conditions in the U.S. economy. Adverse economic conditions may result in a decline in revenues and/or erosion of F&G’s profit margins. In addition, in the event of extreme prolonged market events and economic downturns F&G could incur significant losses. Even in the absence of a market downturn F&G is exposed to substantial risk of loss due to market volatility.

Factors such as consumer spending, business investment, government spending, the risk of a U.S. government default, concerns around U.S. regional banks and potential bank closures by federal or state regulators, the volatility and strength of the capital markets, investor and consumer confidence, the potential of a recession, changes in interest rates and credit spreads, foreign currency exchange rates, inflation levels and any renewed concerns around COVID-19 and the potential reactions of governmental authorities with respect thereto all affect the business and economic environment and, ultimately, the amount and profitability of F&G’s business. In an economic downturn characterized by higher unemployment, lower family income, negative investor sentiment and lower consumer spending, the demand for F&G’s insurance products could be adversely affected. Under such conditions, F&G may also experience an elevated incidence of policy lapses, policy loans, withdrawals and surrenders. In addition, F&G’s investments could be adversely affected as a result of deteriorating financial and business conditions affecting the issuers of the securities in its investment portfolio.

As of March 31, 2023, current economic conditions, including high inflation rates, have not had a material adverse effect on F&G’s business, results of operations and financial condition. However, F&G cannot predict if such economic conditions will impact F&G’s business, results of operations and financial condition in the future for the forgoing reasons.

F&G’s investments are subject to geopolitical risk. The on-going conflict in Russia/Ukraine could heighten and expand to peripheral countries in the region.

F&G has no exposure to investments in Russia or Ukraine and de minimis investments in peripheral countries in the region. If the conflict and its inflationary impact on energy costs and other goods leads to a wider recession in Europe or otherwise expands into neighboring countries, F&G’s investments in those countries could suffer losses, which could have a negative impact on F&G’s financial results.

The current invasion of Ukraine by Russia has escalated tensions among the United States, the member states of the North Atlantic Treaty Organization (“NATO”) and Russia. The United States and other NATO member states, as well as nonmember states, have announced new sanctions against Russia and certain Russian banks, enterprises and individuals. These and any future additional sanctions and any resulting conflict between Russia, the United States and NATO member states could have an adverse impact on F&G’s current operations because they could cause declining conditions in worldwide credit and capital markets and the economy in general. Further, such invasion, ongoing military conflict, resulting sanctions and related countermeasures by NATO member states, the United States and other countries may lead to market disruptions, including significant volatility in the credit and capital markets, which could have an adverse impact on F&G’s operations and financial performance

F&G’s investments are subject to market risks that could be heightened during periods of extreme volatility or disruption in financial and credit markets.

F&G’s invested assets and derivative financial instruments are subject to risks of credit defaults and changes in market values. Periods of extreme volatility or disruption in the financial and credit markets could increase these risks. Changes in interest rates and credit spreads could cause market price and cash flow variability in the fixed income instruments in F&G’s investment portfolio. Significant volatility and lack of liquidity in the credit markets could cause the market value of the fixed-income securities F&G owns to decline. For example, on March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation and on March 12, 2023, Signature Bank was closed by the New York Department of Financial Services. The Federal Deposit Insurance Corporation was appointed as receiver for both banks. In the aftermath of such banks’ closures, the Swiss government brokered an emergency acquisition of Credit Suisse Group AG by UBS Group AG on March 19, 2023. Similarly, on May 1, 2023, JP Morgan Chase acquired the substantial majority of assets and assumed the deposits and certain other liabilities of First Republic Bank from the Federal Deposit Insurance Corporation. If other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, F&G’s ability to access its existing cash, cash equivalents and investments may be impaired, and F&G could be exposed to instruments held that are subject to losses from such banks’ and financial institutions’ failure, in each case, which could have a material adverse effect on F&G’s business and financial condition and results of operations. Further, if F&G’s investment manager, BIS, fails to react appropriately to difficult market or economic conditions, F&G’s investment portfolio could incur material losses.

F&G’s investments are subject to credit risks of the underlying issuer, borrower, or physical collateral which can change over time with the credit cycle.

A worsening business climate, recession, or changing trends could cause issuers of the fixed-income securities F&G owns to default on either principal or interest payments. Additionally, market price valuations may not accurately reflect the underlying expected cash flows of securities within F&G’s investment portfolio.

The value of F&G’s mortgage-backed securities and its commercial and residential mortgage loan investments depends in part on the financial condition of the borrowers and tenants for the properties underlying those investments, as well as general and specific economic trends affecting the overall default rate. F&G is also subject to the risk that cash flows resulting from the payments on pools of mortgages that serve as collateral underlying the mortgage-backed securities F&G owns may differ from its expectations in timing or size. Any event reducing the estimated fair value of these securities, other than on a temporary basis, could have an adverse effect on F&G’s business, results of operations, liquidity and financial condition.

F&G also maintains holdings in floating rate, and less rate-sensitive investments, including senior tranches of collateralized loan obligations (“CLOs”) and directly originated senior secured loans. If realized collateral loss and recoveries differ materially from F&G’s assumptions, returns on these assets could be lower than expected.

F&G invests in ABS (traditional and specialty finance) and asset backed and consumer whole loans. Consumer balance sheets are healthy and underwriting standards have become more conservative following the Global Funding Crisis. However, high inflation rates are a headwind for the consumer and efforts by the Federal Reserve to stem inflation could induce a recession which would have an adverse impact on the consumer and potentially increase delinquencies to a higher level than what is assumed in F&G’s underwriting.

In addition, the upcoming discontinuation of LIBOR could adversely affect the value of F&G’s investment portfolio, derivatives transactions and issued funding agreements bearing interest at LIBOR. There can be no assurance that the alternative rates and fallbacks utilized by the various markets will be effective at preventing or mitigating disruption as a result of the discontinuation of LIBOR. Should such disruption occur, it may adversely affect, among other things, the trading market for LIBOR-based securities, including those held in F&G’s investment portfolio, the market for derivative instruments, including those that F&G uses to achieve its hedging objectives, and F&G’s ability to issue funding agreements bearing a floating rate of interest.

Interest rate fluctuations could adversely affect F&G’s business, financial condition, liquidity and results of operations.

Interest rate risk is a significant market risk as F&G’s business involves issuing interest rate sensitive obligations backed primarily by investments in fixed income assets. As of December 31, 2022, F&G also maintained approximately 18% of the assets in its investment portfolio in floating rate instruments, which is subject to an element of market risk from changes in interest rates.

During periods of increasing interest rates, F&G may offer higher crediting rates on interest-sensitive products, such as universal life insurance and fixed annuities, and F&G may increase crediting rates on in-force products to keep these products competitive. F&G may be required to accept lower spread income (the difference between the returns F&G earns on its investments and the amounts F&G credits to contract holders) thus reducing F&G’s profitability, as returns on its portfolio of invested assets may not increase as quickly as current interest rates. Rapidly rising interest rates may also expose F&G to the risk of financial disintermediation, which is an increase in policy surrenders, withdrawals and requests for policy loans as customers seek to achieve higher returns elsewhere requiring F&G to liquidate assets in an unrealized loss position. If F&G experiences unexpected withdrawal activity, it could exhaust its liquid assets and be forced to liquidate other less liquid assets such as limited partnership investments. F&G may have difficulty selling these investments in a timely manner and/or be forced to sell them for less than it otherwise would have been able to realize, which could have a material adverse effect on F&G’s business, financial condition or operating results. F&G has developed and maintains asset-liability management (“ALM”) programs and procedures designed to mitigate interest rate risk by matching asset cash flows to expected liability cash flows. In addition, F&G assesses surrender charges on withdrawals in excess of allowable penalty-free amounts that occur during the Surrender Charge Period. There can be no assurance that actual withdrawals, contract benefits, and maturities will match F&G’s estimates. Despite F&G’s efforts to reduce the impact of rising interest rates, it may be required to sell assets to raise the cash necessary to respond to an increase in surrenders, withdrawals and loans, thereby realizing capital losses on the assets sold.

F&G may experience spread income compression, and a loss of anticipated earnings, if credited interest rates are increased on renewing contracts in an effort to decrease or manage withdrawal activity. In addition, certain statutory capital and reserve requirements are based on formulas or models that consider interest rates and a prolonged period of low interest rates may increase the statutory capital F&G is required to hold as well as the amount of assets F&G must maintain to support statutory reserves.

Prior to 2022, interest rates had been at or near historically low levels over the preceding several years. A prolonged period of low rates exposes F&G to the risk of not achieving returns sufficient to meet F&G’s earnings targets and/or F&G’s contractual obligations. Furthermore, low or declining interest rates may reduce the rate of policyholder surrenders and withdrawals on F&G’s life insurance and annuity products, thus increasing the duration of the liabilities, creating asset and liability duration mismatches and increasing the risk of having to reinvest assets at yields below the amounts required to support F&G’s obligations. Lower interest rates may also result in decreased sales of certain insurance products, negatively impacting F&G’s profitability from new business.

As of March 31, 2023, current economic conditions, including higher interest rates, have not adversely affected F&G’s business, results of operations and financial condition. However, F&G cannot predict if such economic conditions will impact its business, results of operations and financial condition in the future for the forgoing reasons.

Equity market volatility could negatively impact F&G’s business.

The estimated cost of providing GMWB riders associated with F&G’s annuity products incorporates various assumptions about the overall performance of equity markets over certain time periods. Periods of significant and sustained downturns in equity markets or increased equity volatility could result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction in F&G’s revenues and net income.

F&G is exposed to liquidity risk, which can result from a variety of different sources.

F&G is exposed to liquidity risk, which is the risk that F&G is unable to meet near-term obligations as the obligations come due.

Liquidity risk is a manifestation of events that are driven by other risk types (market, insurance, investment, operational). A liquidity shortfall may arise in the event of insufficient funding sources or an immediate and significant need for cash or collateral. In addition, it is possible that expected liquidity sources, such as F&G’s minimum cash buffers, the FHLB or other credit facilities, may be unavailable or inadequate to satisfy the liquidity demands described below.

F&G has the following sources of liquidity exposure and associated drivers that trigger material liquidity demand. Those sources are:

•	Derivative collateral market exposure: Abrupt changes to interest rate, equity, and/or currency markets may increase collateral requirements to counterparties and create liquidity risk for F&G.

•	Asset liability mismatch: There are liquidity risks associated with liabilities coming due prior to the matching asset cash flows.

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Insurance cash flows: F&G faces potential liquidity risks from unexpected cash demands due to severe mortality calamity, customer withdrawals, policy loans or lapse events. If such events were to occur, F&G may face unexpectedly high levels of claim payments to policyholders.

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FHLB collateral: F&G issues funding agreements to the FHLB for which eligible securities and loan collateral are posted. If the value of the eligible collateral declines significantly, and there is no available eligible collateral in the portfolio, F&G may need to supplement the collateral account with cash.

F&G’s business could be materially and adversely affected by the occurrence of a catastrophe, including natural or man-made disasters.

Any catastrophic event, such as pandemic diseases, terrorist attacks, national and international political circumstances (including governmental instability, wars, security operations, other geopolitical events and the Russian-Ukraine conflict), floods, severe storms or hurricanes or computer cyber-terrorism, could have a material and adverse effect on F&G’s business in several respects, as follows:

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any such event could have a material adverse effect on F&G’s liquidity, financial condition and the operating results of F&G’s insurance business due to its impact on the economy and financial markets;

•	F&G’s workforce being unable to be physically located at one of F&G’s facilities could result in lengthy interruptions in its service;

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F&G could experience long-term interruptions in its service and the services provided by its significant vendors due to the effects of catastrophic events, including but not limited to government mandates to self-quarantine, work remotely and prolonged travel restrictions.

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Some of F&G’s operational systems are not fully redundant, and its disaster recovery and business continuity planning cannot account for all eventualities. Additionally, unanticipated problems with F&G’s disaster recovery systems could further impede its ability to conduct business, particularly if those problems affect F&G’s computer-based data processing, transmission, storage and retrieval systems and destroy valuable data;

•	F&G manages its financial exposure for losses with third-party reinsurance. Catastrophic events could adversely affect the cost and availability of that reinsurance; or

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the value of F&G’s investment portfolio may decrease if the securities in which it invests are negatively impacted by climate change (both transition risk and physical risk), pandemic diseases, severe weather conditions and other catastrophic events.

Natural and man-made catastrophes, pandemics (including COVID-19) and malicious and terrorist acts present risks that could materially adversely affect F&G’s results of operations or the mortality or morbidity experience of its business. Claims arising from such events could have a material adverse effect on F&G’s business, operations and financial condition, either directly or as a result of their effect on F&G’s reinsurers or other counterparties. Such events could also have an adverse effect on lapses and surrenders of existing policies, as well as sales of new policies.

While F&G has taken steps to identify and mitigate these risks, such risks cannot be predicted, nor fully protected against even if anticipated. In addition, such events could result in overall macroeconomic volatility or specifically a decrease or halt in economic activity in large geographic areas, adversely affecting the marketing or administration of F&G’s business within such geographic areas or the general economic climate, which in turn could have an adverse effect on its business, results of operations and financial condition. The possible macroeconomic effects of such events could also adversely affect F&G’s asset portfolio.

Legal, Regulatory and Tax Risk Factors

F&G’s insurance business is highly regulated and subject to numerous legal restrictions and regulations.

F&G’s insurance business is subject to extensive regulation by state insurance authorities in each state in which it operates. In addition, F&G may incur significant costs in the course of complying with regulatory requirements.

State insurance regulators, the NAIC and federal regulators continually reexamine existing laws and regulations and may impose changes in the future. New interpretations of existing laws and the passage of new legislation may harm F&G’s ability to sell new policies, increase its claim exposure on policies F&G issued previously and adversely affect its profitability and financial strength. F&G is also subject to the risk that compliance with any particular regulator’s interpretation of a legal or accounting issue may not result in compliance with another regulator’s interpretation of the same issue, particularly when compliance is judged in hindsight. Regulators and other authorities have the power to bring administrative or judicial proceedings against F&G, which could result in, among other things, suspension or revocation of its licenses, cease and desist orders, fines, civil penalties, criminal penalties or other disciplinary action, which could materially harm F&G’s results of operations and financial condition.

F&G cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on F&G if enacted into law. In addition, because F&G’s activities are relatively concentrated in a small number of lines of business, any change in law or regulation affecting one of those lines of business could have a disproportionate impact on F&G as compared to other more diversified insurance companies.

See “Regulation of F&G” for further discussion of the impact of regulations on F&G’s business.

State Regulation

F&G’s business is subject to government regulation in each of the jurisdictions in which it conducts business and regulators have broad administrative and discretionary authority over F&G’s business and business practices.

F&G’s business is subject to government regulation in each of the states in which it conducts business, along with the District of Columbia and Puerto Rico, and is concerned primarily with the protection of policyholders and other customers. Such regulation is vested in state agencies having broad administrative and discretionary authority, which may include, among other things, premium rates and increases thereto, underwriting practices, reserve requirements, marketing practices, advertising, privacy and data protection, policy forms, reinsurance reserve requirements, acquisitions, mergers and capital adequacy. At any given time, F&G and its insurance subsidiaries may be the subject of a number of ongoing financial or market conduct, audits or inquiries. From time to time, regulators raise issues during such examinations or audits that could have a material impact on F&G’s business.

Under insurance guaranty fund laws in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. F&G cannot predict the amount or timing of any such future assessments and therefore the liability F&G has established for these potential assessments may not be adequate. In addition, regulators may change their interpretation or application of existing laws and regulations such as the case with broadening the scope of carriers that must contribute towards long term care insolvencies.

NAIC

F&G’s regulation in the United States is influenced by the NAIC, which continues to consider reforms, including changes relating to cybersecurity regulations, best interest standards, climate risk, RBC and life insurance reserves.

Although F&G’s business is subject to regulation in each state in which it conducts business, along with the District of Columbia and Puerto Rico, in many instances the state regulatory models emanate from the NAIC. Some of the NAIC pronouncements, particularly as they affect accounting issues, take effect automatically in the various states without affirmative action by the states. Statutes, regulations and interpretations may be applied with retroactive impact, particularly in areas such as accounting and reserve requirements. The NAIC continues to work to reform state regulation in various areas, including comprehensive reforms relating to cybersecurity regulations, best interest standards, climate risk, RBC and life insurance reserves.

F&G and its insurance subsidiaries are subject to minimum capitalization requirements based on RBC formulas for life insurance companies that establish capital requirements relating to insurance, business, asset, interest rate and certain other risks. Changes to statutory reserve or RBC requirements may increase the amount of reserves or capital F&G and its insurance subsidiaries are required to hold and may impact F&G’s ability to pay dividends. In addition, changes in statutory reserve or RBC requirements may adversely impact F&G’s financial strength ratings. Changes currently under consideration include adding an operational risk component, factors for asset credit risk, and group wide capital calculations.

See “Risk Factors Related to Our Business and Industry — A financial strength ratings downgrade, potential downgrade, or any other negative action by a rating agency could increase F&G’s cost of capital, making it challenging to grow the business, and could hinder F&G’s ability to participate in certain market segments, thereby adversely affect its financial condition and results of operations” for a discussion of risks relating to F&G’s financial strength ratings.

DOL “Fiduciary” Rule

Current and emerging developments relating to market conduct standards for the financial industry resulting from the DOL’s implementation of the “fiduciary rule” may over time materially affect F&G’s business.

In December 2020, the DOL issued its final version of an investment advice rule replacing the previous “Fiduciary Rule” that had been challenged by industry participants and vacated in March 2018 by the United States Fifth Circuit Court of Appeals. The new investment advice rule reinstates the five-part test for determining whether a person is considered a fiduciary for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”), and sets forth a new exemption, referred to as prohibited transaction class exemption (“PTE”) 2020-02. The rule’s preamble also contains the DOL’s reinterpretation of elements of the five-part test that appears to encompass more insurance agents selling IRA products and withdraws the DOL’s longstanding position that rollover recommendations out of employer plans are not subject to ERISA. The new rule took effect on February 16, 2021.

The DOL investment advice rule leaves in place PTE 84-24 which is a longstanding class exemption providing prohibited transaction relief for insurance agents selling annuity products provided that certain disclosures are made to the plan fiduciary, which is the policyholder in the case of an IRA, and certain other conditions are met. Among other things, these disclosures include the agent’s relationship to the insurer and commissions received in connection with the annuity sale. F&G designed and launched a compliance program in January 2022 requiring all agents selling IRA products to submit an acknowledgment with each IRA application indicating the agent has satisfied PTE 84-24 requirements on a precautionary basis in case the agent acted or is found to have acted as a fiduciary. Meanwhile the DOL has publicly announced its intention to consider future rulemaking that would revoke or modify PTE 84-24.

Additionally, in its Fall 2022 regulatory agenda, the DOL indicated that it will propose a new fiduciary definition to more appropriately define when persons who render investment advice for a fee to employee benefit plans and IRAs are fiduciaries within the meaning of ERISA and the Code and it will evaluate new PTEs or amendments to existing PTEs.

Management believes these current and emerging developments relating to market conduct standards for the financial services industry may over time materially affect the way in which F&G’s agents do business, the role of IMOs, sale of IRA products including IRA-to-IRA and employer plan rollovers, how F&G supervises its distribution force, compensation practices, and liability exposure and costs. In addition to implementing the compliance procedures described above, management is monitoring further developments closely and will be working with IMOs and distributors to adapt to these evolving regulatory requirements and risks.

See “Regulation of F&G” for further discussion of the “fiduciary” rule.

Bermuda Regulation

F&G’s regulation in Bermuda may limit or curtail F&G’s activities, and changes to existing regulations may affect F&G’s ability to continue to offer its existing products and services, or new products and services.

F&G’s business is subject to regulation in Bermuda, including the Bermuda Monetary Authority (“BMA”). This regulation may limit or curtail F&G’s activities, including activities that might be profitable, and changes to existing regulations may affect F&G’s ability to continue to offer its existing products and services, or new products and services F&G may wish to offer in the future.

F&G’s reinsurance subsidiary, F&G Life Re Ltd. (“F&G Life Re”), is registered in Bermuda under the Bermuda Insurance Act and subject to the rules and regulations promulgated thereunder. The BMA has sought regulatory equivalency, which enables Bermuda’s commercial insurers to transact business with the EU on a “level playing field.” In connection with its initial efforts to achieve equivalency under the European Union’s Directive (2009/138/EC) (“Solvency II”), the BMA implemented and imposed additional requirements on the companies it regulates. The European Commission in 2016 granted Bermuda’s commercial insurers full equivalence in all areas of Solvency II for an indefinite period of time.

The SECURE 2.0 Act of 2022 may impact F&G’s business and the markets in which F&G competes.

The SECURE 2.0 Act of 2022 was signed into law on December 29, 2022, and certain elements thereof became effective as of January 1, 2023. The SECURE 2.0 Act contains provisions that may impact F&G, and these changes could affect the desirability of IRAs, necessitate changes to F&G’s administrative system to implement the Act, and affect, to some extent, the length of time that IRA assets remain in F&G’s annuity products. These provisions include, for example, raising the age for required minimum distributions from IRAs from 72 to 73 (age 74 after 2032); additional exceptions to the 10% penalty tax for distributions before age 59-1/2; reduction of the penalty for failures to take a required distribution amount; directions to the SEC for new registration forms for registered index linked annuities; and directions to the DOL to revisit fiduciary standards relating to choosing an annuity provider in pension risk transfer transactions. While F&G cannot predict whether, or to what extent, the SECURE 2.0 Act will ultimately impact F&G, whether positive or negative, it may have implications for F&G’s business operations and the markets in which it competes.

The amount of statutory capital that F&G has and the amount of statutory capital that it must hold to maintain its financial strength ratings and meet other requirements can vary significantly from time to time due to a number of factors outside of F&G’s control.

F&G’s financial strength ratings are significantly influenced by its statutory surplus amounts and capital adequacy ratios. In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, most of which are outside of F&G’s control, including, but not limited to, the following:

•	the amount of statutory income or losses generated by F&G (which itself is sensitive to equity market and credit market conditions);

•	the amount of additional capital F&G must hold to support business growth and changes to the RBC calculation methodologies;

•	changes in statutory accounting or reserve requirements applicable to F&G;

•	F&G’s ability to access capital markets to provide reserve relief;

•	changes in equity market levels, interest rates, and market volatility;

•	the value of certain fixed-income and equity securities in F&G’s investment portfolio;

•	changes in the credit ratings of investments held in F&G’s portfolio; and

•	the value of certain derivative instruments.

Rating agencies may also implement changes to their internal models, which differ from the RBC capital model and could result in F&G increasing or decreasing the amount of statutory capital it must hold in order to maintain its current financial strength ratings. In addition, rating agencies may downgrade the investments held in F&G’s portfolio, which could result in a reduction of F&G’s capital and surplus and its RBC ratio. To the extent that F&G’s RBC ratios are deemed to be insufficient, F&G may take actions either to increase its capitalization or to reduce the capitalization requirements. If F&G is unable to take such actions, the rating agencies may view this as a reason for a ratings downgrade.

The failure of F&G to meet its applicable RBC requirements or minimum capital and surplus requirements could subject it to further examination or corrective action imposed by insurance regulators, including limitations on its ability to write additional business, supervision by regulators or seizure or liquidation. Any corrective action imposed could have a material adverse effect on F&G’s business, results of operations and financial condition. A decline in RBC ratios could be a factor in causing rating agencies to downgrade F&G’s financial strength ratings, which could have a material adverse effect on its business, results of operations and financial condition.

Changes in federal or state tax laws may affect sales of F&G’s products and profitability.

The annuity and life insurance products that F&G markets generally provide the policyholder with certain federal income or state tax advantages. For example, federal income taxation on any increases in non-qualified annuity contract values (i.e., the “inside build-up”) is deferred until it is received by the policyholder. Non-qualified annuities are annuities that are not sold to a qualified retirement plan or in the form of a qualified contract such as an IRA. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized. Additionally, life insurance death benefits and the inside build-up under life insurance contracts are generally exempt from income tax or tax deferred.

From time to time, various tax law changes have been proposed that could have an adverse effect on F&G’s business, including the elimination of all or a portion of the income tax advantages described above for annuities and life insurance policies. For example, changes in tax law could reduce or eliminate the tax-deferred accumulation of earnings on the deposits paid by the holders of annuities and life insurance products, which could make such products less attractive to potential purchasers. Additionally, insurance products, including the tax favorable features of these products, generally must be approved by the insurance regulators in each state in which they are sold. This review could delay the introduction of new products or impact the features that provide for tax advantages and make such products less attractive to potential purchasers. A shift away from life insurance and annuity products could reduce F&G’s income from the sale of such products, as well as the assets upon which F&G earns investment income. If legislation were enacted to eliminate the tax deferral for annuities or life insurance policies, such a change would have a material adverse effect on F&G’s ability to sell non-qualified annuities or life insurance policies.

Changes in tax law may increase F&G’s future tax liabilities and related compliance costs.

From time to time, the United States, as well as foreign, state and local governments, consider changes to their tax laws that may affect F&G’s future results of operations and financial condition. Also, the Organization for Economic Co-operation and Development has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. Changes to tax laws could increase their complexity and the burden and costs of compliance. Additionally, such changes could also result in significant modifications to the existing transfer pricing rules and could potentially have an impact on F&G’s taxable profits as such legislation is adopted by participating countries.

F&G and its subsidiaries and affiliates are subject to reviews and audits by the IRS and other taxing authorities from time to time, and the IRS or other taxing authority may challenge tax positions taken by F&G and its subsidiaries and affiliates. Responding to or defending against challenges from taxing authorities could be expensive and time consuming, and could divert management’s time and focus away from operating F&G’s business. F&G cannot predict whether and when taxing authorities will conduct an audit, challenge its tax positions or the cost involved in responding to any such audit or challenge. If F&G’s subsidiaries and affiliates are unsuccessful, they may be required to pay taxes for prior periods, interest, fines or penalties, and may be obligated to pay increased taxes in the future, all of which could have an adverse effect on F&G’s business, financial condition, results of operations or growth prospects.

The recently enacted Inflation Reduction Act of 2022 establishes, among other things, a new corporate alternative minimum tax of 15% on corporations that have an average adjusted financial statement income in excess of $1 billion over a three-year period and an excise tax of 1% on certain stock buy-backs by publicly-traded corporations. While F&G continues to evaluate the impact of these new provisions, as well as any regulations, administrative guidance and legal decisions interpreting and applying them, F&G currently anticipates that their impact, if any, will not be material to its operating results, cash flows or statutory capital position.

F&G may be the target of future litigation, law enforcement investigations or increased scrutiny which may negatively affect its operations or financial strength or reduce profitability.

F&G, like other financial services companies, is involved in litigation and arbitration in the ordinary course of business. For further discussion on litigation and regulatory investigation risk, see “Note 12: Contingencies” to the Statutory Basis Financial Statements.

From time to time F&G receives inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies about various matters relating to its business. Sometimes these take the form of civil investigative demands or subpoenas. F&G cooperates with all such inquiries and it has responded to or is currently responding to inquiries from multiple governmental agencies. Also, regulators and courts have been dealing with issues arising from foreclosures and related processes and documentation. Various governmental entities are studying the insurance product, market, pricing, and business practices, and potential regulatory and legislative changes, which may materially affect F&G’s business and operations. From time to time, F&G is assessed fines for violations of regulations or other matters or enter into settlements with such authorities, which may require F&G to pay fines or claims or take other actions.

More generally, F&G operates in an industry in which various practices are subject to scrutiny and potential litigation, including class actions. In addition, F&G sells its products through IMOs, whose activities may be difficult to monitor. Civil jury verdicts have been returned against insurers and other financial services companies involving sales, underwriting practices, product design, product disclosure, administration, denial or delay of benefits, charging excessive or impermissible fees, recommending unsuitable products to customers, breaching fiduciary or other duties to customers, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, payment of sales or other contingent commissions and other matters. Such lawsuits can result in substantial judgments and damage to F&G’s reputation that is disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, financial services companies have made material settlement payments.

F&G may not be able to protect its intellectual property and may be subject to infringement claims.

F&G relies on a combination of contractual rights and copyright, trademark and trade secret laws to establish and protect its intellectual property. Although F&G uses a broad range of measures to protect its intellectual property rights, third parties may infringe or misappropriate F&G’s intellectual property. F&G may have to litigate to enforce and protect its copyrights, trademarks, trade secrets and know-how or to determine their scope, validity or enforceability, which represents a diversion of resources that may be significant in amount and may not prove successful. The loss of intellectual property protection or the inability to secure or enforce the protection of its intellectual property assets could adversely impact F&G’s business and its ability to compete effectively.

F&G may be subject to costly litigation in the event that another party alleges its operations or activities infringe upon that party’s intellectual property rights. Third parties may have, or may eventually be issued, patents or other protections that could be infringed by F&G’s products, methods, processes or services or could otherwise limit F&G’s ability to offer certain product features. F&G may also be subject to claims by third parties for breach of copyright, trademark, trade secret or license usage rights. Any such claims and any resulting litigation could result in significant expense and liability for damages or F&G could be enjoined from providing certain products or services to its customers or utilizing and benefiting from certain methods, processes, copyrights, trademarks, trade secrets or licenses, or alternatively, F&G could be required to enter into costly licensing arrangements with third parties, all of which could have a material adverse effect on F&G’s business, results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus contains information that includes or is based on forward-looking statements that are intended to enhance the reader’s ability to assess the Company’s future financial and business performance. Forward-looking statements include, but are not limited to, statements that represent the Company’s beliefs concerning future operations, strategies, risks, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” “believes,” “anticipates,” “estimates,” “intends,” or similar expressions.

These statements are based on estimates and assumptions made by the Company in light of information currently known to management and are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change. Whether actual results and developments will conform to our expectations is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, or that could cause management to deviate from currently expected or intended courses of actions, including, among others:

•	The COVID-19 pandemic;

•	Conditions in the economy generally;

•	Concentration in certain states for the distribution of F&G’s products;

•	Concentration in certain of F&G’s products (for example, fixed indexed annuities (“FIAs”));

•	Interest rate fluctuations;

•	Equity market volatility;

•	Market and credit risks;

•	Credit risk of F&G’s counterparties, including companies with whom it has reinsurance agreements or it has purchased call options;

•

Differing interpretations of, or changes to, methodologies, estimates and assumptions for F&G’s valuation of investments and the determinations of the amounts of allowances and impairments taken on its investments;

•	Change in F&G’s evaluation of the recoverability of its deferred tax assets;

•	The possibility that actual experience differs significantly from F&G’s reserving assumptions;

•	Significant regulation and legal restrictions and regulations relating to F&G’s business;

•	The impact of the Setting Every Community Up for Retirement Enhancement Act of 2019 (the “SECURE Act”);

•	Changes in federal or state tax laws;

•	Variations in the amount of statutory capital that F&G has and the amount of statutory capital that it must hold to maintain its financial strength ratings and meet other requirements;

•	Future litigation, law enforcement investigations or increased scrutiny;

•	Protection of F&G’s intellectual property and potential infringement claims;

•	A financial strength ratings downgrade, potential downgrade, or any other negative action by a rating agency;

•	The continued availability of capital to support F&G’s growth;

•	Difficulties arising from outsourcing relationships, including F&G’s dependence on Blackstone ISG-I Advisors LLC (“BIS”) (and its sub-managers) for management of F&G’s general account;

•	The loss of key personnel;

•

Interruption or other operational failures in telecommunication, information technology and other operational systems, or a failure to maintain the security, integrity, confidentiality or privacy of sensitive data residing on such systems, including as a result of human error;

•	F&G’s risk management policies and procedures;

•	Natural and man-made catastrophes, pandemics and malicious and terrorist acts;

•	F&G’s ability to gain or maintain its position in a highly competitive industry;

•	The ability to attract and retain national marketing organizations and independent agents;

•	F&G’s recent launch of its Institutional business unit; and

•	The other risks and uncertainties identified in this Prospectus including, without limitation, those under the headings “Risks Related to Our Business and Industry” and “Business of F&G.”

Consequently, any forward-looking statements should be regarded solely as F&G’s current plans, estimates and beliefs and are based on management’s beliefs and assumptions about the businesses in which F&G competes, global and domestic economic conditions and other factors. F&G does not intend, and will not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances or changed assumptions after the date of such statements.

SELECTED HISTORICAL STATUTORY FINANCIAL INFORMATION

In accordance with IA SAP, which differs in certain respects, which in some cases may be material, from U.S. GAAP. See the Basis of Presentation within the Management’s Discussion and Analysis of Financial Conditions and Results of Operations included elsewhere in this prospectus for a summary of the differences.

The following selected historical statutory financial information as of and for the years ended December 31, 2022, 2021 and 2020, and as of and for the three months ended March 31, 2023 and 2022 have been derived from the Financial Statements included elsewhere in this prospectus.

This information should be read in conjunction with, and is qualified in its entirety by, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, and other information included elsewhere in this prospectus.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results may differ from the estimates. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

	Three months ended March 31,		% Change	Years ended December 31,			% Change
($ in millions)	2023	2022	2023	2022	2021	2020	2022	2021
Statement of Operations Data
Revenue:
Premiums	$2,011	$1,727	16%	$5,607	$904	$(595)	520%	n/m
Net investment income (including IMR amortization)	354	333	6%	1,295	1,631	1,173	(21)%	39%
Other income	61	33	85%	1,639	309	126	430%	145%

Total revenue	$2,426	$2,093	16%	$8,541	$2,844	$704	200%	304%
Benefits and expenses:
Benefit payments to policyowners and beneficiaries	$442	$279	58%	$1,411	$1,497	$1,596	(6)%	(6)%
Net addition to policy benefit reserves, including net transfers to/from separate accounts	1,488	1,416	5%	5,508	(627)	(1,825)	n/m	n/m
Commissions and operating expenses	310	215	44%	1,079	863	710	25%	22%
Other	145	278	(48)%	831	798	262	4%	205%

Total benefits and expenses	2,385	2,188	9%	8,829	2,531	743	249%	241%

Gain from operations before dividends and taxes	41	(96)	n/m	(288)	313	(39)	(192)%	n/m
Policyowners dividends	—	—	—%	—	—	—	—%	—%

Gain (loss) from operations before taxes	41	(95)	n/m	(288)	313	(39)	(192)%	n/m
Income tax expense/(benefit)	(6)	1	(700)%	29	—	(22)	n/m	n/m

Net gain (loss) from operations	47	(96)	n/m	(317)	313	(17)	(201)%	n/m
Net realized capital gains (losses)	(50)	80	(163)%	74	38	(29)	95%	n/m

Net income (loss)	$(3)	$(16)	n/m	$(243)	$351	$(46)	(169)%	n/m

	March 31,	December 31,			% Change
($ in millions)	2023	2022	2021	2020	2023	2022	2021
Balance Sheet
Assets:
General account assets	$41,987	$40,255	$35,295	$27,909	4%	14%	26%
Separate account assets	7,507	6,481	3,063	1,501	16%	112%	104%

Total assets	$49,494	$46,736	$38,358	$29,410	6%	22%	30%

Liabilities:
Reserves for policy benefits	21,562	20,289	15,290	14,703	6%	33%	4%
Funds withheld under reinsurance	19,178	18,379	17,144	10,615	4%	7%	62%
Interest maintenance reserve	129	158	269	354	(18)%	(41)%	(24)%
Asset valuation reserve	816	716	1,023	374	14%	(30)%	174%
Other liabilities	1,170	936	986	927	25%	(5)%	6%
Separate account liabilities	4,754	4,381	2,173	1,189	9%	102%	83%

Total liabilities	47,609	44,859	36,885	28,161	6%	22%	31%
Capital and Surplus:
Common stock	3	3	3	3	—%	—%	—%
Paid-in and contributed surplus	2,149	2,019	1,549	1,282	6%	30%	21%
Surplus notes	225	225	225	225	—%	—%	—%
Segregated surplus	405	431	175	229	(6)%	146%	(24)%
Unassigned funds	(897)	(801)	(479)	(491)	n/m	n/m	n/m

Total capital and surplus	1,885	1,877	1,473	1,249	—%	27%	18%

Total liabilities and capital and surplus	49,494	46,736	38,358	29,410	6%	22%	30%

Total adjusted capital (TAC)(1)	$2,706	$2,598	$2,300	$1,630	4%	13%	41%

(1)	TAC is a measure of regulatory capital adequacy which includes capital and surplus, AVR, policyholder dividends and subsidiary adjustments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) of F&G discusses the financial condition of F&G as of March 31, 2023 and as of December 31, 2022, 2021, and 2020, and the results of operations for the three months ended March 31, 2023 and 2022, and for the years ended December 31, 2022, 2021 and 2020. This MD&A should be read in conjunction with the Financial Statements (including the notes thereto, which appear elsewhere in this document, which are important for a full understanding of F&G’s financial condition and results of operations, and “Risks Related to Our Business and Industry,” each of which appear in the prospectus.

Basis of Presentation

The financial statements of F&G are presented on the basis of IA SAP prescribed or permitted by the IID. The IID recognizes only IA SAP for determining and reporting the financial condition and results of operations of an insurance company and for determining its solvency under Iowa Insurance Law. The NAIC Accounting Practices and Procedures Manual has been adopted as a component of prescribed or permitted practices by the State of Iowa. F&G has elected to use the alternative accounting practices prescribed by Iowa Administrative Code 191 Chapter 97, Accounting for Certain Derivative Instruments Used to Hedge the Growth in Interest Credited for Indexed Insurance Products and Accounting for the Indexed Insurance Products Reserve, for its FIA products, and as of October 1, 2022, IUL products. Under these prescribed accounting practices, the call option derivative instruments that hedge the growth in interest credited on index products are accounted for at amortized cost with the corresponding amortization recorded as a decrease to net investment income and indexed annuity reserves are calculated based on Standard Valuation Law and Actuarial Guideline XXXV which assumes the market value of the call options associated with the current index term is zero regardless of the observable market value for such options.

If F&G had not elected the alternative prescribed accounting practice described above, statutory surplus would have increased by $3 million and $152 million at March 31, 2023 and 2022, respectively. Additionally, net income would have decreased by $61 million and increased by $336 million for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively.

Based on a permitted practice received from the IID, F&G carries one of its limited partnership interests which qualifies for accounting under Statement of Statutory Accounting Principles (“SSAP”) No. 48, “Investments in Joint Ventures, Partnerships and Limited Liability Companies” on a net asset value per share basis. This is a departure from SSAP No. 48 which requires such investments to be carried based on the investees underlying U.S. GAAP equity (prior to any impairment considerations). Had F&G not been granted this permitted practice, statutory surplus would have decreased by $14 million and $13 million at March 31, 2023 and December 31, 2022, respectively. Additionally, net income would have decreased by $1 million and $4 million for three months ended March 31, 2023 and for the year ended December 31, 2022, respectively.

Critical Accounting Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ significantly from those estimates. Significant estimates included in the financial statements are assumptions and judgments utilized in determining if declines in fair values are other-than-temporary, valuation methods for infrequently traded securities and private placements, policy liabilities and estimates to establish the reserve for future policy benefits.

FGAL Separation and Distribution

On March 16, 2022, FNF announced its intention to dividend to FNF shareholders, on a pro rata basis, approximately 15% of the common stock of its wholly-owned subsidiary, FGAL, the parent of F&G. The purpose of the separation and distribution was to enhance and more fully recognize the overall market value of each company.

On December 1, 2022, FNF distributed, on a pro rata basis, approximately 15% of the common stock of FGAL. FNF retained control of F&G through ownership of approximately 85% of FGAL common stock.

AXIS Conversion

As of September 30, 2021, F&G converted actuarial valuation systems from the MoSes application to the AXIS application. The December 31, 2020 overall net impact to F&G was a $45 million decrease in Aggregate reserve for life contracts. This included a $108 million decrease in Aggregate reserve for life contracts related to multiple changes in estimates and a $63 million increase in Aggregate reserve for life contracts related to multiple immaterial errors. These errors were the result of the historic actuarial application, MoSes, employing features that resulted in the incorrect calculation of the Aggregate reserve for life contracts of F&G and its subsidiaries.

In accordance with SSAP No. 3—Accounting Changes and Corrections of Errors, the net of tax impact of certain changes stemming from the conversion to AXIS are being treated as a correction of an error. F&G determined the impact of these errors at December 31, 2020 and reported these errors as of September 30, 2021. The impacts are presented as an increase to Aggregate reserves for life contracts of $63 million, a decrease in Current federal and foreign income taxes of $9 million, and an increase in the unrealized gain included in Common stock of subsidiaries of $24 million. This resulted in a total decrease to Capital and Surplus of $30 million reported in Aggregate write-ins for gains and losses in surplus as of December 31, 2021.

Business Trends and Conditions

The following factors represent some of the key trends and uncertainties that have influenced the development of F&G and its historical financial performance, and F&G believes these key trends and uncertainties will continue to influence the business and financial performance of F&G in the future.

COVID-19 Pandemic

The health, economic and business conditions precipitated by the worldwide COVID-19 pandemic that emerged in 2020 increased F&G’s mortality experience in 2021 and 2020 in both its single premium immediate annuity (“SPIA”) and IUL business which largely offset each other. As of March 31, 2023, F&G has not seen a sustained elevated level of adverse policyholder experience from the impact of COVID-19 on the overall business.

Market Conditions

Market volatility has affected and may continue to affect F&G’s business and financial performance in varying ways. Volatility can pressure sales and reduce demand as consumers hesitate to make financial decisions. To enhance the attractiveness and profitability of its products and services, F&G continually monitors the behavior of its customers, as evidenced by annuitization rates and lapse rates, which vary in response to changes in market conditions. Additionally, F&G’s investments could be adversely affected as a result of deteriorating financial and business conditions affecting the issuers of the securities in its investment portfolio.

Interest Rate Environment

Some of F&G’s products include guaranteed minimum crediting rates, most notably its fixed rate annuities. F&G is required to pay the guaranteed minimum crediting rates even if earnings on its investment portfolio decline, which would negatively impact earnings. In addition, F&G expects more policyholders to hold policies with comparatively high guaranteed rates for a longer period in a low interest rate environment. Conversely, a rise in average yield on F&G’s investment portfolio would increase earnings if the average interest rate F&G pays on its products does not rise correspondingly. Similarly, F&G expects that policyholders would be less likely to hold policies with existing guarantees as interest rates rise and the relative value of other new business offerings are increased, which would negatively impact F&G’s earnings and cash flows.

Aging of the U.S. Population

F&G believes that the aging of the U.S. population will increase the demand for FIA and IUL products. As the “baby boomer” generation prepares for retirement, F&G believes that demand for retirement savings, growth, and income products will grow. Over 10,000 people will turn 65 each day in the United States over the next 15 years, and according to the U.S. Census Bureau, the proportion of the U.S. population over the age of 65 is expected to grow from 18% in 2022 to 21% in 2035. The impact of this growth may be offset to some extent by asset outflows as an increasing percentage of the population begins withdrawing assets to convert their savings into income.

Industry Factors and Trends Affecting F&G’s Results of Operations

F&G operates in the sector of the insurance industry that focuses on the needs of middle-income Americans. The underserved middle-income market represents a major growth opportunity for F&G. As a tool for addressing the unmet need for retirement planning, F&G believes that many middle-income Americans have grown to appreciate the financial certainty that annuities such as its FIA products afford. Accordingly, the FIA market grew from nearly $12 billion of sales in 2002 to $66 billion of sales in 2021, as sourced from Wink’s Sales and Market Report (Wink Inc., formerly known as The Advantage Group). Additionally, this market demand has positively impacted the IUL market as it has expanded from $100 million of annual premiums in 2002 to $2 billion of annual premiums in 2021, as sourced from Wink’s Sales and Market Report.

Key Insurance Risks

F&G’s primary insurance risks include the following:

•

Mortality risk – represents the risk of loss arising from actual mortality rates being higher than expected mortality rates. This risk could arise from pandemics or other events, including longer-term societal changes that cause higher-than-expected mortality.

•

Longevity risk – represents the risk of a change in value of a policy or benefit as a result of actual mortality rates being lower than the expected mortality rates. This risk could arise from longer-term societal health changes as well as other factors.

•

Policyholder behavior risk including full and partial surrender/lapse risk – represents the risk that actual policyholder behavior differs from expected behavior in a manner that has an adverse effect on F&G’s operating results. There are many related assumptions made when products are sold, including how long the contracts will persist and other assumptions which impact the expected utilization of contract benefits and features. Actual experience can vary significantly from these assumptions. This risk is impacted by a number of factors including changes in market conditions, especially changes in the levels of interest rate and equity markets, tax law, regulations, competitive landscape and policyholder preferences.

•

Interest rate risk – represents the potential for loss due to a change in interest rates. Interest rate risk is measured with respect to assets, liabilities (both insurance-related and financial), and derivatives. This risk manifests itself when interest rates move significantly in a short period of time. Rapidly rising interest rates create the potential for increased surrenders. Interest rate risk can also manifest itself over a longer period of time, such as in a persistent low interest rate environment. Low long-term interest rates put pressure on investment returns, which may negatively affect sales of interest rate sensitive products and reduce or eliminate future profits on certain existing fixed rate products.

F&G manages these risks through product design, experience monitoring, pricing actions, risk limitations, reinsurance and active monitoring and management of the relationships between assets and liabilities, including hedging.

Three Months Ended March 31, 2023 Compared to Three Months Ended March 31, 2022

Net Gain (Loss) From Operations and Net Income (Loss)

Net gain (loss) from operations was $47 million for the three months ended March 31, 2023 compared to $(96) million for the three months ended March 31, 2022.

Net income (loss) was $(3) million for the three months ended March 31, 2023 compared to $(16) million for the three months ended March 31, 2022. Net income (loss) for the three months ended March 31, 2023 reflects the impact of net unfavorable notable items of approximately $29 million which included market impacts on certain investments and other one-time items. Net income (loss) included the net gain (loss) from operations as well as net realized capital gains (losses) of $(50) million and $80 million, net of deferral to the Interest Maintenance Reserve (“IMR”) and taxes, for the three months ended March 31, 2023 and 2022, respectively.

The principal drivers for the net gain (loss) from operations and net income (loss) results for the three months ended March 31, 2023 and 2022 are described below.

Premiums

Premiums were $2,011 million for the three months ended March 31, 2023. Premiums increased 16% compared to the three months ended March 31, 2022 due to an increase in direct sales of deferred annuities (“DA”) and FIA products along with F&G’s continued strong and productive collaboration with its distribution partners, including a continued expansion into the independent broker dealer and bank channels. The increase in direct annuity sales were partially offset by an increase in ceded premiums, as well as a decrease in PRT sales, which F&G expects to be lumpier and more opportunistic than its sales from retail channels.

Net Investment Income

The table below summarizes net investment income by investment type for the three months ended March 31, 2023 and 2022. Net investment income (including IMR amortization) was $354 million for the three months ended March 31, 2023, a 6% increase compared to the three months ended March 31, 2022. The increase is primarily due to the growth in the investment portfolio and rising interest rates partially offset by lower realized gains on the settlement of call options hedging the FIA products.

	Three Months Ended March 31,
($ in millions)	2023	2022
Income
Interest on bonds	$406	$285
Preferred stock dividends	11	11
Common stock dividends	51	21
Surplus debentures	9	9
Interest on policy loans	1	—
Interest on cash and cash equivalents	11	4
Mortgage loan interest	4	6
Derivatives	(114)	12
Limited partnerships	10	—
Other, net	—	(5)

Gross investment income	389	343
Investment expense	33	27

Net investment income before IMR amortization	356	316
IMR amortization	(2)	17

Net investment income	354	333

Other Income

Other income includes consideration received for supplemental contracts, net gain from separate accounts, commission and expense allowances on reinsurance ceded and other miscellaneous items. Other income was $61 million for the three months ended March 31, 2023, an increase of 85% compared to the three months ended March 31, 2022 primarily due to an increase in separate account net gains from operations, excluding unrealized gains or losses.

Benefit Payments to Policyowners and Beneficiaries

Benefit payments to policyowners and beneficiaries were $442 million for the three months ended March 31, 2023 reflecting an increase of $163 million or 58% compared to the three months ended March 31, 2022. Benefit payments for the three months ended March 31, 2023 include $312 million of surrender benefits, $94 million of annuity benefits, $23 million of interest on deposit-type funds, $10 million of death benefits, and $3 million of other benefits. The benefit payments were elevated although within F&G’s long term pricing expectations.

Net Additions to Policy Benefit Reserves, Including Net Transfers To/From Separate Accounts

Net additions to policy benefit reserves, including net transfers to/from separate accounts, were $1,488 million for the three months ended March 31, 2023, an increase of $72 million or 5% compared to the three months ended March 31, 2022. The increase is materially driven by the increase in premiums received in 2023 compared to the same time period in 2022.

Commissions and Operating Expenses

Commissions and operating expenses were $310 million for the three months ended March 31, 2023, an increase of $95 million or 44% compared to the three months ended March 31, 2022. The increase is attributable to higher new business sales and planned increased employee costs to support growth in the business.

Other Benefits and Expenses

Other benefits and expenses were $145 million for the three months ended March 31, 2023. The largest component of other benefits and expenses is the cession of investment and hedging results related to in-force reinsurance agreements. Other benefits and expenses decreased $133 million or 48% compared to the three months ended March 31, 2022 due to lower ceded realized gains on transfer of limited partnership interests and hedging results, partially offset by higher ceded net investment income on funds withheld assets.

Income Tax Expense (Benefit)

F&G had no significant income tax expense or benefit for the three months ended March 31, 2023 or 2022, primarily due to the timing and usage of tax attributes such as net operating loss carryforwards and tax credits.

Net Realized Capital Gains (Losses)

The following table summarizes F&G’s net realized capital gains (losses) by investment type for the three months ended March 31, 2023 and 2022.

	Three Months Ended March 31,
($ in millions)	2023	2022
Bonds	$(44)	$(7)
Preferred stocks	(40)	—
Derivatives	2	16
Common stocks	—	—
Limited partnerships	—	78
Other invested assets	—	—

Net realized capital gains (losses) before taxes and transfers to IMR	(82)	87
Income tax (expense) benefit on realized capital gains and losses	—	—

Net realized capital gains (losses) before transfers to IMR	(82)	87
Net (gains) losses transferred to IMR, net of tax	32	(7)

Net realized capital gains (losses)	$(50)	$80

F&G generated gross gains from the sale of bonds of $25 million, offset by gross losses of $59 million and other than temporary impairment (“OTTI”) of $10 million, during the three months ended March 31, 2023. Under statutory accounting, interest related gains and losses on the sale of fixed income and derivative investments are not immediately recognized in income or surplus. Rather, they are deferred to the IMR liability and amortized over the remaining life of the investments.

Financial Condition

At March 31, 2023 Compared to at December 31, 2022

Total Assets

F&G’s total assets were $49,494 million at March 31, 2023, an increase of $2,758 million or 6% compared to December 31, 2022. The principal drivers for the increase in assets as of the three months ended March 31, 2023 are described below.

General Account Assets

F&G’s general account assets were $41,987 million at March 31, 2023, an increase of $1,732 million or 4% compared to December 31, 2022. The growth was primarily due to an increase in cash and invested assets as a result of new business premiums and deposits net of surrenders and other policy benefits paid.

Separate Account Assets and Liabilities

F&G utilizes separate accounts for two purposes. First, F&G is a member of the FHLB of Atlanta and issues funding agreements via a book value separate account. A significant portion of the separate account investments are pledged as collateral to secure the FHLB funding agreement liabilities. The premiums received are treated as deposits, which F&G uses as part of an investment spread strategy. Second, a separate account is utilized in F&G’s PRT business along-side general account solution offerings.

Separate account assets were $7,507 million and $6,481 million at March 31, 2023 and December 31, 2022, respectively. Separate account liabilities were $4,754 million and $4,381 million at March 31, 2023 and December 31, 2022, respectively. The $1,026 million increase and $373 million increase, compared to December 31, 2022, in separate account assets and liabilities, respectively, is materially driven by cash kept in the FHLB Separate Account to take advantage of higher rates on excess cash balances on a temporary basis as the cash is being invested and is reflective of new assets being deposited as well as FHLB funding agreement issuances net of maturities during the year. Additionally, the increase to separate account assets and liabilities is the result of newly executed PRT business partially offset by benefits paid.

Total Liabilities

F&G’s total liabilities were $47,609 million at March 31, 2023, an increase of $2,750 million or 6% compared to December 31, 2022, due to growth in the underlying business, largely attributable to new business premiums.

Reserves for Policy Benefits

F&G’s reserves for policy benefits were $21,562 million at March 31, 2023, an increase of $1,273 million or 6% compared to December 31, 2022. The increase in reserves is primarily due to new business, primarily driven from FIA and DA sales.

Funds Withheld Under Reinsurance

F&G has ceded various blocks of business under funds withheld reinsurance agreements. Under a funds withheld arrangement, F&G retains the invested assets supporting the business and recognizes an offsetting funds withheld liability. The funds withheld under reinsurance liability were $19,178 million at March 31, 2023, an increase of $799 million compared to December 31, 2022 driven by activity from several reinsurance arrangements.

Interest Maintenance Reserve

The IMR captures the interest related gains and losses, net of tax, from the sale of certain asset types such as fixed maturity securities and certain derivatives. Gains and losses that accumulate in the IMR are subsequently amortized into income over the remaining life of the investments at the time of sale. The IMR related to assets supporting a reinsured block of business can be ceded (released) depending on the terms of the reinsurance agreement. F&G’s IMR was $129 million at March 31, 2023, a decrease of $29 million compared to December 31, 2022. In the three months ended March 31, 2023, the decline is largely due to capital losses on the sale of bonds that were deferred into the IMR.

Asset Valuation Reserve

The asset valuation reserve (“AVR”) is a statutory reserve designed to address the non-interest related default and equity risks of F&G’s assets. The AVR smooths the impact of future defaults and market value fluctuations.

The AVR is adjusted based on a statutory formula, subject to maximums, that calculates contributions or withdrawals based on specific asset classes. The contributions/withdrawals are offset by the impact of realized and unrealized gains and losses that are recorded to net income or directly to surplus. F&G’s AVR at March 31, 2023 was $816 million, an increase of $100 million or 14% compared to December 31, 2022. The increase is primarily attributable to the net impact of realized and unrealized gains.

Other Liabilities

F&G’s other liabilities were $1,170 million at March 31, 2023, an increase of $234 million or 25% compared to December 31, 2022. Details of the other liabilities balance are included in the table below.

	March 31,	December 31,
($ in millions)	2023	2022
Other Liabilities
Option collateral	$290	$177
Retained assets	105	117
Remittances and items not allocated	261	225
Commission, expense and deferred compensation accruals	116	137
Reinsurance settlements	48	(3)
Unauthorized reinsurance	21	21
Payable for securities	80	3
Due to separate account	174	150
Other	75	109

Total other liabilities	$1,170	$936

Capital and Surplus

Total capital and surplus increased $8 million at March 31, 2023 compared to December 31, 2022. Changes in F&G’s capital and surplus are summarized in the table below.

($ in millions)
Beginning capital and surplus—December 31, 2022	$1,877
Net income (loss)	(3)	See results of operations above
Change in unrealized capital gains (losses)	67	Primarily preferred stock and equities
Change in deferred taxes	(7)	Utilization of carryover attributes
Change in non-admitted assets	(12)	Primarily electronic data processing (“EDP”) equipment and Agents debit balances
Change in surplus due to reinsurance	(67)	Ceding commission deferral and amortization, change in reinsurance unrealized gains/losses
Change in asset valuation reserve	(100)	See AVR above

Ending capital and surplus – March 31, 2023	$1,885

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Net Gain (Loss) From Operations and Net Income (Loss)

Net gain (loss) from operations was $(317) million for the year ended December 31, 2022 compared to $313 million for the year ended December 31, 2021.

Net income (loss) was $(243) million for the year ended December 31, 2022 compared to $351 million for the year ended December 31, 2021. Net income (loss) for 2022 reflects the impact of net unfavorable notable items of approximately $366 million which included market impacts on certain investments and other one-time items.

The net income (loss) included the net gain (loss) from operations as well as net realized capital gains (losses) of $74 million and $38 million, net of deferral due to the IMR and taxes, for the years ended December 31, 2022 and 2021, respectively.

The principal drivers for the net gain (loss) from operations and net income (loss) results for the years ended December 31, 2022 and 2021 are described below.

Premiums

Premiums were $5,607 million and $904 million in 2022 and 2021, respectively. Premiums increased $4,703 million compared to 2021 due to strong direct sales of DA products in the IMO channel, independent broker dealers and banks along with differing impacts from reinsurance transactions when comparing 2022 to 2021. Additionally, F&G entered the PRT market in the second half of 2021 and while there were fewer deals in 2022, the magnitude of the transactions were larger in 2022. See Note 8 of the Statutory Basis Financial Statements for a discussion of F&G’s use of reinsurance.

Net Investment Income

The table below summarizes net investment income by investment type for the years ended December 31, 2022 and 2021. Net investment income was $1,295 million in 2022, a 21% decrease compared to 2021. The decrease was driven by derivative realized losses and higher amortization of equity option costs in 2022. Partially offsetting this decline was an increase due to growth in the investment portfolio and rising interest rates.

	Years Ended December 31,
	2022	2021
Income
Interest on bonds	$1,323	$1,059
Preferred stock dividends	53	56
Common stock dividends	103	60
Surplus debentures	38	41
Interest on policy loans	2	1
Interest on cash and cash equivalents	27	1
Mortgage loan interest	24	22
Bank loans	—	—
Derivatives	(228)	354
Limited partnerships.	72	43
Other, net	(15)	(10)

Gross investment income	$1,399	$1,627
Investment expense	$100	80

Net investment income before IMR amortization	1,299	1,547
IMR amortization	(4)	84

Net investment income	$1,295	$1,631

Other Income

Other income includes consideration received for supplemental contracts, net gain from separate accounts, commission and expense allowances on reinsurance ceded and other miscellaneous items, primarily IMR adjustments related to in-force reinsurance transactions. Other income was $1,639 million in 2022, a 430% increase compared to 2021, primarily due to the impact of reserve adjustments on reinsurance ceded.

Benefit Payments to Policyowners

Benefit payments to policyowners were $1,411 million in 2022 reflecting a decrease of $86 million or 6% compared to 2021. Benefits payments in 2022 include $831 million of surrender benefits, $448 million of annuity benefits, $76 million of interest and adjustments on deposit-type contracts, $44 million of death benefits and $12 million of other benefits. The decrease in policyowner benefits was primarily due to a reduction to disbursements as the change in ceded benefits was higher than the change in direct benefits, partially offset by an increase in interest and adjustments on deposit type contracts.

Net Additions to Policy Benefit Reserves, Including Net Transfers To/From Separate Accounts

Net additions to policy benefit reserves, including net transfers to/from separate accounts, were $5,508 million in 2022, an increase of $6,135 million compared to 2021.

Commissions and Operating Expenses

Commissions and operating expenses were $1,079 million in 2022, an increase of $216 million or 25% compared to 2021. The increase is attributable to higher new business sales and planned employee costs to support growth in the business.

Other Benefits and Expenses

Other benefits and expenses were $831 million in 2022. The largest component of other benefits and expenses is the cession of investment and hedging results related to the in-force reinsurance agreements. Other benefits and expenses increased $33 million or 4% compared to 2021 due to higher ceded net investment income, partially offset by lower ceded hedging results on funds withheld assets supporting those reinsurance agreements.

Income Tax Expense (Benefit)

Income tax expense was $29 million in 2022 compared to an income tax benefit of $0 in 2021.

F&G had a net loss from operations in 2022 and a net gain from operations in 2021. The tax expense for 2022 is related to significant tax adjustments related to reserves and other timing differences. For tax year 2021, tax attributes were utilized to reduce income tax expense to $0.

Net Realized Capital Gains (Losses)

The following table summarizes F&G’s net realized capital gains/(losses) by investment type for the years ended December 31, 2022 and 2021.

	Years Ended December 31,
($ in millions)	2022	2021
Bonds	$(190)	$32
Preferred stocks	(12)	5
Cash and cash equivalents	—	—
Derivatives	(4)	67
Common stocks	—	7
Limited partnerships	139	38
Other invested assets	(7)	9

Net realized capital gains (losses) before taxes and transfers to IMR	(74)	158
Income tax (expense) benefit on realized capital gains and losses	—	—

Net realized capital gains (losses) before transfers to IMR	(74)	158
Net (gains) losses transferred to IMR, net of tax	148	(120)

Net realized capital gains (losses)	$74	$38

F&G generated gross gains from the sale of bonds of $41 million, partially offset by gross losses of $208 million, and recognized OTTI losses of $26 million during 2022. The variance in realized gains compared to 2021 is primarily due to lower derivative gain/loss and higher gains on limited partnerships. Under IA SAP, interest related gains and losses on the sale of fixed income and derivative investments are not immediately recognized in income or surplus. Instead, they are deferred to the IMR and amortized over the remaining life of the investments.

At December 31, 2022 Compared to at December 31, 2021

Total Assets

F&G’s total assets were $46,736 million at December 31, 2022, an increase of $8,378 million or 22% compared to December 31, 2021. The increase was primarily driven by increases in both general and separate account assets.

General Account Assets

F&G’s general account assets were $40,255 million at December 31, 2022, an increase of $4,960 million or 14% compared to December 31, 2021. The growth was primarily due to an increase in cash and invested assets as a result of new business premiums and deposits net of surrenders and other policy benefits paid.

Separate Account Assets and Liabilities

Separate account assets were $6,481 million and $3,063 million at December 31, 2022 and December 31, 2021, respectively. Separate account liabilities were $4,381 million and $2,173 million at December 31, 2022 and December 31, 2021, respectively. The $3,418 million increase and $2,208 million increase, compared to December 31, 2021, in separate account assets and liabilities, respectively, is reflective of new assets being deposited as well as FHLB funding agreement issuances net of maturities during the year. The increase is also due to additional cash kept in the FHLB Separate Account to take advantage of higher deposit rates on excess cash balances on a temporary basis as the cash is being invested, as well as additional assets to be pledged for future funding agreements. Additionally, the increase in separate account assets and liabilities is the result of new PRT business.

Total Liabilities

F&G’s total liabilities were $44,859 million at December 31, 2022, an increase of $7,974 million or 22% compared to December 31, 2021 due to growth in the underlying business, largely attributable to new business premiums.

Reserves for Policy Benefits

F&G’s reserves for policy benefits were $20,289 million at December 31, 2022, an increase of $4,999 million or 33% compared to December 31, 2021. The increase in reserves is due to new business, primarily driven from new FIA and DA business.

Funds Withheld Under Reinsurance

The funds withheld under reinsurance liability were $18,379 million at December 31, 2022, an increase of $1,235 million or 7% compared to December 31, 2021. The increase is primarily attributable to a funds withheld liability related to third-party reinsurance treaties. See Note 8 “Reinsurance” to the Statutory Basis Financial Statements for additional information.

Interest Maintenance Reserve

F&G’s IMR liability was $158 million at December 31, 2022, a decrease of $111 million or 41% compared to December 31, 2021. This liability is comprised of unamortized interest-related net gains/(losses) recognized on sale of bonds and derivatives. In the twelve months ended December 31, 2022, the decline is largely due to capital losses on the sale of bonds that were deferred into the IMR.

Asset Valuation Reserve

F&G’s AVR liability at December 31, 2022 was $716 million, a decrease of $(307) million or 30% compared to December 31, 2021. The components of the net decrease are materially driven by net realized and unrealized capital losses.

Other Liabilities

F&G’s other liabilities were $936 million at December 31, 2022, a decrease of $50 million or 5% compared to December 31, 2021. Details of the other liability balance are included in the table below.

($ in millions)	2022	2021
Other liabilities
Option collateral	$177	$574
Retained asset	117	148
Remittances and items not allocated	225	39
Commission, expense and deferred compensation accruals	137	119
Reinsurance settlements	—	20
Unauthorized reinsurance	21	28
Payable for securities	3	11
Due to separate account	150	—
Other	1	47

Total other liabilities	$936	$986

Capital and Surplus

Total capital and surplus increased $404 million in 2022. Changes in F&G’s capital and surplus are summarized in the table below.

($ in millions)
Beginning capital and surplus—December 31, 2021	$1,473
Net income (loss)	(243)	See results of operations above
Change in unrealized capital gains (losses)	(494)	Preferred stock and affiliated/unaffiliated common stock
Change in deferred taxes	32	Utilization of net operating losses
Change in non-admitted assets	(36)	Agent balances
Change in surplus due to reinsurance	434	Ceding commission deferral and amortization, change in reinsurance unrealized gains/losses
Change in asset valuation reserve	307	See AVR above
Cumulative effect of changes in accounting principles	(66)	See Basis of Presentation—IUL Prescribed Practice
Capital contribution	470	Capital contribution to F&G

Ending capital and surplus—December 31, 2022	$1,877

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

Net Gain (Loss) From Operations and Net Income (Loss)

Net gain (loss) from operations was $313 million for the year ended December 31, 2021 compared to $(17) million for the year ended December 31, 2020.

Net income (loss) was $351 million for the year ended December 31, 2021 compared to $(46) million for the year ended December 31, 2020. The 2021 net income (loss) reflects the impact of net favorable notable items of approximately $236 million which included market impacts on certain investments and other one-time items.

Net income (loss) included the net gain (loss) from operations as well as net realized capital gains (losses) of $38 million and $(29) million, net of deferral due to IMR and taxes for the years ended December 31, 2021 and 2020, respectively.

The principal drivers for the net gain (loss) from operations and net income (loss) results for the years ended December 31, 2021 and 2020 are described below.

Premiums

Premiums were $904 million and $(595) million in 2021 and 2020, respectively. Premiums increased $1,499 million compared to 2020 due to premiums from the new PRT business, strong sales of FIA in the IMO channel and continued expansion into the independent broker dealer and bank channels, which started in June 2020. Additionally, in the fourth quarter of 2020, F&G executed a coinsurance agreement on a funds withheld basis with F&G Life Re, its wholly owned subsidiary, to reinsure a quote share of an inforce block of its FIA business on a net retained basis (lowering premiums in 2020). This increase was also partially offset by higher ceded premiums as a result of a multi-year guaranteed annuities (“MYGA”) flow reinsurance agreement to an unrelated third party executed in the first quarter of 2021, as well as an amendment to an agreement with an unrelated third party executed in the fourth quarter of 2021. See Note 8 of the Statutory Basis Financial Statements for a discussion of F&G’s use of reinsurance.

Net Investment Income

The table below summarizes net investment income by investment type for the years ended December 31, 2021 and 2020. Net investment income was $1,631 million in 2021, a 39% increase compared to 2020. The increase was driven by a significant increase in gains on the settlement of options hedging the FIA products and overall growth in the investment portfolio, particularly mortgage loans and limited partnerships.

	Years Ended December 31,
($ in millions)	2021	2020
Income
Interest on bonds	$1,059	$985
Preferred stock dividends	56	55
Common stock dividends	60	60
Surplus debentures	41	30
Interest on policy loans	1	1
Interest on cash and cash equivalents	1	4
Mortgage loan interest	22	7
Bank loans	—	2
Derivatives	354	21
Limited partnerships	43	24
Other, net	(10)	(15)

Gross investment income	1,627	1,174
Investment expense	80	78

Net investment income before IMR amortization	1,547	1,096
IMR amortization	84	77

Net investment income	$1,631	$1,173

Other Income

Other income includes consideration received for supplemental contracts, net gain from separate accounts, commission and expense allowances on reinsurance ceded and other miscellaneous items, primarily IMR adjustments related to the in-force reinsurance transactions. Other income was $309 million in 2021 a 145% increase compared to 2020, primarily due to the impact of ceded IMR adjustments, the increase in separate account net gains from operations excluding unrealized gains or losses, and an increase in commission and expense allowance on reinsurance ceded.

Benefit Payments to Policyowners

Benefit payments to policyowners were $1,497 million in 2021 reflecting a decrease of $99 million or 6% from 2020. Benefits payments in 2021 include $58 million of death benefits, $383 million of annuity benefits, $1,120 of surrender benefits and $13 million of other benefits. The decrease in policyowner benefits was primarily due to lower interest on deposit-type funds, stemming mainly from the Program, which issued new agreements at a discount, and partially offset by an increase in surrender benefits as a result of a MYGA block that reached the end of its surrender charge period during 2021.

Net Additions to Policy Benefit Reserves, Including Net Transfers To/From Separate Accounts

Net additions to policy benefit reserves, including net transfers to/from separate accounts, were $(627) million in 2021, an increase of $1,198 million compared to 2020. Reserve growth was driven by strong new business premiums and premium received on newly issued PRT contracts that were partly transferred to the separate account, partially offset by reserves released on MYGA surrenders and amounts ceded on the MYGA flow reinsurance agreement noted above.

Commissions and Operating Expenses

Commissions and operating expenses were $863 million in 2021, an increase of $153 million or 22% compared to 2020. The increase is attributable to higher new business sales.

Other Benefits and Expenses

Other benefits and expenses were $798 million in 2021. The largest component of other benefits and expenses is the cession of investment and hedging results related to the in-force reinsurance agreements noted above. Other benefits and expenses increased $536 million or 205% compared to 2020 due to higher net investment income and realized gains on funds withheld assets supporting those reinsurance agreements.

Income Tax Expense/(Benefit)

F&G had a net gain from operations in 2021 and utilized tax attributes such as tax credits to reduce income tax expense to $0, compared to a net loss in 2020, which resulted in an income tax benefit of $22 million, including the impact of adopting the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

Net Realized Capital Gains (Losses)

The following table summarizes F&G’s net realized capital gains/(losses) by investment type for the years ended December 31, 2021 and 2020.

	Years Ended December 31,
($ in millions)	2021	2020
Bonds	$32	$(33)
Preferred stocks	5	(4)
Cash and cash equivalents	—	—
Derivatives	67	33
Common stocks	7	—
Limited partnerships	38	31
Other invested assets	9	(1)

Net realized capital gains (losses) before taxes and transfers to IMR	158	26
Income tax (expense) benefit on realized capital gains and losses	—	—

Net realized capital gains (losses) before transfers to IMR	158	26
Net (gains) losses transferred to IMR, net of tax	(120)	(55)

Net realized capital gains (losses)	$38	$(29)

F&G generated gross gains from the sale of bonds of $110 million, partially offset by gross losses of $75 million, and recognized OTTI losses $5 million during 2021. The increase in realized gains compared to 2020 is primarily due to $97 million of OTTI losses recognized in 2020. In addition, realized gains on derivatives increased during 2021 compared to 2020 in part to larger option payoffs due to stronger index performance, favorable movements in the Euro compared to the U.S. dollar on forwards hedges, partially offset by lower gains on futures contracts. Under IA SAP, interest related gains and losses on the sale of fixed income and derivative investments are not immediately recognized in income or surplus. Instead, they are deferred to the IMR and amortized over the remaining life of the investments.

At December 31, 2021 Compared to at December 31, 2020

Total Assets

F&G’s total assets were $38,358 million at December 31, 2021, an increase of $8,948 million or 30% compared to December 31, 2020. The increase was primarily driven by an increase in general account assets.

General Account Assets

F&G’s general account assets were $35,295 million at December 31, 2021, an increase of $7,386 million or 26% compared to December 31, 2020. The growth was primarily due to an increase in cash and invested assets as a result of new business premiums net of surrenders and other policy benefits paid.

Separate Account Assets and Liabilities

Separate account assets were $3,063 million and $1,501 million at December 31, 2021 and December 31, 2020, respectively. Separate account liabilities were $2,173 million and $1,189 million at December 31, 2021 and December 31, 2020, respectively. The $1,562 million increase and $984 million increase, compared to December 31, 2020, in separate account assets and liabilities, respectively, is reflective of new assets being deposited as well as FHLB funding agreement issuances net of maturities during the year. Additionally, part of the increase to separate account assets and liabilities is the result of newly executed PRT business.

Total Liabilities

F&G’s total liabilities were $36,885 million at December 31, 2021, an increase of $8,724 million or 31% compared to December 31, 2020 due to growth in the underlying business, largely attributable to new business premiums.

Reserves for Policy Benefits

F&G’s reserves for policy benefits were $15,290 million at December 31, 2021, an increase of $587 million or 4% compared to December 31, 2020. The increase in reserves is due to new business, primarily driven from new PRT business and new funding agreements in the Program.

Funds Withheld Under Reinsurance

The funds withheld under reinsurance liability were $17,144 million at December 31, 2021, an increase of $6,529 million or 62% compared to December 31, 2020. The increase is primarily attributable to a funds withheld liability related to a third-party reinsurance treaty effective January 1, 2021 and an amendment with a third-party reinsurance treaty effective October 31, 2021.

Interest Maintenance Reserve

F&G’s IMR was $269 million at December 31, 2021, a decrease of $85 million or 24% compared to December 31, 2020. In 2021, $120 million of gains were deferred to IMR, $84.00 million were amortized to income and $121 million were transferred to various reinsurance counterparties, primarily F&G Life Re and Kubera.

Asset Valuation Reserve

F&G’s AVR liability at December 31, 2021 was $1,023 million, an increase of $649 million or 174% compared to December 31, 2020. The growth is primarily attributable to an increase in contributions due to growth in invested assets and the net impact of realized and unrealized gains.

Other Liabilities

F&G’s other liabilities were $986 million at December 31, 2021, an increase of $59 million or 6% compared to December 31, 2020. Details of the other liability balance are included in the table below.

	December 31,
($ in millions)	2021	2020
Other liabilities
Option collateral	$574	$413
Retained assets	148	144
Remittances and items not allocated	39	159
Commission, expense and deferred compensation accruals	119	95
Reinsurance settlements	20	18
Unauthorized reinsurance	28	43
Payable for securities	11	8
Other	47	45

Total other liabilities	$986	$927

Capital and Surplus

Total capital and surplus increased $224 million in 2021. Changes in F&G’s capital and surplus are summarized in the table below.

($ in millions)
Beginning capital and surplus—December 31, 2020	$1,249
Net income (loss)	351	See results of operations above
Change in unrealized capital gains (losses)	504	Limited partnerships and derivatives
Change in deferred taxes	60	Utilization of net operating losses
Change in non-admitted assets	52	Agent balances
Change in surplus due to reinsurance	(351)	Ceding commission deferral and amortization, change in unauthorized liability
Change in asset valuation reserve	(659)	See AVR above
Capital contribution	305	Capital contribution to F&G
Return of capital	(38)	Return of capital to parent

Ending capital and surplus—December 31, 2021	$1,473

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

F&G’s cash inflow consists primarily of premiums on life insurance and annuity contracts, income from investments, and sales of investments. Cash outflows are primarily related to death benefits, recurring annuity payments, policy surrenders, commissions, operating expenses and purchases of investments. F&G’s cash flows for the three months ended March 31, 2023 and 2022, and for the years ended December 31, 2022, 2021, and 2020 are summarized below.

	Three Months Ended March 31,
($ in millions)	2023	2022	% Change
Cash from operations	$2,469	$2,003	23%
Cash used in operations	(1,155)	(1,310)	(12)%

Net cash from operations	1,314	693	90%
Net investment proceeds	930	1,636	(43)%
Cost of investments acquired	(3,725)	(3,484)	7%
Net decrease (increase) in policy loans	(4)	(2)	100%

Net cash used in investments	(2,799)	(1,850)	51%
Cash provided/(used) in financing and misc. sources	512	678	(24)%

Net change in cash, cash equivalents and short term investments	$(973)	$(479)	103%

	Years Ended December 31,			% Change
($ in millions)	2022	2021	2020	2022	2021
Cash from operations	$8,988	$7,510	$5,506	20%	36%
Cash used in operations	(4,303)	(3,517)	(2,511)	22%	40%

Net cash from operations	4,685	3,993	2,995	17%	33%
Net investment proceeds	5,006	9,339	4,248	(46)%	120%
Cost of investments acquired	(12,199)	(16,010)	(6,147)	(24)%	160%
Net decrease (increase) in policy loans	(13)	(6)	(5)	117%	20%

Net cash used in investments	(7,206)	(6,677)	(1,904)	8%	251%
Cash provided/(used) in financing and misc. sources	3,050	3,072	(732)	(1)%	(520)%

Net change in cash, cash equivalents and short term investments	$529	$388	$359	36%	8%

The need to fund product surrenders, withdrawals and maturities creates a potential liquidity requirement for F&G. F&G’s management believes that because of the size and liquidity of its investment portfolios, F&G does not face a significant liquidity risk due to normal deviations from projected claim or surrender experience. Furthermore, F&G’s products contain certain features that mitigate surrender risk, including surrender charges. As part of its risk management framework, F&G continues to evaluate and, where appropriate, pursue strategies and programs to improve its liquidity position and facilitate F&G’s ability to maintain a fully invested asset portfolio. F&G also has a contingent liquidity plan to address unforeseen liquidity needs.

Capital Resources

F&G’s TAC was as noted below for March 31, 2023 and the years ended December 31, 2022, 2021 and 2020.

($ in millions)	March 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Capital and surplus	$1,885	$1,877	$1,473	$1,249
F&G Life Re capital and surplus	—	—	206	—

Capital and surplus less F&G Life Re (a)	1,885	1,877	1,267	1,249
Asset valuation reserve	816	716	1,023	374
Subsidiary AVR, dividend liability	5	5	10	7

Total	$2,706	$2,598	$2,300	$1,630

(a)	F&G Life Re is considered an alien insurer for purposes of the F&G RBC calculation and is excluded from TAC.

In December 2009, F&G issued a surplus note to FGAL with a principal balance of $30 million and an annual interest rate of 6%. In March 2013, F&G issued a surplus note to FGAL with a principal balance of $195 million and an annual interest rate of 6.5%.

On September 27, 2021, F&G received a capital contribution of $305 million from its parent, FGLH.

On December 23, 2022, F&G received a capital contribution of $455 million from its parent, FGLH.

On December 31, 2022, F&G received a capital contribution of $15 million from its parent, FGLH.

On March 31, 2023, F&G received a capital contribution of $130 million from its parent, FGLH.

General Account Investment Portfolio

Investment Management

F&G’s investment strategy is designed to (i) maintain robust absolute returns, (ii) provide reliable yield and investment income, (iii) preserve capital and (iv) provide liquidity to meet policyholder and other corporate obligations. F&G bases all of its decisions on fundamental, bottom-up research, coupled with a top-down view that respects the cyclicality of certain asset classes. The types of assets in which F&G may invest are influenced by various state laws, which prescribe qualified investment assets applicable to insurance companies. Additionally, F&G defines risk tolerance across a wide range of factors, including credit risk, liquidity risk, concentration (issuer and sector) risk, and caps on specific asset classes, which in turn establish conservative risk thresholds. The majority (approximately 86% as of March 31, 2023) of F&G’s invested assets are managed by BIS. A smaller portion of F&G’s assets are managed by other third-party managers.

F&G’s investment portfolio consists of high-quality fixed maturities, including publicly issued and privately issued corporate bonds, municipal and other government bonds, structured securities, mortgage loans, limited partnerships and other investments. F&G also maintains holdings in floating rate, and less rate-sensitive investments, including senior tranches of CLOs, non-agency RMBS, and various types of ABS. F&G expects that its investment portfolio will broaden in scope and diversity to include other asset classes held by life and annuity insurance writers.

F&G’s general account invested assets at March 31, 2023 and December 31, 2022 are summarized below.

	March 31,			December 31,
	2023			2022
($ in millions)	Statement Value	Fair Value	Statement Value % of Total	Statement Value	Fair Value	Statement Value % of Total
Bonds	$32,487	$29,238	80%	$30,301	$26,684	78%
Preferred stocks	692	692	2%	719	719	2%
Common stocks	2,203	2,203	5%	2,028	2,028	5%
Mortgage loans on real estate	397	372	1%	390	364	1%
Cash, cash equivalents and short-term investments	1,102	1,102	3%	2,075	2,075	5%
Policy loans	55	55	—%	51	51	—%
Derivative instruments	343	431	1%	327	244	1%
Surplus debentures	673	585	2%	674	568	2%
Investment in limited partnerships	2,437	2,437	6%	2,324	2,324	6%
Other investments	163	167	—%	157	168	—%

Total cash and invested assets	$40,552	$37,282	100%	$39,046	$35,225	100%

Investment Performance

The following tables present F&G’s unrealized loss aging by investment type and length of time the security was in a continuous unrealized loss position at March 31, 2023 and December 31, 2022.

	Less Than Twelve Months		Twelve Months or More		Total
At March 31, 2023	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
($ in millions)
U.S. Government	$5	$—	$—	$—	$5	$—
Foreign government	96	7	40	11	136	18
States & political subdivisions	37	1	15	1	52	2
Special revenue & special assessment	148	19	121	24	269	43
Industrial and miscellaneous	5,267	423	5,008	1,480	10,275	1,903
Loan-backed and structured securities	5,611	282	8,049	1,029	13,660	1,311
Hybrid	440	35	189	35	629	70

Total bonds	$11,604	$767	$13,422	$2,580	$25,026	$3,347
Preferred stocks	677	97	—	—	677	97
Common stocks – unaffiliated	49	42	52	23	101	65
Surplus debentures	337	42	150	52	487	94
Other invested assets – loan-backed and structured securities	—	1	—	1	—	2

Total	$12,667	$949	$13,624	$2,656	$26,291	$3,605

	Less Than Twelve Months		Twelve Months or More		Total
At December 31, 2022	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
($ in millions)
U.S. Government	$11	$—	$—	$—	$11	$—
Foreign government	116	14	14	5	130	19
States & political subdivisions	26	3	—	—	26	3
Special revenue & special assessment	338	49	42	22	380	71
Industrial and miscellaneous	7,411	1,269	2,239	936	9,650	2,205
Loan-backed and structured securities	8,160	612	5,745	704	13,905	1,316
Hybrid	582	73	8	1	590	74
Bank loans – unaffiliated	15	0	0	0	15	0

Total bonds	$16,659	$2,020	$8,048	$1,668	$24,707	$3,688
Preferred stocks	532	91	146	36	678	127
Common stocks – unaffiliated	54	50	49	27	103	77
Surplus debentures	427	72	69	36	496	108
Other invested assets – loan-backed and structured securities	29	6	5	1	34	7

Total	$17,701	$2,239	$8,317	$1,768	$26,018	$4,007

At March 31, 2023 and December 31, 2022, securities in an unrealized loss position were primarily concentrated in loan backed and structured securities and investment grade corporate debt instruments. Total unrealized losses decreased by $402 million at March 31, 2023 compared to December 31, 2022 F&G determined the decrease in unrealized losses as of March 31, 2023, compared to December 31, 2022, was caused by lower treasury rates as well as spread compression. F&G has determined these securities are not OTTI based upon F&G’s current evaluation of these securities in accordance with its impairment policy and F&G’s intent and ability to retain these investments for a period of time sufficient to allow for recovery in value.

The following table presents the statement value and fair value of those securities with an unrealized loss greater than 20% of amortized cost, by length of time the security has been in a continuous unrealized loss position greater than 20% at March 31, 2023 and December 31, 2022.

	March 31, 2023			December 31, 2022
Consecutive months	Amortized Cost	Fair Value	Unrealized Losses	Amortized Cost	Fair Value	Unrealized Losses
($ in millions)
Less than six months	$899	$605	$294	$107	$44	$63
Six to twelve months	341	213	128	4,674	3,403	1,271
Greater than twelve months	5,590	3,973	1,617	2,632	1,766	866

Total	$6,830	$4,791	$2,039	$7,413	$5,213	$2,200

Based upon F&G’s analysis of these securities and current macroeconomic conditions, F&G expects these securities to pay in accordance with their contractual obligations and, therefore, has determined that these securities are not OTTI.

Bonds

Bond Portfolio Quality

The NAIC’s Securities Valuation Office (“SVO”) is responsible for the day-to-day credit quality assessment and valuation of securities owned by state regulated insurance companies. Insurance companies report ownership of securities to the SVO when such securities are eligible for regulatory filings. The SVO conducts credit analysis on these securities for the purpose of assigning an NAIC designation or unit price. Typically, if a security has been rated by a nationally recognized statistical ratings organization (“NRSRO”), the SVO utilizes that rating to assign an NAIC designation. NAIC classes 1 and 2 are investment grade and classes 3, 4, 5, and 6 are below investment grade. The NAIC class for certain RMBS and CMBS securities is based on a loss modeling methodology and may differ from the NRSRO rating.

The following table summarizes F&G’s bond portfolio by NAIC credit-quality class along with the equivalent rating agency designation as of March 31, 2023 and December 31, 2022. On a statement value basis, 94% of F&G’s bonds are investment grade as of March 31, 2023 and December 31, 2022.

($ in millions)		March 31, 2023
		Public			Private			Total
NAIC Classes	Rating Agency Equivalent Designation	Statement Value	Fair Value	% of Total	Statement Value	Fair Value	% of Total	Statement Value	Fair Value	% of Total
1	Aaa/Aa/A	$6,656	$5,755	54%	$13,610	$12,794	66%	$20,266	$18,549	61%
2	Baa	5,269	4,611	43%	5,470	4,910	27%	10,739	9,521	33%
3	Ba	340	281	3%	1,286	1,098	6%	1,626	1,379	5%
4	B	49	35	—%	168	129	1%	217	164	1%
5	Caa and lower	1	1	—%	56	42	—%	57	43	—%
6	In or near default	9	9	—%	3	3	—%	12	12	—%

	Total (1)	$12,324	$10,692	100%	$20,593	$18,976	100%	$32,917	$29,668	100%

(1)	Includes short-term and cash equivalent bonds of $430 million.

($ in millions)		December 31, 2022
		Public			Private			Total
NAIC Classes	Rating Agency Equivalent Designation	Statement Value	Fair Value	% of Total	Statement Value	Fair Value	% of Total	Statement Value	Fair Value	% of Total
1	Aaa/Aa/A	$6,815	$5,768	56%	$12,622	$11,738	65%	$19,437	$17,506	61%
2	Baa	4,959	4,183	41%	5,568	4,936	28%	10,527	9,119	33%
3	Ba	408	335	3%	1,189	1,031	6%	1,597	1,366	5%
4	B	51	39	—%	189	168	1%	240	207	1%
5	Caa and lower	1	1	—%	36	22	—%	37	23	—%
6	In or near default	2	2	—%	2	2	—%	4	4	—%

	Total (1)	$12,236	$10,328	100%	$19,606	$17,897	100%	$31,842	$28,225	100%

(1)	Includes short-term and cash equivalent bonds of $1,541 million.

Bond Maturity

The following tables summarize the statement value and fair value of F&G’s bonds by expected maturity at March 31, 2023 and December 31, 2022.

	March 31, 2023		December 31, 2022
($ in millions)	Statement Value	Fair Value	Statement Value	Fair Value
Maturing in:
2023	$934	$906	$2,023	$1,990
2024 through 2027	10,732	10,199	8,671	8,194
2028 through 2032	8,903	8,122	7,887	7,101
After 2032	12,348	10,441	13,261	10,940

Total (1)	$32,917	$29,668	$31,842	$28,225

(1)	Includes short-term and cash equivalent bonds of $430 million and $1,541 million as of March 31, 2023 and as of December 31, 2022, respectively.

The following table summarizes F&G’s bond portfolio by asset type and industry category as of March 31, 2023 and December 31, 2022.

	March 31, 2023		December 31, 2022
($ in millions)	Statement Value	Fair Value	Statement Value	Fair Value
Government:
U.S. government full faith and credit	$9	$9	$15	$15
U.S. municipalities, states and territories	399	356	435	366
Foreign governments	161	143	161	142
Corporate securities:
Finance, insurance and real estate	4,998	4,592	4,243	3,812
Manufacturing, construction and mining	1,024	899	776	659
Utilities, energy and related sectors	2,403	2,011	2,535	2,036
Wholesale/retail trade	2,374	1,947	2,233	1,729
Services, media and other	3,009	2,513	2,972	2,359
Hybrid securities	786	720	736	666
Structured securities	17,324	16,048	16,195	14,900

Total long-term bonds	$32,487	$29,238	$30,301	$26,684

Structured Securities

The following table summarizes F&G’s investment in structured securities at March 31, 2023 and December 31, 2022.

	March 31, 2023			December 31, 2022
($ in millions)	Statement Value	Fair Value	% of Cash and Invested Assets	Statement Value	Fair Value	% of Cash and Invested Assets
RMBS	$1,255	$1,237	3%	$1,136	$1,115	3%
CMBS	3,924	3,458	10%	3,263	2,830	8%
ABS – CLO	4,424	4,131	11%	4,390	4,046	11%
ABS – Other	7,721	7,222	19%	7,406	6,909	19%

Total	$17,324	$16,048	43%	$16,195	$14,900	41%

	March 31, 2023			December 31, 2022
($ in millions)	Statement Value	Fair Value	% of Cash and Invested Assets	Statement Value	Fair Value	% of Cash and Invested Assets
NAIC 1	$12,629	$11,919	31%	$11,454	$10,717	29%
NAIC 2	3,404	3,057	9%	3,491	3,109	9%
NAIC 3	1,125	953	3%	1,084	936	3%
NAIC 4	120	85	—%	131	116	—%
NAIC 5	43	31	—%	32	19	—%
NAIC 6	3	3	—%	3	3	—%

Total	$17,324	$16,048	43%	$16,195	$14,900	41%

		March 31, 2023			December 31, 2022
($ in millions)	NAIC Rating	Statement Value	Fair Value	% of Cash and Invested Assets	Statement Value	Fair Value	% of Cash and Invested Assets
RMBS
	1	$1,188	$1,167	3%	$1,091	$1,075	3%
	2	46	48	—%	22	21	—%
	3	13	14	—%	16	14	—%
	4	7	8	—%	6	7	—%
	5	1	—	—%	1	1	—%
	6	—	—	—%	—	—	—%
CMBS
	1	2,919	2,688	7%	2,012	1,789	5%
	2	610	487	2%	825	691	2%
	3	344	264	1%	392	323	1%
	4	31	21	—%	31	24	—%
	5	17	15	—%	—	—	—%
	6	3	3	—%	3	3	—%
ABS – CLO
	1	2,666	2,520	7%	2,755	2,570	7%
	2	1,381	1,269	4%	1,328	1,208	4%
	3	1,351	322	1%	276	246	1%
	4	15	13	—%	15	13	—%
	5	11	7	—%	16	9	—%
	6	—	—	—%	—	—	—%
ABS – Other
	1	5,856	5,564	14%	5,596	5,286	14%
	2	1,367	1,253	3%	1,316	1,189	3%
	3	417	353	1%	400	353	1%
	4	67	43	—%	79	72	—%
	5	14	9	—%	15	9	—%
	6	—	—	—%	—	—	—%

Total		$17,324	$16,048	43%	$16,195	$14,900	41%

F&G’s RMBS investments include $22 million of statement value with subprime exposure at March 31, 2023. The CLO exposure is largely related to senior tranches which have leveraged loans as their underlying collateral.

Preferred and Common Stock

The following table summarizes F&G’s investment in preferred and common stocks as of March 31, 2023 and for years ended December 31, 2022 and 2021.

	March 31, 2023		December 31, 2022
($ in millions)	Statement Value	Fair Value	Statement Value	Fair Value
Common – unaffiliated	$206	$206	$204	$204
Common – subsidiary and affiliated	1,997	1,997	1,824	1,824
Preferred stock – unaffiliated	692	692	719	719

Total	$2,895	$2,895	$2,747	$2,747

Unaffiliated common stock holdings at March 31, 2023 include $106 million of FHLB stock which is held as a membership requirement to enable F&G to issue FHLB funding agreements. Subsidiary and affiliated common stock holdings include $83 million and $93 million, 0respectively, related to F&G’s investment in its wholly owned subsidiaries F&G NY, Raven Re and F&G Life Re. Subsidiary and affiliated common stock holdings at March 31, 2023 also include a $1,821 million investment in Fidelity & Guaranty Life Insurance Trust 2018-1 (“FGL Mortgage Trust”), a noninsurance subsidiary formed in 2018 to hold F&G’s RMLs. See “—Mortgage Loans” below for additional information about the RMLs held by FGL Mortgage Trust.

The following table summarizes F&G’s preferred stock by NAIC credit-quality class as of March 31, 2023 and December 31, 2022.

($ in million)	March 31, 2023		December 31, 2022
NAIC Class	Fair Value	% of Total	Fair Value	% of Total
1	$45	7%	$70	10%
2	610	88%	614	85%
3	36	5%	35	5%
5	1	—%	—	—%

Total	$692	100%	$719	100%

Mortgage Loans

CML’s represented approximately 1% of F&G’s total investments as of March 31, 2023 and 1% as of December 31, 2022. F&G primarily invests in mortgage loans on income producing properties reflected in the property type table below. The maximum percentage of any one loan to the value of the underlying property at the time of the loan was 67%. F&G funded CML’s during the current year with interest rates ranging from 6.63% to 7.67% during the three months ended March 31, 2023. F&G diversifies its CML portfolio by geographic region and property type to reduce concentration risk. F&G continuously evaluates CMLs based on relevant current information to ensure properties are performing at a consistent and acceptable level to secure the related debt. The distribution of CMLs by property type and geographic region is reflected in the following tables.

	March 31, 2023		December 31, 2022
($ in millions)	Statement Value	% of Total	Statement Value	% of Total
Property Type:
Multifamily	$53	13%	$53	14%
Cellular Towers	243	61%	242	62%
Industrial	43	11%	43	11%
Office	—	—%	—	—%
Student Housing	25	6%	25	6%
Mixed Use	7	2%	7	2%
Retail	—	—%	—	—%
Other	26	7%	20	5%

Total	$397	100%	$390	100%

	March 31, 2023		December 31, 2022
($ in millions)	Statement Value	% of Total	Statement Value	% of Total
U.S. Region
East North Central	$46	12%	$46	12%
East South Central	7	2%	7	2%
Middle Atlantic	44	11%	44	11%
Mountain	53	13%	53	14%
New England	72	18%	67	17%
Pacific	95	24%	94	24%
South Atlantic	76	19%	75	19%
West North Central	4	1%	4	1%

Total	$397	100%	$390	100%

The following table summarizes F&G’s CMLs by NAIC credit-quality class as of March 31, 2023 and December 31, 2022.

($ in millions)	March 31, 2023		December 31, 2022
Rating	Statement Value	% of Total	Statement Value	% of Total
CM 1	$157	40%	$155	40%
CM 2	240	60%	226	58%
CM 3	—	—%	9	2%

Total	$397	100%	$390	100%

As of March 31, 2023 and December 31, 2022 all CML’s were current and have not experienced credit or other events which would require the recording of a valuation allowance or OTTI loss.

Loan-to-value (“LTV”) and debt service coverage (“DSC”) ratios are measures commonly used to assess the risk and quality of mortgage loans. The LTV ratio is expressed as a percentage of the amount of the loan relative to the value of the underlying property. An LTV ratio in excess of 100% indicates the unpaid loan amount exceeds the underlying collateral. The DSC ratio, based upon the most recently received financial statements, is expressed as a percentage of the amount of a property’s net income to its debt service payments. A DSC ratio of less than 1.00 indicates that a property’s operations do not generate sufficient income to cover debt payments.

The following tables present the recorded investment in CML’s by LTV and DSC ratio categories and estimated fair value by the indicated LTV ratios at March 31, 2023 and December 31, 2022.

	Debt Service Coverage Ratios			Statement Value	% of Total	Estimated Fair Value	% of Total
($ in millions)	<1.00	1.00—1.25	>1.25
March 31, 2023
LTV Ratios:
Less than 50%	$—	$—	$254	$254	64%	$249	67%
50% to 59.99%	14	—	50	64	16%	55	15%
60% to 74.99%	—	—	79	79	20%	68	18%

Total	$14	$—	$383	$397	100%	$372	100%

	Debt Service Coverage Ratios				Statement Value	% of Total	Estimated Fair Value	% of Total
($ in millions)	<1.00	1.00—1.25	>1.25	N/A
December 31, 2022
LTV Ratios:
Less than 50%	$—	$—	$252	$—	$252	65%	$248	68%
50% to 59.99%	—	9	50	—	59	15%	49	14%
60% to 74.99%	—	—	79.00	—	79	20%	67	18%

Total	$—	$9	$381		$390	100%	$364	100%

F&G recognizes a mortgage loan as delinquent when payments on the loan are greater than 30 days past due. At March 31, 2023 and December 31, 2022, F&G had no CMLs that were delinquent in principal or interest payments.

F&G’s wholly owned subsidiary, FGL Mortgage Trust, invests in RML’s. Under IA SAP, the assets and liabilities of FGL Mortgage Trust are not consolidated with those of F&G. Rather, F&G reports a common stock investment equal to the underlying U.S. GAAP equity of FGL Mortgage Trust. A portion of the equity is held in F&G’s general account and a portion in its separate account. As the investment in FGL Mortgage Trust is significant to F&G, the following disclosure of the mortgages held by FGL Mortgage Trust is provided on a look through basis. All amounts are prepared on a U.S. GAAP basis of accounting. FGL Mortgage Trust has no liabilities other than accounts payable and other liabilities associated with the operation of its mortgage lending operations.

RMLs are closed end, primarily amortizing loans and 100% of the properties are located in the United States. The following tables present the amortized cost by origination years at March 31, 2023 and December 31, 2022.

	March 31, 2023
	Amortized Cost by Origination Year
($ in millions)	2023	2022	2021	2020	2019	Prior	Total
Current (less than 30 days past due)	$35	$950	$889	$209	$199	$209	$2,491
30—89 days past due	—	3	8	3	4	2.00	20
Over 90 days past due	—	3	18	13	28	1.00	63

Total	$35	$956	$915	$225	$231	$212	$2,574

	December 31, 2022
	Amortized Cost by Origination Year
($ in millions)	2022	2021	2020	2019	2018	Prior	Total
Current (less than 30 days past due)	$766	$884	$214	$185	$23	$33	$2,105
30—89 days past due	2	7	—	4	—	—	13
Over 90 days past due	3	9	15	34	1	—	62

Total	$771	$900	$229	$223	$24	$33	$2,180

Expected credit losses on the RML portfolio are estimated using a probability of default/loss given default model, which utilizes macro economic factors/assumptions. Significant inputs to the model include the loans’ current performance, underlying collateral type, location, contractual life, LTV and debt to income or FICO. The provision for loan loss on the residential mortgage loans was $48 million at March 31, 2023.

Cash, cash equivalents and short-term investments

Cash includes amounts on deposit with banks. Cash equivalents are primarily money market funds. Short-term investments consist of investments with maturities of less than one year. Statement values approximate fair values. The following table summarizes cash, cash equivalents and short-term investments at March 31, 2023 and December 31, 2022.

($ in millions)	March 31, 2023	December 31, 2022
Cash	$659	$514
Cash equivalents	373	1,528
Short-term	70	33

Total	$1,102	$2,075

Policy loans

Loans to policyowners are secured by the cash surrender value of the underlying policies and are subject to contractual limits. Policy loans are reported at their unpaid principal balances and were $55 million and $51 million at March 31, 2023 and December 31, 2022, respectively.

Derivative instruments

F&G’s FIA and IUL contracts permit the holder to elect to receive a return based on an interest rate or the performance of a market index, most typically the S&P 500 Index. F&G purchases derivatives consisting predominantly of call options and, to a lesser degree, futures contracts on the equity indices underlying the applicable policy. These derivatives are used to fund the index credits due to policyholders under the FIA and

IUL contracts based upon policyholders’ contract elections. Call options which economically hedge the FIA products are carried at amortized cost under IA SAP. Amortization of the call option is recognized as a reduction of net investment income on a straight-line basis over the life of the option. Call options which economically hedge the IUL products and futures contracts are carried at fair value with changes in fair value recorded as unrealized gains and losses as a direct adjustment to surplus. The following tables summarize call options and futures contracts as of March 31, 2023 and December 31, 2022.

($ in millions)	Statement Value	Fair Value	Measurement (Notional/ Contract)	Amount	Potential Exposure	Maximum Exposure to any Individual Counterparty	Collateral Held (Provided)
Call options owned at:
March 31, 2023	$343	$431	Notional	$24,225	$82	$44	$351
December 31, 2022	$327	$244	Notional	$23,173	$33	$23	$218
Futures contracts outstanding at:
March 31, 2023	$—	$—	Contract	404	$4	$4	$(4)
December 31, 2022	$—	$—	Contract	409	$3	$3	$(3)

Surplus Debentures

Surplus debentures are a form of debt issued by insurance companies and have characteristics similar to other fixed maturity securities. F&G invests in surplus debentures issued by other insurance companies. Surplus debentures with an NAIC class of 1 or 2 are reported at amortized cost. All other surplus debentures are reported at the lesser of amortized cost or fair value. The following tables summarize F&G’s investment in surplus debentures by credit quality and maturity as of March 31, 2023 and December 31, 2022.

		March 31, 2023			December 31, 2022
NAIC Classes	Rating Agency Equivalent Designation	Statement Value	Fair Value	% of Total	Statement Value	Fair Value	% of Total
($ in millions)
1	Aaa/Aa/A	$490	$418	73%	$491	$403	73%
2	Baa	183	167	27%	183	165	27%
3	Ba	—	—	—%	—	—	—%
4	B	—	—	—%	—	—	—%
5	Caa and lower	—	—	—%	—	—	—%
6	In or near default	—	—	—%	—	—	—%

	Total	$673	$585	100%	$674	$568	100%

	March 31, 2023		December 31, 2022
($ in millions)	Statement Value	Fair Value	Statement Value	Fair Value
Maturing in:
2023 through 2026	$43	$43	$43	$43
2027 through 2031	18	18	18	18
After 2031	612	524	613	507

Total	$673	$585	$674	$568

Investments in limited partnerships

Limited partnership investments are accounted for using the equity method and use net asset value as a practical expedient to determine the statement value with unrealized gains and losses reported directly in unassigned surplus. A summary of F&G’s investments in limited partnerships split by the underlying characteristics of the partnership assets appears below.

	March 31, 2023		December 31, 2022
Underlying Asset Characteristic	Cost	Statement Value	Cost	Statement Value
($ in millions)
Common stock	1,656	2,031	1,610	1,932
Real estate	313	381	298	367
Mortgage loans	30	25	30	25

Total	$1,999	$2,437	$1,938	$2,324

Other Investments

Other investments were $163 million and $157 million at March 31, 2023 and December 31, 2022, respectively, and included receivables for securities, low-income housing tax credit investments, and other miscellaneous investments.

Off-Balance Sheet Arrangements

Other than operating commitments and contingencies disclosed in the Statutory Basis Financial Statements, F&G has not entered into any significant off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

In the normal course of business, F&G is routinely subject to a variety of risks, as described in Risks Related to Our Business and Industry of this Prospectus.

The risks related to our business also include certain market risks that may affect F&G’s financial instruments. At present, F&G faces the market risks associated with our marketable equity securities subject to equity price volatility and with interest rate movements on our fixed income investments. F&G regularly assesses these market risks and have established policies and business practices designed to protect against the adverse effects of these exposures.

F&G’s fixed maturity investments and certain preferred securities are subject to an element of market risk from changes in interest rates. Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions. F&G manages interest rate risk through a variety of measures. F&G monitors its interest rate risk and make investment decisions to manage the perceived risk.

Equity price risk is the risk that F&G will incur economic losses due to adverse changes in equity prices. In the past, F&G’s exposure to changes in equity prices primarily resulted from its holdings of equity securities. Carrying values are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported carrying value. Fluctuation in the carrying value of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.

Financial instruments, which potentially subject F&G to concentrations of credit risk, consist primarily of cash equivalents and short-term investments. F&G requires placement of cash in financial institutions evaluated as highly creditworthy.

Enterprise Risk Management

F&G places a high priority to risk management and risk control. As part of F&G’s effort to ensure measured risk taking, management has integrated risk management in our daily business activities and strategic planning. F&G has comprehensive risk management, governance and control procedures in place and has established a dedicated risk management function with responsibility for the formulation of our risk appetite, strategies, policies and limits. The risk management function is also responsible for monitoring our overall market risk exposures and provides review, oversight and support functions on risk-related issues. F&G’s risk appetite is aligned with how its businesses are managed and how F&G anticipates future regulatory developments.

F&G’s risk governance and control systems enable it to identify, control, monitor and aggregate risks and provide assurance that risks are being measured, monitored and reported adequately and effectively in accordance with the following three principles:

•	Management of the business has primary responsibility for the day-to-day management of risk.

•	The risk management function has the primary responsibility to align risk taking with strategic planning through risk tolerance and limit setting.

•	The internal audit function provides an ongoing independent and objective assessment of the effectiveness of internal controls.

The Chief Risk Officer (“CRO”) heads F&G’s risk management process and reports directly to its Chief Executive Officer (“CEO”). F&G’s Enterprise Risk Committee discusses and approves all risk policies and reviews and approves risks associated with F&G’s activities. This includes volatility (affecting earnings and value), exposure (required capital and market risk) and insurance risks.

F&G has implemented several limit structures to manage risk. Examples include, but are not limited to, the following:

•	At-risk limits on sensitivities of regulatory capital to the capital markets provide the fundamental framework to manage capital markets risks including the risk of asset / liability mismatch;

•	Duration and convexity mismatch limits;

•	Credit risk concentration limits; and

•	Investment and derivative guidelines.

F&G manages its risk appetite based on two key risk metrics:

•

Regulatory Capital Sensitivities: the potential reduction, under a range of moderate to extreme capital markets stress scenarios, of the excess of available statutory capital above the minimum required under the NAIC regulatory RBC methodology; and

•

Earnings Sensitivities: the potential reduction in results of operations over a 30-year time horizon under the same moderate to extreme capital markets stress scenario. Maintaining a consistent level of earnings helps F&G finance its operations, support F&G’s capital requirements and provide funds to pay dividends to stockholders.

F&G’s risk metrics cover the most important aspects in terms of performance measures where risk can materialize and are representative of the regulatory constraints to which F&G’s business is subject. The sensitivities for earnings and statutory capital are important metrics since they provide insight into the level of risk F&G takes under stress scenarios. They also are the basis for internal risk management.

F&G is also subject to cash flow stress testing pursuant to regulatory requirements. This analysis measures the effect of changes in interest rate assumptions on asset and liability cash flows. The analysis includes the effects of:

•	The timing and amount of redemptions and prepayments in our asset portfolio;

•	Our derivative portfolio;

•	Death benefits and other claims payable under the terms of our insurance products;

•	Lapses and surrenders in our insurance products;

•	Minimum interest guarantees in our insurance products; and

•	Book value guarantees in our insurance products.

Interest Rate Risk

Interest rate risk is F&G’s primary market risk exposure. F&G defines interest rate risk as the risk of an economic loss due to adverse changes in interest rates. This risk arises from investing life insurance premiums and fixed annuity deposits received in interest-sensitive assets and carrying these funds as interest-sensitive liabilities. Substantial and sustained increases or decreases in market interest rates can affect the profitability of the insurance products and the fair value of our investments, as the majority of our insurance liabilities are backed by fixed maturity securities.

In order to meet our policy and contractual obligations, F&G must earn a sufficient return on invested assets. Significant changes in interest rates exposes us to the risk of not earning the anticipated spreads between the interest rate earned on its investments and the credited interest rates paid on outstanding policies and contracts. Both rising and declining interest rates can negatively affect interest earnings, spread income and the attractiveness of certain products.

During periods of increasing interest rates, F&G may offer higher crediting rates on interest-sensitive products, such as IUL insurance and fixed annuities, and may increase crediting rates on in-force products to keep these products competitive. A rise in interest rates, in the absence of other countervailing changes, will result in a decline in the market value of F&G’s investment portfolio.

As part of F&G’s ALM program, F&G has made a significant effort to identify the assets appropriate to different product lines and ensure investing strategies match the profile of these liabilities. The ALM strategy is designed to align the expected cash flows from the investment portfolio with the expected liability cash flows. As such, a major component of F&G’s effort to manage interest rate risk has been to structure the investment portfolio with cash flow characteristics that are consistent with the cash flow characteristics of the insurance liabilities. F&G uses actuarial models to simulate the cash flows expected from the existing business under various interest rate scenarios. These simulations enable us to measure the potential gain or loss in the fair value of interest rate-sensitive financial instruments, to evaluate the adequacy of expected cash flows from assets to meet the expected cash requirements of the liabilities and to determine if it is necessary to lengthen or shorten the average life and duration of F&G’s investment portfolio. Duration measures the price sensitivity of a security to a small change in interest rates. When the durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets could be expected to be largely offset by a change in the value of liabilities.

Equity Price Risk

F&G is also exposed to equity price risk through certain insurance products. F&G offers a variety of FIA/ IUL contracts with crediting strategies linked to the performance of indices such as the S&P 500 Index, Dow Jones Industrials or the NASDAQ 100 Index, and target volatility indices. Additionally, the estimated cost of providing GMWB on FIA products incorporates various assumptions about the overall performance of equity markets over certain time periods. Periods of significant and sustained downturns in equity markets, increased equity volatility or reduced interest rates could result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction in F&G’s net earnings. The cost of providing GMWB could also increase if equity market performance is worse than assumed.

To economically hedge the equity returns on these products, F&G purchases derivatives to hedge the FIA and IUL equity exposures. The primary way F&G hedges FIA/ IUL equity exposure is to purchase over the counter equity index call options from broker-dealer derivative counterparties approved by F&G. The second way to hedge FIA equity exposure is by purchasing exchange traded equity index futures contracts. This hedging strategy enables us to reduce the overall hedging costs and achieve a high correlation of returns on the call options purchased relative to the index credits earned by the FIA/ IUL contractholders. The majority of the call options are one-year options purchased to match the funding requirements underlying the FIA/ IUL contracts. These hedge programs are limited to the current policy term of the FIA/ IUL contracts. Future returns, which may be reflected in FIA/ IUL contracts’ credited rates beyond the current policy term, are not hedged. F&G attempts to manage the costs of these purchases through the terms of its FIA/ IUL contracts, which permit us to change cap, spread or participation rates, subject to certain guaranteed minimums that must be maintained.

The derivatives are used to fund the FIA/ IUL contract index credits and the cost of the call options purchased is treated as a component of spread earnings. Fair value changes associated with these investments are intended to, but do not always, substantially offset the increase or decrease in the amounts added to policyholder account balances for indexed products. When index credits to policyholders exceed option proceeds received at expiration related to such credits, any shortfall is funded by F&G’s net investment spread earnings and futures income.

Other market exposures are hedged periodically depending on market conditions and F&G’s risk tolerance. The FIA/ IUL hedging strategy economically hedges the equity returns and exposes us to the risk that unhedged market exposures result in divergence between changes in the fair value of the liabilities and the hedging assets. F&G uses a variety of techniques, including direct estimation of market sensitivities, to monitor this risk daily. F&G intends to continue to adjust the hedging strategy as market conditions and risk tolerance change.

Market Risk Factors

Market risk is the risk of the loss of fair value resulting from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, commodity prices and equity prices. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying financial instruments are traded. F&G has significant holdings in financial instruments, which are naturally exposed to a variety of market risks. They are primarily exposed to interest rate risk, credit risk and equity price risk and have some exposure to counterparty risk, which affect the fair value of financial instruments subject to market risk.

F&G has no market risk sensitive instruments entered into for trading purposes; therefore, all of F&G’s market risk sensitive instruments were entered into for purposes other than trading.

Credit Risk and Counterparty Risk

F&G is exposed to the risk that a counterparty will default on its contractual obligation resulting in financial loss. F&G’s major source of credit risk arises predominantly in its insurance operations’ portfolios of debt and similar securities. F&G’s credit risk materializes primarily as impairment losses. F&G is exposed to occasional cyclical economic downturns, during which impairment losses may be significantly higher than the long-term historical average. This is offset by years where it expects the actual impairment losses to be substantially lower than the long-term average. Credit risk in the portfolio can also materialize as increased capital requirements as assets migrate into lower credit qualities over time. The effect of rating migration on its capital requirements is also dependent on the economic cycle and increased asset impairment levels may go hand in hand with increased asset related capital requirements.

F&G attempts to manage the risk of default and rating migration by applying disciplined credit evaluation and underwriting standards and limiting allocations to lower quality, higher risk investments. In addition, F&G diversifies exposure by issuer and country, using rating based issuer and country limits. F&G also sets investment constraints that limit F&G’s exposure by industry segment. To limit the impact that credit risk can have on earnings and capital adequacy levels, F&G has portfolio-level credit risk constraints in place. Limit compliance is monitored on a monthly basis.

In connection with the use of call options, F&G is exposed to counterparty credit risk, the risk that a counterparty fails to perform under the terms of the derivative contract. F&G has adopted a policy of only dealing with credit worthy counterparties and obtaining sufficient collateral where appropriate, as a means of attempting to mitigate the financial loss from defaults. The exposure and credit rating of the counterparties are continuously monitored and the aggregate value of transactions concluded is spread amongst different approved counterparties to limit the concentration in one counterparty. This policy allows for the purchase of derivative instruments from counterparties and/or clearinghouses that meet the required qualifications under the Iowa Code. F&G reviews the ratings of all the counterparties periodically. Collateral support documents are negotiated to further reduce the exposure when deemed necessary.

F&G also has credit risk related to the ability of reinsurance counterparties to honor their obligations to pay the contract amounts under various agreements. To minimize the risk of credit loss on such contracts, F&G diversifies exposures among many reinsurers and limit the amount of exposure to each based on credit rating. F&G also generally limits selection of counterparties with which to do new transactions to those with an “A-” credit rating or above from at least one of the major rating agencies and/or that are appropriately collateralized and provide credit for reinsurance. When exceptions are made to that principle, F&G ensures that collateral is obtained to mitigate risk of loss.

In the normal course of business, certain reinsurance recoverables are subject to reviews by the reinsurers. F&G is not aware of any material disputes arising from these reviews or other communications with the counterparties as of March 31, 2023 and December 31, 2022, that would require an allowance for uncollectible amounts.

Concentrations of Financial and Capital Markets Risk

F&G is exposed to financial and capital markets risk, including changes in interest rates and credit spreads, which can have an adverse effect on its results of operations, financial condition and liquidity. Exposure to such financial and capital markets risk relates primarily to the market price and cash flow variability associated with changes in interest rates. F&G attempts to mitigate the risk, including changes in interest rates by investing in less rate-sensitive investments, including senior tranches of collateralized loan obligations, non-agency residential mortgage-backed securities, and various types of asset backed securities. Management believes this risk is also mitigated to some extent by surrender charge protection provided by F&G’s products. F&G expects to continue to face these challenges and uncertainties that could adversely affect the results of operations and financial condition.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

FINANCIAL STATEMENTS

First Quarter 2023 Financial Statements (unaudited)

STATEMENTS OF ADMITTED ASSETS, LIABILITIES, CAPITAL AND SURPLUS

	March 31, 2023	December 31, 2022
(dollars in thousands, except share data)
ADMITTED ASSETS
Bonds	$32,487,150	$30,301,070
Preferred stocks	691,760	718,607
Common stocks	2,203,376	2,028,008
Mortgage loans on real estate	397,166	390,236
Cash, cash equivalents and short-term investments	1,102,342	2,074,993
Policy loans	54,526	50,822
Derivative instruments	343,490	326,954
Surplus debentures	672,908	673,592
Investment in limited partnerships	2,437,090	2,324,578
Other long term invested assets	134,846	128,296
Receivable for securities	27,666	29,248
Aggregate write-ins for invested assets	59	—

Total cash and invested assets	40,552,379	39,046,404
Investment income due and accrued	330,046	296,608
Deferred and uncollected premiums, net of loading (2023, $6,799; 2022, $6,053)	(17,747)	(15,818)
Amounts due from reinsurers	143,297	57,791
Funds held by or deposited with reinsured companies	540	540
Federal income tax recoverable and interest thereon	28,577	—
Net deferred tax asset	149,596	156,142
Receivables from affiliates	130,000	15,000
Cash surrender value of company owned life insurance (“CSV of COLI”)	344,350	327,302
Due To/From Separate Accounts	314,728	358,979
Other assets	11,938	12,008

TOTAL ADMITTED ASSETS EXCLUDING SEPARATE ACCOUNTS	41,987,704	40,254,956
Separate accounts	7,506,606	6,480,941

TOTAL ADMITTED ASSETS	$49,494,310	$46,735,897

LIABILITIES AND CAPITAL AND SURPLUS
LIABILITIES
Aggregate reserves-life, annuity and accident and health	$18,817,426	$17,541,559
Liability for deposit-type contracts	2,744,418	2,747,191
Policy and contract claims	33,287	33,584
Other policyholders’ funds	130	130
Amounts payable on reinsurance	47,648	—
Interest maintenance reserve (IMR)	129,377	157,594
General expenses due or accrued	45,206	42,729
Taxes, licenses and fees due or accrued, excluding federal income taxes	7,049	8,732
Current federal income taxes
(including $(376) in 2023 and $0 in 2022 on realized capital gains)	—	3,841
Remittances and items not allocated	261,196	224,768
Asset valuation reserve (AVR)	816,459	716,155

	March 31, 2023	December 31, 2022
(dollars in thousands, except share data)
Reinsurance in unauthorized companies	20,900	21,218
Funds withheld from unauthorized reinsurers	18,945,575	18,171,533
Payable to parent, subsidiaries and affiliates	11,521	39,451
Funds held under coinsurance	231,968	207,526
Derivatives	41	140
Payable for securities	80,008	2,554
Retained asset account liability	104,524	116,524
Options collateral payable	289,877	177,433

Accrued expenses and other liabilities	269,630	264,892

TOTAL LIABILITIES EXCLUDING SEPARATE ACCOUNTS	42,856,240	40,477,554
Separate accounts	4,753,563	4,381,485

TOTAL LIABILITIES	47,609,803	44,859,039

CAPITAL AND SURPLUS
Common stock, par value $100 (50,000 shares authorized; 30,000 shares issued and outstanding)	3,000	3,000
Paid in and contributed surplus	2,148,811	2,018,811
Surplus notes	225,000	225,000
Segregated surplus	405,074	431,272
Unassigned funds (surplus)	(897,378)	(801,225)

TOTAL CAPITAL AND SURPLUS	1,884,507	1,876,858

TOTAL LIABILITIES AND CAPITAL AND SURPLUS	$49,494,310	$46,735,897

STATUTORY STATEMENTS OF OPERATIONS

(dollars in thousands)	March 31, 2023	March 31, 2022
REVENUES
Premium and annuity considerations	$2,011,034	$1,727,136
Consideration for supplementary contracts	1,758	1,490
Net investment income	356,453	316,216
Amortization of IMR	(2,939)	16,811
Separate Accounts net gain from operations excluding unrealized gains or losses	8,496	(18,453)
Commissions and expense allowances on reinsurance ceded	88,169	42,058
Reserve adjustments on reinsurance ceded	(43,999)	—
Income from fees associated with investment management, administration and contract guarantees from Separate Accounts	927	293
Interest maintenance reserve adjustment related to reinsurance	—	941
Miscellaneous income	6,192	6,161

Total Revenues	2,426,091	2,092,653

POLICY BENEFITS AND EXPENSES
Policy benefits:
Death	10,159	6,965
Annuity	93,562	90,899
Surrender benefits and other fund withdrawals	312,042	172,606
Payments on supplementary contracts with life contingencies and other benefits	3,561	3,243

Total policy benefits	419,324	273,713
Increase (Decrease) in aggregate reserves-life, annuity and accident and health	1,275,868	904,978
Interest and adjustments on contract or deposit-type contract funds	22,930	4,931
Commissions (direct and reinsurance assumed)	204,783	143,547
General insurance expenses	99,387	67,622
Taxes, licenses, and fees	5,797	4,043
Increase (Decrease) in loading on deferred and uncollected premiums	746	(5,832)
Investment return transferred to reinsurer on funds held under reinsurance treaty	137,542	279,675
Net transfers to or (from) Separate Accounts net of reinsurance	212,283	511,142
Other expenses	6,582	4,255

Total policy benefits and expenses	2,385,242	2,188,074

Gain (Loss) from operations before federal income tax	40,849	(95,421)
Federal income tax (benefit) expense	(6,168)	1,152

GAIN (LOSS) FROM OPERATIONS	47,017	(96,573)
Net realized capital gains (losses), net of applicable taxes (excluding net gains (losses) of $41,058 and $8,739 and taxes of $(8,622) and $1,835 transferred to the IMR during 2023 and 2022, respectively)	(49,977)	80,496

NET INCOME (LOSS)	$(2,960)	$(16,077)

STATUTORY STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS

for the year ended December 31, 2022 and interim period ended March 31, 2023 (dollars in thousands, except for share data)	Number of Shares	Common Stock	Paid in and Contributed Surplus	Surplus Notes	Segregated Surplus	Unassigned Funds (Surplus)	Total
BALANCE AT JANUARY 1, 2022	30,000	$3,000	$1,548,811	$225,000	$175,338	$(479,479)	$1,472,670

Net income (loss)	—	—	—	—	—	(242,883)	(242,883)
Change in net unrealized capital gains (losses) less capital gains tax of $(64,958)	—	—	—	—	—	(485,486)	(485,486)
Change in net unrealized foreign exchange capital gains (losses)	—	—	—	—	—	(8,515)	(8,515)
Change in net deferred income tax	—	—	—	—	—	31,884	31,884
Change in nonadmitted assets and related items	—	—	—	—	—	(35,596)	(35,596)
Change in liability for reinsurance in unauthorized and certified companies	—	—	—	—	—	6,958	6,958
Change in asset valuation reserve	—	—	—	—	—	306,524	306,524
Surplus (contributed to) withdrawn from Separate Accounts	—	—	—	—	—	(1,330,521)	(1,330,521)
Other changes in surplus in Separate Accounts	—	—	—	—	—	1,330,521	1,330,521
Cumulative effect of changes in accounting principles	—	—	—	—	—	(66,396)	(66,396)
Return of capital and capital contributions	—	—	470,000	—	—	—	470,000
Ceding commission on reinsurance transactions	—	—	—	—	298,062	—	298,062
Amortization of segregated surplus for ceding commission on reinsurance transactions	—	—	—	—	(42,128)	—	(42,128)
Change in net unrealized capital (gains) losses from derivatives on reinsurance ceded	—	—	—	—	—	182,212	182,212
2021 correction of error	—	—	—	—	—	(10,448)	(10,448)

BALANCE AT DECEMBER 31, 2022	30,000	3,000	2,018,811	225,000	431,272	(801,225)	1,876,858

Net income (loss)	—	—	—	—	—	(2,960)	(2,960)
Change in net unrealized capital gains (losses) less capital gains tax of $0	—	—	—	—	—	64,744	64,744
Change in net unrealized foreign exchange capital gains (losses)	—	—	—	—	—	2,350	2,350
Change in net deferred income tax	—	—	—	—	—	(6,545)	(6,545)
Change in nonadmitted assets and related items	—	—	—	—	—	(12,311)	(12,311)
Change in liability for reinsurance in unauthorized and certified companies	—	—	—	—	—	318	318
Change in asset valuation reserve	—	—	—	—	—	(100,304)	(100,304)
Surplus (contributed to) withdrawn from Separate Accounts	—	—	—	—	—	(645,090)	(645,090)
Other changes in surplus in Separate Accounts	—	—	—	—	—	645,090	645,090
Return of capital and capital contributions	—	—	130,000	—	—	—	130,000
Amortization of segregated surplus for ceding commission on reinsurance transactions	—	—	—	—	(26,198)	—	(26,198)
Change in net unrealized capital (gains) losses from derivatives on reinsurance ceded	—	—	—	—	—	(41,380)	(41,380)
2021 correction of error	—	—	—	—	—	(65)	(65)

BALANCE AT MARCH 31, 2023	30,000	$3,000	$2,148,811	$225,000	$405,074	$(897,378)	$1,884,507

STATUTORY STATEMENTS OF CASH FLOW

(dollars in thousands)	March 31, 2023	March 31, 2022
CASH FROM OPERATIONS
Premiums collected net of reinsurance	$1,976,012	$1,674,222
Net investment income	440,461	280,396
Miscellaneous income	52,569	48,512

Cash provided by revenues	2,469,042	2,003,130

Benefit and loss related payments	(402,134)	(300,854)
Net transfers to Separate Accounts, Segregated Accounts and Protected Cell Accounts	(212,283)	(500,285)
Commissions, expenses paid and aggregate write-in for deductions	(513,917)	(508,965)
Federal income taxes recovered (paid)	(26,250)	118
Cash used in general and other expenses	(1,154,584)	(1,309,986)

NET CASH PROVIDED BY (USED IN) OPERATIONS	$1,314,458	$693,144

CASH FROM INVESTMENTS
Proceeds from investments sold, matured or repaid:
Bonds	645,622	1,169,179
Stocks	95,700	103,784
Mortgage loans	2,281	8,592
Other invested assets	102,725	38,704
Net gains or (losses) on cash, cash equivalents and short-term investments	(107)	(7)
Miscellaneous proceeds	83,835	315,303

Total investment proceeds	930,056	1,635,555

Cost of investments acquired:
Bonds	2,944,041	2,512,706
Stocks	439,809	472,910
Mortgage loans	9,405	88,600
Other invested assets	197,527	306,895
Miscellaneous applications	134,154	102,712
Total investments acquired	3,724,936	3,483,823

Net increase (decrease) in policy loans	3,665	1,825
NET CASH PROVIDED BY (USED IN) INVESTMENTS	$(2,798,545)	$(1,850,093)

CASH FROM FINANCING AND MISCELLANEOUS SOURCES
Net deposits (withdrawals) on deposit-type contracts and other insurance liabilities	(24,791)	385,308
Capital and paid in surplus	130,000	—
Other cash provided (applied)	406,227	293,096

NET CASH PROVIDED BY (USED IN) FINANCING AND MISCELLANEOUS SOURCES	$511,436	$678,404

NET CHANGE IN CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	(972,651)	(478,545)
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS AT BEGINNING OF YEAR	2,074,993	1,545,762

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS AT END OF YEAR	$1,102,342	$1,067,217

STATUTORY STATEMENTS OF CASH FLOW

(dollars in thousands)	March 31, 2023	March 31, 2022
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION FOR NON-CASH TRANSACTIONS:
Non-cash from operations:
Experience Rating Refund	$37,963	$60,477
NII non-cash accrued interest on bonds related to contribution of F&G Life Re	—	10,027
Non-cash from investments (net):
Bonds interest capitalization	3,043	3,375
Bonds, stocks & OIA acquired as a result of exchange transactions	—	91,741
Bonds, stocks & OIA disposed of as a result of exchange transactions	—	(91,741)
Bonds transferred to FHLB Separate Account	(191,426)	(222,433)
Bonds transferred from FHLB Separate Account	—	6,357
Bonds transferred from PRT Separate Account	108,683	—
Bonds transferred to PRT Separate Account	—	(74,138)
Common stock transferred to FHLB Separate Account	(183,233)	(65,866)
Mortgage loans transferred to FHLB Separate Account	—	(318,400)
OIA disposed of as a result of return of capital vs income	—	(10,027)
Bonds and OIA acquired as a result of transfers	459,337	818,010
Bonds and OIA disposed of as a result of transfers	(459,337)	(818,010)
Non-cash from other cash provided (applied):
Bond interest capitalization	(3,043)	(3,375)
Asset transfer to FHLB and PRT Separate Accounts	265,976	674,480
Experience Rating Refund	(37,963)	(60,477)
Non-cash from paid in surplus:
Return of capital to Parent	—	—

NOTE 1: BASIS OF PRESENTATION

The accompanying financial statements include the accounts of Fidelity & Guaranty Life Insurance Company (the “Company”), an Iowa domiciled life insurance company. The Company is a direct, wholly-owned subsidiary of Fidelity & Guaranty Life Holdings, Inc. (“FGLH”) , a Delaware corporation, which is a direct, wholly owned subsidiary of FGL US Holdings, Inc (“FGL US”), a Delaware corporation and wholly owned subsidiary of CF Bermuda Holdings Limited (“CF Bermuda”), a Bermuda exempted company and wholly owned direct subsidiary of F&G Annuities and Life, Inc. (“FGAL”), a Delaware corporation and, effective December 1, 2022, approximately 85% owned direct subsidiary of Fidelity National Financial, Inc. (“FNF”), a Delaware corporation.

On June 1, 2020, FNF acquired 100% of the outstanding equity of FGL Holdings (“F&GH”), a Cayman Islands exempted company and the Company’s indirect parent, for approximately $2.7 billion. In connection with the acquisition, FNF issued approximately 24 million shares of common stock and paid approximately $1.8 billion in cash to former holders of F&GH ordinary and preferred shares. At closing, all outstanding shares of F&GH common stock, excluding shares associated with the liability to former owners, were converted into the right to receive the Merger Consideration (as defined in the Merger Agreement). The transaction was approved by a Special Committee of F&GH Directors, a Special Committee of FNF Directors and the FNF Board of Directors.

In the opinion of F&G, the accompanying unaudited interim statutory financial information contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its unaudited statutory statement of admitted assets, liabilities and capital and surplus as of March 31, 2023 and its unaudited statements of operations and changes in capital and surplus for the three months ended March 31, 2023. The statement of admitted assets, liabilities and capital and surplus at December 31, 2022 and changes in capital and surplus for the twelve months ended December 31, 2022, were derived from audited annual statutory financial statements, but does not contain all of the footnote disclosures from the annual financial statements. The financial information does not represent complete financial statements in accordance with the Iowa SAP and should be read in conjunction with the F&G’s statutory financial statements and additional information for the year ended December 31, 2022.

The accompanying financial information has been prepared in conformity with statutory accounting practices (SAP) prescribed or permitted by the IID, which differ in some respects from accounting principles generally accepted in the United Stated of America (“GAAP”). Prescribed SAP include publications of the National Association of Insurance Commissioners “Accounting Practices and Procedures Manual” (“NAIC SAP”), state laws, regulations and general administrative rules.

NOTE 2: SUBSEQUENT EVENTS

Subsequent events have been considered through June 27, 2023, for these statutory financial statements. No events have occurred subsequent to the balance sheet date and through the date of evaluation that would require adjustment or disclosure.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

Audited Financial Statements

December 31, 2022, 2021, and 2020

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

Ernst & Young LLP	Tel: +1 515 243 2727
Suite 3100	ey.com
801 Grand Avenue
Des Moines, IA 50309-2764

Report of Independent Auditors

The Audit Committee of the Board of Directors

Fidelity & Guaranty Life Insurance Company

Opinion

We have audited the statutory-basis financial statements of Fidelity & Guaranty Life Insurance Company (the Company), which comprise the statutory statements of admitted assets, liabilities, and capital and surplus as of December 31, 2022 and 2021, and the related statutory statements of operations, statutory statements of changes in capital and surplus and statutory statements of cash flow for the three years in the period ended December 31, 2022 and the related notes to the financial statements (collectively referred to as the “financial statements“).

Unmodified Opinion on Statutory Basis of Accounting

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the three years in the period ended December 31, 2022, on the basis of accounting described in Note 1.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the significance of the matter described in the Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles section of our report, the financial statements do not present fairly, in accordance with accounting principles generally accepted in the United States of America, the financial position of the Company at December 31, 2022 and 2021, or the results of its operations or its cash flows for the three years in the period ended December 31, 2022.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 1 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Division of the Department of Commerce of the State of Iowa, which is a basis of accounting other than accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between these statutory accounting practices described in Note 1 and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material and pervasive.

2305-4255173

A member firm of Ernst & Young Global Limited

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the accounting practices prescribed or permitted by the Insurance Division of the Department of Commerce of the State of Iowa. Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company‘s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

May 25, 2023

2305-4255173

A member firm of Ernst & Young Global Limited

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

STATUTORY STATEMENTS OF ADMITTED ASSETS, LIABILITIES, AND CAPITAL AND SURPLUS

as of December 31,	2022	2021
(dollars in thousands, except share data)
ADMITTED ASSETS
Bonds	$30,301,070	$25,501,752
Preferred stocks	718,607	1,017,081
Common stocks	2,028,008	1,982,646
Mortgage loans on real estate	390,236	955,769
Cash, cash equivalents and short-term investments	2,074,993	1,545,762
Policy loans	50,822	37,730
Derivative instruments	326,954	314,130
Surplus debentures	673,592	670,821
Investment in limited partnerships	2,324,578	1,808,669
Other long term invested assets	128,296	587,537
Receivable for securities	29,248	166,582
Aggregate write-ins for invested assets	—	284

Total cash and invested assets	39,046,404	34,588,763
Investment income due and accrued	296,608	213,944
Deferred and uncollected premiums, net of loading (2022, $6,053; 2021, $6,702)	(15,818)	18,972
Amounts due from reinsurers	57,791	37,726
Funds held by or deposited with reinsured companies	540	540
Federal income tax recoverable and interest thereon	—	66,060
Net deferred tax asset	156,142	60,308
Receivables from affiliates	15,000	7,036
Cash surrender value of company owned life insurance (“CSV of COLI”)	327,302	299,439
Due from separate accounts	358,979	—
Other assets	12,008	1,946

TOTAL ADMITTED ASSETS EXCLUDING SEPARATE ACCOUNTS	40,254,956	35,294,734
Separate accounts	6,480,941	3,063,384

TOTAL ADMITTED ASSETS	$46,735,897	$38,358,118

(continued)

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

STATUTORY STATEMENTS OF ADMITTED ASSETS, LIABILITIES, AND CAPITAL AND SURPLUS

as of December 31,	2022	2021
(dollars in thousands, except share data)
LIABILITIES AND CAPITAL AND SURPLUS

LIABILITIES
Aggregate reserves-life, annuity and accident and health	$17,541,559	$13,248,467
Liability for deposit-type contracts	2,747,191	2,041,378
Policy and contract claims	33,584	27,473
Other policyholders’ funds	130	143
Amounts payable on reinsurance	—	19,581
Interest maintenance reserve (IMR)	157,594	269,306
General expenses due or accrued	42,729	30,830
Taxes, licenses and fees due or accrued, excluding federal income taxes	8,732	6,552
Current federal income taxes (including $(376) in 2022 and $0 in 2021 on realized capital gains)	3,841	—
Remittances and items not allocated	224,768	38,895
Asset valuation reserve (AVR)	716,155	1,022,679
Reinsurance in unauthorized companies	21,218	28,176
Funds withheld from unauthorized reinsurers	18,171,533	17,007,330
Payable to parent, subsidiaries and affiliates	39,451	—
Funds held under coinsurance	207,526	136,643
Derivatives	140	183
Payable for securities	2,554	11,486
Retained asset account liability	116,524	147,767
Options collateral payable	177,433	573,623
Accrued expenses and other liabilities	264,892	101,471

TOTAL LIABILITIES EXCLUDING SEPARATE ACCOUNTS	40,477,554	34,711,983
Separate accounts	4,381,485	2,173,465

TOTAL LIABILITIES	44,859,039	36,885,448

CAPITAL AND SURPLUS
Common stock, par value $100 (50,000 shares authorized; 30,000 shares issued and outstanding)	3,000	3,000
Paid in and contributed surplus	2,018,811	1,548,811
Surplus notes	225,000	225,000
Segregated surplus	431,272	175,338
Unassigned funds	(801,225)	(479,479)

TOTAL CAPITAL AND SURPLUS	1,876,858	1,472,670

TOTAL LIABILITIES AND CAPITAL AND SURPLUS	$46,735,897	$38,358,118

See Notes to Statutory Financial Statements.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

STATUTORY STATEMENTS OF OPERATIONS

For the years ended December 31, (dollars in thousands)	2022	2021	2020
REVENUES
Premium and annuity considerations	$5,607,441	$903,774	$(594,748)
Consideration for supplementary contracts	5,526	4,015	6,625
Net investment income	1,299,078	1,547,030	1,096,190
Amortization of IMR	(4,456)	83,833	77,094
Separate Accounts net gain from operations excluding unrealized gains or losses	(120,983)	29,579	15,008
Commissions and expense allowances on reinsurance ceded	48,690	137,428	5,839
Reserve adjustments on reinsurance ceded	1,686,326	—	—
Income from fees associated with investment management, administration and contract guarantees from Separate Accounts	2,100	243	—
Interest maintenance reserve adjustment related to reinsurance	—	120,232	83,483
Miscellaneous income	17,003	17,919	14,835

Total Revenues	8,540,725	2,844,053	704,326

POLICY BENEFITS AND EXPENSES
Policy benefits:
Death	43,829	58,308	34,267
Annuity	448,020	382,855	427,400
Surrender benefits and other fund withdrawals	830,793	1,119,806	1,104,488
Payments on supplementary contracts with life contingencies and other benefits	12,436	12,914	14,391

Total policy benefits	1,335,078	1,573,883	1,580,546
Increase (Decrease) in aggregate reserves-life, annuity and accident and health	4,293,092	(1,254,175)	(1,824,907)
Interest and adjustments on contract or deposit-type contract funds	76,073	(76,572)	15,457
Commissions (direct and reinsurance assumed)	701,968	582,542	428,531
General insurance expenses	357,364	266,621	271,575
Taxes, licenses, and fees	19,542	13,836	9,724
Increase (Decrease) in loading on deferred and uncollected premiums	(649)	(12,286)	104
Investment return transferred to reinsurer on funds held under reinsurance treaty	783,242	792,698	240,480
Net transfers to or (from) Separate Accounts net of reinsurance	1,215,032	627,273	—
Other expenses	47,934	17,457	21,699

Total policy benefits and expenses	8,828,676	2,531,277	743,209

Gain (Loss) from operations before federal income tax	(287,951)	312,776	(38,883)
Federal income tax (benefit) expense	29,176	(388)	(22,042)

GAIN (LOSS) FROM OPERATIONS	(317,127)	313,164	(16,841)
Net realized capital gains (losses), net of applicable taxes (excluding net gains (losses) of $(187,659), $119,523 and $54,976 and taxes of $(39,408), $0 and $0 transferred to the IMR during 2022, 2021 and 2020, respectively)	74,244	37,800	(29,206)

NET INCOME (LOSS)	$(242,883)	$350,964	$(46,047)

See Notes to Statutory Financial Statements.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

STATUTORY STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS

for the years ended December 31 (dollars in thousands, except for share data)	Number of Shares	Common Stock	Paid in and Contributed Surplus	Surplus Notes	Segregated Surplus	Unassigned Funds	Total
BALANCE AT JANUARY 1, 2020	30,000	$3,000	$1,322,592	$225,000	$182,967	$(220,279)	$1,513,280
Net income (loss)	—	—	—	—	—	(46,047)	(46,047)
Change in net unrealized capital gains (losses) less capital gains tax of $5,849	—	—	—	—	—	(73,882)	(73,882)
Change in net unrealized foreign exchange capital gains (losses)	—	—	—	—	—	7,560	7,560
Change in net deferred income tax	—	—	—	—	—	18,052	18,052
Change in nonadmitted assets and related items	—	—	—	—	—	(106,569)	(106,569)
Change in liability for reinsurance in unauthorized and certified companies	—	—	—	—	—	11,319	11,319
Change in reserve on account of change in valuation basis	—	—	—	—	—	(593)	(593)
Change in asset valuation reserve	—	—	—	—	—	(115,380)	(115,380)
Surplus withdrawn from Separate
Accounts	—	—	—	—	—	36,350	36,350
Other changes in surplus in Separate
Accounts	—	—	—	—	—	(36,350)	(36,350)
Cumulative effect of changes in accounting principles	—	—	—	—	—	29,929	29,929
Return of capital and capital contributions	—	—	(40,481)	—	—	—	(40,481)
Ceding commission on reinsurance transactions	—	—	—	—	54,673	—	54,673
Amortization of segregated surplus for ceding commission on reinsurance transactions	—	—	—	—	(8,468)	—	(8,468)
Change in net unrealized capital (gains) losses from derivatives on reinsurance ceded	—	—	—	—	—	5,317	5,317

BALANCE AT DECEMBER 31, 2020	30,000	$3,000	$1,282,111	$225,000	$229,172	$(490,573)	$1,248,710

(continued)

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

STATUTORY STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS

for the years ended December 31 (dollars in thousands, except for share data)	Number of Shares	Common Stock	Paid in and Contributed Surplus	Surplus Notes	Segregated Surplus	Unassigned Funds	Total
Net income (loss)	—	—	—	—	—	350,964	350,964
Change in net unrealized capital gains
(losses) less capital gains tax of $92,064	—	—	—	—	—	512,900	512,900
Change in net unrealized foreign exchange capital gains (losses)	—	—	—	—	—	(8,982)	(8,982)
Change in net deferred income tax	—	—	—	—	—	59,628	59,628
Change in nonadmitted assets and related items	—	—	—	—	—	52,166	52,166
Change in liability for reinsurance in unauthorized and certified companies	—	—	—	—	—	14,814	14,814
Change in asset valuation reserve	—	—	—	—	—	(658,609)	(658,609)
Surplus withdrawn from Separate Accounts	—	—	—	—	—	(547,956)	(547,956)
Other changes in surplus in Separate Accounts	—	—	—	—	—	547,956	547,956
Return of capital	—	—	266,700	—	—	—	266,700
Ceding commission on reinsurance transactions	—	—	—	—	6,233	—	6,233
Amortization of segregated surplus for ceding commission on reinsurance transactions	—	—	—	—	(60,067)	—	(60,067)
Change in net unrealized capital (gains) losses from derivatives on reinsurance ceded	—	—	—	—	—	(290,724)	(290,724)
2020 Mortgage Trust AVR adjustment—correction of error	—	—	—	—	—	10,014	10,014
2020 Reserve adjustment—correction of error	—	—	—	—	—	(31,077)	(31,077)

BALANCE AT DECEMBER 31, 2021	30,000	$3,000	$1,548,811	$225,000	$175,338	$(479,479)	$1,472,670

BALANCE AT JANUARY 1, 2022	30,000	$3,000	$1,548,811	$225,000	$175,338	$(479,479)	$1,472,670

(continued)

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

STATUTORY STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS

for the years ended December 31 (dollars in thousands, except for share data)	Number of Shares	Common Stock	Paid in and Contributed Surplus	Surplus Notes	Segregated Surplus	Unassigned Funds	Total
Net income (loss)	—	—	—	—	—	$(242,883)	$(242,883)
Change in net unrealized capital gains (losses) less capital gains tax of $(64,958)	—	—	—	—	—	(485,486)	(485,486)
Change in net unrealized foreign exchange capital gains (losses)	—	—	—	—	—	(8,515)	(8,515)
Change in net deferred income tax	—	—	—	—	—	31,884	31,884
Change in nonadmitted assets and related items	—	—	—	—	—	(35,596)	(35,596)
Change in liability for reinsurance in unauthorized and certified companies	—	—	—	—	—	6,958	6,958
Change in asset valuation reserve	—	—	—	—	—	306,524	306,524
Surplus (contributed to) withdrawn from
Separate Accounts	—	—	—	—	—	(1,330,521)	(1,330,521)
Other changes in surplus in Separate Accounts	—	—	—	—	—	1,330,521	1,330,521
Cumulative effect of changes in accounting principles	—	—	—	—	—	(66,396)	(66,396)
Return of capital and capital contributions	—	—	470,000	—	—	—	470,000
Ceding commission on reinsurance transactions	—	—	—	—	298,062	—	298,062
Amortization of segregated surplus for ceding commission on reinsurance transactions	—	—	—	—	(42,128)	—	(42,128)
Change in net unrealized capital (gains) losses from derivatives on reinsurance ceded	—	—	—	—	—	182,212	182,212
2021 correction of error	—	—	—	—	—	(10,448)	(10,448)

BALANCE AT DECEMBER 31, 2022	30,000	$3,000	$2,018,811	$225,000	$431,272	$(801,225)	$1,876,858

See Notes to Statutory Financial Statements.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

STATUTORY STATEMENTS OF CASH FLOW

for the years ended December 31 (dollars in thousands)	2022	2021	2020
CASH FROM OPERATIONS
Premiums collected net of reinsurance	$5,453,301	$6,311,721	$4,342,835
Net investment income	1,449,988	1,036,165	1,101,392
Miscellaneous income	2,084,264	161,821	61,742

Cash provided by revenues	8,987,553	7,509,707	5,505,969

Benefit and loss related payments	(1,342,611)	(1,539,789)	(1,589,067)
Net transfers to Separate Accounts, Segregated Accounts and Protected
Cell Accounts	(1,215,032)	(322,226)	—
Commissions, expenses paid and aggregate write-in for deductions	(1,786,400)	(1,628,735)	(930,669)
Federal income taxes recovered (paid)	41,101	(26,551)	9,045

Cash used in general and other expenses	(4,302,942)	(3,517,301)	(2,510,691)

NET CASH PROVIDED BY (USED IN) OPERATIONS	$4,684,611	$3,992,406	$2,995,278

CASH FROM INVESTMENTS
Proceeds from investments sold, matured or repaid:
Bonds	3,186,169	7,135,155	3,102,068
Stocks	541,966	724,158	588,972
Mortgage loans	73,926	1,421	27,047
Other invested assets	897,721	732,895	194,823
Net gains or (losses) on cash, cash equivalents and short-term investments	(11)	(124)	—
Miscellaneous proceeds	306,718	745,570	335,041

Total investment proceeds	5,006,489	9,339,075	4,247,951

Cost of investments acquired:
Bonds	9,237,164	10,905,203	(4,238,722)
Stocks	1,006,252	1,247,715	(817,458)
Mortgage loans	293,869	1,271,851	(391,007)
Other invested assets	1,176,644	2,041,519	(380,631)
Miscellaneous applications	484,606	543,375	(319,437)

Total investments acquired	12,198,535	16,009,663	(6,147,255)

Net increase (decrease) in policy loans	13,105	6,296	4,830

NET CASH PROVIDED BY (USED IN) INVESTMENTS	$(7,205,151)	$(6,676,884)	$(1,904,134)

CASH FROM FINANCING AND MISCELLANEOUS SOURCES
Net deposits (withdrawals) on deposit-type contracts and other insurance liabilities	631,731	1,857,744	(50,611)
Capital and paid in surplus	470,000	266,700	(42,509)
Other cash provided (applied)	1,948,040	947,599	(638,605)

NET CASH PROVIDED BY (USED IN) FINANCING AND MISCELLANEOUS SOURCES	$3,049,771	$3,072,043	$(731,725)

NET CHANGE IN CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	529,231	387,565	359,419
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS AT BEGINNING OF YEAR	1,545,762	1,158,197	798,778

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS AT END OF YEAR	$2,074,993	$1,545,762	$1,158,197

(continued)

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

STATUTORY STATEMENTS OF CASH FLOW

for the years ended December 31 (dollars in thousands)	2022	2021	2020
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
FOR NON-CASH TRANSACTIONS:
Non-cash from operations:
Ceded premium	$—	$(6,012,979)	$4,959,906)
PRT Assets in Kind	—	305,047	—
Experience Rating Refund	195,094	302,427	15,530
NII non-cash accrued interest on bonds related to contribution of F&G Life Re	10,027	—	(119)
Non-cash from investments (net):
Bonds interest capitalization	13,910	17,384	21,324
Bonds, stocks & OIA acquired as a result of exchange transactions	325,017	661,792	1,800,977
Bonds, stocks & OIA disposed of as a result of exchange transactions	(325,017)	(661,732)	(1,801,011)
Capital Contribution to F&G Life Re in Bonds and OIA	—	—	(99,416)
Investment in affiliated common stock—F&G Life Re	—	—	101,564
Bonds transferred to FHLB Separate Account	(695,328)	(264,203)	—
Bonds transferred from FHLB Separate Account	32,897	4,638	—
Bonds transferred from PRT Separate Account	229,620	25,930	—
Bonds transferred to PRT Separate Account	(930,024)	(27,120)	—
Common stock transferred to FHLB Separate Account	(274,828)	(24,600)	—
Capital Contribution to FHLB Separate Account in Mortgages	—	(743,560)	—
OIA transferred from PRT Separate Account	5,756	—	—
Mortgage loans transferred to FHLB Separate Account	(786,888)	—	—
OIA disposed of as a result of return of capital vs income	(10,027)	—	—
Bonds and OIA acquired as a result of transfers	2,020,155	517,395	—
Bonds and OIA disposed of as a result of transfers	(2,020,155)	(516,762)	—
Non-cash from other cash provided (applied):
Bond interest capitalization	(13,910)	(17,384)	(21,324)
Ceded premium	—	6,012,979	4,959,906
PRT Assets in Kind	—	(305,047)	—
Invested asset exchanges	—	(60)	34
Invested asset transfers	—	(633)	—
Asset transfer to FHLB and PRT Separate Accounts	2,418,795	1,028,914	—
Experience Rating Refund	(195,094)	(302,427)	(15,530)
Non-cash from paid in surplus:
Bonds transferred to Parent as return of capital	—	—	(2,029)

See Notes to Statutory Financial Statements.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements include the accounts of Fidelity & Guaranty Life Insurance Company (the “Company”), an Iowa domiciled life insurance company. The Company is a direct, wholly-owned subsidiary of Fidelity & Guaranty Life Holdings, Inc. (“FGLH”) , a Delaware corporation, which is a direct, wholly owned subsidiary of FGL US Holdings, Inc (“FGL US”), a Delaware corporation and wholly owned subsidiary of CF Bermuda Holdings Limited (“CF Bermuda”), a Bermuda exempted company and wholly owned direct subsidiary of F&G Annuities and Life, Inc. (“FGAL”), a Delaware corporation and, approximately 85% owned direct subsidiary of Fidelity National Financial, Inc. (“FNF”), a Delaware corporation. On December 1, 2022, FNF distributed, on a pro rata basis, approximately 15% of the common stock of FGAL.

On June 1, 2020, FNF acquired 100% of the outstanding equity of FGL Holdings (“F&GH”), a Cayman Islands exempted company and the Company’s indirect parent, for approximately $2.7 billion. In connection with the acquisition, FNF issued approximately 24 million shares of common stock and paid approximately $1.8 billion in cash to former holders of F&GH ordinary and preferred shares. At closing, all outstanding shares of F&GH common stock, excluding shares associated with the liability to former owners, were converted into the right to receive the Merger Consideration (as defined in the Merger Agreement). The transaction was approved by a Special Committee of F&GH Directors, a Special Committee of FNF Directors and the FNF Board of Directors.

(a)	Business Concentration, Significant Risks and Uncertainties

The Company consists primarily of life and annuity insurance related businesses. The Company issues a broad portfolio of products, including fixed indexed annuities (“FIA”), deferred annuities (“DA”), and immediate annuities (“IA”) along with its traditional (“Trad”), universal life (“UL”) and indexed universal life (“IUL”) insurance products. These products are sold throughout the United States through Independent Marketing Organizations (“IMOs”), independent insurance agents and independent broker dealers and banks, as part of the Company’s retail distribution channels. The Company also provides funding agreements and pension risk transfer (“PRT”) solutions through consultants and brokers as part of the Company’s institutional distribution channels. The Company is licensed in forty-nine states, the District of Columbia and Puerto Rico. Finally, the Company markets products in New York State through its wholly-owned subsidiary, Fidelity & Guaranty Life Insurance Company of New York (“FGLICNY”). The Company’s customers range across a variety of age groups and are concentrated in the middle-income market.

In June 2021, F&G Global Funding, a Delaware trust (the “Trust”) established a funding agreement-backed notes program (the “FABN Program”), pursuant to which the Company may issue funding agreements to the Trust for spread lending purposes. The maximum aggregate principal amount permitted to be outstanding at any one time under the FABN Program is $5,000,000. The Company had approximately $2,600,000 and $1,900,000 in principal outstanding under the FABN Program as of December 31, 2022 and 2021, respectively.

The Company uses static and dynamic hedging strategies to economically hedge the equity linked liability underlying its FIA products and its IUL products. Exchange traded equity indexed futures and over the counter equity call options are used to hedge market exposures of the liabilities with the objective of offsetting fair value changes. The indices underlying the futures and options are the same indices referenced by the FIA and IUL products. The futures and options are continuously monitored to match the liabilities with respect to equity index movements. Static and dynamic hedging minimizes the Company’s risk that un-hedged market exposures result in divergence between changes in the fair value of the liabilities and the hedging assets. The Company uses a variety of techniques including direct estimation of market sensitivities

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

to monitor this risk periodically during the year. The Company intends to continue to adjust the strategy as product design evolves, and as market conditions and the Company’s risk tolerance change.

The Company is exposed to credit loss in the event of non-performance by its counterparties on the call options. The non-performance risk is the net counterparty exposure based on the fair value of the open contracts less collateral held. The Company maintains a policy of requiring all derivative contracts to be governed by an International Swaps and Derivatives Association (“ISDA”) Master Agreement. The Company is required to maintain minimum ratings as a matter of routine practice as part of its over-the-counter derivative agreements on ISDA forms. Under some ISDA agreements, the Company has agreed to maintain certain financial strength ratings. A downgrade below these levels provides the counterparty under the agreement the right to terminate the open option contracts between the parties, at which time any amounts payable by the Company or the counterparty would be dependent on the market value of the underlying option contracts. The Company’s current rating doesn’t allow any counterparty the right to terminate ISDA agreements. Management attempts to minimize the credit risk associated with these agreements through the use of collateral support agreements.

In certain transactions, the Company and the counterparty have entered into a collateral support agreement requiring either party to post collateral when the net exposures exceed pre-determined thresholds. For all counterparties, except one, this threshold is set to zero. Any cash collateral posted by the counterparties is included in “Cash, cash equivalents and short-term investments” with an associated payable for the collateral included in “Options collateral payable” within the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. Non-cash collateral posted by the counterparties is held by a third-party custodian and is not included on the Company’s Statement of Admitted Assets, Liabilities and Capital and Surplus.

The Company is exposed to financial and capital markets risk, including changes in interest rates and credit spreads. The Company’s exposure to such financial and capital markets risk relates primarily to the market price and cash flow variability associated with changes in interest rates. A rise in interest rates, in the absence of other countervailing changes, will increase the gross unrealized losses in the Company’s investment portfolio and, if long- term interest rates rise dramatically within a six to twelve-month time period, certain of the Company’s products may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders surrender their contracts in a rising interest rate environment, requiring the Company to liquidate assets in an unrealized loss position. Management believes this risk is mitigated to some extent by the surrender charge protection provided by the Company’s products. Also, the purpose of the interest maintenance reserve (“IMR”) liability is to accumulate realized capital gains and losses resulting from fluctuations in the interest rates and prevents those losses, if realized, to have an immediate impact on surplus as they are amortized into the Gain from Operations in a manner which reflects the runoff in future yields as closely as possible.

As of December 31, 2022, the Company has not seen a sustained elevated level of adverse policyholder experience from the impact of COVID-19 on the overall business. The full extent to which the COVID-19 pandemic impacts the Company’s financial condition, results of operations, liquidity or prospects will depend on future developments which cannot be predicted at this time.

A significant number of the FGLIC’s employees continue to work from home and the Company believes this will continue into 2023 and future years. The remote work environment puts greater demands on FGLIC’s technological systems, puts the Company at greater risk of cybersecurity incidents and adds complexity to programs that are designed to protect private data.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

In addition, the changing nature of the work environment post-COVID with more remote employment opportunities has reduced the friction in changing jobs which has increased the mobility of the Company’s workforce and provided more opportunities for its employees to transition into jobs at other companies. COVID-related changes to how employees work has introduced increased risk to FGLIC’s ability to retain key personnel. By embracing flexibility, the Company continues to experience lower than industry attrition.

The severe restriction in economic activity caused by the COVID-19 pandemic and initial increased level of unemployment in the United States have contributed to increased volatility and uncertainty regarding expectations for the economy and markets going forward. Although states have eased restrictions and the capital and labor markets have generally recovered, the Company is now experiencing a period of higher inflation and it is unclear when the economy will experience lower inflation. For example, in response to the economic impact of the COVID-19 pandemic, the Federal Reserve cut interest rates to near zero in March 2020. The Federal Reserve has increased interest rates in 2022 and signaled that interest rates will increase potentially in 2023.

The Inflation Reduction Act of 2022 (the “IRA”) was signed into law on August 16, 2022. Among other changes, the IRA introduced a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income and a 1% excise tax on treasury stock repurchases. The effective date of these provisions will be January 1, 2023. Based on the adjusted financial statement income for the prior three tax years for the FNF aggregate group, the Company expects to be an applicable corporation for the calendar year ended December 31, 2023, due to the company’s inclusion in the aggregate group of companies with FNF, the parent company. However, for purposes of SSAP 101, on a separate-entity reporting basis, the company would not be an applicable corporation, and thus, not subject to the CAMT, regardless of the status of its consolidated group and the terms of the company’s tax sharing agreements. The reporting entity (or the controlled group of corporations of which the reporting entity is a member) has determined that is does not expect to be liable for CAMT in 2023. As of December 31, 2022, SAPWG INT 22-02 provides that a reasonable estimate is not determinable for Q4 2022 year-end statutory financial statements for the calculations impacted by the CAMT. Because reasonable estimates of calculations impacted by the CAMT are not determinable, the company is not recognizing any impacts related to CAMT for the YE 2022 statutory financial statements.

(b)	Basis of Presentation

The financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the Iowa Insurance Divisions (“IID”). The IID recognizes only statutory accounting practices prescribed or permitted by the State of Iowa for determining and reporting the financial condition and results of operations of an insurance company and for determining its solvency under Iowa Insurance Law. The National Association of Insurance Commissioners’ (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”) has been adopted as a component of prescribed or permitted practices by the State of Iowa.

The Company has elected to use the alternative accounting practices prescribed by Iowa Administrative Code (“IAC”) 191 Chapter 97, Accounting for Certain Derivative Instruments Used to Hedge the Growth in Interest Credited for Indexed Insurance Products and Accounting for the Indexed Insurance Products Reserve, for its FIA and as of October 1, 2022, IUL products. Under this prescribed accounting practice, the call option derivative instruments that hedge the growth in interest credited on indexed annuity products are accounted for at amortized cost with the corresponding amortization recorded as a decrease to net investment income and indexed annuity reserves are calculated based on Standard Valuation Law and Actuarial Guideline XXXV which assumes the market value of the call options associated with the current

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

index term is zero regardless of the observable market value for such options. Please see table below for net income and surplus impacts.

Based on a permitted practice received from the IID, the Company carries one of its limited partnership interests which qualifies for accounting under SSAP No. 48, “Investments in Joint Ventures, Partnerships and Limited Liability Companies” on a net asset value per share basis. This is a departure from SSAP No. 48 which requires such investments to be carried based on the investees underlying U.S. GAAP equity (prior to any impairment considerations). Please see table below for net income and surplus impacts.

The Company’s RBC would not have triggered a regulatory event had it not adopted the alternative prescribed or permitted accounting practices described above.

The Company’s reconciliation of net income (loss) and capital and surplus between NAIC SAP and practices prescribed and permitted by the IID at December 31, 2022, 2021 and 2020 were as follows:

	SSAP#	2022	2021		2020
NET INCOME (LOSS)
(1) FIDELITY & GUARANTY LIFE INSURANCE COMPANY state basis		$(242,883)	$350,963		$(46,046)
(2) State Prescribed Practices that are increases/(decreases) from NAIC SAP:
Net investment income—Derivatives—191 IAC 97	86	(71,333)	(42,790)		(51,208)
Change in Indexed Annuity reserves—191 IAC 97	51, 61R	(242,504)	153,213		(92,194)
Tax impact—191 IAC 97	51, 61R, 86	(21,860)	5,795		824

Total net impact of 191 IAC 97		(335,697)	116,218		(142,578)
(3) State Permitted Practices that are increases/(decreases) from NAIC SAP:
Net investment income—limited partnership reporting at net asset value	48	5,014	5,140		316
Tax impact	48	(1,053)	(1,079	) $	(66)

Net Impact of reporting differences to SAP 48		3,961	4,061		250

(4) NAIC SAP (1 – 2 – 3 = 4)		$88,853	$230,684		$96,282

CAPITAL AND SURPLUS
(5) FIDELITY & GUARANTY LIFE INSURANCE COMPANY state basis		$1,876,858	$1,472,670		$1,248,709
(6) State Prescribed Practices that are increases/(decreases) from NAIC SAP:
Investment in affiliated common stock—Raven Reinsurance Company

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

	SSAP#	2022	2021	2020
(“Raven Re”)—191 IAC 97	61R	$28,212	$(448)	$5,276
Derivative Instruments—191 IAC 97	86	(194,423)	(373,227)	(246,032)
Tax impact—191 IAC 97	101	54,326	43,091	31,329
Reserves for Indexed Annuities—191 IAC 97	51, 61R	53,371	295,876	142,662
Asset Valuation Reserve—191 IAC 97	86	106	209	182
Tax impact—191 IAC 97	51, 61R, 86	(93,129)	(71,269)	(77,063)

Total net impact of 191 IAC 97		(151,537)	(105,768)	(143,646)
(7) State Permitted Practices that are increases/(decreases) from NAIC SAP:
Net investment income—limited partnership reporting at net asset value	48	$17,016	$14,063	$12,963
Tax impact	48	(3,573)	(2,953)	(2,722)

Net Impact of reporting difference to SAP 48		13,443	11,110	10,241

(8) NAIC SAP (5 – 6 – 7 = 8)		$2,014,952	$1,567,328	$1,382,114

These financial statements have been prepared on the basis of accounting practices permitted or prescribed by the IID. These practices vary in certain respects from U.S. generally accepted accounting principles (“GAAP”) and the variances are presumed to be material. The more significant variances from GAAP are as follows:

•

In the statutory statements of admitted assets, liabilities, and capital and surplus, bonds and preferred stocks are generally carried at amortized cost with certain investments in bonds and unaffiliated preferred stocks and all unaffiliated common stocks carried based on estimated fair values with unrealized gains and losses reported in unassigned surplus. For GAAP, investments in bonds are designated at purchase as held-to-maturity, trading, or available-for-sale. Bonds designated as held-to-maturity are reported at amortized cost. Bonds designated as trading or available-for-sale are reported at fair value with unrealized holding gains and losses reported in operations or as a separate component of accumulated other comprehensive income in shareholders’ equity, net of certain adjustments, respectively. For GAAP, investments in common and preferred stock are reported at fair value with unrealized gains and losses reported in operations.

•

Under GAAP, limited partnership income realized (i.e. capital distributions) and unrealized (i.e. Net Asset Value (“NAV”) adjustments) is recognized in net investment income. Under SSAP No. 48, “Joint Ventures, Partnerships and Limited Liability Companies”, distributions received are recognized as investment income when declared to the extent that they are not in excess of the undistributed accumulated earnings. Distributions declared in excess of the undistributed accumulated earnings reduces the carrying amount of the investment.

•

The costs of successfully acquiring and renewing business are expensed when incurred. Under GAAP, such acquisition costs related to traditional life insurance, to the extent recoverable from future policy revenues, are deferred and amortized over the premium-paying period of the related policies using

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

assumptions consistent with those used in computing policy benefit reserves. For universal life insurance and investment products, deferred policy acquisition costs are generally amortized over the lives of the policies in relation to the expected emergence of estimated gross profits (“EGPs”) from investment income, surrender charges and other product fees, less policy benefits, maintenance expenses, mortality and expense margins. Recognized gains (losses) on investments are included in actual gross profits in the period realized.

•

Certain policy reserves are calculated using statutory limitations on interest and mortality assumptions rather than on estimated expected experience or actual account balances as is required under GAAP. Also, the equity index feature of the Company’s FIA and IUL products represents an embedded derivative under GAAP which is valued at fair value and included in the liability for contractholder funds. Under the accounting practices prescribed by IID, the market value of the call options associated with the current index term is zero regardless of the observable market value for such options.

•

Deferred federal income tax assets, net of deferred tax liabilities, arising from the differences between the financial statement and the tax bases of assets and liabilities are computed at the Company’s current enacted tax rate. The net assets are limited based on admissibility tests in accordance with SSAP No. 101, “Income Taxes”, and are recorded directly in unassigned surplus. Deferred income tax expense is recorded in operations under GAAP.

•

Certain assets are designated as “nonadmitted” under statutory accounting principles (“SAP”) in accordance with SSAP No. 4 “Assets and Nonadmitted Assets”. These assets include, but are not limited to, certain agents’ debit balances, capitalized software, prepaid expenses, negative IMR, certain reinsurance recoverable assets and a portion of deferred tax assets, as applicable. Nonadmitted assets are excluded from the statutory statements of admitted assets, liabilities, and capital and surplus and are charged directly to unassigned surplus.

•	The accounts and operations of the Company’s subsidiaries are not consolidated with the accounts and operations of the Company as would be required under GAAP.

•

Under a formula prescribed by the NAIC, the Company defers the portion of realized gains and losses on fixed maturity investments, principally bonds, preferred stocks, surplus debentures and mortgage loans, attributable to changes in the general level of interest rates. The Company amortizes those deferrals over the remaining period to expected maturity based on groupings of the individual securities. The groupings are done in five-year bands. That net deferral is reported as the IMR in the accompanying statutory statements of admitted assets, liabilities, and capital and surplus. A negative IMR is reported as a nonadmitted asset. Realized gains and losses are reported in income net of tax and net of transfers to the IMR. Capital gain taxes are capitalized into IMR based on a methodology wherein tax operating losses are offset against tax capital gains prior to calculating capital gain taxes. This method follows an actual tax return methodology approach and is applied on a standalone company level. Under GAAP, realized gains and losses are reported in the income statement on a pre-tax basis in the period that the asset giving rise to the gain or loss is sold. Also, under GAAP, when there has been a decline in fair value deemed other-than-temporary the credit loss is reported in the income statement with the non-credit portion recognized in other comprehensive income.

•

The asset valuation reserve (“AVR”) is computed in accordance with an NAIC prescribed formula and represents a provision for possible fluctuations in the value of bonds, equity securities, mortgage loans, real estate, and other invested assets, as applicable. The AVR is reported as a liability with changes reported as a direct adjustment to unassigned surplus. Under GAAP, an AVR is not established.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

•	Policy and contract liabilities ceded to reinsurers have been reported as reductions of the related direct reserves rather than as reinsurance recoverable assets as required under GAAP.

•

Under GAAP, the surplus notes issued by the Company are reported as a liability with interest accrued as incurred. Under SAP, the surplus notes are reported as a component of surplus with interest expense recognized only upon receipt of written approval for payment from the IID.

•

Revenues for universal life insurance and investment products, except those that do not incorporate mortality or morbidity risk, consist of the entire premium received and benefits represent the death and surrender benefits paid and the change in policy reserves. Under GAAP, premiums received in excess of policy charges are not recognized as premium revenue and benefits represent the excess of benefits paid over the policy account value and interest credited to the account values.

•

A liability for reinsurance balances is provided for unsecured policy reserves ceded to reinsurers not authorized by the IID to assume such business. Changes to those amounts are credited or charged to unassigned surplus. Under GAAP, this liability is not established.

•

Cash and cash equivalents in the statement of cash flow represent cash balances and investments with maturities of less than one year at the date of acquisition. Under GAAP, the corresponding captions of cash and cash equivalents include cash balances and investments with initial maturities of three months or less.

•

Under the accounting practices prescribed by the IID, equity call options which hedge the Company’s FIA and as of October 1, 2022, IUL products are stated at amortized cost with amortization recognized as a reduction in net investment income. Gains and losses realized on these equity call options are also recognized in net investment income. Under SAP, all other derivative instruments are reported at fair value with unrealized gains/losses recorded as a surplus adjustment. All derivative instruments are reported at fair value with realized and unrealized gains/losses reflected in the results of operations under GAAP.

The preparation of financial statements in conformity with NAIC SAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

(c)	Investments

Statement Values:

Investments are reported according to valuation procedures prescribed by the NAIC. Bonds and other short term investments are carried at amortized cost using the interest method, except for those bonds deemed to be other-than-temporarily impaired (“OTTI”) and those bonds rated NAIC 6, which are carried at the lower of amortized cost or fair value. Bonds deemed to be OTTI are written down through the statement of operations to estimated fair value, except for loan-backed and structured securities, which the Company has no intent to sell and has the intent and ability to retain, are written down through the statement of operations to the amount of the discounted estimated future cash flows.

Redeemable preferred stocks are stated at amortized cost, except those preferred stocks rated NAIC 4 or lower, which are carried at the lower of amortized cost or fair value, or those preferred stocks deemed to be OTTI which are written down to estimated fair value. Perpetual preferred stock are stated at fair value, not to exceed any currently effective call price.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

The Company considers the following in determining whether bonds and preferred stocks in an unrealized loss position are OTTI:

•	The estimated range and period until recovery;

•	The extent and the duration of the decline;

•	The reasons for the decline in value (credit event, currency or interest-rate related, including general credit spread widening);

•

The financial condition of and near-term prospects of the issuer (including issuer’s current credit rating and the probability of full recovery of principal based upon the issuer’s financial strength);

•	Current delinquencies and nonperforming assets of underlying collateral;

•	Expected future default rates;

•	Collateral value by vintage, geographic region, industry concentration or property type;

•	Subordination levels or other credit enhancements as of the balance sheet date as compared to origination; and

•	Contractual and regulatory cash obligations and the issuer’s plans to meet such obligations.

The Company also recognizes OTTI on bonds, including loan-backed and structured securities, and preferred stocks in an unrealized loss position when one of the following circumstances exists:

•	The Company does not expect full recovery of its amortized cost based on the present value of cash flows expected to be collected,

•	The Company intends to sell a security, or

•	It is more likely than not that the Company will be required to sell a security prior to recovery.

When assessing the Company’s intent to sell a bond or preferred stock, or if it is more likely than not the Company will be required to sell a bond or preferred stock before recovery of its cost basis, the Company evaluates facts and circumstances at the individual security level based on facts and circumstances relevant to that security and also considers decisions to reposition the Company’s security portfolio, sales of securities to meet cash flow needs and sales of securities to capitalize on favorable pricing.

The Company deems a loan-backed or structured security to be OTTI if the security is in default of principal and/or interest, is probable of default on contractual principal or interest payments, or if the Company has the intent to sell the security or does not have the intent and ability to retain the security until its amortized cost is recovered. Loan-backed and structured securities are also deemed OTTI if the discounted estimated future cash flows are less than amortized cost. OTTI losses on loan-backed and structured securities are bifurcated into interest and non-interest related portions. The non-interest portion is the difference between the present value of cash flows expected to be collected from the security and the amortized cost basis of the security. The interest portion is the difference between the present value of cash flows expected to be collected from the security and its fair value at the balance sheet date. If there is no intent to sell and the Company has the intent and ability to retain the investment to recovery, then only the non-interest loss is recognized in the Statement of Operations.

In periods subsequent to the recognition of an OTTI loss, the Company accounts for the security as if the security had been purchased on the measurement date of the OTTI. The fair value of the security on the

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

measurement date becomes the new cost basis of the security and the new cost basis is not adjusted for subsequent recoveries in fair value. The discount or reduced premium recorded for the bond or redeemable preferred stock, based on the new cost basis, is amortized over the remaining life of the security in a prospective manner based on the amount and timing of future estimated cash flows. The security continues to be subject to impairment analysis for each subsequent reporting period. Future declines in fair value which are determined to be other-than-temporary are recorded as realized losses.

Anticipated prepayments for loan-backed bonds and structured securities are considered when determining the accretion of discount or amortization of premium for these securities. These securities are accounted for using the prospective method. Prepayment assumptions are obtained from dealer survey values and are consistent with the current interest rate and economic environment.

Common stocks of unaffiliated companies are reported at year-end fair value. Perpetual preferred stocks and common stocks are deemed to be OTTI if the Company does not have the ability and intent to hold the security for a sufficient period of time to allow for a recovery in value.

FGLICNY and Raven Re, the Company’s U.S. insurance and reinsurance subsidiaries, respectively, are reported based upon the audited equity in the underlying statutory net assets with changes recorded as a component of surplus.

F&G Life Re Limited (“F&G Life Re”), a Bermuda domiciled company and directly wholly owned insurance subsidiary, is reported based upon the audited GAAP equity. The investment in F&G Life Re was nonadmitted at December 31, 2020 due to the uncertainty as to whether there would be an audit performed on the subsidiary’s GAAP financial statements. Since an audit was conducted as of and for the year ended December 31, 2020, F&G Life Re became an admitted asset on FGLIC’s balance sheet as of March 31, 2021.

Fidelity & Guaranty Mortgage Trust 2018-1 (“FGL Mortgage Trust”), a directly wholly owned non-insurance subsidiary, was formed to hold investments in residential real estate mortgages, is reported based upon the audited GAAP equity with changes recorded as a component of surplus. The Company’s remaining non-insurance subsidiaries are reported based upon the unaudited GAAP equity and are nonadmitted.

Securities Valuation Office (“SVO”) approved exchange-traded funds (“ETFs”) are measured at fair value, using net asset value (“NAV”) as a practical expedient, with unrealized gains/losses reported directly in surplus. Money market mutual funds registered under the Investment Company Act of 1940 (the “Act”) and regulated under rule 2a-7 of the Act are accounted for and reported as cash equivalents and valued at fair value or NAV as a practical expedient with unrealized gains and losses reported directly in surplus.

Policy loans are reported at unpaid principal balances.

Surplus debentures with a designation equivalent to NAIC 1 or NAIC 2 are carried at amortized cost using the interest method. All other surplus debentures are reported at the lower of amortized cost or fair value.

The Company’s mortgage loans on real estate are all commercial mortgage loans, which are reported at amortized cost less impairment write-downs. A mortgage loan is determined to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A mortgage loan valuation allowance is established on a loan specific basis for the difference between the carrying value of the mortgage loan and the fair value of the underlying collateral, net of estimated costs to obtain and sell at the point of foreclosure, with a corresponding charge to unrealized losses. If the impairment is other than temporary or if the loan is modified in troubled debt

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

restructuring, a realized loss is recognized and a new cost basis is established. This new cost basis is not changed for subsequent recoveries in value.

Mortgage loans are evaluated by the Company’s investment professionals, including an appraisal of loan-specific credit quality, property characteristics and market trends. Loan performance is continuously monitored on a loan-specific basis throughout the year. The Company’s review includes submitted appraisals, operating statements, rent revenues and annual inspection reports, among other items. This review evaluates whether the properties are performing at a consistent and acceptable level to secure the debt.

Mortgages are rated for the purpose of quantifying the level of risk. We evaluate and monitor loan-to-value (“LTV”) ratios and debt service coverage (“DSC”) ratios of our loans as indicators of potential risk of default in establishing our valuation allowance. Those loans with higher risk are placed on a watch list and are closely monitored for collateral deficiency or other credit events that may lead to a potential loss of principal or interest. The Company defines delinquent mortgage loans consistent with industry practice as 30 days past due.

Limited partnership investments are accounted for using the equity method and use NAV as a practical expedient to determine the statement value with unrealized gains/losses reported directly in unassigned surplus. The statement value of limited partnerships are evaluated and adjusted for any impairment in value that is determined to be other-than-temporary. The amount of such write-down is charged directly to operations. Loan-backed securities included in other invested assets are determined to be OTTI in accordance with the process described above for other loan-backed securities. Limited liability companies and partnerships are determined to be OTTI if it is probable that the Company will be unable to recover the carrying amount of its investment or there is evidence indicating that the partnership will not be able to sustain earnings which justify the carrying amount of the investment. The Company recognized impairment losses on other invested assets of $1,336, $643 and $1,319 for 2022, 2021 and 2020 respectively.

Equity call options which economically hedge the Company’s FIA and as of October 1, 2022, IUL products are stated at amortized cost as described in Note 1(b) with amortization recognized as a reduction in net investment income on a straight line basis over the term of the call options.

Prior to October 1, 2022, equity call options which economically hedged the Company’s IUL products were recorded at fair value. The fair value of equity call options was determined internally using market observable inputs, including interest rates, yield curve volatilities, and other factors and represent what the Company would expect to receive or pay at the balance sheet date if the Company cancelled the options, entered into offsetting option positions, or exercised the options. Changes in the fair value of call options hedging the IUL products were recorded as unrealized gains and losses in surplus.

Futures contracts are valued at fair value with changes in fair value recorded as unrealized gains or losses in surplus. The fair value of futures contracts at the balance sheet date represents the cumulative unsettled variation margin. The Company provides cash collateral to the counterparties for the initial and variation margin requirements on the futures contracts which is included in “Cash and cash equivalents” of the Statement of Admitted Assets, Liabilities and Capital and Surplus.

Foreign currency forward contracts are valued at fair value with changes in fair value recorded as unrealized gains or losses in surplus. Under the forward contract, the price is agreed upon at the time of the contract and payment is made at a specified future date. The value of the forward is equal to the cumulative net unrealized gains or losses.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

Investment income and realized capital gains and losses:

Interest on bonds and surplus debentures, except those in default, is recorded as investment income when it is earned and is adjusted for any amortization of premium or accretion of discount. Dividends on common and preferred stocks are recognized as income on ex-dividend dates for stock held on the day before the ex-dividend dates. Realized gains or losses on bonds and stocks resulting from changes in the general level of interest rates are included in IMR and amortized into income over the respective remaining duration of the investments sold. Credit-related realized gains or losses on bonds and stocks are reported as capital gains/ losses in the summary of operations and are also included in the calculation of AVR. Realized gains and losses are determined on the trade date using the specific identification method.

Interest on mortgage loans is recognized on an accrual basis at the applicable interest rate on the principal amount outstanding, except for impaired loans. Interest on impaired loans is recognized upon receipt. Loan origination fees and direct costs, as well as premiums and discounts, are amortized as level yield adjustments over the respective loan terms. Unamortized net fees or costs are recognized upon early repayment of the loans. Loan commitment fees are deferred and amortized on an effective yield basis over the term of the loan.

Realized gains and losses on the call options hedging the FIA products and as of October 1, 2022, IUL products, are recognized in net investment income. Prior to October 1, 2022, realized gains and losses on the call options hedging the IUL products were included in IMR and amortized into income over the remaining duration of the derivative contract. Realized gains and losses on futures contracts are included in IMR and amortized into income over the remaining duration of the futures contract. Realized gains and losses on foreign exchange currency forwards are included in AVR consistent with the limited partnership and common stock investments for which the currency risk is being economically hedged.

Interest on policy loans is recorded as investment income when earned.

Dividends on preferred interests classified as other invested assets are recognized when received. Investment income on subordinated notes classified as other invested assets is recognized over the life of the investment using the effective yield method. The accretable yield is based on the excess of estimated cash flows attributable to the subordinated notes at the acquisition date over the initial investment. The Company continues to update the estimated cash flows over the life of the subordinated notes and recalculates the amount of accretable yield which is recognized prospectively over the remaining life of the subordinated notes. Distributions received from limited partnerships are recognized in investment income when declared to the extent the distribution does not exceed the undistributed accumulated earnings attributable to the limited partnership. If distributions declared exceed the Company’s share of undistributed accumulated earnings after the date of investment, the excess portion of the distribution is applied to reduce the carrying value of the limited partnership investment. Investment income recognized on low-income housing tax credit investments (“LIHTC”) represents amortization of the initial cost of the investment using a constant effective yield method in proportion to the tax credits and other tax benefits, including federal tax benefits, allocated to the Company.

(d)	Aggregate reserves

Life, annuity, and accident and health benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates between 0% and 13.25%. The valuation methods provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed policy cash values or the amounts required by State of Iowa.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

As described in Note 1(b), the Company elected to calculate the reserve liability for its FIA products based on Actuarial Guideline XXXV, assuming the market value of the eligible derivative assets associated with the current index term is zero, and reflect the interest credit in the reserve when realized (typically at the policy anniversary) based on the actual performance of the relevant external index or indices.

The Company waives deduction of deferred fractional premiums upon the death of life and annuity policy insureds and returns any portion of the premium beyond the date of death. Surrender values are not promised in excess of the legally computed reserves. Additional reserves are established when the results of cash flow testing under various interest rate scenarios indicate the need for such reserves or the net premiums exceed the gross premiums on any insurance in force.

The extra reserve liability for table rated extra premiums and for flat extra premiums is incorporated in the reserve calculation for Universal Life business. The extra reserves secured in this manner are approximately equivalent to the additional reserves needed for substandard mortality and are assumed to represent the increased mortality of the substandard risks. The extra reserve liability for table rated extra premiums on term insurance and for flat extra premiums on all insurance is taken as one-half of the extra annual premium for the insurance in force with these extra premiums. This is done on the assumption that the risks covered by the extra premium will have extra mortality that remains constant or decreases with increases in attained age.

At December 31, 2022 and 2021, the Company had insurance in force with a face amount of $637,146 and $847,257, respectively, for which the gross premiums are less than the net premiums according to the standard of valuation set by the IID. Reserves to cover the deficiency on the above insurance in force totaled $8,963 and $10,730 at December 31, 2022 and 2021, respectively.

The tabular interest, tabular less actual reserve released, and tabular cost for life insurance products have been determined by formula. These amounts for annuity products have been determined from the basic data for the calculation of policy reserves. The tabular interest on funds not involving life contingencies for each valuation rate of interest is approximated based on cash flow interest credits as well as valuation rate of interest held at the beginning and end of the year of valuation. The liabilities related to guaranteed investment contracts and policyholder funds left on deposit with the Company are generally equal to fund balances.

(e)	Recognition of premium revenues and related expenses

All premium and annuity considerations are recognized as revenue over the premium paying period except amounts received on contracts that do not incorporate mortality or morbidity risk. These premiums are recorded directly to a liability account. Expenses, including commissions and other acquisition, maintenance, and settlement costs are charged to operations as incurred. Commissions and other acquisition costs, together with required additions to reserves, generally exceed the amount of premium in the year that a policy is written.

(f)	Reinsurance

Reinsurance premiums, commissions, expense reimbursements, claims and claim adjustment expenses related to reinsured business are generally accounted for on a basis consistent with that used in accounting for the original policies issued and with the terms of the reinsurance contracts. Premiums and claims and claim adjustment expenses for the Company’s insurance products are reported net of amounts ceded to other companies.

A liability is provided for unsecured policy reserves on reinsurance ceded to companies not authorized to assume business in the State of Iowa. Changes in this liability are reported directly in unassigned surplus.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

(g) Policy and contract claims

The liability for claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The liability includes a provision for claims that have been reported to the insurer and claims related to insured events that have occurred but that have not been reported to the insurer.

(h)	Federal Home Loan Bank of Atlanta Funding Agreements

One of the separate accounts of the Company represents funds related to funding agreements that have been issued to the Federal Home Loan Bank of Atlanta (“FHLB”). The funding agreements issued to the FHLB (i.e., immediate annuity contracts without life contingencies) provide a guaranteed stream of payments. Single premiums are received at the initiation of the funding agreements and are in the form of advances from the FHLB. Payments under the funding agreements extend through 2024. Reserves are based on the present value of the income payments and are calculated in accordance with Actuarial Guideline IX. The valuation interest rate, in accordance with the Standard Valuation Law, is derived from the issue year method and guarantee duration equal to the number of years from issue to the date the first payment begins. The reserves for the funding agreements are reported in the separate account and totaled $1,938,650 and $1,485,979 at December 31, 2022 and 2021, respectively.

In accordance with the FHLB Separate Account Plan of Operation, the investments supporting the funding agreement liabilities are held in the FHLB Separate Account at amortized cost. A significant portion of the FHLB Separate Account investments are pledged as collateral to secure the FHLB funding agreement liabilities. The FHLB Separate Account investments which are pledged as collateral had the following values during 2022 and 2021, respectively. These amounts represent the credit available less advances at each period.

As of December 31,	2022	2021
Pledged as Collateral
Carrying value	$3,854,750	$2,320,963
Fair value	3,625,711	2,429,752
Maximum Amount of Collateral Pledged
Carrying value	3,854,750	2,320,963
Fair value	3,625,711	2,429,752
Amount borrowed at the time of maximum collateral	1,993,888	1,540,359
Maximum borrowing capacity	2,437,318	2,128,775

At December 31, 2022 and 2021, the Company held in the general account 990,013 and 724,685 shares, respectively, of FHLB common stock not eligible for redemption. The stock had a carrying value of $99,001 and $72,469 at December 31, 2022 and 2021, respectively, which is equal to cost. The table below discloses the classification of the FHLB common stock.

As of December 31,	2022		2021
	Number of shares	Statement Value	Number of shares	Statement Value
Membership stock—Class B	150,000	$15,000	147,050	$14,705
Activity stock	840,013	84,001	577,635	57,764

Total FHLB Stock owned in the General Account	990,013	$99,001	724,685	$72,469

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

Receivables from the separate account are classified as a reduction of the general account liabilities in accordance with SSAP No. 56 “Separate Accounts“. There was no amount receivable from or payable to the FHLB Separate Account at December 31, 2022 and 2021. The FHLB Separate Account of the Company includes reserves for contracts that are calculated on a basis consistent with the general account reserves.

(i)	Taxes

The Company has elected to file as part of a consolidated life insurance income tax return with its subsidiaries, FGLICNY, Raven Re, and F&G Life Re.

The Company is subject to a tax sharing agreement between the members of that filing. The agreement provides for an allocation of current expense based on separate return calculations and allows for reimbursement of Company tax benefits absorbed by another member. The New York Department of Financial Services (“NYDFS”) requires the Company to hold an escrow for the benefit of FGLICNY under this tax sharing agreement should the Company be unable to reimburse FGLICNY. Cash and bonds held in the FGLICNY tax sharing agreement escrow account had a fair value of $5,159 and $5,857 and a carrying amount of $5,196 and $5,259 at December 31, 2022 and 2021, respectively.

Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company assesses the recoverability of its deferred tax assets in each reporting period under the guidance outlined within SSAP No. 101, “Income Taxes”. The guidance requires an assessment of both positive and negative evidence in determining the realizability of deferred tax assets. A valuation allowance is required to reduce the Company’s deferred tax asset to an amount that is more likely than not to be realized. Furthermore, the guidance limits the amount of deferred tax assets that can be admitted and only assets that more likely than not to be realized can be considered in determining the admitted adjusted gross deferred tax assets. In determining the net deferred tax asset and valuation allowance, management is required to make judgments and estimates related to projections of future profitability. These judgments include the following: the timing and extent of the utilization of net operating loss carry-forwards, the reversals of temporary differences, and tax planning strategies.

(j)	Adoption of accounting guidance

Investment Classification Project—Preferred Stock - Effective December 31, 2020, the Company adopted the revisions made to SSAP No. 32R, “Preferred Stock” (“SSAP 32R”), which were issued in July 2020. These revisions clarify the classification and modify the accounting and valuation of certain preferred stock.

Most of the revisions to SSAP 32R that were adopted by the Company had no or insignificant impact except the change in accounting and valuation of perpetual preferred stock, which resulted in an increase of $50,230 and $53,097 in preferred stocks and Asset Valuation Reserve, respectively, no impact to net income, and a decrease to net surplus of $2,867 at December 31, 2020.

The Company has elected to use the alternative accounting practices prescribed by IAC 191 chapter 97, “Accounting for Certain Derivative Instruments Used to Hedge the Growth in Interest Credited for Indexed Insurance Products and Accounting for the Indexed Insurance Products Reserve”, for its FIA and as of October 1, 2022, IUL products. The Company recorded a change in accounting principles of $66.4 at December 31, 2022.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

(k)	Accounting changes and corrections of errors

In May 2020, the Company revised its methodology for calculating CARVM reserves ceded to Hannover Life Reassurance Company of America (“Reinsurer”) related to a treaty (“Hannover Re treaty”) entered into as of January 1, 2017. Applying this methodology, from inception of the Hannover Re treaty, caused reserves ceded to the reinsurer as of December 31, 2019 to increase by $47,810 of which $17,881 was deferred into surplus and subsequently amortized in accordance to SSAP No. 61R “Life, Deposit-Type and Accident and Health Reinsurance”, paragraph 56 and Appendix A-791, paragraph 3. This additional net deferred reinsurance gain is reflected in the Company’s Liabilities and Capital and Surplus, included in “Segregated Surplus” and will be amortized as gains emerge from the reinsured business. The remaining impact of $29,929 related to this change in methodology has been accounted for as a cumulative effect of changes in accounting principles in accordance with SSAP No. 3, paragraph 3, as the method of applying an accounting principle was revised, and it is reflected in the Company’s unassigned funds (surplus).

In December 2020, the Company received a “no objection” letter from the IID which allowed the Company to adopt an “alternative” reserve methodology for certain Term Product groups, a closed block of business issued between 1999 and 2009, which have a Return of Premium Rider (“ROP”). Applying this methodology resulted in an increase in life reserve liability by $593 with an offset in surplus related to change in valuation basis of $593.

In August 2021, the Company discovered that unrealized gains of a subsidiary were not being included in the calculation of the AVR liability resulting an error in prior years AVR liability. In accordance with SSAP No. 3, “Accounting Changes and Corrections of Errors”, the inclusion of the of the unrealized losses in the calculation of December 31, 2020 AVR resulted in a decrease in the AVR liability and an increase in surplus of $10,014.

December 31, 2021 Statutory statements of admitted assets, liabilities, and capital and surplus:

Liabilities:
Asset valuation reserve	$(10,014)
Capital and surplus:
Aggregate write-ins for gains and losses in surplus	10,014

As of September 30, 2021, the Company converted actuarial systems from the MoSes application to the AXIS application. As a result of the conversion, the Company discovered errors that were the result of the historic actuarial application, MoSes, employing features that resulted in the incorrect calculation of the Aggregate reserve for life contracts. Additionally, this same error impacted the Aggregate reserve for life contracts of FGLICNY and Raven Re which are reported based upon audited equity and therefore results in an increase to Common Stock.

In accordance with SSAP No. 3, “Accounting Changes and Corrections of Errors”, the net of tax impact of certain changes stemming from the conversion to AXIS are being treated as a correction of an error. This error is measured as of January 1, 2021 and presented as a total decrease to unassigned surplus of $(31,078) for the year ended December 31, 2021.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

December 31, 2021 Statutory statements of admitted assets, liabilities, and capital and surplus:

Assets:
Common stock	$23,309
Liabilities:
Aggregate reserves-life	62,884
Current federal income taxes	(8,497)
Capital and surplus:
Unassigned funds (surplus)	(31,078)

In December 2022, the Company discovered that the amortization of the deferred gains related to certain reinsurance treaties was understated in the years 2017 through 2021. The amortization method for these treaties is based on guidance per SSAP No. 61—“Revised Life, Deposit-Type and Accident and Health Reinsurance”. In accordance with SSAP No. 3—“Accounting Changes and Corrections of Errors”, the correction was recorded directly to Unassigned funds (surplus), resulting in no net impact to surplus in 2022 as noted below:

Statutory statements of admitted assets, liabilities, and capital and surplus:

Liabilities, surplus and other funds:	Amount
Aggregate write-ins for special surplus funds	$15,525
Unassigned funds (surplus)	(15,525)

NOTE 2: INVESTMENTS

(a)	Components of net investment income are as follows:

For the years ended December 31,	2022	2021	2020
Income:
Interest on bonds	$1,323,163	$1,058,821	$985,120
Preferred stock dividends	52,544	55,925	54,562
Common stock dividends	102,537	59,950	59,972
Surplus debentures	37,528	40,605	29,968
Interest on policy loans	1,858	1,427	1,301
Interest on cash and cash equivalents	27,169	881	4,007
Mortgage loan interest	24,318	21,915	6,714
Bank loans	—	384	1,694
Derivatives	(227,826)	353,986	20,820
Investment in limited partnerships	71,562	43,303	23,830
Other, net	(14,254)	(9,836)	(13,565)

Gross investment income	1,398,599	1,627,361	1,174,423
Expenses	99,521	80,331	78,233

Net investment income	$1,299,078	$1,547,030	$1,096,190

All investment income due and accrued over 90 days past due, with the exception of amounts related to mortgage loans in default, is excluded from surplus (nonadmitted). The total amount of investment income excluded from surplus at December 31, 2022, 2021 and 2020 was $0, $200 and $2,733, respectively.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

(b)	Components of net realized capital gains (losses) are as follows:

For the years ended December 31,	2022	2021	2020
Bonds	$(189,901)	$31,963	$(32,690)
Preferred stocks	(12,290)	5,201	(4,373)
Cash, cash equivalents and short term investments	(11)	(124)	—
Derivative financial instruments	(3,615)	67,394	33,007
Common stocks	(468)	6,921	36
Investment in limited partnerships	137,954	37,023	31,263
Surplus notes	291	—	—
Other long term invested assets	(6,343)	8,945	(1,472)

Net realized capital gains (losses) before taxes and transfers to IMR	(74,383)	157,323	25,771
Income tax (expense) benefit on realized capital gains and losses	376	—	—

Net realized capitals gains (losses) before transfers to IMR	(74,007)	157,323	25,771
Net (gains) losses transferred to IMR net of tax*	148,251	(119,523)	(54,976)

Net realized capital gains (losses)	$74,244	$37,800	$(29,205)

*	Amounts net of capital gains tax of $(39,408), $0 and $0 for the years ended December 31, 2022, 2021 and 2020, respectively.

(c)	Carrying amount and fair value of bonds, preferred and unaffiliated common stocks, surplus debentures, short-term investments and cash equivalents, are as follows:

	Gross Unrealized
	Carrying Amount	Gains	Losses (1)	Fair Value
At December 31, 2022
U.S. government	$15,151	$116	$473	$14,794
Foreign government	160,809	351	18,826	142,334
States & political subdivisions	42,146	34	2,591	39,589
Special revenue & special assessment	711,283	193	93,437	618,039
Industrial and miscellaneous	28,610,436	65,586	3,497,593	25,178,429
Hybrid	736,327	3,967	74,396	665,898
Bank loans	24,918	—	184	24,734

Total bonds	$30,301,070	$70,247	$3,687,500	$26,683,817

Preferred stocks	$718,607	$—	$—	$718,607

Common stocks - unaffiliated	$203,668	$—	$—	$203,668

Surplus debentures	$673,592	$2,844	$107,972	$568,464

Short term investments	$32,669	$23	$—	$32,692

Cash equivalents	$1,527,572	$240	$—	$1,527,812

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

	Gross Unrealized
	Carrying Amount	Gains	Losses (1)	Fair Value

At December 31, 2021
U.S. government	$26,171	$906	$128	$26,949
Foreign government	156,701	22,271	167	178,805
States & political subdivisions	79,938	10,806	290	90,454
Special revenue & special assessment	754,984	93,542	8,498	840,028
Industrial and miscellaneous	23,719,554	1,362,369	203,412	24,878,511
Hybrid	754,904	82,331	810	836,425
Bank loans	9,500	—	—	9,500

Total bonds	$25,501,752	$1,572,225	$213,305	$26,860,672

Preferred stocks	$1,017,081	$397	$—	$1,017,478

Common stocks - unaffiliated	$237,704	$—	$—	$237,704

Surplus debentures	$670,821	$111,079	$1,889	$780,011

Short term investments	$335,535	$—	$25	$335,510

Cash equivalents	$18,733	$—	$—	$18,733

(1)	Losses are calculated as the amount by which Carrying Amount exceeds Fair Value.

(d)	Securities in an unrealized loss position that could potentially be other-than-temporarily-impaired

The Company uses a committee of investment and accounting professionals to monitor securities in an unrealized loss position for potential impairments. See Note 1 for the Company’s accounting policy for OTTI investment assets.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

The following tables present the Company’s unrealized loss aging by investment type and length of time the security was in a continuous unrealized loss position at December 31, 2022 and 2021.

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses (2)	Fair Value	Unrealized Losses (2)	Fair Value	Unrealized Losses (2)
At December 31, 2022
U.S. government	$11,200	$432	$53	$15	$11,253	$447
Foreign government	116,236	14,233	13,677	4,593	129,913	18,826
States & political subdivisions	26,279	2,591	—	—	26,279	2,591
Special revenue & special assessment	338,115	49,107	42,202	22,234	380,317	71,341
Industrial and miscellaneous	7,411,364	1,268,152	2,238,474	936,428	9,649,838	2,204,580
Loan-backed and structured securities (3)	8,159,596	612,163	5,745,029	703,725	13,904,625	1,315,888
Hybrid	581,332	72,919	8,208	1,477	589,540	74,396
Bank loans	15,234	184	—	—	15,234	184

Total bonds	$16,659,356	$2,019,781	$8,047,643	$1,668,472	$24,706,999	$3,688,253
Preferred stocks	532,166	91,303	146,138	36,412	678,304	127,715
Common stocks -unaffiliated	54,292	49,890	49,298	26,641	103,590	76,531
Surplus debentures	426,680	71,598	68,885	36,375	495,565	107,973
Other invested asset loan-backed and structured securities	28,683	6,213	4,964	804	33,647	7,017

Total	$17,701,177	$2,238,785	$8,316,928	$1,768,704	$26,018,105	$4,007,489

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses (2)	Fair Value	Unrealized Losses (2)	Fair Value	Unrealized Losses (2)
At December 31, 2021
U.S. government	$8,941	$84	$—	$—	$8,941	$84
Foreign government	21,680	167	—	—	21,680	167
States & political subdivisions	8,466	290	—	—	8,466	290
Special revenue & special assessment	38,589	1,131	15,322	6,963	53,911	8,094
Industrial and miscellaneous	3,756,493	92,213	232,264	18,721	3,988,757	110,934
Loan-backed and structured securities (3)	6,110,861	52,293	988,179	40,878	7,099,040	93,171
Hybrid	9,374	136	4,012	673	13,386	809

Total bonds	$9,954,404	$146,314	$1,239,777	$67,235	$11,194,181	$213,549
Preferred stocks	212,738	5,354	26,793	1,215	239,531	6,569
Common stocks - unaffiliated	119,252	38,444	—	—	119,252	38,444
Surplus debentures	98,159	1,889	—	—	98,159	1,889
Other invested assets- loan-backed and structured securities	13,412	4,253	13,931	2,250	27,343	6,503
Short term investments	14,510	25	—	—	14,510	25
Cash equivalents	4,911	1	—	—	4,911	1

Total	$10,417,386	$196,280	$1,280,501	$70,700	$11,697,887	$266,980

(2)	Losses are calculated as the amount by which Cost or Amortized Cost exceeds Fair Value.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

(3)	Loan backed and structured securities represent all bonds subject to SSAP 43R, which include bonds that are reported in other bond categories in the table in section (c).

At December 31, 2022 and 2021, securities in an unrealized loss position were primarily concentrated in loan backed and structured securities and investment grade corporate debt instruments. Total unrealized losses increased by $3,740,509 between December 31, 2021 and 2022. The Company has determined these securities are not OTTI based upon the Company’s current evaluation of these securities in accordance with its impairment policy and the Company’s intent and ability to retain these investments for a period of time sufficient to allow for recovery in value. We determined the increase in unrealized losses was caused by the increasing treasury rates, offset by narrower credit spreads.

The following table presents the carrying amount and fair value of those securities with an unrealized loss greater than 20% of amortized cost, by length of time the security has been in a continuous unrealized loss position greater than 20% at December 31, 2022 and 2021.

	December 31, 2022			December 31, 2021
Consecutive Months	Carrying Value	Fair Value	Unrealized Losses	Carrying Value	Fair Value	Unrealized Losses
Less than six months	$106,834	$43,763	$63,071	$59,163	$25,017	$34,146
Six to twelve months	4,674,004	3,402,803	1,271,201	—	—	—
Greater than 12 months	2,632,048	1,765,804	866,244	22,325	15,315	7,010

Total	$7,412,886	$5,212,370	$2,200,516	$81,488	$40,332	$41,156

Based upon the Company’s analysis of these securities and current macroeconomic conditions, the Company expects these securities to pay in accordance with their contractual obligations and, therefore, has determined that these securities are not OTTI.

(e)	Carrying amount and fair value by expected final maturity of bonds at December 31, 2022 are as follows:

	Carrying Amount	Fair Value
Maturing in:
2023	$2,022,675	$1,990,149
2024 through 2027	8,671,469	8,193,932
2028 through 2032	7,887,346	7,100,762
After 2032	13,261,067	10,940,725

Total	$31,842,557	$28,225,568

Carrying amount and fair value by expected final maturity of surplus debentures at December 31, 2022 are as follows:

	Carrying Amount	Fair Value
Maturing in:
2024 through 2027	$43,069	$42,810
2028 through 2032	17,543	18,306
After 2032	612,980	507,348

Total surplus debentures	$673,592	$568,464

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay their obligations with or without prepayment penalties. Loaned-backed and structured securities expected maturity result from estimated cash flows and incorporating appropriate prepayment assumptions.

(f)	Proceeds from the sale of bonds

Proceeds from the sale of bonds totaled $4,500,442 in 2022, $4,726,105 in 2021 and $1,904,241 in 2020. Gross gains on the sale of bonds totaled $40,299 in 2022, $109,560 in 2021 and $144,860 in 2020; Gross losses on the sale of bonds totaled $208,473 in 2022, $75,486 in 2021 and $81,965 in 2020. Net realized gains (losses) after tax of $(148,251), $119,523 and $54,976, including gains (losses) on sales of derivatives, were transferred to the IMR in 2022, 2021 and 2020, respectively. The realized gains and losses transferred to the IMR are from disposal types (e.g. sales, paydowns, etc.) that generate realized gains and losses.

(g)	Other-than-temporary impairments on bonds, excluding loan-backed and structured securities, and preferred stocks

For the years ended December 31, 2022, 2021 and 2020 the Company recognized losses totaling $23,354, $1,558 and $67,675, respectively, related to bonds which experienced OTTI based upon a carrying value of $39,749, $16,116 and $278,656 and a fair value of $16,396, $14,558 and $210,981, respectively, at the time of impairment. The impairments on these bonds resulted from declines in the financial condition and short term prospects of the issuers. The Company did not recognize any OTTI on preferred stocks in 2022, 2021 or 2020.

(h)	Other than temporary impairments on loan-backed and structured securities

For the years ended December 31, 2022, 2021 and 2020, the Company recognized the following OTTI losses on loan-backed and structured securities:

	For the years ended
	December 31, 2022	December 31, 2021	December 31, 2020
Amortized cost before OTTI	$—	$22,900	$82,948
Recognized interest related OTTI losses	—	380	9,320
Amortized cost after OTTI (equals fair value)	—	22,520	73,628

The Company recognized intent to sell impairment losses in net income of $0, $380 and $9,320 during the years ended December 31, 2022, 2021 and 2020, respectively.

The Company recognized OTTI on six and seven and eight loan-backed and structured securities of $3,909, $3,334 and $19,879 during the years ended December 31, 2022, 2021 and 2020, respectively, where the present value of cash flows expected to be collected were less than the amortized cost basis of the security.

(i)	Bonds on deposit

Bonds on deposit with state insurance departments to satisfy regulatory requirements had a fair value of $7,718 and $8,792 and a carrying amount of $7,854 and $8,114 at December 31, 2022 and 2021, respectively.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

(j)	Concentration of credit risk

	Carrying Value	Fair Value	Unrealized Gain (Loss)	OTTI	Percent of Cash & Invested Assets
At December 31, 2022
Securities exposed to subprime mortgage risk	$29,902	$28,830	$(1,072)	$66	0.1%

Securities exposed to risk from monoline insurers	$177,549	$158,623	$(18,926)	$—	0.5%

Mortgage backed securities not exposed to subprime mortgage risk:
RMBS securities	$1,114,523	$1,092,912	$(21,611)	$2,328	2.8%
CMBS securities	3,262,474	2,829,551	(432,923)	180	8.3%

Total RMBS & CMBS not exposed to subprime mortgage risk	$4,376,997	$3,922,463	$(454,534)	$2,508	11.1%

Residential transition loans	$44,842	$39,327	$(5,515)	$—	0.1%

Hybrid bonds and preferred stocks issued by financial service companies	$1,104,243	$1,069,149	$(35,094)	$—	2.8%

Non-investment grade bonds	$1,878,890	$1,598,800	$(280,090)	$23,354	4.8%

	Carrying Value	Fair Value	Unrealized Gain (Loss)	OTTI	Percent of Cash & Invested Assets
At December 31, 2021
Securities exposed to subprime mortgage risk	$32,606	$40,905	$8,299	$—	0.1%

Securities exposed to risk from monoline insurers	$183,044	$199,219	$16,175	$—	0.5%

Mortgage backed securities not exposed to subprime mortgage risk:
RMBS securities	$470,266	$501,874	$31,608	$1,253	1.3%
CMBS securities	2,768,239	2,816,421	48,182	1,819	8.0%

Total RMBS & CMBS not exposed to subprime mortgage risk	$3,238,505	$3,318,295	$79,790	$3,072	9.3%

Residential transition loans	$104,105	$162,079	$57,974	$—	0.3%

Hybrid bonds and preferred stocks issued by financial service companies	$1,266,825	$1,326,692	$59,867	$—	3.7%

Non-investment grade bonds	$2,478,043	$2,545,971	$67,928	$2,200	7.2%

Securities exposed to subprime mortgage risk:

The Company holds investments exposed to subprime mortgage risk through exposure to subprime RMBS securities. These subprime RMBS securities include non-investment grade securities and securities guaranteed by

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

monoline insurers. The Company holds investments exposed to subprime mortgage risk through its investment in an affiliated residential mortgage trust. The Company did not have any direct exposure to subprime mortgage loans during 2022 and 2021.

The Company defines exposure to subprime mortgage risk using market accepted guidelines on FICO scores and documentation. The evaluation of securities includes reviewing the quality of the servicer, pool specific statistics, the position of the security within the trust holding the mortgages and the credit enhancement available to protect the principal value of the security being evaluated. Risk exposure associated with subprime market fluctuation and cash flow deterioration is managed by actively monitoring these securities.

Securities exposed to risk from monoline insurer:

The Company holds investments exposed to risk from monoline insurers. The Company’s exposure to risk from monoline insurers includes RMBS securities and investment grade securities.

RMBS and CMBS securities not exposed to subprime mortgage risk:

The Company holds investments in RMBS and CMBS securities that are not exposed to subprime mortgage risk. These RMBS and CMBS securities include non-investment grade securities and securities guaranteed by monoline insurers.

Residential transition loans:

The Company, through its investment in an affiliated residential mortgage trust, holds residential transition loans which provide short-term financing for entrepreneurial single-family fix and flip projects.

Hybrid bonds and preferred stocks issued by financial service companies:

The Company also holds investments in hybrid bonds and preferred stocks issued by financial service companies. These hybrid bonds and preferred stocks include non-investment grade securities.

Non-investment grade bonds:

The Company holds non-investment grade bonds which are widely diversified and include RMBS securities and hybrid bonds issued by financial service companies. Non-investment grade bonds did not have securities with an exposure to monoline insurers at December 31, 2022 and 2021.

(k)	Mortgage loans

Commercial mortgage loans (“CMLs”) represented approximately 1% and 2.8% of the Company’s total investments as of December 31, 2022 and 2021, respectively. The decrease in CMLs is materially driven by transfers to the separate account. The Company primarily invests in mortgage loans on income producing properties including hotels, industrial properties, retail buildings, multifamily properties and office buildings. The maximum percentage of any one loan to the value of the underlying property at the time of the loan purchase was 80%. The Company issued CMLs with interest rates ranging from 2.63% to 7.32% during 2022. The Company diversifies its CML portfolio by geographic region and property type to reduce concentration risk. The Company continuously evaluates CMLs based on relevant current information to

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

ensure properties are performing at a consistent and acceptable level to secure the related debt. The distribution of CMLs by property type and geographic region is reflected in the following tables:

	December 31, 2022		December 31, 2021
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
Property Type:
Industrial	$43,500	11.1%	$145,912	15.3%
Cellular towers	241,583	61.9%	192,818	20.2%
Multifamily	53,000	13.6%	412,645	43.2%
Office	—	—%	102,711	10.7%
Student housing	25,350	6.5%	82,850	8.7%
Other	20,129	5.2%	18,833	2.0%

Total CMLs	$390,236	100.0%	$955,769	100.0%

U.S. Region:
East North Central	$46,032	11.8%	$108,836	11.4%
East South Central	7,399	1.9%	7,667	0.8%
Middle Atlantic	43,500	11.1%	90,625	9.5%
Mountain	53,000	13.6%	66,285	6.9%
New England	66,598	17.1%	114,228	12.0%
Pacific	94,598	24.2%	191,962	20.1%
South Atlantic	75,214	19.3%	249,331	26.1%
West North Central	3,895	1.0%	12,335	1.3%
West South Central	—	—%	114,500	12.0%

Total CMLs	$390,236	100.0%	$955,769	100.0%

As of December 31, 2022, all CMLs are current and have not experienced credit or other events which would require the recording of a valuation allowance or OTTI loss.

LTV and DSC ratios are measures commonly used to assess the risk and quality of mortgage loans. The LTV ratio is expressed as a percentage of the amount of the loan relative to the value of the underlying property. A LTV ratio in excess of 100% indicates the unpaid loan amount exceeds the underlying collateral. The DSC ratio, based upon the most recently received financial statements, is expressed as a percentage of the amount of a property’s net income to its debt service payments. A DSC ratio of less than 1.00 indicates that a property’s operations do not generate sufficient income to cover debt payments.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

The following table presents the recorded investment in CMLs by LTV and DSC ratio categories and estimated fair value by the indicated loan-to-value ratios at December 31, 2022 and December 31, 2021:

	Debt Service Coverage Ratios				Total Amount	% of Total	Estimated Fair Value	% of Total
	>1.25	1.00—1.25	<1.00	N/ A(4)
December 31, 2022
LTV Ratios:
Less than 50%	$252,153	$—	$—	$—	$252,153	64.62%	$248,118	68.20%
50% to 60%	50,399	8,834	—	—	59,233	15.18%	49,178	13.52%
60% to 75%	78,850	—	—	—	78,850	20.21%	66,510	18.28%

Commercial mortgage loans	$381,402	$8,834	$—	$—	$390,236	100.01%	$363,806	100.00%

December 31, 2021
LTV Ratios:
Less than 50%	$220,717	$7,086	$—	$28	$227,831	23.84%	$291,081	28.56%
50% to 60%	200,443	—	—	—	200,443	20.97%	203,076	19.92%
60% to 75%	527,495	—	—	—	527,495	55.19%	525,169	51.52%

Commercial mortgage loans	$948,655	$7,086	$—	$28	$955,769	100.00%	$1,019,326	100.00%

(4)	N/A—Current DSC ratio not available.

The Company establishes a general mortgage loan allowance based upon the underlying risk and quality of the mortgage loan portfolio using DSC ratio and LTV ratio. The Company believes that the LTV ratio is an indicator of the principal recovery risk for loans that default. A higher LTV ratio will result in a higher allowance. The Company believes that the DSC ratio is an indicator of default risk on loans. A higher DSC ratio will result in a lower allowance.

The Company recognizes a mortgage loan as delinquent when payments on the loan are greater than 30 days past due. At December 31, 2022 and December 31, 2021, the Company had no CMLs that were delinquent in principal or interest payments.

(l)	Derivative instruments

Information regarding the Company’s call options and futures derivative instruments is presented in the following table:

	Carrying Amount		Fair Value	Measurement (Notional/ Contract)	Notional Amount	Potential Exposure	Maximum Exposure to any Individual Counterparty	Collateral Held (Provided)
Call options owned at:
December 31, 2022	$326,954		$243,537	Notional	$23,172,972	$33,189	$22,874	$218,169
December 31, 2021	$314,130		$812,964	Notional	$19,275,088	$41,711	$41,711	$785,967
Futures contracts outstanding at:
December 31, 2022	$(74	) $	(74)	Contract	$409	$3,228	$1,638	$(3,228)
December 31, 2021	$284		$284	Contract	$329	$2,835	$2,835	$(2,835)

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

At December 31, 2022 and 2021, the collateral held for options consisted of $177,433 and $573,623 included “Cash and cash equivalents” with an associated payable in “Options collateral payable” in the Statutory Statements of Admitted Assets, Liabilities and Capital and Surplus. The remaining $40,736 and $212,344 of non-cash collateral was held by third-party custodians at December 31, 2022 and 2021, respectively.

The Company also had foreign currency forwards with a carrying amount of $(140) and $(183) and potential exposure of $350 and $343 at December 31, 2022 and 2021, respectively.

(m)	Investments in excess of 10% of capital and surplus

Investments, aggregated by issuer, in excess of 10% of capital and surplus, other than investments in affiliates and investments issued or guaranteed by the United States government or its agencies, are as follows at December 31, 2022:

	Carrying Amount	NAIC Designation
Blackstone Wave Asset Holdco L.L.C.	$740,989	LP
ELBA	448,896	1,2,3,LP
Verus Securitization Trust- Series 2020-2	302,346	1,2,3,4
BXC Jade 3	284,399	1,2,3,LP
BXC Jade 1	284,284	1,2,3,LP
BXC Jade 2	284,253	1,2,3,LP
BXC Jade 4	284,197	1,2,3,LP
BXC Maybay Finance LLC	238,914	1,2,LP

Investments, aggregated by issuer, in excess of 10% of capital and surplus, other than investments in affiliates and investments issued or guaranteed by the United States government or its agencies, are as follows at December 31, 2021:

	Carrying Amount	NAIC Designation
Blackstone Wave Asset Holdco L.L.C.	$870,358	LP
BXC Jade 22	393,581	1,LP
BXC Jade 1	284,259	1,2,3,LP
BXC Jade 2	284,219	1,2,3,LP
BXC Jade 4	284,145	1,2,3,LP
BXC Jade 3	284,132	1,2,3,LP
BXC Maybay Finance LLC	205,839	1,2,LP
Sage	172,548	1,2,3,LP
Renovate	150,000	1,2,LP

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

(n)	Commitments

The Company has unfunded investment commitments as of December 31, 2022 based upon the timing of when investments are executed compared to when the actual investments are funded, as some investments require that funding occur over a period of months or years. A summary of unfunded commitments as of December 31, 2022 and 2021 by invested asset class is included below:

	December 31, 2022	December 31, 2021
Bonds	$639,624	$995,538
Preferred stock	6,071	12,337
Mortgage loans	38,555	44,091
Other invested assets - Affiliated	15,900	11,400
Other invested assets - Unaffiliated	2,273,179	2,066,947

Total	$2,973,329	$3,130,313

(o)	Prepayment penalties and acceleration fees for securities sold, disposed or otherwise redeemed as a result of a callable feature

The number of CUSIPs sold, disposed or otherwise redeemed and the aggregate amount of investment income generated as a result of prepayment penalties and/or acceleration fees for the years ended December 31, 2022, 2021 and 2020 are presented in the table below:

	General Account		Separate Account
	Number of CUSIPs	Aggregate amount of investment income	Number of CUSIPs	Aggregate amount of investment income
2022	26	$4,650	6	$18
2021	53	$23,024	3	$110
2020	14	$3,858	—	$—

(p)	5GI Securities

Securities with NAIC 5GI Designations are deemed to possess the credit characteristics of securities assigned an NAIC 5 Designation. A security self-designated as NAIC 5GI incurs regulatory treatment associated with an NAIC 5 Designation. There were no securities that were self-designated as 5GI and held by the Company as of December 31, 2022 and 2021.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

NOTE 3: SUBSIDIARIES

The Company owns 100% of the outstanding common stock of all its insurance subsidiaries.

Statutory financial information of the Company’s insurance subsidiaries, FGLICNY and Raven Re, are summarized as follows:

At or for the years ended December 31,	2022	2021	2020
Total admitted assets:
FGLICNY	$571,507	$556,785	$523,171
Raven Re	319,906	141,377	141,654
Total capital and surplus:
FGLICNY	$82,065	$99,226	$93,213
Raven Re	121,102	114,944	109,929
Net income (loss):
FGLICNY	$(15,478)	$3,710	$(1,973)
Raven Re	(111,121)	3,474	10,474

The Company’s wholly-owned insurance subsidiary, Raven Re, is a special purpose captive reinsurance company domiciled in the State of Vermont. The statutory surplus of Raven Re reflects departures from NAIC statutory accounting practices and procedures. Raven Re has a permitted practice approved by the Commissioner of the Vermont Department to include as an admitted asset the value of a letter of credit (“LOC”) secured by Raven Re to finance the statutory reserves resulting from the Raven Re waiver surrender charge (“WSC”) reinsurance treaty (“the Raven Reinsurance Agreement”) entered into with the Company. The amount of the LOC at December 31, 2022, 2021 and 2020 was $200,000, $85,000 and $85,000, respectively. Raven Re also has a permitted practice approved by the Commissioner of the Vermont Department to calculate assumed reserves under IAC Insurance 191, chapter 97. In accordance with the Raven Reinsurance Agreement, the Company determines the reserve credit for the WSC risk ceded to Raven Re, and Raven Re determines its assumed reserves, under statutory accounting principles for the state of domicile of the Company (“Iowa SAP”).

If Raven Re had not been permitted to calculate assumed reserves under Iowa’s alternative prescribed practice 191 IAC 97 or include the value of the LOC as an admitted asset, Raven Re’s audited statutory surplus would be decreased by $228,212, $84,552 and $90,276 as of December 31, 2022, 2021 and 2020, respectively. Additionally, Raven Re’s net income would be decreased by $28,660 in 2022 and increased by $5,724 and $490 in 2021 and 2020, respectively.

The Company reports its investment in Raven Re at Raven Re’s audited statutory equity which was $121,102, $114,944 and $84,301 at December 31, 2022, 2021 and 2020, respectively. If Raven Re had completed its statutory financial statements in accordance with NAIC statutory accounting practices and procedures, the Company would have reported its investment in Raven Re as $0, $30,393 and $0 at December 31, 2022, 2021 and 2020, respectively, as Raven Re’s statutory equity would have been in a deficit position in 2022 and 2020.

Effective December 17, 2020, CF Bermuda Holdings Limited, the Company’s indirect parent, contributed all of the issued and outstanding shares it held in F&G Life Re, a Bermuda domiciled insurance entity, to the Company. As a result of the contribution, the Company became the direct shareholder controller of F&G Life Re.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

The value of the contribution was based on F&G Life Re’s US GAAP equity value of $2,029. The GAAP financial information of F&G Life Re is summarized as follows:

At or for the years ended December 31,	2022	2021	2020
Assets	$9,544,157	$8,136,526	$8,167,544
Equity	(138,300)	206,374	77,359
Net income (loss)	(338,614)	93,855	(83)

As stated in note 1(c), F&G Life Re was nonadmitted in 2020 as there was uncertainty as to whether a GAAP audit would be performed on this subsidiary. In 2021 an audit was completed for F&G Life Re; therefore, F&G Life Re became an admitted asset of the Company.

As disclosed in Note 1(c), FGL Mortgage Trust, a noninsurance subsidiary, was formed in 2018 to hold the Company’s residential mortgage loans (“RMLs”) in trust. There is no other type of assets held in the trust. In 2022, 2021 and 2020, the Company pledged RMLs held in the trust with the FHLB to be used as collateral to secure the FHLB funding agreement liabilities. The Company owns 100% of the trust through the general and separate account. The carrying value and fair value of the pledged RMLs as of December 31, 2022 was $530,108 and $472,616, respectively. The carrying value and fair value of the pledged RMLs as of December 31, 2021 was $259,554 and $254,800, respectively. The carrying value and fair value of the pledged RMLs as of December 31, 2020 was $235,317 and $226,912, respectively. The GAAP financial information of FGL Mortgage Trust is summarized as follows:

At or for the years ended December 31,	2022	2021	2020
Assets	$2,179,274	$1,601,742	$1,143,197
Equity	2,167,972	1,596,370	1,138,099
Net income (loss)	73,582	62,105	(5,945)

The operations and net worth of the Company’s remaining non-insurance subsidiaries are not material.

NOTE 4: TRANSACTIONS WITH AFFILIATES

The Company periodically reimburses Fidelity & Guaranty Life Business Services, Inc. (“FGLBS”), an affiliate, for costs incurred on its behalf subject to an expense sharing agreement that has been approved by the IID. These costs include routine operating expenses incurred in the normal conduct of business such as shared home office facilities, information technology, finance, legal, actuarial, human resources services and general overhead costs, including salaries and benefits. These costs are generally determined on the basis of use and are included in expenses as incurred. In 2022, 2021 and 2020, amounts incurred by the Company were $330,995, $229,327 and $246,444, respectively.

FGLBS’s employees participate in a stock-based incentive plan sponsored by FNF that permits the granting of awards in the form of qualified stock options, non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, unrestricted stock, performance-based awards, dividend equivalents, cash awards and any combination of the foregoing. In 2022, 2021 and 2020, costs incurred under the expense sharing agreement between the Company and FGLBS include $13,993, $12,182 and $10,274, respectively, of share-based compensation expense related to the participation of FGLBS’s employees in this plan. The Company is not directly liable for obligations under the FNF stock-based incentive plans.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

The Company has guaranteed the performance of obligations under a non-cancelable office space lease agreement on behalf of FGLBS, which expired in May 2021 and was not renewed.

The Company leases office space under an operating lease agreement, on behalf of FGLBS, that expires in December 2030. The operating lease set to expire in December 2030, has a renewal option to extend the term of the lease for 2 periods of 5 years each, upon all of the same terms and conditions, except that the rent provided during such period shall be the fair market rental value at the time of exercise of the respective option. The Company does not have an operating lease purchase option, or escalation clause on this operating lease. At December 31, 2022, FGLBS was current on all of its obligations under the current operating lease agreement.

The Company shares these facilities with other affiliates and reimburses FGLBS for its use of these facilities. During the years ended December 31, 2022, 2021 and 2020, rent expense allocated to the Company by FGLBS for its shared facilities was $2,878, $3,072 and $3,150, respectively.

As of January 1, 2023, there are no minimum aggregate rental commitments under the guaranteed lease agreements for 2022.

The Company has the one-time right to terminate the lease agreement effective on the last day of the eighty-fourth calendar month following the commencement of the payment of rent under the lease, but only upon 9 months advance written notice to the landlord.

At December 31, 2022, the minimum aggregate rental commitments are as follows:

2023	$1,555
2024	1,586
2025	1,618
2026	1,649
2027	1,683
Thereafter	5,101

Total	$13,192

As of December 31, 2022, 2021 and 2020, the Company had unfunded commitments relating to affiliated investments of $15,900, $11,400 and $0, respectively.

The Company did not recognize impairment losses on its affiliated investments during 2022, 2021 or 2020.

Amounts due from and due to the Company’s parent and/or affiliates resulting from affiliate transactions, other than reinsurance transactions and federal income tax sharing transactions, are classified as receivable from or payable to affiliates in the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. The terms of the settlement of the current balances require that the amounts be settled within 30 days.

See Note 5f for a description of income tax transactions with affiliated entities, Note 8 for further discussion of reinsurance transactions with affiliated entities, Note 10 for information regarding surplus note transactions with FGLH and Note 11 for capital contribution transactions from FGLH.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

NOTE 5: FEDERAL INCOME TAXES

(a)	Net deferred tax asset/(liability)

Tax laws and statutory accounting principles differ in their recognition and measurement of assets and liabilities, giving rise to differences between the tax bases of assets or liabilities and their reported amounts in the statutory financial statements. Those differences create deferred tax assets (“DTAs” or “DTA”) and deferred tax liabilities (“DTLs” or “DTL”) related to the estimated future tax consequences of those differences. If, based on the weight of available evidence, it is more likely than not (a likelihood of greater than 50 percent) that some portion or all of the gross DTAs will not be realized, the DTAs are reduced by a statutory valuation allowance adjustment. In the event that the gross DTA after consideration of a valuation allowance is greater than the gross DTL, an entity is subject to admissibility testing under SSAP No. 101 to determine the amount of deferred tax assets that can be admitted. Under the guidance provided in SSAP No. 101, the Company is permitted to admit the lesser of the amount of deferred tax assets projected to offset taxable income during a three-year lookout period or 15% of its adjusted capital and surplus.

1. The components of the net deferred tax asset/(liability) are as follows:

	December 31, 2022
	Ordinary	Capital	Total
Gross DTA	$382,587	$54,388	$436,975
Statutory valuation allowance	—	(24,737)	(24,737)

Adjusted gross DTA	382,587	29,651	412,238
Deferred tax liabilities	(143,495)	(112,601)	(256,096)

Net DTA (DTL)	239,092	(82,950)	156,142
DTA nonadmitted	—	—	—

Net admitted DTA (DTL)	$239,092	$(82,950)	$156,142

	December 31, 2021
	Ordinary	Capital	Total
Gross DTA	$325,785	$10,078	$335,863
Statutory valuation allowance	—	—	—

Adjusted gross DTA	325,785	10,078	335,863
Deferred tax liabilities	(151,605)	(123,950)	(275,555)

Net DTA (DTL)	174,180	(113,872)	60,308
DTA nonadmitted	—	—	—

Net admitted DTA (DTL)	$174,180	$(113,872)	$60,308

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

	Change
	Ordinary	Capital	Total
Gross DTA	$56,802	$44,310	$101,112
Statutory valuation allowance	—	(24,737)	(24,737)

Adjusted gross DTA	56,802	19,573	76,375
Deferred tax liabilities	8,110	11,349	19,459

Net DTA (DTL)	64,912	30,922	95,834
DTA nonadmitted	—	—	—

Net admitted DTA (DTL)	$64,912	$30,922	$95,834

Valuation allowances are provided when it is considered more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2022 the Company determined it was more likely than not that $24,737 of the Capital Deferred Tax Assets would not be realized. As of December 31, 2021, the Company had no valuation allowance.

The change in net deferred income tax is as follows:

	2022	2021		Change
Adjusted gross deferred tax assets	$412,238		$335,863	$76,375
Total deferred tax liabilities	(256,096)		(275,555)	19,459

Net deferred tax assets	$156,142		$60,308	95,834

Tax effect of unrealized gains and losses				(64,958)

Change in net deferred income tax		$		30,876

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

2. SSAP No. 101 admission calculation components:

		2022
		Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
(a)	Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$—	$—	$—
(b)	Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding the Amount of Deferred Tax Assets from 2(a) above) After Application of the Threshold Limitation (The Lesser of 2(b)1 and 2(b)2 Below)	166,458	—	166,458
1	Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	166,458	—	166,458
2	Adjusted Gross Deferred Tax Assets Allowed Per Limitation Threshold	XXX	XXX	258,107
(c)	Adjusted Gross Deferred Tax Assets (Excluding the amount of Deferred Tax Assets from 2(a) and 2 (b) above) offset by Gross Deferred Tax Liabilities	216,129	29,651	245,780

(d)	Deferred Tax Assets Admitted as the result of application of SSAP No. 101 Total (2(a)+2(b)+2(c))	$382,587	$29,651	$412,238

		2021
		Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
(a)	Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$—	$—	$—
(b)	Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding the Amount of Deferred Tax Assets from 2(a) above) After Application of the Threshold Limitation (The Lesser of 2(b)1 and 2(b)2 Below)	190,119	—	190,119
1	Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	190,119	—	190,119
2	Adjusted Gross Deferred Tax Assets Allowed Per Limitation Threshold	XXX	XXX	219,295
(c)	Adjusted Gross Deferred Tax Assets (Excluding the amount of Deferred Tax Assets from 2(a) and 2 (b) above) offset by Gross Deferred Tax Liabilities	135,666	10,078	145,744

(d)	Deferred Tax Assets Admitted as the result of application of SSAP No. 101 Total (2(a)+2(b)+2(c))	$325,785	$10,078	$335,863

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

		Change
		Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
(a)	Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$—	$—	$—
(b)	Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding the Amount of Deferred Tax Assets from 2(a) above) After Application of the Threshold Limitation (The Lesser of 2(b)1 and 2(b)2 Below)	(23,661)	—	(23,661)
1	Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	(23,661)	—	(23,661)
2	Adjusted Gross Deferred Tax Assets Allowed Per Limitation Threshold	XXX	XXX	38,812
(c)	Adjusted Gross Deferred Tax Assets (Excluding the amount of Deferred Tax Assets from 2(a) and 2 (b) above) offset by Gross Deferred Tax Liabilities	80,463	19,573	100,036

(d)	Deferred Tax Assets Admitted as the result of application of SSAP No. 101 Total (2(a)+2(b)+2(c))	$56,802	$19,573	$76,375

Under SSAP No. 101, there are three prescribed methods for calculating the admissibility of the net deferred tax asset. The method utilized is based on the Authorized Control Level Risk Capital (“ACL RBC”) of the entity. The Company’s ACL RBC at December 31, 2022 and 2021, as shown below, is greater than 300%. As a result, the Company can admit deferred tax assets that are expected to reverse over a three-year lookout period, not to exceed 15% of the adjusted capital and surplus.

Realization Threshold Data:

		2022	2021
(a)	Ratio Percentage Used To Determine Recovery Period And Threshold Limitation Amount—Ex DTA ACL RBC	831%	879%
(b)	Amount of Adjusted Capital and Surplus Used To Determine Recovery Period And The Threshold Limitation in 2(b)2 Above.	$2,442,034	$2,238,270

		2022
Impact of Tax-Planning Strategies		Ordinary %	Capital %	Total %
(a)	Adjusted Gross DTA	382,587	29,651	412,238
	% of Total Adjusted Gross DTA	—%	54.5%	54.5%
(b)	Net Admitted Adjusted Gross DTA	382,587	29,651	412,238
	% of Total Net Admitted Adjusted Gross DTAs	—%	54.500%	54.5%

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

(c)	The Company’s tax-planning strategies do not include the use of reinsurance.

		2021
Impact of Tax-Planning Strategies		Ordinary %	Capital %	Total %
(a)	Adjusted Gross DTA	325,785	10,078	335,863
	% of Total Adjusted Gross DTA	—%	—%	—%
(b)	Net Admitted Adjusted Gross DTA	325,785	10,078	335,863
	% of Total Net Admitted Adjusted Gross DTAs	—%	—%	—%

		Change
Impact of Tax-Planning Strategies		Ordinary %	Capital %	Total %
(a)	Adjusted Gross DTA	56,802	19,573	76,375
	% of Total Adjusted Gross DTA	—%	54.5%	54.5%
(b)	Net Admitted Adjusted Gross DTA	56,802	19,573	76,375
	% of Total Net Admitted Adjusted Gross DTAs	—%	54.5%	54.5%

The Company has no significant deferred tax liabilities that have not been recorded.

(b)	Current income taxes

Current income taxes incurred consist of the following major components:

For the years ended December 31,	2022	2021	2020
Current income tax expense (benefit)	$30,531	$(675)	$(14,576)
Tax return true up and tax on amended returns	(1,355)	287	—

Subtotal	29,176	(388)	(14,576)
Current year capital gains tax expense (benefit)	(376)	—	(7,466)

Federal income tax expense (benefit) incurred	$28,800	$(388)	$(22,042)

(c)	Deferred income taxes

The December 31, 2022 and 2021 balances and related disclosures are calculated and presented as provided pursuant to SSAP No. 101.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

The tax effects of significant temporary differences giving rise to deferred tax assets and liabilities as of December 31, 2022 and 2021 are as follows:

	December 31, 2022
	Ordinary	Capital	Total
Deferred tax assets:
Property and equipment	$—	$—	$—
Investment basis differences	32,838	50,465	83,303
Policyholder reserves	123,551	—	123,551
Deferred policyholder acquisition expenses	93,006	—	93,006
Receivable from agents	12,039	—	12,039
Tax credits	29,591	—	29,591
Net operating loss carryforward	27,840	3,923	31,763
Other	63,722	—	63,722

Total gross DTA	382,587	54,388	436,975

Statutory valuation allowance	—	(24,737)	(24,737)
Nonadmitted DTA	—	—	—

Admitted DTA	382,587	29,651	412,238

Deferred tax liabilities:
Investment basis differences	79,043	112,601	191,644
Fixed Assets	40		40
Policyholders reserves	34,135	—	34,135
Other	30,277	—	30,277

Total deferred tax liabilities	143,495	112,601	256,096
Net admitted DTA (DTL)	$239,092	$(82,950)	156,142

	December 31, 2021
	Ordinary	Capital	Total
Deferred tax assets:
Property and equipment	$269	$—	$269
Investment basis differences	51,133	10,078	61,211
Policyholder reserves	97,076	—	97,076
Deferred policyholder acquisition expenses	67,878	—	67,878
Receivable from agents	7,770	—	7,770
Tax credits	31,862	—	31,862
Net operating loss carryforward	16,069	—	16,069
Other	53,728	—	53,728

Total gross DTA	325,785	10,078	335,863

Statutory valuation allowance	—	—	—
Nonadmitted DTA	—	—	—

Admitted DTA	325,785	10,078	335,863
Deferred tax liabilities:
Investment basis differences	85,363	123,950	209,313
Fixed Assets	—		—
Policyholders reserves	32,045	—	32,045
Other	34,197	—	34,197

Total deferred tax liabilities	151,605	123,950	275,555

Net admitted DTA	$174,180	$(113,872)	$60,308

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

(d)	Permanent and temporary differences

The Company’s income tax incurred and change in deferred income tax differ from the amount obtained by applying the federal statutory rate of 21% to the net gain (loss) before income tax as follows:

For the years ended December 31,	2022	2021	2020
Net gain (loss) from operations before income taxes	$(287,951)	$312,775	$(25,990)
Net realized capital gain (loss)	(74,382)	157,323	25,770

	(362,333)	470,098	(220)
Income tax incurred at 21% statutory rate	(76,090)	98,721	(46)
Increase (decrease) resulting from:
Dividends received deduction	(3,249)	(3,301)	(2,944)
Nondeductible expenses for meals, penalties, and lobbying	6	56	83
IMR amortization	8,348	(42,935)	(35,531)
Income from subsidiary	(2,264)	588	(89)
Tax credits earned in current year	(19,269)	(13,510)	(10,742)
Amortization of deferred gains	(9,028)	(12,614)	(1,778)
Deferred reinsurance gain	62,593	1,309	11,481
Deductible management fees	(6,957)	(6,172)	(5,854)
Transfer pricing adjustments	(3,364)	(2,572)	(1,946)
ICOLI	(3,436)	(3,215)	—
Tax exempt interest	(238)	(315)	(292)
Prior year tax adjustment	2,952	(3,277)	2,147
Change in statutory valuation allowance adjustment	24,737	—	—
Change in Surplus Adjustments	18,533	(63,843)	(579)
Change in Non-admitted (assets)	(5,558)	(5,290)	(6,127)
Change in Accounting Method	3,557	—	6,285
Facilitative Acquisition Fees	1,052	—	2,529
Capital Contributions	—	—	3,208
Change in Deferred Tax Only	(1,114)	1,347	—
Capital Loss Carryback	2,028	—	—
Change in reserve on account of change in valuation basis	—	—	(124)
Other	4,685	(4,994)	225

Total income tax expense (benefit) incurred	$(2,076)	$(60,017)	$(40,094)

Current income tax incurred *	$28,800	$(389)	$(22,043)
Change in deferred income tax	(30,876)	(59,628)	(18,051)

Total income tax expense (benefit) incurred	$(2,076)	$(60,017)	$(40,094)

Change in reserve on account of change in valuation basis

* Includes capital gains (losses) taxes of $(376), $0, and $0 for the years ended December 31, 2022, 2021 and 2020, respectively.

(e)	Net operating losses and other carry-forwards

The Company files a consolidated federal income tax return with its subsidiaries, FGLICNY, Raven Re and F&G Life Re (“the life companies” or “the life group”). As of December 31, 2022, the life companies have

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

consolidated operating loss of $132,573 with unlimited carryforward, of which all is subject to an annual limitation under IRC section 382. The life companies have an 80% offset to future taxable income generated. As of December 31, 2022, the Company generated an $18,681 capital loss carryforward, available to offset capital losses for the next five years. In addition, the life companies have $29,591 of Low-Income Housing Tax Credits carryforward to offset taxable income in the future, of which $10,922 is subject to an annual limitation under IRC section 382. If unused, the credits will expire in the years 2038 through 2042. On a stand-alone basis, all of the NOL and tax credits described above belong to the Company.

The Life group incurred $6,653 of federal income tax expense in the current year. Of the $6,653 tax expense, $3,887 of federal income tax expense belonged to the Company. The Life group incurred $699 of capital loss tax benefit for the period ending December 31, 2022. On a stand alone basis, $376 of the capital loss benefit belonged to the Company

The Company did not have any deposits reported as admitted assets under Section 6603 of the Internal Revenue Service (“IRS”) Code as of December 31, 2022.

The Company has no repatriation transition tax liability or AMT credits carryforward.

(f)	Intercompany income tax balances

At December 31, 2022, the Company had an income tax receivable balance of $591 due from FGLICNY, an income tax payable balance of $27,724 due to Raven Re, and an income tax receivable balance $883 due from F&G Life Re. At December 31, 2021, the Company had income tax receivable balance of $157, income tax payable balance of $842, and and income tax receivable balance of $2,223 due from FGLICNY, Raven Re, and F&G Life Re, respectively.

The Company is not currently under audit by any Federal or State taxing authority for income taxes. The tax years that remain subject to examination at December 31, 2022 are years ended December 31, 2019 through December 31, 2022.

NOTE 6: FAIR VALUE OF FINANCIAL INSTRUMENTS

Certain financial instruments are carried at fair value in the Statement of Admitted Assets, Liabilities, and Capital and Surplus. Other financial instruments are periodically measured at fair value, such as when impaired or for certain bonds and preferred stocks when carried at the lower of cost or market.

While certain financial instruments and all nonfinancial instruments, including many insurance-related liabilities are not carried at fair value, it is the Company’s asset/liability matching strategy to consider the future cash requirements of its insurance-related liabilities in investment decisions.

The Company’s measurement of fair value is based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset or non-performance risk, which may include the Company’s own credit risk. The Company’s estimate of an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability (“exit price”) in the principal market, or the most advantageous market for that asset or liability in the absence of a principal market, as opposed to the price that would be paid to acquire the asset or assume a liability (“entry price”). The Company may rely upon a pricing model or valuation technique to determine fair value. Inputs to the pricing model or valuation technique may be observable or unobservable. Observable inputs are inputs that reflect the

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Valuation techniques used by the Company to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

For investments measured at fair value for which NAV is used as a practical expedient for fair value, the Company does not have any significant restrictions in their ability to liquidate their positions in these investments, other than obtaining general partner approval, nor does the Company believe it is probable that a price less than NAV would be received in the event of a liquidation.

The Company classifies its assets carried at fair value into three broad levels as follows:

Level 1—Values are unadjusted quoted prices for identical assets and liabilities in active markets accessible at the measurement date;

Level 2—Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active, or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads and yield curves; and

Level 3—Certain inputs are unobservable (supported by little or no market activity) and significant to the fair value measurement. Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date based on the best information available in the circumstances.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

When a determination is made to classify an asset or liability within Level 3 of the fair value hierarchy, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. Because certain securities trade in less liquid or illiquid markets with limited or no pricing information, the determination of fair value for these securities is inherently more difficult. In addition to the unobservable, Level 3 fair value investments may include observable components, which are components that are actively quoted or can be validated to market-based sources.

Short term investments: The carrying amounts reported approximate their fair values.

Cash equivalents: The Company’s investment in cash equivalents is in the form of SVO-identified exempt and other money market mutual funds and their fair value represents their cost.

Bonds (long and short term) and preferred stocks: Fair values for long and short term bonds and preferred stocks are based on valuations obtained from an independent pricing service or broker quotes. The independent pricing service’s valuations are based on market data and utilize pricing models that vary by asset class and incorporate available trade, bid and other market information and, for structured securities, cash flow and loan performance data when available. The primary inputs are observable and include benchmark yields, reported trades, broker/ dealer quotes, issuer spread, two-sided markets, benchmark securities, bids, offers and reference data including

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

market research publications. The independent pricing service also evaluates new issue data, monthly payment information and collateral performance. The independent pricing service uses spreads and other information solicited from Wall Street buy and sell side sources, including primary and secondary dealers, portfolio managers and research analysts. The Company uses the valuations provided by the independent pricing service as the estimated fair value of the security when available. If the independent pricing service is not able to provide a valuation, the Company obtains a broker quote and uses the broker quote as an estimate of fair value.

Common stocks—unaffiliated: The Company’s investment in unaffiliated common stocks is comprised of FHLB common stock, mutual funds and other public and privately traded common stocks. Based upon the level of transactions with the FHLB, the Company is required to maintain an investment in FHLB common stock. The fair value of the FHLB common stock is equal to its cost, which represents the price at which the FHLB will repurchase the stock. The mutual funds in which the Company invests are actively-traded institutional and retail mutual fund investments. The fair value for the mutual fund investments is based on the values provided by the respective mutual fund companies and represents the value the Company would have received if it withdrew its investment on the balance sheet date. The fair value of publicly traded common stocks is determined based on quoted market price and the fair value of private common stock is based upon the estimated NAV information provided by the investee.

Mortgage loans on real estate: Fair value of mortgage loans on real estate is established using a discounted cash flow method based on credit rating, maturity and contractual cash flows. This yield-based approach was sourced from the Company’s third-party vendor. The ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt-service coverage, loan-to-value, quality of tenancy, borrower and payment record. The carrying value for impaired mortgage loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s market price or the fair value of the collateral if the loan is collateral dependent.

Derivative instruments: The fair value of equity options is based upon valuation pricing models and represents what the Company would expect to receive or pay at the balance sheet date if the Company cancelled the options, entered into offsetting positions, or exercised the options. Fair values for these instruments were determined internally based on industry accepted valuation pricing models using market observable inputs, including interest rates, yield curve volatilities, and other factors. Credit risk related to the counterparty is considered when estimating the fair values of the options.

The fair value of futures contracts represents the cumulative unsettled variation margin (open trade equity, net of cash settlements), which represents what the Company would expect to receive or pay at the balance sheet date if it canceled the futures contract or entered into offsetting positions.

Fair values of foreign exchange forwards represent the cumulative net unrealized gains or losses.

Surplus debentures: The fair values of surplus debentures are based on valuations obtained from independent pricing services or broker quotes.

Other invested assets: Fair value of the Company’s investment in limited partnerships and private equity funds is based upon estimated net asset value information. Fair value of the Company’s investment in LIHTC vehicles was set equal to the amortized cost of these investments as it approximates the present value of the future tax benefits discounted at a risk-free rate of return. Fair values for the Company’s investments in CLO subordinated debentures and preferred interests is determined using a discounted cash flow method based on yields for comparable securities, maturity and future income.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

Policy loans: Fair values for policy loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar credit risk. Loans with similar characteristics are aggregated for purposes of the calculations.

Separate account invested assets: FHLB and Pension Risk Transfer (“PRT”) separate account invested assets are comprised of bonds, commercial mortgage loans, surplus debentures and cash. The fair values of investments in the separate accounts are determined in the same manner as the same asset categories in the general account as described above.

Deposit-type contracts: Fair values for the Company’s liabilities under deposit-type contracts are estimated using discounted cash flow calculations based on interest rates currently being offered for like contracts with similar maturities.

The aggregate fair values and admitted asset carrying amounts at December 31, 2022 and 2021 for financial instruments are as follows:

	December 31, 2022
Type of Financial Instruments	Aggregate Fair Value	Admitted Value	(Level 1)	(Level 2)	(Level 3)	NAV
Assets:
U.S. government	$14,794	$15,152	$14,794	$—	$—	$—
Foreign government	142,334	160,809	—	126,244	16,090	—
State & political subdivisions	39,589	42,146	—	39,589	—	—
Special revenue & special assessment	618,039	711,283	—	577,825	40,214	—
Industrial and miscellaneous	25,178,429	28,610,436	—	17,890,729	7,287,700	—
Hybrid	665,898	736,327	89,271	576,627	—	—
Bank loans	24,734	24,918	—	—	24,734	—
Total bonds	$26,683,817	$30,301,071	$104,065	$19,211,014	$7,368,738	$—
Preferred stocks	718,607	718,607	244,767	457,968	—	15,871
Common stocks—unaffiliated	203,668	203,668	57,388	99,001	—	47,279
Mortgage loans	363,806	390,236	—	—	363,806	—
Derivative instruments	243,537	326,954	—	243,537	—	—
Investment in limited partnerships	2,324,578	2,324,578	—	—	—	2,324,578
Surplus debentures	568,464	673,592	—	517,942	50,522	—
Other long term invested assets	147,958	128,295	—	111,666	36,292	—
Policy loans	50,822	50,822	—	—	50,822	—
Short term investments	32,692	32,669	—	32,692	—	—
Cash	514,753	514,753	514,753	—	—	—
Cash equivalents	1,527,812	1,527,572	1,527,812	—	—	—
Futures (Due from futures brokers)	—	—	—	—	—	—
Separate account invested assets:
FHLB	3,010,121	3,463,863	30,297	1,336,067	1,643,758	—
PRT	2,117,382	2,258,516	67,893	1,335,710	695,399	18,381

Total Assets	$38,508,017	$42,915,196	$2,546,975	$23,345,597	$10,209,337	$2,406,109

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

	December 31, 2022
Type of Financial Instruments	Aggregate Fair Value	Admitted Value	(Level 1)	(Level 2)	(Level 3)	NAV
Liabilities:
Deposit-type contracts—general account:
Payout annuities without life contingency	$219,592	$211,810	$—	$—	$219,592	$—
PRT	645	636	—	—	645	—
Funding agreement backed notes	2,251,584	2,530,295	—	—	2,251,584	—
Dividend accumulations	4,451	4,451	—	4,451	—	—

Total general account deposit-type contracts	2,476,272	2,747,192	—	4,451	2,471,821	—
Deposit-type contracts-separate account:
FHLB	1,767,288	1,938,650	—	—	1,767,288	—
PRT	2,295	2,358	—	—	2,295	—

Total separate account deposit-type contracts	1,769,583	1,941,008	—	—	1,769,583	—
Futures (Due to futures brokers)	74	74	74	—	—	—
Foreign exchange forwards	140	140	—	140	—	—

Total Liabilities	$4,246,069	$4,688,414	$74	$4,591	$4,241,404	$—

	December 31, 2021
Type of Financial Instruments	Aggregate Fair Value	Admitted Value	(Level 1)	(Level 2)	(Level 3)	NAV
Assets:
U.S. government	$26,950	$26,171	$26,950	$1	$—	$—
Foreign government	178,804	156,701	—	161,188	17,617	—
State & political subdivisions	90,454	79,938	—	90,454	—	—
Special revenue & special assessment	840,029	754,984	—	797,374	42,655	—
Industrial and miscellaneous	24,878,511	23,719,554	—	19,987,076	4,891,435	—
Hybrid	836,425	754,904	127,049	709,376	—	—
Bank loans	9,500	9,500	—	—	9,500	—

Total bonds	$26,860,673	$25,501,752	$153,999	$21,745,469	$4,961,207	$—
Preferred stocks	1,017,478	1,017,081	406,660	598,659	—	12,159
Common stocks—unaffiliated	237,704	237,704	117,789	72,469	—	—
Mortgage loans	1,019,326	955,769	—	—	1,019,326	—
Derivative instruments	812,964	314,130	—	812,964	—	—
Investment in limited partnerships	2,275,457	2,275,457	—	—	—	2,275,457
Surplus debentures	780,011	670,821	—	708,242	71,769	—
Other long term invested assets	123,555	120,748	—	106,609	16,945	—

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

	December 31, 2021
Type of Financial Instruments	Aggregate Fair Value	Admitted Value	(Level 1)	(Level 2)	(Level 3)	NAV
Policy loans	37,730	37,730	—	—	37,730	—
Short term investments	335,510	335,535	12,087	2,423	321,000	—
Cash	1,191,494	1,191,494	1,191,494	—	—	—
Cash equivalents	18,733	18,733	18,733	—	—	—
Futures (Due from futures brokers)	284	284	284	—	—	—
Separate account invested assets:
FHLB	2,253,419	2,093,387	3,505	1,034,273	1,215,641	—
PRT	681,593	682,948	105,464	423,148	152,981	—

Total Assets	$37,645,931	35,453,573	2,010,015	25,504,256	7,796,599	2,335,063

Liabilities:
Deposit-type contracts—general account:
Payout annuities without life contingency	$272,883	$234,875	$—	$—	$272,883	$—
PRT	562	667	—	—	562	—
Funding agreement backed notes	1,727,373	1,801,356	—	—	1,727,373	—
Dividend accumulations	4,480	4,480	—	4,480	—	—

Total general account deposit-type contracts	2,005,298	2,041,378	—	4,480	2,000,818	—
Deposit-type contracts-separate account:
FHLB	1,445,283	1,485,979	—	—	1,445,283	—
PRT	396	434	—	—	396	—
Total separate account deposit-type contracts	1,445,679	1,486,413	—	—	1,445,679	—
Foreign exchange forwards	183	183	—	183	—	—

Total Liabilities	$3,451,160	$3,527,974	$—	$4,663	$3,446,497	$—

There were no financial instruments for which it was not practical to determine a fair value as of December 31, 2022 or 2021.

Additional data with respect to fair values of the Company’s investments is disclosed in Note 2.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

The following table provides information as of December 31, 2022 and 2021 about the Company’s financial assets measured and carried at fair value.

	Level 1	Level 2	Level 3	NAV	Total
At December 31, 2022:
Bonds	$—	$3,127	$—	$—	$3,127
Preferred stocks	220,337	454,399	—	15,871	690,607
Common stocks—unaffiliated	57,388	99,001	—	47,279	203,668
Other long term invested assets	—	28,683	4,964	—	33,647
Cash equivalents	18,754	—	—	—	18,754

Total assets at fair value	$296,479	$585,210	$4,964	$63,150	$949,803

Foreign exchange forwards	—	140	—	—	140
Futures (Due to futures brokers)	74	—	—	—	74

Total liabilities at fair value	$74	$140	$—	$—	$214

At December 31, 2021:
Bonds	$—	$1,763	$—	$—	$1,763
Preferred stocks	369,937	539,138	—	12,159	921,234
Common stocks—unaffiliated	117,789	72,469	—	47,447	237,705
Other long term invested assets	—	21,171	9,164	—	30,335
Derivative instruments:
EIUL equity options	—	78,040	—	—	78,040
Futures (Due from futures broker)	284	—	—	—	284
Cash equivalents	$13,822	$—	$—	$—	$13,822

Total assets at fair value	$501,832	$712,581	$9,164	$59,606	$1,283,183

Foreign exchange forwards	—	183	—	—	183

Total liabilities at fair value	$—	$183	$—	$—	$183

Bonds and preferred stocks—Fair values for long and short term bonds and preferred stocks are based on valuations obtained from an independent pricing service or broker quotes. The independent pricing service’s valuations are based on market data and utilize pricing models that vary by asset class and incorporate available trade, bid and other market information and, for structured securities, cash flow and loan performance data when available. The primary inputs are observable and include benchmark yields, reported trades, broker/dealer quotes, issuer spread, two-sided markets, benchmark securities, bids, offers and reference data including market research publications. The independent pricing service also evaluates new issue data, monthly payment information and collateral performance. The independent pricing service uses spreads and other information solicited from Wall Street buy and sell side sources, including primary and secondary dealers, portfolio managers and research analysts. The Company uses the valuations provided by the independent pricing service as the estimated fair value of the security when available. If the independent pricing service is not able to provide a valuation, the Company obtains a broker quote and uses the broker quote as an estimate of fair value. The valuations for bonds and the majority of preferred stocks are based on pricing models for which the primary inputs are observable and, therefore, the investments were classified as Level 2.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

Certain preferred stock investments are measured at fair value for which NAV is used as a practical expedient for fair value, and the Company does not have any significant restrictions in their ability to liquidate their positions in these investments, other than obtaining general partner approval, nor does the Company believe it is probable that a price less than NAV would be received in the event of a liquidation.

Common stocks—unaffiliated - The Company’s investments in mutual funds are classified as Level 1 since the fair value for the mutual fund investments is based on the net asset value published by the respective mutual fund companies and represents the value the Company would have received if it withdrew its investment on the balance sheet date. Publicly traded common stock investments are classified as Level 1 since they are valued at quoted market prices. The Company’s investment in FHLB common stock is classified as Level 2 since the fair value of this stock is equal to its cost, which represents the price at which the FHLB will repurchase the stock. The Company has an investment in private common stock which is valued at NAV as a practical expedient for fair value.

Other long term invested assets—Fair values for the Company’s investments in CLO subordinated debentures and preferred interests is determined using a discounted cash flow method based on yields for comparable securities, maturity and future income. Certain other long term invested assets are classified as Level 2 as the significant inputs are observable or can be corroborated by market data for the term of the instrument, similar to other bonds and preferred stocks. Other investments in this category are valued using unobservable inputs that are significant to the fair value measurement, and thus are classified as Level 3.

Derivative instruments—The fair value of EIUL option contracts is based upon valuation pricing models and represents what the Company would expect to receive or pay at the balance sheet date if the Company canceled the contracts, entered into offsetting positions, or exercised the options. Fair values for these instruments were determined internally based on industry accepted valuation pricing models using market observable inputs, including interest rates and yield curve volatilities and the assets are classified as Level 2. Credit risk related to the counterparty is considered when estimating the fair values of these option contracts.

The fair value of futures contracts represents the cumulative unsettled variation margin (open trade equity, net of cash settlements) which represents what the Company would expect to receive or pay at the balance sheet date if it canceled the futures contract or entered into offsetting positions. Futures contracts are classified as Level 1. Foreign currency forward contracts are classified as Level 2 and their fair value is equal to the cumulative net unrealized gains or losses.

Cash equivalents—The Company’s investment in cash equivalents are classified as Level 1 and their fair value represents their cost.

The following table summarizes changes to the Company’s financial instruments carried at fair value and classified within Level 3 of the fair value hierarchy for the year ended December 31, 2022. The gains and losses below may include changes in fair value due in part to observable inputs that are a component of the valuation methodology.

Description	Beginning Balance at December 31, 2021	Transfers into Level 3	Transfers out of Level 3	Total gains (losses) included in Net Income	Total gains (losses) included in Surplus	Purchases	Sales	Ending Balance at December 31, 2022
Other long term invested assets	9,164	—	3,434	703	(1,469)	—	—	4,964

Total Assets	$9,164	$—	$3,434	$703	$(1,469)	$—	$—	$4,964

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

The Company’s policy is to recognize transfers in and transfers out of the fair value hierarchy levels as of the beginning of the year of the event or change in circumstances that caused the transfer.

NOTE 7: RESERVES

At December 31, 2022 the Company’s annuity reserves and deposit-type liabilities that are subject to (a) discretionary withdrawal with adjustment, (b) subject to discretionary withdrawal without adjustment, and (c) not subject to discretionary withdrawal provisions are as follows:

A.	INDIVIDUAL ANNUITIES

	General Account	% of Total
(1) Subject to discretionary withdrawal:
a. with market value adjustment	$24,755,853	70.5%
b. at book value less current surrender charge of 5% or more	4,836,722	13.8
c. at fair value	—	—

d. total with market value adjustment or at fair value (a through c)	29,592,575	84.3
e. at book value without adjustment (minimal or no charge or adjustment)	4,359,228	12.4
(2) Not subject to discretionary withdrawal	1,158,570	3.3

(3) Total (gross: direct + assumed)	35,110,373	100.0%

(4) Reinsurance ceded	19,201,734

(5) Total (net) (3) - (4)	$15,908,639

(6) Amount included in A(1)b above that will move to A(1)e for the first time within the year after the statement date	$726,579

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

B.	GROUP ANNUITIES

	General Account	Separate Account with Guarantees	Total	% of Total
(1) Subject to discretionary withdrawal:
a. with market value adjustment	$17	$—	$17	—%
b. at book value less current surrender charge of 5% or more	—	—	—	—
c. at fair value	—	—	—	—

d. total with market value adjustment or at fair value (a through c)	17	—	17	—
e. at book value without adjustment (minimal or no charge or adjustment)	168,073	—	168,073	6.1
(2) Not subject to discretionary withdrawal	491,924	2,105,550	2,597,474	93.9

(3) Total (gross: direct + assumed)	660,014	2,105,550	2,765,564	100.0%
(4) Reinsurance ceded	515,107	—	515,107

(5) Total (net) (3) - (4)	$144,907	$2,105,550	$2,250,457

(6) Amount included in B(1)b above that will move to B(1)e for the first time within the year after the statement date	$—	$—	$—

C.	DEPOSIT-TYPE CONTRACTS (no life contingencies)

	General Account	Separate Account with Guarantees	Total	% of Total
(1) Subject to discretionary withdrawal:
a. with market value adjustment at book value less current surrender charge of	$—	$—	$—	—%
b. 5% or more	—	—	—	—
c. at fair value total with market value adjustment or at fair	—	—	—	—

d. value (a through c) at book value without adjustment (minimal or	—	—	—	—
e. no charge or adjustment)	4,451	—	4,451	0.1
(2) Not subject to discretionary withdrawal	2,824,515	1,941,007	4,765,522	99.9

(3) Total (gross: direct + assumed)	2,828,966	1,941,007	4,769,973	100.0%
(4) Reinsurance ceded	81,775	—	81,775

(5) Total (net) (3) - (4)	$2,747,191	$1,941,007	$4,688,198

(6) Amount included in C(1)b above that will move to C(1)e for the first time within the year after the statement date	$—	$—	$—
Total net annuity actuarial reserves	$16,053,546	$2,105,550	$18,159,096
Total net deposit-type reserves	2,747,191	1,941,007	4,688,198

Total net annuity and deposit-type reserves	$18,800,737	$4,046,557	$22,847,294

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

D.	Life & Accident & Health Annual Statement:

Amount
(1) Exhibit 5, Annuities section, Total (net)	$15,980,033
(2) Exhibit 5, Supplementary Contracts with Life Contingencies Section, Total (net)	73,514
(3) Exhibit 7, Deposit Type Contracts, Line 14, Column 1	2,747,191
(4) Subtotal	18,800,738

SeparateAccounts Annual Statement:
(5) Exhibit 3, Line 0299999, Column 2	2,105,550
(6) Exhibit 3, Line 0399999, Column 2	—
(7) Policyholder dividend and coupon accumulations	—
(8) Policyholder premiums	—
(9) Guaranteed interest contracts	—
(10) Other contract deposit funds	1,941,007

(11) Subtotal	4,046,557

(12) Combined Total	$22,847,295

At December 31, 2022 the Company’s life reserves by withdrawal characteristics are as follows:

	Account Value	Cash Value	Reserve
E. General Account
(1) Subject to discretionary withdrawal, surrender values or policy loans:
a. Term Policies with Cash Value	$—	$546,695	$1,163,878
b. Universal Life	267,492	271,440	279,601
c. Universal Life with Secondary Guarantees	112,181	110,935	203,443
d. Indexed Universal Life	30,918	29,543	30,985
e. Indexed Universal Life with Secondary Guarantees	1,689,541	1,274,638	1,381,698
f. Indexed Life	—	—	—
g. Other Permanent Cash Value Life Insurance	—	43,193	46,523
h. Variable Life	—	—	—
i. Variable Universal Life	—	—	—
j. Miscellaneous Reserves	—	—	—

(2) Not subject to discretionary withdrawal or no cash values
a. Term Policies without Cash Value	XXX	XXX	303,130
b. Accidental Death Benefits	XXX	XXX	15,334
c. Disability – Active Lives	XXX	XXX	10,552
d. Disability – Disabled Lives	XXX	XXX	7,421
e. Miscellaneous Reserves	XXX	XXX	13,588

(3) Total (gross: direct + assumed)	2,100,132	2,276,444	3,456,153
(4) Reinsurance ceded	916,192	754,831	1,968,146

(5) Total (net) (3) - (4)	$1,183,940	$1,521,613	$1,488,007

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

F.	Reconciliation of total life actuarial reserves with the Life & Accident & Health Annual Statement (Exhibit 5):

Amount
Life & Accident & Health Annual Statement:
(1) Exhibit 5, Life Insurance Section, Total (net)	$1,474,715
(2) Exhibit 5, Accidental Death Benefits Section, Total (net)	7,547
(3) Exhibit 5, Disability – Active Lives Section, Total (net)	1,624
(4) Exhibit 5, Disability – Disabled Lives Section, Total (net)	4,121
(5) Exhibit 5, Miscellaneous Reserves Section, Total (net)	—

(6) Subtotal	1,488,007

Separate Accounts Annual Statement:
(7) Exhibit 3, Line 0199999, Column 2	—
(8) Exhibit 3, Line 0499999, Column 2	—
(9) Exhibit 3, Line 0599999, Column 2	—
(10) Subtotal (Lines (7) through (9))	—

(11) Total life insurance reserves for life policies and contracts Exhibit	$1,488,007

The Company elected to calculate the reserve liability for its FIA products based on Actuarial Guideline XXXV, assuming the market value of the eligible derivative assets associated with the current interest crediting period is zero, and reflect the interest credit in the reserve when realized based on the actual performance of the relevant external index or indices. See Note 1(b) for further details.

NOTE 8: REINSURANCE

The Company reinsures portions of its policy risks with other insurance companies. The use of reinsurance does not discharge an insurer from liability on the insurance ceded. The insurer is required to pay in full the amount of its insurance liability regardless of whether it is entitled to or able to receive payment from the reinsurer. The Company also assumes policy risks from other insurance companies.

The effect of reinsurance on premiums earned and benefits incurred for the years ended December 31, 2022, 2021 and 2020 were as follows:

	Premiums Earned			Benefits Incurred
	2022	2021	2020	2022	2021	2020
Direct	$10,175,483	$7,774,761	$4,655,734	$3,421,612	$3,012,715	$2,664,211
Assumed	391	360	335	403	175	281
Ceded	(4,562,907)	(6,867,332)	(5,244,192)	(2,086,937)	(1,439,007)	(1,083,945)

Net	$5,612,967	$907,789	$(588,123)	$1,335,078	$1,573,883	$1,580,547

Concentration of Reinsurance Risk Assumed:

The Company assumes insurance that is in excess of FGLICNY’s retention limits. Reinsurance assumed premiums received under these contracts were $318, $325 and $264 in 2022, 2021 and 2020, respectively. Related reinsurance assumed benefits incurred in 2022, 2021 and 2020 were $330, $160 and $180, respectively.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

Reinsurance amounts payable to FGLICNY on paid and unpaid losses were $42, $128 and $24 at December 31, 2022, 2021 and 2020 respectively. Policy reserves included $264, $281 and $292 of reinsurance assumed at December 31, 2022, 2021 and 2020 respectively.

Concentration of Reinsurance Risk Ceded:

The Company has a significant concentration of reinsurance risk with third party reinsurers, Wilton Reassurance Company (“Wilton Re”) and Kubera Insurance (SAC) Ltd. (“Kubera”) that could have a material impact on the Company’s financial position in the event that either Wilton Re or Kubera fail to perform their obligations under the various reinsurance treaties. Wilton Re is a wholly-owned subsidiary of Canada Pension Plan Investment Board (“CPPIB”). CPPIB has a AAA issuer credit rating from Standard & Poor’s Ratings Services (“S&P”) as of December 31, 2022. Kubera is not rated, however, management has attempted to mitigate the risk of non-performance through the funds withheld arrangement. The Company believes that all amounts due from Wilton Re and Kubera for periodic treaty settlements are collectible as of December 31, 2022. At December 31, 2022 and 2021, the reserves ceded to Wilton Re totaled $1,349,748 and $1,417,950, respectively. At December 31, 2022 and 2021, the reserves ceded to Kubera totaled $8,934,297 and $9,721,401, respectively. The Company monitors both the financial condition of individual reinsurers and risk concentration arising from similar activities and economic characteristics of reinsurers to attempt to reduce the risk of default by such reinsurers.

F&G Cayman Re Ltd.:

The Company entered into a coinsurance agreement with Front Street (Cayman) Ltd (“FSR”), an affiliate and an unauthorized reinsurer in Iowa, on December 31, 2012 to reinsure a 10% quota share of certain annuity liabilities. This coinsurance agreement is collateralized on a funds withheld basis. Under the terms of this reinsurance agreement, reserves are calculated in accordance with statutory accounting practices prescribed or permitted by the Maryland Insurance Administration (“MIA”). The IID grandfathered the accounting practices for this reinsurance agreement upon re-domestication to Iowa. Therefore, the Company will continue to record the ceded reserve credit under this reinsurance agreement in accordance with MIA accounting practices and continue to record the net hedge settlement at fair value, rather than amortized cost.

Effective September 17, 2014, the Company entered into a second coinsurance agreement with FSR, whereby the Company ceded to FSR 30% of any new business of its multi-year guaranteed annuity block of business (“MYGA”). This treaty was subsequently terminated as to new business effective April 30, 2015, but remains in effect for policies ceded to FSR with an effective date between September 17, 2014 and April 30, 2015.

On May 31, 2021, two Novation Agreements were executed by and among Freestone Re Ltd. (“Freestone Re”), an exempted company incorporated in the Cayman Islands with limited liability (“New Reinsurer”), FSR, an exempted company incorporated in the Cayman Islands with limited liability (“Original Reinsurer”) and the Company. The effective dates of the agreements are April 1, 2021.

Effective December 22, 2021, Freestone Re merged with and into F&G Cayman Re Ltd. (“F&G Cayman Re”), an exempted company incorporated in the Cayman Islands with limited liability, with F&G Cayman Re surviving. The affiliated agreements discussed above with the Company are affiliated both before and after the merger. The statutory reserves ceded to F&G Cayman Re under this agreement were $493,596 and $563,755 as of December 31, 2022 and 2021, respectively. Under the agreement terms, the Company holds bonds and other

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

fixed income securities in a separate custodial account over which the Company retains control and has title to all assets held in this account.

Hannover Life Reassurance Company of America:

In March 2017, the Company entered into an indemnity reinsurance agreement with Hannover Life Reassurance Company of America (“Hannover Re”), an unaffiliated reinsurer, effective January 1, 2017, to reinsure 70% quota share of certain guaranteed minimum withdrawal benefit (“GMWB”) riders and guaranteed minimum deaths benefit (“GMDB”) riders. Under the reinsurance agreement, Hannover Re reimburses the Company for a quota share of the GMWB and GMDB benefits (i.e., income payments when the contract value is zero or death benefits in excess of the total account value). The indemnity agreement was amended on September 28, 2017 to include additional inforce and new business issued through December 31, 2017. The Company recorded a deferred reinsurance gain of $214,988 upon the initial cession of GMWB and GMDB business to Hannover Re. The Company recognized amortization of the deferred reinsurance gain in income in the amount of $15,921, $28,673 and $0 at December 31, 2022, 2021 and 2020, respectively. The deferral and amortization of the reinsurance gain has no net impact on the Company’s surplus. The unamortized deferred reinsurance gain at December 31, 2022, 2021 and 2020 of $123,564, $154,423 and $183,096, respectively, is reflected in the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus under caption “Segregated surplus” with the related amortization being reflected in the Statutory Statements of Operations, under caption “Commissions and expense allowances on reinsurance ceded”. The statutory reserves ceded to Hannover Re under this agreement were $930,642 and $856,486 as of December 31, 2022 and 2021, respectively.

Raven Reinsurance Company:

The Company has a reinsurance treaty with Raven Re, its wholly-owned captive reinsurance company, to cede the Commissioners Annuity Reserve Valuation Method (“CARVM”) liability for annuity benefits where surrender charges are waived related to certain FIA, DA and certain MYGA policies. Effective October 1, 2022, the treaty was amended and restated to cover additional FIA, DA and MYGA policy issue years. In connection with the CARVM reinsurance agreement, the Company and Raven Re entered into an agreement with Nomura Bank International plc (“NBI”) to establish a reserve financing facility in the form of a letter of credit issued by NBI. The reimbursement agreement associated with the facility was amended and restated on September 30, 2022. As a result, the financing facility now has $200,000 available to draw on as of December 31, 2022. The amended facility may terminate earlier than the current termination date of October 1, 2027, in accordance with the terms of the reimbursement agreement.

The amendment and restatement of the cession of this business resulted in a deferred reinsurance gain of $129,976. The Company recognized amortization for the deferred reinsurance gain in income in the amount of $19,872, $21,322 and $7,017 at December 31, 2022, 2021 and 2020, respectively. The unamortized deferred gain as of December 31, 2022 was $110,105 which is reflected on page 3, Statement of Liabilities, Surplus and Other Funds, line 34, “Aggregate write-ins for special surplus funds”. The statutory reserves ceded to Raven Re under this agreement were $189,423 and $23,493 as of December 31, 2022 and 2021, respectively.

Kubera Insurance (SAC) Ltd. and Somerset Reinsurance Ltd.:

The Company entered into a reinsurance agreement with Kubera, a third-party reinsurer, effective December 31, 2018, to cede certain MYGA and DA reserves on a coinsurance funds withheld basis, net of applicable existing

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

reinsurance. In accordance with the terms of this agreement, the Company cedes a quota share percentage of MYGA and DA policies for certain issue years to Kubera.

Effective October 31, 2021, the Company amended the FIA treaty to include additional FIA policies. The amendment resulted in a net after-tax gain of $4,061. Additionally, the reinsurer novated all insurance liabilities under the DA treaty to Somerset. The Company now directly cedes the DA business to Somerset instead of Kubera. Due to the novation, the retrocession agreement between the reinsurer and Somerset was terminated. The FIA treaty was subsequently amended and restated on October 1, 2022 whereby the Company recaptured $52,397 in statutory reserves solely related to waiver of surrender charges.

The unamortized deferred gain related to the Kubera treaties of $5,005 at December 31, 2022 is reflected on page 3, Statement of Liabilities, Surplus and Other Funds, line 34, “Aggregate write-ins for special surplus funds” with the related amortization being reflected on page 4, Summary of Operations, line 6 “Commissions and expense allowances on ceded reinsurance”. The Company amortized deferred reinsurance gains into income of $1,867 during 2022. Under the terms of the agreements, the Company holds bonds and other fixed income securities in a separate custodial account over which the Company retains control and has title to all assets held in this account. The statutory reserves ceded to Kubera under these agreements were $8,934,297 and $9,721,401 as of December 31, 2022 and 2021, respectively; the statutory reserves ceded to Somerset were $564,939 and $776,912 as of December 31, 2022 and 2021, respectively.

The Canada Life Assurance Company:

On May 1, 2020, the Company entered into an indemnity reinsurance agreement with The Canada Life Assurance Company (“Canada Life”), an unaffiliated reinsurer, to reinsure a quota share of the guaranteed minimum withdrawal benefits “(GMWB)” riders attached to certain FIA policies. Under the reinsurance treaty, Canada Life will reimburse the Company for a quota share of the GMWB benefits (i.e., income payments when the contract account value is zero). The cession of this business resulted in a net after-tax gain of $36,792 which is reflected in the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus under caption “Segregated surplus” with the related amortization being reflected in the Statutory Statements of Operations, under caption “Commissions and expense allowances on reinsurance ceded”.

This treaty was subsequently amended effective January 1, 2021 and January 1, 2022, and now covers FIA policies with GMWB issued from January 1, 2020 to December 31, 2023. The amendment of the cession of this business resulted in a deferred reinsurance gain of $2,171.

Effective October 1, 2022, the treaty was then amended and restated to cover additional FIA business policies. The amendment and restatement of the cession of this business resulted in a deferred reinsurance gain of $31,897.

The unamortized deferred gain related to the Canada Life treaties of $56,409 at December 31, 2022 is reflected on page 3, Statement of Liabilities, Surplus and Other Funds, line 34, “Aggregate write-ins for special surplus funds” with the related amortization being reflected on page 4, Summary of Operations, line 6 “Commissions and expense allowances on ceded reinsurance”. The Company amortized deferred reinsurance gains into income of $5,924 during 2022. The statutory reserves ceded under this agreement as of December 31, 2022 and 2021 were $391,456 and $170,849, respectively.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

F&G (Bermuda) Re Ltd.:

Effective December 31, 2022, the Company entered into a Coinsurance Agreement with F&G Life Re Ltd. (“Reinsurer”), an affiliated Bermuda reinsurer, to reinsure a quota share of PRT group annuity contracts. Some of the contracts reinsured are held by the Company’s general account and others are held by the Company’s separate account. The cession from the Company to the Reinsurer is on a 80% quota share basis. Reinsurance of the separate account contracts are maintained on a modified coinsurance basis and reinsurance of the general account contracts are maintained on a funds withheld basis. On the funds withheld portion of the transaction, the Company ceded $383,051, in certain PRT Statutory Reserves and Interest Maintenance Reserve. The Company established a modified coinsurance reserve of $1,686,326 associated with the PRT Separate Account Insurance Liabilities.

Aspida Life Re Ltd.:

On January 15, 2021, the Company executed a coinsurance agreement on a funds withheld basis with Aspida Life Re Ltd. (“Aspida Life Re”), a Bermuda reinsurer. In accordance with the terms of this agreement, the Company cedes to the reinsurer, on a fifty percent funds withheld coinsurance basis, certain MYGA business written effective January 1, 2021. Effective September 1, 2022, the Company amended the reinsurance treaty to increase the ceded quota share to 75% capped at $350,000 cession per month for policies issued on or after September 1, 2022. The statutory reserves ceded to Aspida Life Re under this agreement were $3,204,340 and $873,747, as of December 31, 2022 and 2021, respectively.

New Reinsurance Company Ltd.:

Effective December 31, 2022, F&G entered into an indemnity reinsurance agreement with New Reinsurance Company Ltd. (“New Re”), a wholly owned subsidiary of Munich Re (“Munich Re”), to cede a quota share of certain FIA policies and related waiver of surrender charges, issued after January 1, 2022, on a coinsurance and yearly renewable term basis. The coinsurance quota share is only applicable to the base contract benefits under the FIA policies. The yearly renewable term is applicable to the waiver of surrender charges. The statutory reserves ceded under this agreement were $185,331 as of December 31, 2022. This treaty resulted in a deferred reinsurance gain of $136,190 as of December 31, 2022.

Amounts payable or recoverable for reinsurance on paid and unpaid claims are not subject to periodic or maximum limits.

During 2022 and 2021, the Company did not write off any significant reinsurance balances or commute any ceded reinsurance.

No policies issued by the Company have been reinsured with a foreign company which is controlled, either directly or indirectly, by a party not primarily engaged in the business of insurance.

The Company has not entered into any reinsurance agreements in which the reinsurer may unilaterally cancel any reinsurance for reasons other than nonpayment of premiums or other similar credits.

NOTE 9: DIVIDEND RESTRICTIONS

Dividends on the Company’s stock are paid as declared by its Board of Directors. Under the laws of the State of Iowa, any proposed payment of a dividend is classified as an “extraordinary dividend” if it, together with the

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

aggregate fair market value of other dividends or distributions made during the preceding twelve months, exceeds the greater of 10% of capital and surplus as of the preceding December 31 or net gain from operations before realized capital gains or losses for the preceding year. No extraordinary dividends may be paid without prior approval of the IID. In addition, no ordinary dividends may be paid except from the earned profits arising from the Company’s business, which does not include contributed capital or contributed surplus. The IID approved $38,300 and $150,059 extraordinary dividends payment to its Parent, FGLH, as a return of capital in 2021 and 2020, respectively. There were no dividends paid during 2022.

The Company’s maximum ordinary dividend capacity for 2023 is $0.

NOTE 10: SURPLUS NOTES

On December 31, 2009, the Company issued a surplus note (the “2009 Surplus Note”) to its parent, FGLH in the principal amount of $30,000. Principal and interest payments are payable out of the surplus of the Company and require the prior written approval of the IID. Interest accrues on the 2009 Surplus Note at the rate of 6% per annum, with interest payments made quarterly. The interest payments are subject to the Company having sufficient surplus and obtaining the approval of the IID. The 2009 Surplus Note may be prepaid in whole or in part at any time, plus accrued interest to the date of prepayment, without premium or penalty subject to the Company having sufficient surplus and obtaining the approval of the IID. The unpaid principal balance matures on September 30, 2046. The 2009 Surplus Note will be automatically extended from year to year if the Company has insufficient surplus or does not obtain the approval of the IID to effect the repayment. Upon liquidation and dissolution of the Company, to the extent the principal of and the interest on this Surplus Note have not been paid in full, FGLH shall share, after all liabilities to policyholders, claimants, beneficiaries and other creditors of the Company have been paid, in the distributable assets of the Company pro rata with the holders of all other surplus notes, if any, of the Company until the unpaid balance of principal and accrued interest upon all such surplus notes shall have been fully paid, before there is any distribution of assets to the holders of the then outstanding equity securities of the Company. The Company paid interest totaling $1,800 on the 2009 Surplus Note in 2022, 2021 and 2020. Total interest paid during the life of the 2009 Surplus Note through December 31, 2022 was $23,400.

On March 31, 2013, the Company issued an additional surplus note to its parent, FGLH, in the principal amount of $195,000 (the “2013 Surplus Note”). Principal and interest payments are payable out of the surplus of the Company and also require the prior written approval of the IID. Interest accrues on the 2013 Surplus Note at the rate of 6.5% per annum, with interest payments made quarterly. The interest payments are subject to the Company having sufficient surplus and obtaining the approval of the IID. The 2013 Surplus Note may be prepaid in whole or in part at any time, plus accrued interest to the date of prepayment, without premium or penalty subject to the previously noted requirements. The unpaid principal balance matures on September 30, 2046. The 2013 Surplus Note will automatically extend from year to year if the Company has insufficient surplus or does not obtain the approval of the IID to effect the repayment. Upon liquidation and dissolution of the Company, to the extent the principal of and the interest on this Surplus Note have not been paid in full, the Holder shall share, after all liabilities to policyholders, claimants, beneficiaries and other creditors of the Company have been paid, in the distributable assets of the Company pro rata with the holders of all other surplus notes, if any, of the Company until the unpaid balance of principal and accrued interest upon all such surplus notes shall have been fully paid, before there is any distribution of assets to the holders of the then outstanding equity securities of the Company. The Company paid interest totaling $12,675 on the 2013 Surplus Note in 2022, 2021 and 2020. Total interest paid during the life of the 2013 Surplus Note through December 31, 2022 was $123,581.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

NOTE 11: CAPITAL AND SURPLUS

Life insurance companies are subject to certain RBC requirements as specified by the NAIC. The RBC is used to evaluate the adequacy of capital and surplus maintained by an insurance company in relation to: (i) asset risk, (ii) insurance risk, (iii) interest rate risk and (iv) business risk. The Company monitors the level of its RBC and has exceeded all of the NAIC’s minimum requirements as of December 31, 2022, 2021 and 2020.

In the first half of 2020, the company paid a dividend to FGLH of $99,509 that was treated as a return of capital.

In the fourth quarter of 2020, the company paid a dividend to FGLH of $51,000 that was treated as a return of capital.

On December 29, 2020, the Company received a capital contribution of $108,000 from FGLH. Subsequently, on December 29, 2020, the Company made a capital contribution to F&G Life Re in the amount of $99,535.

Effective December 2020, FGLH contributed all outstanding common shares of F&G Life Re, a foreign subsidiary, to the Company. The contribution had an equity value of $2,029.

In the second quarter of 2021, the Company paid a dividend to FGLH of $38,300 that was treated as a return of capital.

On September 27, 2021, Company received a capital contribution of $305,000 from FGLH.

On December 23, 2022, the Company received a capital contribution of $455,000 from FGLH.

On December 31, 2022, the Company received a capital contribution from FGLH. Upon assessment of FGLIC’s year end capital position, management determined a capital contribution of $15,000 was appropriate. A capital contribution receivable and increase to contributed surplus was recorded. This capital contribution was approved by the IID and in accordance with SSAP 72, paid prior to February 28, 2023.

NOTE 12: CONTINGENCIES

The Company is assessed amounts by the state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium tax credits in certain states.

The Company received updated information in 2022 of potential assessments from the National Organization of Life & Health Insurance Guaranty Associations (“NOLHGA”). At December 31, 2022 and 2021, the Company has recorded a potential liability related to its share of the estimated guaranty fund assessments as provided by NOLHGA in the amount of $1,387 and $1,806, respectively. The data provided by NOLHGA utilizes estimates and does not reflect the actual timing of future assessments.

This liability could change should any new insolvencies arise. Management reviews open insolvencies annually to determine if the guaranty fund accrual is sufficient.

At December 31, 2022 the Company has established a guaranty fund asset of $1,365 which consists of future premium tax deductions related to the NOLHGA liability in the amount of $1,291 and net assets paid in the

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

amount of $74. At December 31, 2021, the Company established a guaranty fund asset of $1,437 which consisted of future premium tax deduction related to the NOLHGA liability in the amount of $1,291 and net assets paid in the amount of $146.

The Company is involved in various pending or threatened legal proceedings, including purported class actions, arising in the ordinary course of business. In some instances, these proceedings include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. In the opinion of the Company’s management and in light of existing insurance and other potential indemnification, reinsurance and established accruals, such litigation is not expected to have a material adverse effect on the Company’s financial position, although it is possible that the results of operations and cash flows could be materially affected by an unfavorable outcome in any one period.

NOTE 13: SEPARATE ACCOUNTS

In accordance with the products/transactions recorded within the separate accounts, some assets are considered legally insulated whereas others are not legally insulated from the general account. As of December 31, 2022 and

2021 the Company’s separate account statements included legally insulated assets of $2,451,989 and $686,654, respectively. Separate Account Assets are attributed to the following:

	Separate Account Assets
	Legally Insulated Assets	Separate Account Assets (Not Legally Insulated)
FHLB	$—	$4,028,952
PRT	2,451,989	—

Total	$2,451,989	$4,028,952

In accordance with the products/transaction recorded within the separate accounts, some separate account liabilities are guaranteed by the general account. (In accordance with the guarantees provided, if the investment proceeds are insufficient to cover the rate of return guaranteed for the product, the policyholder proceeds will be remitted by the general account.) To compensate the general account for the risk taken, the PRT separate account has incurred risk charges as follows for the past five (5) years:

2022	$2,100
2021	243
2020	—
2019	—
2018	—

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

Information regarding the separate accounts of the Company as of and for the years ended December 31, 2022, 2021 and 2020 are as follows:

	2022
	Non-indexed Guarantee Less than / equal to 4%	Non-indexed Guarantee More than 4%	Total
Premiums, considerations or deposits received	$2,530,769	$—	$2,530,769

Reserves for separate accounts with assets at amortized cost	$3,297,512	$749,046	$4,046,558

Reserves for separate accounts by withdrawal characteristics:
Not subject to discretionary withdrawal	$3,297,512	$749,046	$4,046,558

	2021
	Non-indexed Guarantee Less than / equal to 4%	Non-indexed Guarantee More than 4%	Total
Premiums, considerations or deposits received	$1,388,597	$—	$1,388,597

Reserves for separate accounts with assets at amortized cost	$2,130,241	$34,720	$2,164,961

Reserves for separate accounts by withdrawal characteristics:
Not subject to discretionary withdrawal	$2,130,241	$34,720	$2,164,961

	2020
	Non-indexed Guarantee Less than / equal to 4%	Non-indexed Guarantee More than 4%	Total
Premiums, considerations or deposits received	$200,000	$—	$200,000

Reserves for separate accounts with assets at amortized cost	$1,084,925	$103,431	$1,188,356

Reserves for separate accounts by withdrawal characteristics:
Not subject to discretionary withdrawal	$1,084,925	$103,431	$1,188,356

NOTE 14: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 17, 2023, the date the financial statements were made available to be issued. In compliance with the Raven Reinsurance Agreement between FGLIC and Raven

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

NOTES TO STATUTORY FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 and 2020

(DOLLARS IN THOUSANDS)

Re a one time dividend payment in the amount of $42,300 was paid from Raven Re to FGLIC on March 27, 2023. Both the IID and the Vermont Department approved the dividend payment on February 22, 2023.

On March 31, 2023, the Company received a capital contribution of $130,000 from FGLH. This capital contribution was approved by the IID and in accordance with SSAP 72, paid prior to April 30, 2023.

No other events have occurred subsequent to the balance sheet date and through the date of evaluation that would require adjustment or disclosure.

APPENDIX A: STATE VARIATIONS

State	Benefit or Feature	Availability or Variation
Florida	Right to Examine	If you exercise your right to cancel the Contract, as described in “Right to Examine,” you will receive the greater of (i) the Account Value and (ii) the Premium received less any Withdrawals.
	Incontestability	We will not contest the validity of this Contract after the Issue Date, even if Birth Date and/or Sex has been misstated.
	Waiver of Surrender Charges	Surrender Charges are not assessed upon annuitization, even if annuitized prior to the Maturity Date.
	Annuity Payments	Based on Account Value rather than Surrender Value.

Illinois	Misstatement of Birth Date and/or Sex	Misstatements made as to the sex of the Annuitant(s) are excluded from the Misstatements of Birth Date and/or Sex provision.

Maryland	Right to Examine	If you exercise your right to cancel the Contract, as described in “Right to Examine,” you will receive an amount equal to Premiums received less any Withdrawals.
	Surrender Charge Waiver Riders – Nursing Home Confinement, Impairment, Terminal Illness	You may apply for these waivers after 6 months following the Effective Date of the Contract.

Massachusetts	Right to Examine	If you exercise your right to cancel the Contract, as described in “Right to Examine,” you will receive an amount equal to Premiums received less any Withdrawals.
	Unisex	The amount of any annuity payments under the Contract will be based on unisex values.
	Misstatement of Birth Date and/or Sex	Misstatements made as to the sex of the Annuitant(s) are excluded from the Misstatements of Birth Date and/or Sex provision.

Minnesota	Right to Examine	If you exercise your right to cancel the Contract, as described in “Right to Examine,” you will receive an amount equal to Premiums received less any Withdrawals.

New Hampshire	Right to Examine	If you exercise your right to cancel the Contract, as described in “Right to Examine,” you will receive an amount equal to Premiums received less any Withdrawals.
	Incontestability	We will not contest the validity of this Contract after the Issue Date, even if Birth Date and/or Sex has been misstated.

A-1

State	Benefit or Feature	Availability or Variation
North Carolina	Right to Examine	If you exercise your right to cancel the Contract, as described in “Right to Examine,” you will receive an amount equal to Premiums received less any Withdrawals.

Oklahoma	Right to Examine	If you exercise your right to cancel the Contract, as described in “Right to Examine,” you will receive an amount equal to Premiums received less any Withdrawals.
	Notification of Death	If we overpay the Death Benefit, our right to recover such overpayment terminates twelve (12) months after such payment is made, except in cases of fraud.

Texas	Right to Examine	If you exercise your right to cancel the Contract, as described in “Right to Examine,” you will receive an amount equal to Account Value, plus any fees and charges deducted from the Account Value.

Washington	Right to Examine	If you exercise your right to cancel the Contract, as described in “Right to Examine,” an additional ten percent penalty shall be added to any proceeds if not paid within thirty days of return of the Contract to us or the insurance producer.

A-2

APPENDIX B: STRATEGY INTERIM VALUE

We calculate the Strategy Interim Value for each Indexed-Linked Interest Strategy at the end of each Business Day throughout the entire Crediting Period. The calculation is based on a formula designed to measure the market value of your investment in an Indexed-Linked Interest Strategy at any point during the Crediting Period. Specifically, the formula we use derives the market value of a portfolio of hypothetical investments in derivatives and fixed income instruments. These values are intended to protect us when you make a withdrawal from your Contract. These values provide us with protection from the trading risk that we will have to incur and/or reflect changes in the Strategy Account Value of each Index-Linked Interest Strategy throughout the Crediting Period, including on the Crediting Date.

You should note that even if an underlying index is experiencing positive change, the Strategy Interim Value may be less than the Strategy Base Value. This is due to, among other factors, market inputs for volatilities, interest rates and dividends.

The calculation we use tracks the change in a hypothetical portfolio of investments in fixed income assets and derivatives, by applying an equity adjustment and asset adjustment to the Strategy Base Value of the Index-Linked Strategy.

Equity Adjustment:

•

The Equity Adjustment, which may be positive or negative, reflects changes in the value of a hypothetical portfolio of derivative instruments that are used to hedge market risks allowing us to support the Index-Linked Interest associated with each Index-Linked Interest Strategy.

•	Equity Adjustment(t) = Fair Value of Derivatives(t) – Unamortized Option Cost(t) – Unwind Cost(t)

•

Fair Value of Derivatives(t) = The price at time t of a hypothetical portfolio of derivatives that matures on the Crediting Date and represents the buy/sell positions that support the crediting method in the underlying index.

•	Unamortized Option Cost(t) = The initial option cost of the supporting derivative portfolio paid at the beginning of the Crediting Period, less the total “depreciation” (straight-line) up to time t

•	Unwind Cost(t) is the cost of unwinding the derivative positions at time t

•	On a Crediting Date, the Equity Adjustment is equal to zero

Asset Adjustment:

•

The Asset Adjustment, which may be positive or negative, is to account for changes in market interest rates that impact the value of a hypothetical portfolio of fixed income assets. The Asset Adjustment is applicable on any day during the Asset Adjustment Period.

• Asset Adjustment(t) = A *	(1 –	(1+B	)	D	)	where
1+C

•	A: Asset adjustment notional = Strategy Base Value at the start of time t

•	B: Beginning Reference index value

•	C: Current Closing Reference index value at time t

•	D: Days till end of Asset Adjustment Period/365 as of time t

•	Asset Adjustment Period: 6-years

•	Reference index: Bloomberg US Aggregate Yield-to-Worst Index

Fair Value of Derivatives

We utilize a fair value methodology to value the hypothetical portfolio of derivatives that support the Indexed-Linked Interest Strategies.

For each Index-Linked Interest Strategy, we value a hypothetical portfolio of derivatives, each of which is tied to the performance of the underlying Index for the Index-Linked Interest Strategy in which you are invested. We use derivatives to provide an estimate of the gain or loss on the Strategy Base Value that could have occurred at the end of the Crediting Period. This estimate also reflects the impact of the Cap Rate, Performance Trigger Rate, and Buffer at the end of the Crediting Period, as well as the estimated cost of exiting the derivative positions prior to the end of the Crediting Period of the Index-Linked Interest Strategy (and the time to Contract Anniversaries for an Annual Lock Index-Linked Interest Strategy). The valuation of the options is based on standard market-consistent methods for valuing derivatives, such as the Black-Scholes methods, and based on inputs from third party vendors. The methodology used to value these options is determined solely by us and may vary, higher or lower, from other estimated valuations or the actual selling price of identical derivatives. Any variance between our estimated fair value price and other estimated or actual prices may differ from one Index-Linked Interest Strategy to another Index-Linked Interest Strategy. These prices can change daily.

The options valued for each Indexed-Linked Interest Strategy type are as follows:

A.	At-the-money call option: This represents the market value of the option to receive an amount equal to the percentage growth in the Index during the Crediting Period.

B.	Out-of-the-money call option: This represents the market value of the option for gain in excess of the Cap Rate.

C.	Digital option: This represents the market value of the option to provide the Performance Trigger Rate under positive Index returns.

D.	At-the-money put option: This represents the market value of the option to receive an amount equal to the percentage loss of the index during the Crediting Period.

E.	Out-of-the-money put option: This represents the market value of the option to receive an amount equal to the excess loss beyond the Buffer.

Fair Value of Portfolio of Options – Point to Point Cap Rates with Buffer

•	Is equal to: A minus B minus E

Fair Value of Portfolio of Options – Performance Trigger Rates with Buffer

•	Is equal to: C minus E

Note: For the Annual Lock Index-Linked Interest Strategy, we value a derivative structure that assesses the compounded performance at each Contract Anniversary during the Crediting Period of the Annual Lock Index-Linked Interest Strategy. The market consistent model is calibrated by us to account for additional market risks relevant to the Annual Lock Index-Linked Interest Strategy.

Strategy Interim Value Examples:

Item	1-Year Strategy	3-Year Strategy	3-Year Strategy		6-Year Strategy	6-Year Strategy
Crediting Period (in months)	12	36		36	72	72
Valuation date (in months)	9	9		33	9	69
Time to Maturity (in months)	3	27		3	63	3
Strategy Premium	$100,000	$100,000		$100,000	$100,000	$100,000
Protection Option	Buffer	Buffer		Buffer	Buffer	Buffer
Buffer Rate	10.00%	10.00%		10.00%	10.00%	10.00%
Cap Rate	12.00%	18.00%		18.00%	100.00%	100.00%

Example: No change in the value of the Index relevant to the Index-Linked Interest Strategy and Asset Adjustment Reference Index rate
Strategy Base Value (a)	$100,000	$100,000		$100,000	$100,000	$100,000
Equity Adjustment (b)	$2,433	$859		$3,244	$873	$3,139
Asset Adjustment (c)	$0	$0		$0	$0	$0
Strategy Interim Value (a) + (b) – (c) = (d)	$102,433	$100,859		$103,244	$100,873	$103,139
Strategy Account Value (d) = (e)	$102,433	$100,859		$103,244	$100,873	$103,139

Example: The value of the Index relevant to the Index-Linked Interest Strategy decreased by 10% and no change in Asset Adjustment Reference Index rate
Strategy Base Value (a)	$100,000	$100,000		$100,000	$100,000	$100,000
Equity Adjustment (b)	-$3,058	-$4,626	-	$2,666	-$6,579	-$2,984
Asset Adjustment (c)	$0	$0		$0	$0	$0
Strategy Interim Value (a) + (b) – (c) = (d)	$96,942	$95,374		$97,334	$93,421	$97,016
Strategy Account Value (d) = (e)	$96,942	$95,374		$97,334	$93,421	$97,016

Example: The value of the Index relevant to the Index-Linked Interest Strategy increased by 20% and Asset Adjustment Reference Index rate increased by 25%
Strategy Base Value (a)	$100,000	$100,000		$100,000	$100,000	$100,000
Equity Adjustment (b)	$10,234	$8,819		$14,449	$14,853	$19,944
Asset Adjustment (c)	$1,290	$1,290		$800	$1,290	$62
Strategy Interim Value (a) + (b) – (c) = (d)	$108,945	$107,529		$113,648	$113,564	$119,883
Strategy Account Value (d) = (e)	$108,945	$107,529		$113,648	$113,564	$119,883

Example: The value of the Index relevant to the Index-Linked Interest Strategy increased by 10% and Asset Adjustment Reference Index rate increased by 25%
Strategy Base Value (a)	$100,000	$100,000		$100,000	$100,000	$100,000
Equity Adjustment (b)	$7,180	$5,308		$9,410	$8,030	$10,712
Asset Adjustment (c)	$1,290	$1,290		$800	$1,290	$62
Strategy Interim Value (a) + (b) – (c) = (d)	$105,890	$104,018		$108,610	$106,740	$110,650
Strategy Account Value (d) = (e)	$105,890	$104,018		$108,610	$106,740	$110,650

Example: The value of the Index relevant to the Index-Linked Interest Strategy decreased by 10% and Asset Adjustment Reference Index rate increased by 25%
Strategy Base Value (a)	$100,000	$100,000		$100,000	$100,000	$100,000
Equity Adjustment (b)	-$3,058	-$4,626		-$2,666	-$6,579	-$2,984
Asset Adjustment (c)	$1,290	$1,290		$800	$1,290	$62
Strategy Interim Value (a) + (b) – (c) = (d)	$95,653	$94,085		$96,533	$92,132	$96,954
Strategy Account Value (d) = (e)	$95,653	$94,085		$96,533	$92,132	$96,954

Example: The value of the Index relevant to the Index-Linked Interest Strategy decreased by 20% and Asset Adjustment Reference Index rate increased by 25%
Strategy Base Value (a)		$100,000		$100,000		$100,000		$100,000		$100,000
Equity Adjustment (b)	-$	10,538	-$	11,187	-$	10,187	-$	14,293	-$	10,515
Asset Adjustment (c)		$1,290		$1,290		$800		$1,290		$62
Strategy Interim Value (a) + (b) – (c) = (d)		$88,172		$87,523		$89,013		$84,417		$89,423
Strategy Account Value (d) = (e)		$88,172		$87,523		$89,013		$84,417		$89,423

Example: The value of the Index relevant to the Index-Linked Interest Strategy increased by 20% and Asset Adjustment Reference Index rate decreased by 25%
Strategy Base Value (a)		$100,000		$100,000		$100,000		$100,000		$100,000
Equity Adjustment (b)		$10,234		$8,819		$14,449		$14,853		$19,944
Asset Adjustment (c)	-$	1,310	-$	1,310	-$	809	-$	1,310	-$	62
Strategy Interim Value (a) + (b) – (c) = (d)		$111,544		$110,128		$115,257		$116,163		$120,006
Strategy Account Value (d) = (e)		$111,544		$110,128		$115,257		$116,163		$120,006

Example: The value of the Index relevant to the Index-Linked Interest Strategy increased by 10% and Asset Adjustment Reference Index rate decreased by 25%
Strategy Base Value (a)		$100,000		$100,000		$100,000		$100,000		$100,000
Equity Adjustment (b)		$7,180		$5,308		$9,410		$8,030		$10,712
Asset Adjustment (c)	-$	1,310	-$	1,310	-$	809	-$	1,310	-$	62
Strategy Interim Value (a) + (b) – (c) = (d)		$108,490		$106,618		$110,219		$109,339		$110,774
Strategy Account Value (d) = (e)		$108,490		$106,618		$110,219		$109,339		$110,774

Example: The value of the Index relevant to the Index-Linked Interest Strategy decreased by 10% and Asset Adjustment Reference Index rate decreased by 25%
Strategy Base Value (a)		$100,000		$100,000		$100,000		$100,000		$100,000
Equity Adjustment (b)	-$	3,058	-$	4,626	-$	2,666	-$	6,579	-$	2,984
Asset Adjustment (c)	-$	1,310	-$	1,310	-$	809	-$	1,310	-$	62
Strategy Interim Value (a) + (b) – (c) = (d)		$98,252		$96,684		$98,142		$94,731		$97,078
Strategy Account Value (d) = (e)		$98,252		$96,684		$98,142		$94,731		$97,078

Example: The value of the Index relevant to the Index-Linked Interest Strategy decreased by 20% and Asset Adjustment Reference Index rate decreased by 25%
Strategy Base Value (a)		$100,000		$100,000		$100,000		$100,000		$100,000
Equity Adjustment (b)	-$	10,538	-$	11,187	-$	10,187	-$	14,293	-$	10,515
Asset Adjustment (c)	-$	1,310	-$	1,310	-$	809	-$	1,310	-$	62
Strategy Interim Value (a) + (b) – (c) = (d)		$90,771		$90,123		$90,622		$87,016		$89,547
Strategy Account Value (d) = (e)		$90,771		$90,123		$90,622		$87,016		$89,547

(1)	Each example assumes that the strategy premium of $100,000 at the start of the Crediting Period.
(2)	Each example assume that the start of the Crediting Period date is the Contract Effective Date.
(3)	An implied volatility of 20%, index dividend yield of 1.95%, and swap rate of 2.20% are assumed to generate the hypothetical examples.
(4)	Each example assumes a 0% unwind cost.
(5)	Each example assumes an Asset Adjustment Period equals to 6 years.

Example: Effect of Withdrawal when the Strategy Base Value is greater than the Strategy Interim Value

Assuming the Strategy Base Value starts with $100,000 and 9 months into the Crediting Period, the Contract owner requested to withdraw $20,000. At that time, the Equity Adjustment is -14.5% and the Asset Adjustment is +5.5%

Strategy Base Value	$100,000.00
Strategy Interim Value (1)	$80,000.00
Amount Withdrawn (2)	$20,000.00
Proportional Withdrawal (3)	$25,000.00
New Strategy Interim Value	$60,000.00
New Strategy Base Value	$75,000.00

(1)	Strategy Interim Value Immediately before withdrawal.
(2)	Amount withdrawn is the Specific Gross Withdrawal, including any applicable surrender charge thereon that apply to this strategy.
(3)	Proportional Withdrawal is equal to (C / D) x E where:

•	C is the Gross Withdrawal, including any applicable Surrender Charge thereon;

•	D is the Strategy Interim Value immediately prior to the Gross Withdrawal; and

•	E is the Strategy Base Value immediately prior to the Withdrawal.

Example: Effect of Withdrawal when the Strategy Base Value is less than the Strategy Interim Value

Assuming the Strategy Base Value starts with $100,000 and 9 months into the Crediting Period, the Contract owner requested to withdraw $20,000. At that time, the Equity Adjustment is +4.5% and the Asset Adjustment is +0.5%

Strategy Base Value	$100,000.00
Strategy Interim Value (1)	$104,000.00
Amount Withdrawn (2)	$20,000.00
Proportional Withdrawal (3)	$19,230.77
New Strategy Interim Value	$84,000.00
New Strategy Base Value	$80,769.23

(1)	Strategy Interim Value Immediately before withdrawal.
(2)	Amount withdrawn is the Specific Gross Withdrawal, including any applicable surrender charge thereon that apply to this strategy.
(3)	Proportional Withdrawal is equal to (C / D) x E where:

•	C is the Gross Withdrawal, including any applicable Surrender Charge thereon;

•	D is the Strategy Interim Value immediately prior to the Gross Withdrawal; and

•	E is the Strategy Base Value immediately prior to the Withdrawal.

Note: You should note that the level of protection offered by Buffers only applies when Index-Linked Interest is applied on Crediting Date. In the case of Index-Linked Interest Strategies with an Annual Lock, the Buffer applies on each Contract Anniversary.

APPENDIX C: INDEX DISCLOSURES

S&P 500® Index

The “S&P 500® Index” is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”) and has been licensed for use by Fidelity & Guaranty Life Insurance Company. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Fidelity & Guaranty Life Insurance Company. It is not possible to invest directly in an index. These Annuity products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). Neither S&P Dow Jones Indices make any representation or warranty, express or implied, to the owners of these Annuity products or any member of the public regarding the advisability of investing in securities generally or in these Annuity products particularly or the ability of the S&P 500® Index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices only relationship to Fidelity & Guaranty Life Insurance Company with respect to the S&P 500® Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Fidelity & Guaranty Life Insurance Company or the Annuity products. S&P Dow Jones Indices have no obligation to take the needs of Fidelity & Guaranty Life Insurance Company or the owners of Annuity products into consideration in determining, composing or calculating the S&P 500® Index. Neither S&P Dow Jones Indices are responsible for and have not participated in the determination of the prices, and amount of Annuity products or the timing of the issuance or sale of Annuity products or in the determination or calculation of the equation by which Annuity products is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of Annuity products. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment or tax advisor. A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY FIDELITY & GUARANTY LIFE INSURANCE COMPANY, OWNERS OF THE ANNUITY PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND FIDELITY & GUARANTY LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Russell 2000® Index

Fidelity & Guaranty Life Insurance Company annuity products (the “Products”) have been developed solely by Fidelity & Guaranty Life Insurance Company. The Products are not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the Russell 2000® Index (the “Index”) vest in the relevant LSE Group company which owns the Index. “Russell®” and “Russell 2000®” are trade-marks of the relevant LSE Group company and are used by any other LSE Group company under license.

The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Products. The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Products or the suitability of the Index for the purpose to which it is being put by Fidelity & Guaranty Life Insurance Company.

NASDAQ-100® Index

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the NASDAQ-100® Index to track general stock market performance. The Corporations’ only relationship to Fidelity &Guaranty Life Insurance Company (“Licensee”) is in the licensing of the Nasdaq®, NASDAQ-100® Index, and certain trade names of the Corporations and the use of the NASDAQ-100® Index which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the NASDAQ-100® Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI EAFE Index

THIS ANNUITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY JACKSON. NONE OF THE MSCI

PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANNUITIES GENERALLY OR IN THIS ANNUITY PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS ANNUITY OR THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS ANNUITY TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS ANNUITY IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS ANNUITY.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE ANNUITY, OWNERS OF THE ANNUITY, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

BANK OF AMERICA MP INDICES

The Bank of America MP Indices (the “Indices” and each, an “Index”) are the property of BofA Securities Inc. and its Affiliates (“BofAS”) and licensed to Fidelity & Guaranty Life Insurance Company (“Licensee”). None of the F&G Confidence Builder (“Product”), any strategy or feature of the Product is in any way sponsored, endorsed, sold or promoted by BofAS, and BofAS makes no representation as to the advisability of purchasing the Product. BofAS has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product or any strategy or feature of the Product, nor makes any representation or warranty, express or implied, to the owners of the Product or any member of the public regarding the Product or the advisability of purchasing in the Product, particularly the ability of the Indices to track performance of any market or strategy. The selection of the Indices as a crediting option under the Product does not obligate the Licensee or BofAS to invest annuity payments in the components of the Indices or in other products linked to the Indices.

BofAS’s only relationship to Licensee is the licensing of certain trademarks and trade names and the Indices or components thereof and certain hedging arrangements between BofAS and the Licensee or its Affiliates and BofAS is not a party to any transaction contemplated hereby. The Indices are determined, composed and calculated by BofAS without regard to the Licensee or the Product or its holders. Subject to its regulatory obligations, BofAS has no obligation to take the needs of the Licensee or the holders of the Product into consideration in determining, composing or calculating the Indices, and BofAS shall not be liable, whether in negligence or otherwise, to any person for any errors or omissions in the Indices or in the calculation of the Indices or under any obligation to advise any person of any errors or omissions therein. BofAS is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Product to be issued or in the determination or calculation of the equation by which the Product is to be priced, sold, purchased, or redeemed. BofAS has no obligation or liability in connection with the administration, marketing, or trading of the Product. While volatility controls may result in less fluctuation in rates of return as compared to indices without volatility controls, they may also reduce the overall rate of return as compared to products not subject to volatility controls.

The rules governing the operation and calculation of the Indices and any Index component sponsored or administered by BofAS (the “Rules”) may be amended by BofAS. An amendment to the Rules may result from, without limitation, a change to the construction or calculation of the Indices or such Index component, or from BofAS determining that a change to the Rules is required or desirable in order to update them or to address an error, omission or ambiguity. No assurance can be given that any such amendment would not be detrimental to purchasers of the Product. BofAS has no obligation to continue to publish, and may discontinue publication of, the Indices or any such Index component. The end-of-day values of the Indices are published subject to provisions in the Rules. BofAS is not obligated to publish any information regarding the Indices other than as stipulated in such Rules.

THE INDICES AND ANY DATA, ARE PROVIDED “AS IS”. BOFAS DOES NOT GUARANTEE OR MAKE ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES ABOUT: THE ACCURACY, TIMELINESS, OR THE COMPLETENESS OF THE INDICES, THE CALCULATION THEREOF, OR ANY COMMUNICATIONS WITH RESPECT THERETO; OR THE RESULTS TO BE OBTAINED BY A LICENSEE, HOLDERS OF A PRODUCT (LINKED TO OR BASED ON THE INDICES, ANY DATA, CALCULATION, OR COMMUNICATIONS). BOFAS ALSO EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR SATISFACTORY QUALITY.

BOFAS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, UNAVAILABILITY, LATENESS, OR INTERRUPTIONS OR ANY OTHER CAUSE (INCLUDING NEGLIGENCE), UNDER ANY CAUSE OF ACTION, TO: A LICENSEE; HOLDERS OF ANY PRODUCT (LINKED OR BASED ON THE INDICES, THIS DOCUMENT, OR ANY DATA); OR ANY OTHER PERSON OR ENTITY-- ARISING FROM OR RELATED TO THE INDICES, ANY DATA, CALCULATION, OR COMMUNICATIONS, OR THE USE OF, OR RELIANCE ON THE INDICES, ANY DATA, CALCULATION, OR COMMUNICATIONS.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BOFAS (OR ANY AFFILIATE) HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR OPPORTUNITY, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE LIMITATIONS IN THE ABOVE THREE PARAGRAPHS ARE INDEPENDENT OF EACH OTHER, AND THE FAILURE OF ESSENTIAL PURPOSE, OR UNENFORCEABILITY OF ANY PART SHALL NOT AFFECT ANY OTHER PART.

“BofAS” and the “Bank of America MP Indices” are trademarks of BofA Securities Inc. or its Affiliates and have been licensed for use by Fidelity & Guaranty Life Insurance Company f. BofAS receives compensation from the Licensee in connection with licensing rights to the Indices and certain hedging arrangements between BofAS and the Licensee or its affiliates.

Obligations to make payments under the Product are solely the obligation of the Licensee and are not the responsibility of BofAS. BofAS did not publish or approve this document, and BofAS does not accept any responsibility for its contents or use.

APPENDIX D: EXAMPLES OF CREDITING METHODS

Below are examples of how the various Crediting Methods would function under varying return scenarios. All examples assume that you do not make any withdrawals during the Crediting Period. If you make a withdrawal, your Strategy Account Value will be based on the Strategy Interim Value. Please see Appendix B for examples on how the Strategy Interim Value is calculated under various hypothetical scenarios.

Point to Point Cap Rate with Buffer

When you elect an Index-Linked Interest Strategy with a Crediting Method with a Cap Rate and a Buffer, you are partially protected from negative Index Change at the end of the Crediting Period, up to the stated Buffer amount. Any positive Index Change may be limited by the Cap Rate. Here are some examples of how a 10% Cap Rate and 10% Buffer work in combination based on different scenarios at the end of a Crediting Period:

Scenario 1: The Index Change for the Crediting Period is 20%. Due to the 10% Cap Rate, the Adjusted Index Change, which determines the amount of Index-Linked Interest credited to the Strategy Account Value, is 10%.

Scenario 2: The Index Change for the Crediting Period is 6%. Since the Index Change was positive but did not exceed the Cap Rate, the amount of Index-Linked Interest credited to the Strategy Account Value is based on the full return of 6%.

Scenario 3: The Index Change for the Crediting Period is -8%. Although the Index Change was negative, it was still within the 10% Buffer amount, so all of the negative return is absorbed by the 10% buffer and no Index-Linked Interest is credited to the Strategy Account Value.

Scenario 4: The Index Change for the Crediting Period is -12%. Since the negative Index Change exceeds the 10% Buffer, your Strategy Account Value is partially protected up to the 10% Buffer and the amount of negative Index-Linked Interest credited to the Strategy Account Value is based on the 2% loss.

Performance Trigger Rate with Buffer

When you elect an Index-Linked Interest Strategy with a Performance Trigger Rate and Buffer, you are partially protected from negative Index Change at the end of the end of the Crediting Period, up to the stated Buffer amount. Any positive Index Change will be subject to the Performance Trigger Rate. If the Index Change is zero or positive at the end of the Crediting Period, the full amount of the Performance Trigger Rate will be credited to the Strategy Account Value. Here are some examples of how a 5% Performance Trigger Rate and 10% Buffer work in combination based on different scenarios at the end of a Crediting Period:

Scenario 1: The Index Change for the Crediting Period is 12%. Since the Index Change is positive, the Adjusted Index Change, which determines the amount of Index-Linked Interest credited to the Strategy Account Value, is equal to the stated Performance Trigger Rate of 5%.

Scenario 2: The Index Change for the Crediting Period is 2%. Since the Index Change is positive, the Adjusted Index Change, which determines the amount of Index-Linked Interest credited to the Strategy Account Value, is equal to the Performance Trigger Rate of 5%.

Scenario 3: The Index Change for the Crediting Period is -8%. Although the Index Change was negative, it was still within the 10% Buffer amount, so all of the negative return is absorbed by the 10% buffer and no Index-Linked Interest is credited to the Strategy Account Value.

Scenario 4: The Index Change for the Crediting Period is -12%. Since the negative Index Change exceeded the 10% Buffer, Strategy Account Value is partially protected up to the 10% Buffer and the amount of negative Index-Linked Interest credited to the Strategy Account Value is based on the 2% loss.

Annual Lock Cap Rate with Buffer

When you elect an Annual Lock Index-Linked Interest Strategy with a Cap Rate and a Buffer, you are partially protected from negative Index Change, up to the stated Buffer amount for each Contract Year during the Crediting Period. Any positive Index Change is subject to the Cap Rate for each Contract Year during the Crediting Period. On each Contract Anniversary, the Index Change (positive, negative, or flat), adjusted for the Cap Rate and the Buffer, is “locked in” for calculation of Interest-Linked Interest at the end of the Crediting Period. At the end of the Crediting Period (6 Years in this example) the annual “locked in” changes are compounded to determine the Index-Linked Interest credited to your Strategy Account Value. No Interest Linked Interest is credited to your Strategy Account Value until the end of the Crediting Period. Here are some examples of how a 10% Cap Rate and 10% Buffer work in combination in an Index-Linked Interest Strategy with an Annual Lock:

Year 1: The Index Change for the Contract Year is 13%. Due to the 10% Cap Rate, the Adjusted Index Change locked in for that Contract Year is 10%.

Year 2: The Index Change for the Contract Year is -5%. Although the Index Change was negative, it was still within the 10% Buffer amount, so all of the negative return is absorbed by the 10% buffer and the Adjusted Index Change locked in for that Contract Year is 0%.

Year 3: The Index Change for the Contract Year is 10%. Since the Index Change was positive but did not exceed the Cap Rate, the full 10% Index Change is locked in for that Contract Year.

Year 4: The Index Change for the Contract Year is -12%. Since the negative Index Change exceeds the 10% Buffer, you are partially protected from loss up to the 10% Buffer and the Adjusted Index Change locked in for that Contract Year is the remaining 2% loss.

Year 5: The Index Change for the Contract Year is 15%. Due to the 10% Cap Rate, the Adjusted Index Change locked in for that Contract Year is 10%.

Year 6: The Index Change for the Contract Year is 11%. Due to the 10% Cap Rate, the Adjusted Index Change locked in for that Contract Year is 10%.

At the end of the Crediting Period (Year 6 in this example), all the locked in Adjusted Index Changes for Years 1-6 are compounded to determine the Index-Linked Interest that will be credited to the Strategy Account Value. In this example, the total compounded return is 43.48%

Dealer Prospectus Delivery Obligation:

All dealers that effect transactions in these securities are required to deliver a prospectus.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses for the issuance and distribution of the contracts described in this prospectus, other than any underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fees	$550,983
Estimated Printing and Filing Fees	$35,000
Estimated Accounting fees and expenses	$40,000
Estimated Legal fees and expenses	$150,000

Item 14. Indemnification of Directors and Officers.

As more fully set forth in its By-Laws, the Registrant, to the fullest extent and under the circumstances permitted by the Iowa Business Corporation Act or any other applicable Iowa statutory or decisional law, as amended or interpreted, shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The foregoing right of indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under the Registrant’s Articles of Incorporation, By-Laws, any agreement, vote of shareholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant may pay expenses, including attorney’s fees, incurred in defending any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as authorized by the directors in the specific case, upon receipt of (a) a written affirmation of the director’s or officer’s good faith belief that (i) the director or officer has met the relevant standard of conduct required for indemnification or (ii) such action, suit or proceeding involved conduct for which liability has been eliminated under the Registrant’s Articles of Incorporation and (b) a written undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such director or officer is entitled to be indemnified by the Registrant.

The Iowa Business Corporation Act provides for permissive indemnification in certain situations, mandatory indemnification in other situations, and prohibits indemnification in certain situations. The Code also specifies procedures for determining when indemnification payments can be made.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit	Description

1.a	Underwriting and Distribution Agreement[2]

1.b	Form of Broker-Dealer Selling Agreement[2]

3.a	Restated Articles of Incorporation[1]

3.b	By-Laws[1]

4.a	Form of Non-Participating Single Premium Deferred Annuity with Index-Lined Interest Strategies[1]

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Exhibit	Description

4.b	Form of Specifications Page – General[1]

4.c	Form of Point-to-Point with Buffer Index-Linked Interest Strategy Rider[1]

4.d	Intentionally omitted.

4.e	Form of Point-to-Point with Buffer MI Index-Linked Interest Strategy Rider[1]

4.f	Form of Annual Lock with Buffer Index-Linked Interest Strategy Rider[1]

4.g	Form of Specifications Page – Index-Linked Interest Strategy Rider(s)[1]

4.h	Form of Fixed Interest Strategy Rider[1]

4.i	Form of Specifications Page – Fixed Interest Strategy Rider[1]

4.j	Form of Specifications Page – Interest Strategy Allocations[1]

4.k	Form of Free Withdrawal Rider[1]

4.l	Form of Specifications Page – Free Withdrawal[1]

4.m	Form of Return of Premium Death Benefit Rider[1]

4.n	Form of Surrender Charge Waiver Rider – Impairment[1]

4.o	Form of Surrender Charge Waiver Rider – Nursing Home Confinement[1]

4.p	Form of Surrender Charge Waiver Rider – Required Minimum Distributions[1]

4.q	Form of Surrender Charge Waiver Rider – Terminal Illness[1]

4.r	Form of Specifications Page – Guaranteed Monthly Payment Tables[1]

5.	Opinion regarding legality[2]

10.	Amended and Restated Services Agreement between Fidelity & Guaranty Life Insurance Company (formerly known as OM Financial Life Insurance Company) and Fidelity & Guaranty Life Business Services, Inc. (formerly known as Old Mutual Business Services, Inc.) with effective date of January 1, 2007[1]

21.	Subsidiaries of Registrant[2]

23.	Consent of Independent Auditors, filed herewith

24.a	Power of Attorney for Christopher O. Blunt[2]

24.b	Power of Attorney for Michael J. Nolan[2]

24.c	Power of Attorney for Anthony J. Park[2]

24.d	Power of Attorney for Raymond R. Quirk[2]

24.e	Power of Attorney for Mark Wiltse[2]

24.f	Power of Attorney for Wendy J.B. Young[2]

107.	Filing Fee Table[2]

Note 1.	Incorporated herein by reference to Initial Filing of S-1 Registration Statement (File No. 333-267180) filed on August 31, 2022.
Note 2.	Incorporated herein by reference to Pre-Effective Amendment No. 1 to S-1 Registration Statement (File No. 333-267180) filed on June 27, 2023.

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Item 17. Undertakings.

A.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low or high end estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of Contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing materials or information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

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iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.

In so far as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Des Moines, State of Iowa, on August 7, 2023.

Fidelity & Guaranty Life Insurance Company

By:	/s/ Christopher O. Blunt

Name:	Christopher O. Blunt
Title:	President and Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on August 7, 2023.

Signature	Title
/s/ Christopher O. Blunt	President, Chief Executive Officer and Director (principal executive officer)
Christopher O. Blunt

*	Executive Vice President, Chief Financial Officer and Director (principal financial officer)
Wendy J.B. Young

*	Senior Vice President, Chief Accounting Officer and Treasurer (principal accounting officer)
Mark Wiltse

*	Director
Anthony J. Park

*	Director
Raymond R. Quirk

*	Director
Michael J. Nolan

* By: Maria Sears — Attorney-in-Fact pursuant to Powers of Attorney filed previously.

/s/ Maria Sears
Maria Sears, Attorney-in-Fact
August 7 , 2023

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